As filed with the Securities and Exchange Commission on January 12, 2011.

Registration No. 333-170798

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Berkshire Hills Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6036	34-3510455
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24 North Street Pittsfield, Massachusetts 01201 (413) 443-5601	Michael P. Daly President and Chief Executive Officer 24 North Street Pittsfield, Massachusetts 01201 (413) 443-5601
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence M. F. Spaccasi Marc Levy Luse Gorman Pomerenk & Schick 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000 Facsimile: (202) 362-2902	Matthew Dyckman Rosemary Spaziani SNR Denton US LLP 1301 K Street, N.W. Washington, D.C. 20005 (202) 408-6400 Facsimile: (202) 408-6399

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	2,684,317 shares	(1)	$10.965	(2)	$29,433,536	(2)	$2,099	(3)(4)

(1)	Represents the maximum number of shares of Berkshire Hills Bancorp, Inc. (Nasdaq: BHLB) common stock estimated to be issuable upon the completion of the merger of Rome Bancorp, Inc. (Nasadaq: ROME), with and into Berkshire Hills Bancorp, Inc., based on the product of (x) the number of shares of Rome Bancorp, Inc. common stock outstanding or reserved for issuance upon the exercise of outstanding stock options and restricted stock awards as of November 23, 2010, (y) an exchange ratio of 0.5658 shares, and (z) 70% (the portion of the merger consideration consisting of Berkshire Hills Bancorp, Inc common stock issuable in the merger).
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f) (1) and Rule 457(c) of the Securities Act, based on the market value of the shares of Rome Bancorp, Inc. common stock expected to be exchanged in connection with the merger, as established by the average of the high and low sales prices of Rome Bancorp, Inc. common stock on the Nasdaq Global Market on November 16, 2010 of $10.965.
(3)	Calculated in accordance with Section 6(b) of the Securities Act and SEC Fee Advisory #4 for Fiscal Year 2010 at a rate equal to 0.0000713 multiplied by the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Berkshire Hills Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement become effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	DATED JANUARY 12, 2011, SUBJECT TO COMPLETION

BERKSHIRE HILLS BANCORP, INC. LOGO      ROME BANCORP, INC. LOGO

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. have agreed to a merger of our companies. If the merger is completed, each share of Rome Bancorp, Inc. common stock will be converted into the right to receive either 0.5658 shares of Berkshire Hills Bancorp, Inc. common stock or $11.25 in cash, subject to 70% of Rome Bancorp, Inc. common stock being exchanged for Berkshire Hills Bancorp, Inc.’s common stock and 30% of Rome Bancorp, Inc. common stock being exchanged for cash. Berkshire Hills Bancorp, Inc.’s stockholders will continue to own their existing shares. After completion of the merger, we expect that current Berkshire Hills Bancorp, Inc. stockholders will own approximately __% of the combined company and Rome Bancorp, Inc. stockholders will own approximately __% of the combined company. Berkshire Hills Bancorp, Inc. common stock is listed on the Nasdaq Global Select Market under the symbol “BHLB.” On _______, 2011, the closing price of Berkshire Hills Bancorp, Inc. common stock was $_____. Berkshire Hills Bancorp, Inc. is offering approximately _______ shares of its common stock to Rome Bancorp, Inc. stockholders.

We expect the merger to generally be tax-free for federal income tax purposes solely to holders of Rome Bancorp, Inc. common stock to the extent they receive Berkshire Hills Bancorp, Inc. common stock. Any cash consideration received will be taxable to Rome Bancorp, Inc. stockholders.

We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of Rome Bancorp, Inc. approve the merger agreement. Rome Bancorp, Inc. is asking its stockholders to consider and vote on this merger proposal at its special meeting of stockholders. Whether or not you plan to attend the Rome Bancorp, Inc. stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to Rome Bancorp, Inc. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger and the transactions contemplated by the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement. Rome Bancorp, Inc. stockholders have dissenters’ rights and may receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the merger. To maintain its dissenters’ rights a stockholder must (1) deliver written notice of its intent to demand payment for its shares to Rome Bancorp, Inc. before the special meeting of Rome Bancorp, Inc. stockholders or at the special meeting but before the vote is taken and (2) not vote in favor of the merger. See “Questions and Answers About the Merger and the Special Meeting” on page 1 and “Rights of Dissenting Stockholders” on page 34.

Rome Bancorp, Inc.’s board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of Rome Bancorp, Inc. and its stockholders and recommends that you vote FOR the approval of the merger agreement.

The place, date and time of the Rome Bancorp, Inc. stockholders’ meeting is as follows:

The Rome Savings Bank
100 W. Dominick Street
Rome, New York
[Date]
5:30 p.m., local time

This document contains a more complete description of the Rome Bancorp, Inc. stockholders’ meeting and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Berkshire Hills Bancorp, Inc. from documents it has filed with the Securities and Exchange Commission.

Michael P. Daly	Charles M. Sprock
President and Chief Executive Officer	President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy Statement/Prospectus dated _______
and first mailed to stockholders on or about _________

This document incorporates important business and financial information about Berkshire Hills Bancorp, Inc. from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the Securities and Exchange Commission’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 107.

You also may request copies of these documents from Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. will provide you with copies of these documents, without charge, upon written or oral request to:

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
Attention: Investor Relations Department
Telephone: (413) 236-3239

If you are a Rome Bancorp, Inc. stockholder and would like to request documents from Berkshire Hills Bancorp, Inc., please do so by ____________ to receive them before the Rome Bancorp, Inc. special meeting.

ROME BANCORP, INC.
100 W. Dominick Street
Rome, New York 13440

Notice of Special Meeting of Stockholders
to be held [Date]

A special meeting of stockholders of Rome Bancorp, Inc. will be held at 5:30 p.m., local time, on [Date] at The Rome Savings Bank, 100 W. Dominick Street, Rome, New York. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 12, 2010, by and between Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. A copy of the merger agreement is included as Annex A to the accompanying proxy statement/prospectus;
2.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and
3.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.

The board of directors of Rome Bancorp, Inc. unanimously recommends that Rome Bancorp, Inc. stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of Rome Bancorp, Inc. has fixed the close of business on [Record Date] as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important.  Your proxy is being solicited by the Rome Bancorp, Inc. board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Rome Bancorp, Inc. common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

Under Delaware law, if the merger is completed, Rome Bancorp, Inc. stockholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of Delaware law pertaining to dissenters’ rights will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their shares of Rome Bancorp, Inc. common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is included as Annex C to the accompanying proxy statement/prospectus.

By Order of the Board of Directors

Crystal M. Seymore
Secretary

Rome, New York
[Date]

Berkshire Hills Bancorp, Inc.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on? What is the proposed transaction?
A:	You are being asked to vote on the approval of a merger agreement that provides for the acquisition of Rome Bancorp, Inc. by Berkshire Hills Bancorp, Inc. A copy of the merger agreement is provided as Annex A to this document. The Rome Bancorp, Inc. board of directors has determined that the proposed merger is advisable and in the best interests of its stockholders, has unanimously approved the merger agreement and recommends that its stockholders vote “FOR” the approval of the merger agreement.
Q:	What will Rome Bancorp, Inc. stockholders be entitled to receive in the merger?
A:	Under the merger agreement, at the election of each Rome Bancorp, Inc. stockholder, each share of Rome Bancorp, Inc. common stock will be exchanged for either 0.5658 shares of Berkshire Hills Bancorp, Inc. common stock or $11.25 in cash. Each Rome Bancorp, Inc. stockholder may elect either of these options or each Rome Bancorp, Inc. stockholder may elect to exchange some of his or her Rome Bancorp, Inc. shares for cash and some of his or her Rome Bancorp, Inc. shares for Berkshire Hills Bancorp, Inc. shares.
Elections will be limited by, among other things, a requirement that 70% of the total number of outstanding shares of Rome Bancorp, Inc. common stock be exchanged for Berkshire Hills Bancorp, Inc. common stock. Therefore, the form of consideration received will depend in part on the elections of other Rome Bancorp, Inc. stockholders.
Berkshire Hills Bancorp, Inc. will not issue fractional shares in the merger. Instead, each Rome Bancorp, Inc. stockholder will receive a cash payment, without interest, for the value of any fraction of a share of Berkshire Hills Bancorp, Inc. common stock that such stockholder would otherwise be entitled to receive. See “Description of the Merger — Consideration to be Received in the Merger” on page 58 and “Description of Berkshire Hills Bancorp, Inc. Capital Stock” on page 78.
Q:	What dividends will be paid after the merger?
A:	Berkshire Hills Bancorp, Inc. currently pays a quarterly dividend of $0.16 per share. Although Berkshire Hills Bancorp, Inc. has paid quarterly dividends on its common stock without interruption since November 2000, there is no guarantee that Berkshire Hills Bancorp, Inc. will continue to pay dividends on its common stock. All dividends on Berkshire Hills Bancorp, Inc. common stock are declared at the discretion of the Berkshire Hills Bancorp, Inc. board of directors.
Q:	How does a Rome Bancorp, Inc. stockholder elect to receive cash, stock or a combination of both for his or her Rome Bancorp, Inc. stock?
A:	For each Rome Bancorp, Inc. stockholder, a form for making an election will be provided under separate cover. For the election to be effective, the properly completed election form, along with the Rome Bancorp, Inc. stock certificates or an appropriate guarantee of delivery, must be sent to and received by Registrar and Transfer Company, the exchange agent, on or before 5:00 p.m., Eastern time, on ____________. The election form should not be sent together with your proxy card. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If a timely election is not made, you will be allocated Berkshire Hills Bancorp, Inc. common stock and/or cash depending on your election and the elections made by other stockholders.
Q:	How does a Rome Bancorp, Inc. stockholder exchange his or her stock certificates?
A:	If an election is made, the Rome Bancorp, Inc. stock certificates or an appropriate guarantee of delivery must be returned with the election form. Shortly after the merger, the exchange agent will allocate cash and Berkshire Hills Bancorp, Inc. common stock among Rome Bancorp, Inc. stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If a Rome Bancorp, Inc. stockholder does not submit an election form, Berkshire Hills Bancorp, Inc.’s transfer agent will send instructions on how and where to surrender the Rome Bancorp, Inc. stock certificates after the merger is completed. Please do not send Rome Bancorp, Inc. stock certificates with the proxy card.

Q:	What are the tax consequences of the merger to Rome Bancorp, Inc. stockholders?
A:	The tax consequence of the merger to Rome Bancorp, Inc. stockholders will depend on whether only cash, only Berkshire Hills Bancorp, Inc. common stock, or a combination of cash and Berkshire Hills Bancorp, Inc. common stock and cash is received in exchange for shares of Rome Bancorp, Inc. common stock. If shares are exchanged solely for Berkshire Hills Bancorp, Inc. common stock, no gain or loss should be recognized except with respect to the cash received instead of any fractional share of Berkshire Hills Bancorp, Inc. common stock. If shares are exchanged solely for cash, gain or loss should be recognized on the exchange. If shares were exchanged for a combination of Berkshire Hills Bancorp, Inc. common stock and cash, gain should be recognized equal to the lesser of the cash received or the gain realized in the merger (that is, the fair market value of the Berkshire Hills Bancorp, Inc. common stock received, plus the cash received, and minus the Rome Bancorp, Inc. stockholder’s basis in the stockholder’s Rome Bancorp, Inc. common stock). No loss should be recognized. See “Material Tax Consequences of the Merger” on page 61.
Because the allocations of cash and Berkshire Hills Bancorp, Inc. common stock received will depend on the elections of other Rome Bancorp, Inc. stockholders, the actual tax consequences of the merger will not be known until the allocations are completed.
Q:	Are Rome Bancorp, Inc. stockholders entitled to dissenters’ rights?
A:	Yes. Delaware law provides dissenters’ rights in the merger to Rome Bancorp, Inc. stockholders. This means that Rome Bancorp, Inc. stockholders are legally entitled to receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the merger. To maintain your dissenters’ rights you must (1) deliver written notice of your intent to demand payment for your shares to Rome Bancorp, Inc.’s Secretary and sent to 100 W. Dominick Street, Rome, New York 13440 before the special meeting of Rome Bancorp, Inc. stockholders or at the special meeting but before the vote is taken and (2) not vote in favor of the merger agreement. This notice must be in addition to and separate from any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the merger. Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value under Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters’ rights. A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is provided as Annex C to this document. See “Rights of Dissenting Stockholders” on page 34.
Q:	Why do Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. want to merge?
A:	Rome Bancorp, Inc. believes that the proposed merger will provide Rome Bancorp, Inc. stockholders with substantial benefits, and Berkshire Hills Bancorp, Inc. believes that the merger will further its strategic growth plans. As a larger company, Berkshire Hills Bancorp, Inc. can provide the capital and resources that Rome Bancorp, Inc. needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “Description of the Merger — Reasons for the Merger; Recommendation of the Rome Bancorp, Inc. Board of Directors” on page 45.
Q:	What vote is required to approve the merger agreement?
A:	Holders of a majority of the outstanding shares of Rome Bancorp, Inc. common stock entitled to vote must vote in favor of the proposal to approve the merger agreement.
Q:	When and where is the Rome Bancorp, Inc. special meeting?
A:	The special meeting of Rome Bancorp, Inc. stockholders is scheduled to take place at The Rome Savings Bank, 100 Dominick Street, Rome, New York at 5:30 p.m., local time, on [Date].

Q:	Who is entitled to vote at the Rome Bancorp, Inc. special meeting?
A:	Holders of shares of Rome Bancorp, Inc. common stock at the close of business on [Record Date], which is the record date, are entitled to vote on the proposal to adopt the merger agreement. As of the record date, __________ shares of Rome Bancorp, Inc. common stock were outstanding and entitled to vote.
Q:	If I plan to attend the Rome Bancorp, Inc. special meeting in person, should I still return my proxy?
A:	Yes. Whether or not you plan to attend the Rome Bancorp, Inc. special meeting, you should complete and return the enclosed proxy card. The failure of a Rome Bancorp, Inc. stockholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.
Q:	What do I need to do now to vote my shares of Rome Bancorp, Inc. common stock?
A:	After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of adoption of the merger agreement. You may change your vote or revoke your proxy before the special meeting by filing with the Secretary of Rome Bancorp, Inc. a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.
Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?
A:	No. Your broker will not be able to vote your shares of Rome Bancorp, Inc. common stock on the proposal to adopt the merger agreement unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted, and this will have the effect of voting against the merger agreement. Please check the voting form used by your broker to see if it offers telephone or Internet voting.
Q:	When is the merger expected to be completed?
A:	We will try to complete the merger as soon as possible. Before that happens, the merger agreement must be approved by Rome Bancorp, Inc. stockholders and we must obtain the necessary regulatory approvals. Assuming holders of at least a majority of the outstanding shares of Rome Bancorp, Inc. common stock vote in favor of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger late in the first calendar quarter of 2011.
Q:	Is completion of the merger subject to any conditions besides stockholder approval?
A:	Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “Description of the Merger — Conditions to Completing the Merger” on page 70.
Q:	Who can answer my other questions?
A:	If you have more questions about the merger, or how to submit your proxy or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, Rome Bancorp, Inc. stockholders should contact:

Phoenix Advisory Partners, LLC
110 Wall Street
27th Floor
New York, NY 10005

Bank and brokers should call:
(___) __________

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601

Berkshire Hills Bancorp, Inc., a Delaware corporation, is a savings and loan holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2000. Berkshire Hills Bancorp, Inc.’s common stock is listed on The NASDAQ Global Select Market under the symbol “BHLB.” Berkshire Hills Bancorp, Inc. conducts its operations primarily through Berkshire Bank, a Massachusetts chartered savings bank with 41 full-service financial centers in Massachusetts, New York and Vermont. Berkshire Bank offers a full complement of deposit, lending and investment products from a team of employees with extensive experience in banking, insurance and investment management. Berkshire Hills Bancorp, Inc. is also the holding company for Berkshire Insurance Group, an insurance agency in western Massachusetts. At September 30, 2010, Berkshire Hills Bancorp, Inc. had total assets of $2.8 billion, total deposits of $2.1 billion and total stockholders’ equity of $382.9 million.

On December 21, 2010, Berkshire Hills Bancorp, Inc. announced that it had entered into a definitive merger agreement under which it would acquire Legacy Bancorp, Inc. and Legacy Banks. At September 30, 2010, Legacy Bancorp, Inc. had total assets of $972.0 million, total deposits of $695.0 million and total stockholders’ equity of $117.4 million. Under the terms of the Berkshire Hills Bancorp, Inc.—Legacy Bancorp, Inc. merger agreement, each outstanding share of Legacy Bancorp, Inc. common stock will be exchanged for 0.56385 Berkshire Hills Bancorp, Inc. common stock and 10% will be in the form of cash. The merger is expected to be completed by June 30, 2011. Consummation of this agreement is subject to the approval of the stockholders of each of Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc., as well as state and federal regulatory agencies. It is anticipated that there will be some divestiture of deposits in Berkshire County, Massachusetts; any divestiture gains will be shared in accordance with the Legacy merger agreement. The merger of Legacy Bancorp, Inc. into Berkshire Hills Bancorp, Inc. is not conditioned on the completion of the Rome Bancorp, Inc. merger into Berkshire Hills Bancorp, Inc. Similarly, the merger of Rome Bancorp, Inc. into Berkshire Hills Bancorp, Inc. is not conditioned on the completion of the Legacy Bancorp, Inc. merger into Berkshire Hills Bancorp, Inc.

Rome Bancorp, Inc.
100 W. Dominick Street
Rome, New York 13440
(508) 752-4800

Rome Bancorp, Inc., a Delaware corporation, is a savings and loan holding company headquartered in Rome, New York that was incorporated and commenced operations as a holding company in 1999. Its primary business is operating its subsidiary, The Rome Savings Bank, which operates five full-service community banking offices in Rome, Lee and New Hartford, New York. Rome Bancorp, Inc.’s common stock is quoted on the NASDAQ Global Market under the symbol “ROME.” Its primary business includes residential real estate lending (for portfolio and sale on the secondary market), small business loan and deposit services as well as variety of consumer loan and deposit services. As of September 30, 2010, Rome Bancorp, Inc. had total assets of $331.6 million, total deposits of $226.9 million and total stockholders’ equity of $61.8 million.

Special Meeting of Rome Bancorp, Inc. Stockholders; Required Vote (page 32)

A special meeting of Rome Bancorp, Inc. stockholders is scheduled to be held at The Rome Savings Bank, 100 W. Dominick Street, Rome, New York at 5:30 p.m., local time, on [Date]. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement between Rome Bancorp, Inc. and

Berkshire Hills Bancorp, Inc. You may also be asked to vote to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only Rome Bancorp, Inc. stockholders of record as of the close of business on [Record Date] are entitled to notice of, and to vote at, the Rome Bancorp, Inc. special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Rome Bancorp, Inc. common stock entitled to vote. As of the record date, there were _________ shares of Rome Bancorp, Inc. common stock outstanding. The directors and executive officers of Rome Bancorp, Inc., as a group, beneficially owned _______ shares of Rome Bancorp, Inc. common stock, representing ____% of the outstanding shares of Rome Bancorp, Inc. common stock as of the record date and have agreed to vote their shares in favor of the merger at the special meeting.

The Merger and the Merger Agreement (page 38)

Berkshire Hills Bancorp, Inc.’s acquisition of Rome Bancorp, Inc. is governed by a merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, Rome Bancorp, Inc. will be merged with and into Berkshire Hills Bancorp, Inc., with Berkshire Hills Bancorp, Inc. as the surviving entity. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

What Rome Bancorp, Inc. Stockholders Will Receive in the Consideration to be Received in the Merger (page 58)

Under the merger agreement, at your election, each share of Rome Bancorp, Inc. common stock you own will be exchanged for either 0.5658 shares of Berkshire Hills Bancorp, Inc. common stock or $11.25 in cash, or a combination of cash and Berkshire Hills Bancorp, Inc. common stock, subject to 70% of the aggregate merger consideration being exchanged for Berkshire Hills Bancorp, Inc. common stock.

Comparative Market Prices (page 31)

The following table shows the closing price per share of Berkshire Hills Bancorp, Inc. common stock and the equivalent price per share of Rome Bancorp, Inc. common stock, giving effect to the merger, on October 11, 2010, which is the last day on which shares of Berkshire Hills Bancorp, Inc. common stock traded preceding the public announcement of the proposed merger, and on [Record Date], the most recent practicable date prior to the mailing of this proxy statement/prospectus. The equivalent price per share of Rome Bancorp, Inc. common stock was computed by multiplying the price of a share of Berkshire Hills Bancorp, Inc. common stock by the 0.5658 exchange ratio. See “Description of the Merger — Consideration to be Received in the Merger” on page 58.

	Berkshire Hills Bancorp, Inc. Common Stock		Equivalent Price Per Share of Rome Bancorp, Inc. Common Stock
October 11, 2010		$18.78		$10.63
[Record Date]	$		$

Recommendation of Rome Bancorp, Inc. Board of Directors (page 45)

The Rome Bancorp, Inc. board of directors has unanimously approved the merger agreement and the proposed merger. The Rome Bancorp, Inc. board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, Rome Bancorp, Inc. and its stockholders, and therefore unanimously recommends that Rome Bancorp, Inc. stockholders vote “FOR” the proposal to approve the merger agreement. In its reaching this decision, Rome Bancorp, Inc.’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger — Rome Bancorp, Inc.’s Reasons for the Merger; Recommendation of the Rome Bancorp, Inc. Board of Directors” beginning on page 45.

The Rome Bancorp, Inc. board of directors unanimously recommends that Rome Bancorp, Inc. stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of Rome Bancorp, Inc.’s Financial Advisor (page 50)

In deciding to approve the merger, one of the factors considered by Rome Bancorp, Inc.’s board of directors was the opinion of Sandler O’Neill & Partners, L.P., (“Sandler O’Neill”) which served as financial advisor to Rome Bancorp, Inc.’s board of directors. Sandler O’Neill delivered its oral opinion on October 8, 2010, which was confirmed in writing on October 12, 2010, that the merger consideration is fair to the holders of Rome Bancorp, Inc. common stock from a financial point of view. The full text of this opinion is included as Annex B to the proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill. Rome Bancorp, Inc. has agreed to pay Sandler O’Neill a fee equal to one percent of the aggregate purchase price contingent upon completion of the merger for its services in connection with the merger. Sandler O’Neill has received a fee of $200,000 for the rendering of its fairness opinion, which fee shall be credited against the one percent fee referenced above if the merger is completed.

Regulatory Matters Relating to the Merger (page 64)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Office of Thrift Supervision, the Massachusetts Division of Banks and the Federal Deposit Insurance Corporation. Berkshire Hills Bancorp, Inc. filed the required applications on November 17, 2010. As of the date of this document, Berkshire Hills Bancorp, Inc. has not received any approvals from those regulators. While Berkshire Hills Bancorp, Inc. does not know of any reason why it would not be able to obtain approval in a timely manner, Berkshire Hills Bancorp, Inc. cannot be certain when or if it will receive regulatory approval.

Conditions to Completing the Merger (page 70)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement at the special meeting by at least a majority of the outstanding shares of Rome Bancorp, Inc. common stock entitled to vote;
•	approval of the transaction by the appropriate regulatory authorities;
•	receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	the continued accuracy of representations and warranties made on the date of the merger agreement; and
•	no material adverse effect on either party has occurred.

Terminating the Merger Agreement (page 76)

The merger agreement may be terminated by mutual consent of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. at any time prior to the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Berkshire Hills Bancorp, Inc. or Rome Bancorp, Inc. may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by June 30, 2011;
•	Rome Bancorp, Inc. stockholders do not approve the merger agreement at the Rome Bancorp, Inc. special meeting;
•	a required regulatory approval is denied or a governmental authority blocks the merger; or
•	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Berkshire Hills Bancorp, Inc. may also terminate the merger agreement if Rome Bancorp, Inc. materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the merger agreement to stockholders or if the board of directors of Rome Bancorp, Inc. does not recommend approval of the merger in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Berkshire Hills Bancorp, Inc.

Termination Fee (page 76)

Under certain circumstances described in the merger agreement, Berkshire Hills Bancorp, Inc. may demand from Rome Bancorp, Inc. a $3.5 million termination fee in connection with the termination of the merger agreement. See “Description of the Merger — Termination Fee” on page 76 for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 65)

In considering the recommendation of the board of directors of Rome Bancorp, Inc. to adopt the merger agreement, you should be aware that officers and directors of Rome Bancorp, Inc. have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, their interests as Rome Bancorp, Inc. stockholders. These interests and agreements, which provide for payments in the aggregate amount of approximately $3.15 million, excluding amounts already vested under the Benefit Restoration Plan and the Directors’ Deferred Compensation Plan, but including:

•	Employment agreements that provide for severance payments in connection with a termination of employment without cause or for good reason following a change in control;
•	Change in control agreements that provide for severance payments in connection with a termination of employment without cause or for good reason following a change in control;
•	Interests under a Benefit Restoration Plan and Directors’ Deferred Compensation Plan, each of which will be terminated in connection with the change in control, with the benefits paid to the participants in a lump sum;
•	An agreement between Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. to make a one-time payment to John Reinhardt, a director of Rome Bancorp, Inc., upon the completion of the merger;
•	A consulting and non-competition agreement that Berkshire Hills Bancorp, Inc. and Berkshire Bank have entered into with Charles M. Sprock, President and Chief Executive Officer of Rome Bancorp, Inc. and The Rome Savings Bank;
•	The termination of all outstanding Rome Bancorp, Inc. stock options, whether or not vested; with a payment to the holder of the option of an amount of cash equal to (i) the greater of (A) the excess, if any, of the cash consideration over the applicable per share price of that option or (B) $1.00, multiplied by (ii) the number of shares of Rome Bancorp, Inc., Inc common stock that the holder could have purchased with the option if the holder had exercised the option immediately prior to the effective time;
•	The acceleration of vesting of outstanding restricted stock awards; and
•	Rights of Rome Bancorp, Inc. officers and directors to continued indemnification coverage and continued coverage under directors and officers’ liability insurance policies.

Accounting Treatment of the Merger (page 61)

The merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Stockholders (page 80)

When the merger is completed, Rome Bancorp, Inc. stockholders who are to receive shares of Berkshire Hills Bancorp, Inc. will become Berkshire Hills Bancorp, Inc. stockholders and their rights will be governed by Delaware law and by Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws. See “Comparison of Rights of Stockholders” beginning on page 80 for a summary of the material differences between the respective rights of Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. stockholders.

Rights of Dissenting Stockholders (page 34)

Rome Bancorp, Inc. stockholders may dissent from the merger and, upon complying with the requirements of Delaware law, receive cash in the amount of the fair value of their shares instead of shares of Berkshire Hills Bancorp, Inc. common stock and/or the cash consideration specified in the merger agreement. A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Material Tax Consequences of the Merger (page 61)

The federal tax consequences of the merger to stockholders of Rome Bancorp, Inc. will depend primarily on whether they exchange their Rome Bancorp, Inc. common stock solely for Berkshire Hills Bancorp, Inc. common stock, solely for cash or for a combination of Berkshire Hills Bancorp, Inc. common stock and cash. Rome Bancorp, Inc. stockholders who exchange their shares solely for Berkshire Hills Bancorp, Inc. common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share. Rome Bancorp, Inc. stockholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Rome Bancorp, Inc. stockholders who exchange their shares for a combination of Berkshire Hills Bancorp, Inc. common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to Rome Bancorp, Inc. stockholders of electing to receive cash, Berkshire Hills Bancorp, Inc. common stock or a combination of cash and stock will not be ascertainable at the time Rome Bancorp, Inc. stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Rome Bancorp, Inc. stockholders. Determining the actual tax consequences of the merger to Rome Bancorp, Inc. stockholders can be complicated. Rome Bancorp, Inc. stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

To review the tax consequences of the merger to Rome Bancorp, Inc. stockholders in greater detail, please see the section “Description of the Merger — Material Tax Consequences of the Merger” beginning on page 61.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should consider carefully the risk factors described below, in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this proxy statement/prospectus titled “Caution About Forward-Looking Statements” beginning on page 12.

Rome Bancorp, Inc. stockholders may receive a form of consideration different from what they elect.

The consideration to be received by Rome Bancorp, Inc. stockholders in the merger is subject to the requirement that 70% of the shares of Rome Bancorp, Inc. common stock be exchanged for Berkshire Hills Bancorp, Inc. common stock and the remaining 30% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Berkshire Hills Bancorp, Inc. common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

The price of Berkshire Hills Bancorp, Inc. common stock might decrease after the merger.

Following the merger, many holders of Rome Bancorp, Inc. common stock will become stockholders of Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. common stock could decline in value after the merger. For example, during the twelve-month period ending on [Record Date] (the most recent practicable date before the printing of this proxy statement/prospectus), the price of Berkshire Hills Bancorp, Inc. common stock varied from a low of $_____ to a high of $_____ and ended that period at $_____. The market value of Berkshire Hills Bancorp, Inc. common stock fluctuates based upon general market economic conditions, Berkshire Hills Bancorp, Inc.’s business and prospects and other factors. In addition, the market value of Berkshire Hills Bancorp, Inc.’s common stock may fluctuate based in part on its proposed acquisition of Legacy Bancorp, Inc. and any risks associated with the integration of Legacy Bancorp, Inc.’s operations.

Berkshire Hills Bancorp, Inc. may be unable to successfully integrate Rome Bancorp, Inc.’s operations and retain Rome Bancorp, Inc.’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;
•	combining different corporate cultures; and
•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Rome Bancorp, Inc. who are expected to be retained by Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. may not be successful in retaining these employees for the time period necessary to successfully integrate Rome Bancorp, Inc.’s operations with those of Berkshire Hills Bancorp, Inc. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operation of Berkshire Hills Bancorp, Inc. following the merger. In addition, Berkshire Hills Bancorp, Inc. may be unable to successfully integrate Legacy Bancorp, Inc., which could have an adverse effect on the business and results of operation of Berkshire Hills Bancorp, Inc. following the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Rome Bancorp, Inc.

Until the completion of the merger, with some exceptions, Rome Bancorp, Inc. is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Berkshire Hills Bancorp, Inc. In addition, Rome Bancorp, Inc. has agreed to pay a termination fee to Berkshire Hills Bancorp, Inc. in specified circumstances. These provisions could discourage other companies from trying to acquire Rome Bancorp, Inc. even though those other companies might be willing to offer greater value to Rome Bancorp, Inc.’s stockholders than Berkshire Hills Bancorp, Inc. has offered in the merger. The payment of the termination fee could also have a material adverse effect on Rome Bancorp, Inc.’s financial condition.

Certain of Rome Bancorp, Inc.’s officers and directors have interests that are different from, or in addition to, interests of Rome Bancorp, Inc.’s stockholders generally.

You should be aware that the directors and officers of Rome Bancorp, Inc. have interests in the merger that are different from, or in addition to, the interests of Rome Bancorp, Inc. stockholders generally. These include: severance payments that certain officers will receive under existing employment or change-in-control agreements, a consulting and non-compete agreement that one former officer of Rome Bancorp, Inc. will become subject to upon completion of the merger; the payment for stock options; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Rome Bancorp, Inc. for events occurring before the merger; and the establishment of an advisory board of directors comprised of Rome Bancorp, Inc. board members. For a more detailed discussion of these interests, see “Description of the Merger — Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 65.

Multiple lawsuits have been filed against Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. challenging the merger, and an adverse judgment in any such lawsuit may prevent the merger from being completed or from being completed within the expected timeframe.

Rome Bancorp, Inc., Berkshire Hills Bancorp, Inc. and the directors of Rome Bancorp, Inc. are named as defendants in purported class action lawsuits brought by Rome Bancorp, Inc. stockholders challenging the proposed merger, seeking, among other things, to enjoin completion of the merger on the agreed-upon terms. See “Description of the Merger — Litigation Relating to the Merger” beginning on page 77 for more information about the purported class action lawsuits related to the merger that has been filed.

One of the conditions to the closing of the merger is that no order, injunction (whether temporary, preliminary or permanent) or decree issued by a court or other agency of competent jurisdiction that makes the merger or the bank merger illegal or prohibits the completion of the merger shall be in effect. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe.

If you are a Rome Bancorp, Inc. stockholder and you make a valid cash or stock election, you will not be able to sell your shares during certain times.

If you are a Rome Bancorp, Inc. stockholder of record as of the record date for the special meeting, holding your shares in certificated form and want to make a valid cash or stock election, you will have to deliver a properly completed and signed form of election and your stock certificates to the exchange agent. For further details on the determination of the election deadline, see “The Merger — Election Procedures; Surrender of Stock Certificates” on page 59. The election deadline will be the later of the day of the Rome Bancorp, Inc. special meeting and the date the parties believe to be as near as practicable to five business days before the completion of the merger. You will not be able to sell any certificated shares of Rome Bancorp, Inc. common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election before the election deadline, you will not be able to liquidate your investment in Rome Bancorp, Inc. common stock for any reason until you receive cash and/or Berkshire Hills Bancorp, Inc. common stock following completion of the merger. Similarly, holders of book-entry shares of Rome Bancorp, Inc. common stock who have made a valid election and have not revoked their election prior to the election deadline will not be able to sell any shares for which they have made a valid election after the election deadline. In the time between the election deadline and the completion of the merger, the trading price of Rome Bancorp, Inc. or Berkshire Hills Bancorp, Inc. common stock may decrease, and you might otherwise want to sell your shares of Rome Bancorp, Inc. common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc.

If the merger is not completed, the ongoing businesses of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. may be adversely affected and Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will be subject to several risks, including the following:

•	Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;
•	under the merger agreement, Rome Bancorp, Inc. is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and
•	matters relating to the merger may require substantial commitments of time and resources by Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. management, which could otherwise have been devoted to other opportunities that may have been beneficial to Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. as independent companies, as the case may be.

In addition, if the merger is not completed, Berkshire Hills Bancorp, Inc. and/or Rome Bancorp, Inc. may experience negative reactions from the financial markets and from their respective customers and employees. Berkshire Hills Bancorp, Inc. and/or Rome Bancorp, Inc. also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Berkshire Hills Bancorp, Inc. or Rome Bancorp, Inc. to perform their respective obligations under the merger agreement. If the merger is not completed, Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Berkshire Hills Bancorp, Inc. and/or Rome Bancorp, Inc.

The shares of Berkshire Hills Bancorp, Inc. common stock to be received by Rome Bancorp, Inc. stockholders receiving the stock consideration as a result of the merger will have different rights from shares of Rome Bancorp, Inc. common stock.

Following completion of the merger, Rome Bancorp, Inc. stockholders who receive the stock consideration will no longer be stockholders of Rome Bancorp, Inc., a Delaware corporation, but will instead be stockholders of Berkshire Hills Bancorp, Inc., a Delaware corporation. There will be important differences between your current rights as a Rome Bancorp, Inc. stockholder and the rights to which you swill be entitled as a Berkshire Hills Bancorp, Inc. stockholder. See “Comparison of Rights of Stockholders” beginning on page 80 for a discussion of the different rights associated with Berkshire Hills Bancorp, Inc. common stock and Rome Bancorp, Inc. common stock.

The fairness opinion obtained by Rome Bancorp, Inc. from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion

Sandler O’Neill, Rome Bancorp, Inc’s financial advisor in connection with the merger, has delivered to the board of directors of Rome Bancorp, Inc. its opinion dated as of October 12, 2010. The opinion of Sandler O’Neill stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Rome Bancorp, Inc. common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Berkshire Hills Bancorp, Inc. or Rome Bancorp, Inc., changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting” “Summary,” “Risk Factors,” “Description of the Merger — Background of the Merger,” and “Description of the Merger — Rome Bancorp, Inc.’s Reasons for the Merger and Recommendation of the Board of Directors.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 9.

Because of these and other uncertainties, Berkshire Hills Bancorp, Inc.’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Berkshire Hills Bancorp, Inc.’s and Rome Bancorp, Inc.’s past results of operations do not necessarily indicate Berkshire Hills Bancorp, Inc.’s and Rome Bancorp, Inc.’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Berkshire Hills Bancorp, Inc. is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Berkshire Hills Bancorp, Inc. qualifies all of its forward-looking statements by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. You should read this summary financial information in connection with Berkshire Hills Bancorp, Inc.’s historical financial information, which is incorporated by reference into this document, and in connection with Rome Bancorp, Inc.’s historical financial information, which appears elsewhere in this proxy statement/prospectus.

Unaudited consolidated interim financial statements for Berkshire Hills Bancorp, Inc. at or for the nine months ended September 30, 2010 and 2009 and unaudited consolidated interim financial statements for Rome Bancorp, Inc. at or for the nine months ended September 30, 2010 and 2009 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year’s operation.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF
BERKSHIRE HILLS BANCORP, INC.

	At September 30, 2010	At December 31,
(In thousands)		2009	2008	2007	2006	2005
Selected Financial Condition Data:
Total assets	$2,798,439	$2,700,424	$2,666,729	$2,513,432	$2,149,642	$2,035,553
Loans, net	2,022,273	1,929,842	1,984,244	1,921,900	1,679,617	1,407,229
Securities	413,207	420,966	341,516	258,497	234,174	420,320
Total cash and cash equivalents	38,382	32,608	44,798	41,142	30,985	31,087
Goodwill and other intangibles assets	173,796	176,100	178,830	182,452	121,341	99,616
Total deposits	2,068,747	1,986,762	1,829,580	1,822,563	1,521,938	1,371,218
Borrowings and subordinated debentures	309,276	306,668	374,621	349,938	360,469	412,917
Total stockholders’ equity	382,915	384,581	408,425	326,837	258,161	246,066
Allowance for loan losses	31,836	31,816	22,908	22,116	19,370	13,001
Non-performing loans	16,386	38,700	12,171	10,508	7,592	1,186
Non-performing assets	19,286	38,730	12,669	11,374	7,592	1,186

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands)	2010	2009	2009	2008	2007	2006	2005
Selected Operating Data:
Total interest and dividend income	$83,908	$87,105	$115,476	$133,211	$131,944	$118,051	$87,732
Total interest expense	27,056	35,505	45,880	57,471	68,019	57,811	36,115
Net interest income	56,852	51,600	69,596	75,740	63,925	60,240	51,617
Service charges and fee income	22,662	22,071	28,181	30,334	26,654	13,539	9,373
All other non-interest income (loss)	714	2,266	808	1,261	(2,011)	(1,491)	5,550
Total non-interest income	23,376	24,337	28,989	31,595	24,643	12,048	14,923
Total net revenue	80,228	75,937	98,585	107,335	88,568	72,288	66,540
Provision for loan losses	6,526	9,000	47,730	4,580	4,300	7,860	1,313
Total non-interest expense	60,314	57,375	78,571	71,699	65,494	48,868	48,998
Income tax expense (benefit) – continuing operations	3,220	1,426	(11,649)	8,812	5,239	4,668	8,003
Net income from discontinued operations	—	—	—	—	—	371	—
Net income (loss)	$10,168	$8,136	$(16,067)	$22,244	$13,535	$11,263	$8,226
Less: Cumulative preferred stock dividends and accretion	—	1,030	1,030	—	—	—	—
Less: Deemed dividend from preferred stock repayment	—	2,954	2,954	—	—	—	—
Net income (loss) available to common stockholders	$10,168	$4,152	$(20,051)	$22,244	$13,535	$11,263	$8,226

	At or for the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Selected Operating Ratios and Other Data:
Performance Ratios:
Return on average assets	0.50%	0.41%	(0.60)%	0.87%	0.60%	0.53%	0.47%
Return on average equity	3.49	2.64	(3.90)	6.47	4.69	4.40	4.19
Net interest rate spread (tax equivalent)	2.97	2.60	2.61	3.06	2.79	2.81	3.00
Net interest margin (tax equivalent)	3.26	2.99	3.00	3.44	3.26	3.24	3.33
Non-interest income/total net revenue	29.14	32.05	29.41	29.44	27.82	16.67	22.43
Non-interest expense/average assets	2.95	2.86	2.93	2.81	2.90	2.31	2.81
Efficiency ratio(1)	70.48	71.00	73.39	61.40	62.94	58.46	57.03
Capital Ratios:
Average stockholders’ equity/average total assets	14.26	15.40	15.36	13.49	12.73	12.08	11.26
Stockholders’ equity/total assets at period end	13.68	15.31	14.24	15.32	13.00	12.01	12.09
Tangible common stockholders’ equity to tangible assets(2)	7.96	9.32	8.26	7.75	6.22	6.75	7.56
Regulatory Capital Ratios:
Tier 1 capital to average assets – bank	8.07	9.30	7.86	9.34	7.97	7.69	7.79
Total risk-based capital – bank	10.75	12.26	10.71	12.28	10.40	10.27	11.12
Asset Quality Ratios:
Nonperforming loans as percent of loans	0.80	1.14	1.97	0.61	0.54	0.45	0.08
Nonperforming assets as percent of total assets	0.69	0.85	1.43	0.48	0.45	0.35	0.06
Net loans charged-off/average total loans	0.43	0.52	1.96	0.19	0.34	0.07	0.08
Allowance for loan losses as a percent of loans	1.55	1.22	1.62	1.14	1.14	1.14	0.92
Allowance for loan losses/nonperforming loans	1.94x	1.07x	0.82x	1.88x	2.10x	2.55x	10.96x
Share Data:
Basic earnings (loss) per common share	$0.73	$0.32	$(1.52)	$2.08	$1.47	$1.32	$1.16
Diluted earnings (loss) per common share	0.73	0.32	(1.52)	2.06	1.44	1.29	1.10
Dividends per common share	0.48	0.48	0.64	0.63	0.58	0.56	0.52
Book value per share	27.28	29.46	27.64	30.33	31.15	29.63	28.81
Market price at period end	18.96	21.94	20.68	30.86	26.00	33.46	33.50
Weighted average common shares outstanding – basic	13,852	12,977	13,189	10,700	9,223	8,538	7,122
Weighted average common hares outstanding – diluted	13,883	13,145	13,189	10,791	9,370	8,730	7,503
Full Service Offices:	41	39	40	39	38	27	24

Note: All performance ratios are based on average balance sheet amounts where applicable.

N/M = Not Meaningful

(1)	Efficiency ratio is computed by dividing total tangible recurring non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total recurring non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(2)	Tangible common stockholders’ equity to tangible assets exclude goodwill and other intangibles. This is a non-GAAP financial measure that the Company believes provide investors with information that is useful in understanding our financial performance and condition.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF ROME BANCORP, INC.

	At September 30, 2010	At December 31,
		2009	2008	2007
	(in thousands)
Selected Financial Condition Data:
Total assets	$331,607	$329,922	$337,886	$318,131
Loans, net	275,238	285,617	298,453	281,042
Securities	18,065	14,677	8,588	6,165
Total cash and cash equivalents	15,998	7,574	9,579	8,018
Total deposits	226,877	216,639	205,932	203,032
Borrowings	37,873	47,869	66,324	40,333
Total equity	61,819	60,365	60,344	69,037
Allowance for loan losses	2,595	2,132	1,936	1,910
Non-performing loans	2,072	1,915	1,273	1,003
Non-performing assets	2,072	1,915	1,604	1,100

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2010	2009	2009	2008	2007
	(in thousands)
Selected Operating Data:
Interest income	$12,637	$12,996	$17,291	$17,954	$17,919
Interest expense	2,300	3,259	4,250	4,887	4,798
Net interest income	10,337	9,737	13,041	13,067	13,121
Provision for loan losses	540	200	300	300	50
Net interest income after provision for loan losses	9,797	9,537	12,741	12,767	13,071
Non-interest income:
Service charges and other income	1,997	1,806	2,449	2,209	2,152
Net gain (loss) on securities and real estate transactions	574	26	73	(265)	11
Total non-interest income	2,571	1,832	2,522	1,944	2,163
Total non-interest expense	8,417	8,010	10,689	10,410	10,572
Income before income taxes	3,951	3,359	4,574	4,301	4,662
Income taxes	1,272	1,096	1,487	1,396	1,608
Net income	$2,679	$2,263	$3,087	$2,905	$3,054

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2010	2009	2009	2008	2007

Selected Financial Ratios and Other Data
Performance Ratios:
Basic earnings per share	$0.41	$0.34	$0.47	$0.42	$0.39
Diluted earnings per share	$0.41	$0.34	$0.47	$0.41	$0.39
Return on average assets	1.09%	0.90%	0.92%	0.89%	1.00%
Return on average equity	5.97%	5.14%	5.27%	4.47%	4.14%
Net interest rate spread (tax equivalent)	4.29%	3.83%	3.85%	3.90%	4.06%
Net interest margin (tax equivalent)	4.61%	4.23%	4.24%	4.40%	4.74%
Non-interest expense to average assets	3.43%	3.19%	3.18%	3.18%	3.45%
Efficiency ratio(1)	68.23%	69.33%	68.95%	68.04%	68.99%
Average interest earning assets to average interest-bearing liabilities	131.33%	128.25%	128.39%	130.86%	139.84%
Capital Ratios:
Average equity to average assets	18.27%	17.56%	17.46%	19.84%	24.09%
Equity to total assets at end of period	18.64%	17.81%	18.30%	17.86%	21.70%
Book value per share	$9.12	$8.75	$8.88	$8.55	$8.86
Regulatory Capital Ratios:
Core capital (Tier 1 capital)(2)	17.25%	15.58%	16.27%	17.15%	20.24%
Total risk-based capital(2)	23.78%	22.51%	23.04%	24.45%	27.73%
Asset Quality Ratios:
Nonperforming loans as percent of loans	0.75%	0.62%	0.67%	0.42%	0.35%
Nonperforming assets as percent of total assets	0.62%	0.53%	0.58%	0.47%	0.35%
Allowance for loan losses as a percent of loans	0.93%	0.72%	0.74%	0.64%	0.68%
Allowance for loan losses as a percent of non-performing loans	125.2%	115.9%	111.4%	152.1%	190.4%
Other Data:
Number of:
Deposit accounts	34,253	34,968	34,618	35,159	35,484
Full service offices	5	5	5	5	5

(1)	Non-interest expense divided by the sum of net interest income, the tax equivalent adjustment on tax-exempt municipal securities and other non-interest income.
(2)	Regulatory capital ratios are computed for The Rome Savings Bank.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE ROME BANCORP, INC. AND LEGACY BANCORP, INC. MERGERS

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the proposed mergers of Berkshire Hills Bancorp, Inc. with Rome Bancorp, Inc. and with Legacy Bancorp, Inc. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire Hills Bancorp, Inc., Rome Bancorp, Inc., and Legacy Bancorp, Inc. as of September 30, 2010 and assumes that the proposed mergers were completed on that date. The unaudited pro forma combined condensed consolidated statements of operations combine the historical financial information of Berkshire Hills Bancorp, Inc., Rome Bancorp, Inc., and Legacy Bancorp, Inc. and give effect to the mergers as if they had been completed as of January 1, 2009. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the mergers been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Rome Bancorp, Inc.’s and Legacy Bancorp, Inc.’s historical financial information in order to conform to Berkshire Hills Bancorp, Inc.’s presentation of financial information.

The value of Berkshire Hills Bancorp, Inc. common stock issued in connection with these mergers will be based on the closing price of Berkshire Hills Bancorp, Inc. common stock on the dates the mergers are completed. It is anticipated that the merger with Rome Bancorp, Inc. will be completed near the end of the first quarter of 2011 and that the merger with Legacy Bancorp, Inc. will be completed near the end of the second quarter of 2011. There can be no assurance that the mergers will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Berkshire Hills Bancorp, Inc. common stock to be issued in connection with the Rome Bancorp, Inc. merger was based on the $18.78 closing price of the stock on October 11, 2010, which was the last closing price before the Agreement and Plan of Merger was executed. The fair value of Berkshire Hills Bancorp, Inc. common stock to be issued in connection with the Legacy Bancorp, Inc. merger was based on the $20.75 average closing price of the stock for the ten day period ending December 15, 2010, which was shortly prior to the date of the execution of the Agreement and Plan of Merger on December 21, 2010.

The pro forma financial information includes estimated adjustments to record assets and liabilities of Rome Bancorp, Inc. and Legacy Bancorp, Inc. at their respective fair values and represents the pro forma estimates by Berkshire Hills Bancorp, Inc. based on available fair value information as of the dates of the respective Agreements and Plans of Merger.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for each merger will be determined after each merger is completed and after completion of thorough analyses to determine the fair value of Rome Bancorp, Inc.’s and Legacy Bancorp, Inc.’s tangible and identifiable intangible assets and liabilities as of the dates the mergers are completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Berkshire Hills Bancorp, Inc.’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Rome Bancorp, Inc.’s or Legacy Bancorp, Inc.’s stockholders’ equity, including results of operations from September 30, 2010 through the dates the mergers are completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Berkshire Hills Bancorp, Inc. anticipates that the mergers with Rome Bancorp, Inc. and Legacy Bancorp, Inc. will provide the combined company with financial benefits that include reduced operating expenses. Berkshire Hills Bancorp, Inc. expects to realize cost savings approximating 35% of the anticipated non-interest expense of Rome Bancorp, Inc. and approximating 42% of the anticipated non-interest expense of Legacy Bancorp, Inc. These cost savings are not included in these pro forma statements and there can be no assurance that the expected cost savings will be realized. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc., which are incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 107.

The unaudited pro forma stockholders’ equity and net income (loss) are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Berkshire Hills Bancorp, Inc. common stock or the actual or future results of operations of Berkshire Hills Bancorp, Inc. for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Condensed Pro Forma Consolidated Statement of Financial Condition
As of September 30, 2010

		Rome Merger				Legacy Merger
(In thousands, except share data)	Berkshire	Rome	Pro Forma Merger Adjustments		Berkshire/ Rome Pro Forma	Legacy	Pro Forma Merger Adjustments		Berkshire/Rome/Legacy Pro Forma
Assets
Cash and cash equivalents	$38,382	$15,998	$(6,786	)(1)	$47,594	$32,523	$(15,253	)(1)	$64,864
Securities	413,207	18,065	(22,077	)(2)	409,195	219,261	(21,950	)(2)	606,506
Total loans	2,054,109	277,833	(5,239	)(3)	2,326,703	653,209	(22,300	)(3)	2,957,612
Less: Allowance for loan losses	(31,836)	(2,595)	2,595	(3)	(31,836)	(9,375)	9,375	(3)	(31,836)
Net loans	2,022,273	275,238	(2,644)		2,294,867	643,834	(12,925)		2,925,776
Goodwill	161,725	—	8,471	(4)	170,196	11,558	8,736	(4)	190,490
Other identifiable intangible assets	12,071	—	5,175	(5)	17,246	3,676	11,196	(5)	32,118
Total intangible assets	173,796	—	13,646		187,442	15,234	19,932		222,608
Other assets	150,781	22,306	1,396	(6)	174,483	61,188	10,038	(6)	245,709
Total assets	$2,798,439	$331,607	$(16,465)		$3,113,581	$972,040	$(20,158)		$4,065,463
Liabilities
Total deposits	$2,068,747	$226,877	$528	(7)	$2,296,152	$694,998	$5,207	(7)	$2,996,357
Total borrowings	309,276	37,873	1,397	(8)	348,546	150,359	11,442	(8)	510,347
Other liabilities	37,501	5,038	—		42,539	9,238	—		51,777
Total liabilities	2,415,524	269,788	1,925		2,687,237	854,595	16,649		3,558,481
Total stockholders’ equity	382,915	61,819	(18,390	)(9)	426,344	117,445	(36,807	)(9)	506,982
Total liabilities and stockholders’ equity	$2,798,439	$331,607	$(16,465)		$3,113,581	$972,040	$(20,158)		$4,065,463

The accompanying notes are an integral part of these consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2010

		Rome Merger				Legacy Merger
(In thousands, except share data)	Berkshire Historical	Rome Historical	Pro forma Merger Adjustments		Pro forma Combined Berkshire/ Rome	Legacy Historical	Pro forma Merger Adjustments		Pro forma Combined Berkshire/Rome/Legacy
Interest and dividend income
Loans	$73,354	$12,125	$554	(10)	$86,033	$27,328	$1,221	(10)	$114,582
Securities and other	10,554	512	(117	)(10)	10,949	3,960	—	(10)	14,909
Total interest and dividend income	83,908	12,637	437		96,982	31,288	1,221		129,491
Interest expense
Deposits	20,195	1,398	(132	)(10)	21,461	6,910	(1,041	)(10)	27,330
Borrowings	6,861	902	(349	)(10)	7,414	4,272	(3,433	)(10)	8,253
Total interest expense	27,056	2,300	(481)		28,875	11,182	(4,474)		35,583
Net interest income	56,852	10,337	918		68,107	20,106	5,695		93,908
Total non-interest income	23,376	2,571	—	(11)	25,947	5,663	—	(11)	31,610
Total net revenue	80,228	12,908	918		94,054	25,769	5,695		125,518
Provision for loan losses	6,526	540	—	(12)	7,066	8,350	—	(12)	15,416
Total non-interest expense	60,314	8,417	1,010	(13)	69,741	22,574	2,131	(13)	94,446
Income (loss) before income taxes	13,388	3,951	(92)		17,248	(5,155)	3,564		15,656
Income tax expense (benefit)	3,220	1,272	(38	)(14)	4,454	(1,756)	1,479	(14)	4,177
Net income (loss)	$10,168	$2,679	$(54)		$12,793	$(3,399)	$2,085		$11,479
Earnings (loss) per common share:
Basic	$0.73	$0.41			$0.78	$(0.42)			$0.55
Diluted	$0.73	$0.41			$0.78	$(0.42)			$0.55
Weighted average common shares outstanding:
Basic	13,852	6,520	(3,902	)(15)	16,470	8,015	(3,660	)(15)	20,825
Diluted	13,883	6,520	(3,902	)(15)	16,501	8,015	(3,660	)(15)	20,856

The accompanying notes are an integral part of these consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2009

		Rome Merger				Legacy Merger
(In thousands, except share data)	Berkshire Historical	Rome Historical	Pro forma Merger Adjustments		Pro forma Combined Berkshire/Rome	Legacy Historical	Pro forma Merger Adjustments		Pro forma Combined Berkshire/Rome/Legacy
Interest and dividend income
Loans	$101,705	$16,763	$612	(10)	$119,080	$38,849	$2,128	(10)	$160,057
Securities and other	13,771	528	(194	)(10)	14,105	6,969	—	(10)	21,074
Total interest and dividend income	115,476	17,291	418		133,185	45,818	2,128		181,131
Interest expense
Deposits	32,614	2,426	(352	)(10)	34,688	11,071	(4,166	)(10)	41,593
Borrowings	13,266	1,824	(698	)(10)	14,392	7,277	(4,577	)(10)	17,092
Total interest expense	45,880	4,250	(1,050)		49,080	18,348	(8,743)		58,685
Net interest income	69,596	13,041	1,468		84,105	27,470	10,871		122,446
Total non-interest income	28,989	2,522	—	(11)	31,511	(4,613)	—	(11)	26,898
Total net revenue	98,585	15,563	1,468		115,616	22,857	10,871		149,344
Provision for loan losses	47,730	300	—	(12)	48,030	4,883	—	(12)	52,913
Total non-interest expense	78,571	10,689	1,490	(13)	12,179	28,832	3,355	(13)	44,366
(Loss) income before income taxes	(27,716)	4,574	(22)		(23,164)	(10,858)	7,516		(26,506)
Income tax (benefit) expense	(11,649)	1,487	(9	)(14)	(10,171)	(3,060)	3,119	(14)	(10,112)
Net (loss) income	$(16,067)	$3,087	$(13)		$(12,993)	$(7,798)	$4,397		$(16,394)
Less: Cumulative preferred stock dividend and accretion	1,030	—	—		1,030	—	—		1,030
Less: Deemed dividend resulting from preferred stock repayment	2,954	—	—		2,954	—	—		2,954
Net (loss) income available to common stockholders	$(20,051)	$3,087	$(13)		$(16,977)	$(7,798)	$4,397		$(20,378)
(Loss) earnings per common share:
Basic	$(1.52)	$0.47			$(1.07)	$(0.98)			$(1.01)
Diluted	$(1.52)	$0.47			$(1.07)	$(0.98)			$(1.01)
Weighted average common shares outstanding:
Basic	13,189	6,593	(3,975	)(15)	15,807	7,977	(3,622	)(15)	20,162
Diluted	13,189	6,593	(3,975	)(15)	15,807	7,977	(3,622	)(15)	20,162

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note A — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Berkshire Hills Bancorp, Inc. resulting from the proposed mergers with Rome Bancorp, Inc. and Legacy Bancorp, Inc. under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Rome Bancorp, Inc. and Legacy Bancorp, Inc. are recorded by Berkshire Hills Bancorp, Inc. at their respective fair values as of the date each merger is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire Hills Bancorp, Inc., Rome Bancorp, Inc., and Legacy Bancorp, Inc. as of September 30, 2010, and assumes that the proposed mergers were completed on that date. The unaudited pro forma combined condensed consolidated statements of operations give effect to the proposed Rome Bancorp, Inc. merger and the proposed Legacy Bancorp, Inc. merger as if both mergers had been completed on January 1, 2009.

As the mergers are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to Berkshire Hills Bancorp, Inc.’s statement of financial condition. In addition, certain anticipated nonrecurring costs associated with the mergers such as severance, professional fees, legal fees, and conversion related expenditures are not reflected in the pro forma statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009, we assumed no adjustments to the historical amount of Rome Bancorp, Inc.’s or Legacy Bancorp, Inc.’s provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Rome Bancorp, Inc.’s or Legacy Bancorp, Inc.’s provision for loan losses presented.

The historical financial results of Berkshire Hills Bancorp, Inc. include $4.0 million of preferred stock dividends and discount accretion. These amounts relate to Berkshire Hills Bancorp, Inc.’s participation in the U.S. Department of the Treasury’s Capital Purchase Program, which participation was ended with the repayment of the preferred stock and the repurchase of common stock warrants in the second quarter of 2009.

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies of Rome Bancorp, Inc. and Legacy Bancorp, Inc. are in the process of being reviewed in detail by Berkshire Hills Bancorp, Inc. On completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

In connection with the proposed mergers, the plans to integrate the operations of Berkshire Hills Bancorp, Inc. with those of Rome Bancorp, Inc. and Legacy Bancorp, Inc. are still being developed. The specific details of these plans will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where there may be potential advantage in eliminating redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Berkshire Hills Bancorp, Inc. expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions.

Note D — Estimated Annual Cost Savings

Berkshire Hills Bancorp, Inc. expects to realize annualized cost savings of approximately $3.8 million (35%) of Rome Bancorp, Inc.’s expected non-interest expense and $11.1 million (42%) of Legacy Bancorp,

Inc.’s expected non-interest expenses following the mergers. Berkshire Hills Bancorp, Inc. expects to achieve approximately 75% of the anticipated annualized savings related to Rome Bancorp, Inc. in 2011 and 100% of the anticipated annualized savings thereafter. Berkshire Hills Bancorp, Inc. expects to achieve approximately 25% of the anticipated annualized savings related to Legacy Bancorp, Inc. in 2011 and 100% of the anticipated annualized savings thereafter. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E — Divestiture of Deposits of Legacy Bancorp, Inc.

The merger with Legacy Bancorp, Inc. is expected to require a divestiture of deposits in order to satisfy federal regulations. The actual amount of the deposits to be divested (if any) will be determined by federal regulatory authorities during the merger approval process. Due to the uncertainty of the divestiture requirement, there have been no adjustments recorded in the statement of financial condition or in the statements of operations. Berkshire Hills Bancorp, Inc. anticipates that a potential divestiture amount of $200 million might be required and that the divestiture date would be shortly after the effective date of the Legacy Bancorp, Inc. merger. It is anticipated that the divestiture would involve the sale of certain Legacy Bancorp, Inc. branches and that these sales would include the sale of loans totaling approximately $140 million and securities totaling approximately $56 million. It is anticipated that the potential branch divestiture would be priced at a premium of 3.5% of deposits, resulting in a one-time gain of approximately $7 million before tax and $4 million after tax. This sale would reduce annualized interest income at an assumed amount equivalent to approximately 5.7% of the sold loans and 3.0% of the divested investment securities. Interest expense is assumed to be reduced by approximately 1.20% of the divested deposits. Non-interest income is assumed to decrease by approximately 0.2% of the divested deposits, and non-interest expense is assumed to decrease by approximately 0.7% of the divested deposits. The resulting annualized anticipated reduction in income would approximate $6.3 million on a pre-tax basis and $3.7 million after tax. Because the specific divestiture amounts have not been determined, these anticipated impacts are not included as adjustments in the pro forma financial statements and actual divestiture amounts and related impacts may differ from those contemplated herein.

Note F — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(1)	The adjustment results from the assumption that cash and cash equivalents will be used to pay for after tax one-time merger and integration expenses which will be expensed against income. Those estimated amounts total $5.7 million and $12.2 million for Rome Bancorp, Inc. and Legacy Bancorp, Inc., respectively. The cash adjustment also includes capital expenditures which are directly related to the mergers, totaling $1.1 million for Rome Bancorp, Inc. and $3.0 million for Legacy Bancorp, Inc., including information technology equipment along with furniture and fixtures related to the facilities consolidations.
(2)	The cash component of merger consideration is assumed to be funded by the sale of investment securities. This adjustment is partially offset by an estimated fair value adjustment to investment securities. For the Rome Bancorp, Inc. merger, the expected sale of securities for merger consideration totals $22.7 million which is partially offset by an expected $0.6 million premium to be recorded to the fair value of investment securities. For the Legacy Bancorp, Inc. merger, the expected sale of securities for merger consideration totals $11.3 million, and in addition there was a $7.0 million expected credit related discount to be recorded to the fair value of investment securities related to equity investments in commercial real estate related securities. Also, securities investments are reduced by the $3.6 million book value of 391,600 Legacy Bancorp, Inc. common shares previously purchased by Berkshire Hills Bancorp, Inc., which will be cancelled under the terms of the merger agreement and which are accounted for as merger consideration.
(3)	Represents the estimated fair value adjustment to loans, which includes an estimate of credit losses. Accordingly, the existing Rome Bancorp, Inc. and Legacy Bancorp, Inc. allowances for loan losses cannot be carried over. The estimated fair value adjustment to loans for Rome Bancorp, Inc. includes a discount of $4.1 million for estimated credit losses. The estimated fair value adjustment to loans for Legacy Bancorp, Inc. includes a discount of $17.0 million for estimated credit losses.
(4)	Represents adjustments to goodwill resulting from recording the assets and liabilities of Rome Bancorp, Inc. and Legacy Bancorp, Inc. at fair value. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the mergers are completed and may be materially different than those presented here. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill and is summarized for Rome Bancorp, Inc. and Legacy Bancorp, Inc. in Note F-9.
(5)	Represents the elimination of existing identifiable intangibles of Legacy Bancorp, Inc., offset by the recognition of the fair value of the core deposit intangible asset, which is assumed to be 2.5% of core deposit liabilities assumed. Core deposits are defined as total deposits less time deposits over $100,000. Rome Bancorp, Inc. has no existing identifiable intangible assets. Its core deposits were measured at $207.0 million as of June 30, 2010. For Legacy Bancorp, Inc., core deposits (net of the impact of estimated divestitures) were estimated at $402.9 million as of September 30, 2010. Also, an amount of $4.8 million was assigned as the value of identifiable intangible assets in the form of wealth management customer lists.
(6)	Includes adjustment for the fair value of net premises and equipment. This adjustment is a premium of $1.2 million for Rome Bancorp, Inc. and $7.0 million for Legacy Bancorp, Inc. Also includes adjustments in the net deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles, and other deferred tax items. The actual tax asset adjustments will depend on facts and circumstances existing at the completion of the mergers. Also includes anticipated capital expenditures as discussed in Note F-1.
(7)	Represents the estimated fair value adjustment to certificate of deposit liabilities.
(8)	Represents the estimated fair value adjustment to borrowings.
(9)	The actual equity adjustment will be based on the fair value of Berkshire Hills Bancorp, Inc. common stock on the date that the merger closes and could be materially different from the amount presented here. A summary of the net impact of adjustments to stockholders’ equity and goodwill for Rome Bancorp, Inc. and Legacy Bancorp, Inc. is as follows (dollars and shares in thousands):

Equity and Goodwill Adjustment Detail For Rome:

Equity adjustment:
Fair value of Berkshire common shares to be issued	$49,162	(a)
Elimination of Rome stockholders’ equity	(61,819)
After tax integration expenses charged against cash and equivalents	(5,733)
Total stockholders’ equity adjustment	$(18,390)

Goodwill adjustment:
Fair value of Berkshire common shares to be issued	$49,162	(a)
Cash payments to Rome stockholders	22,307	(b)
Value of Rome options	354	(c)
Total consideration	$71,823

Carrying value of Rome net assets at September 30, 2010	$61,819
Fair value adjustments (debit/(credit))
Investment securities	583
Loans, net	(2,644)
Other indentifiable intangible assets – core deposit intangible	5,175
Certificates of deposit	(528)
Borrowings	(1,396)
Other assets	1,200
Net adjustments to deferred tax assets	(857)
Total fair value adjustments	1,533

Fair value of net assets acquired at September 30, 2010	$63,352

Excess of consideration paid over fair value of net assets acquired (goodwill)	$8,471

(a) Berkshire common stock issued to Rome stockholders is calculated as follows:
Rome common shares outstanding as of June 30, 2010:
Issued	9,896
Less treasury shares	(3,118)
Less pro forma unallocated ESOP shares to be rescinded as a result of the merger	(168)
Pro forma outstanding Rome shares to be exchanged for Berkshire consideration	6,610
Stock portion of consideration	70%
Pro forma outstanding Rome shares to be exchanged for Berkshire stock consideration	4,627
Multiplied by exchange ratio	0.5658
Berkshire common shares to be issued	2,618
Closing price per share of Berkshire stock on October 11, 2011	$18.78
Fair value of Berkshire common shares to be issued	$49,162

(b) The cash portion of the consideration to stockholders is calculated as follows:
Pro forma outstanding Rome shares to be exchanged for Berkshire consideration	6,610
Cash portion of consideration	30%
Pro forma outstanding Rome shares to be exchanged for Berkshire cash consideration	1,983
Cash value per share exchanged	$11.25
Total cash consideration	$22,307

(c) Under the terms of the merger agreement, all of the 354,000 options for Rome stock are exchanged for cash at $1.00 per share.

Equity and Goodwill Adjustment Detail For Legacy:

Equity adjustment:
Fair value of Berkshire common shares to be issued	$90,367 (a)
Fair value of Legacy stock options converted to Berkshire options	1,070 (c)
Gain on Legacy stock owned by Berkshire, recorded in income	1,451 (d)
Elimination of Legacy stockholders’ equity	(117,445)
After tax integration expenses charged against cash and equivalents	(12,250)

Total stockholders’ equity adjustment	$(36,807)

Goodwill adjustment:
Fair value of Berkshire common shares to be issued	$90,367 (a)
Cash payments to Legacy stockholders	10,041 (b)
Fair value of Legacy stock options converted to Berkshire options	1,070 (c)
Cash payments for Legacy stock options being canceled	1,269 (c)
Cost of Legacy shares previously purchased by Berkshire	3,640 (d)
Gain on Legacy stock owned by Berkshire, recorded in income	1,451 (d)
Total consideration	$107,837

Carrying value of Legacy net assets at September 30, 2010	$117,445
Fair value adjustments (debit/(credit))
Write off of Legacy goodwill	(11,558)
Write off of Legacy other identifiable intangibles	(3,676)
Investment securities	(7,000)
Loans, net	(12,925)
Other indentifiable intangible assets	14,872
Certificates of deposit	(5,207)
Borrowings	(11,442)
Other assets	7,000
Net adjustments to deferred tax assets	34
Total fair value adjustments	(29,902)

Fair value of net assets acquired at September 30, 2010	$87,543

Excess of consideration paid over fair value of net assets acquired (goodwill)	$20,294

(a) Berkshire common stock issued for Legacy is calculated as follows:
Legacy common shares outstanding as of September 30, 2010:
Issued	10,309
Less treasury shares	(1,655)
Less pro forma unallocated ESOP shares to be rescinded as a result of the merger	(538)
Less Legacy shares owned by Berkshire	(392)
Pro forma outstanding Legacy shares to be exchanged for Berkshire consideration	7,723.720
Multiplied by exchange ratio	0.56385
Berkshire common shares to be issued	4,355

Average closing price per share of Berkshire stock for ten days ended December 15, 2010	$20.75
Fair value of Berkshire common shares to be issued	$90,367

(b) The cash portion of the merger consideration is calculated as follows:
Pro forma outstanding Legacy shares to be exchanged for Berkshire consideration	7,723.720
Cash consideration per share of outstanding Legacy shares	$1.30
Total cash consideration	$10,041

(c) Under the terms of the merger agreement, 422,900 of the out-of-the money stock options are exchanged for cash at $3.00 per share. The remaining 312,810 options automatically vest and convert into options of Berkshire stock with the same remaining term. Each Legacy share option converts into 0.6265 Berkshire share option at an exercise price equal to the Legacy price divided by 0.6265. These new Berkshire options were valued at $5.46 per share based on the Black Scholes model, resulting in a total consideration value of $1.1 million.

(d) Berkshire purchased 391,600 shares of Legacy common stock prior to negotiating the merger. The $3.6 million cost basis of this stock is accounted for as an element of consideration in determining goodwill. The $1.5 million gain will be recorded in income and is therefore credited as an adjustment to equity (there is no tax offset due to capital loss carryforwards).

(10)	Includes the amortization/accretion of fair value adjustments related to loans, investment securities, deposits and borrowings utilizing the interest method over the estimated lives of the related asset or liability, excluding any adjustments related to estimated loan credit losses. For Rome Bancorp, Inc., estimated lives are 5-7 years for loans, 5 years for investment securities, 2 years for deposits, and 3 years for borrowings. Legacy Bancorp, Inc. estimated lives are 4.7 years for loans, 1.5 years for deposits, and 4 years for borrowings. For both mergers, there is no adjustment to pro forma investment income to exclude interest income foregone on securities sold or the reduction in cash, as there have been no specific determinations of the specific securities which will be sold, and the effective yield on cash is insignificant. It is anticipated that there will a reduction of interest income equivalent to the loss of a 4% yield on investment securities sold. There is no accretion projected for the credit related Legacy Bancorp, Inc. securities discount.
(11)	Non-interest income does not reflect revenue enhancement opportunities. It also does not reflect the $4.0 million after-tax gain expected on the Legacy Bancorp, Inc. deposit divestiture and the $1.5 million gain expected on the existing Legacy Bancorp, Inc. shares currently owned by Berkshire Hills Bancorp, Inc. The latter gain is reflected in the Legacy Bancorp, Inc. merger adjustments related to goodwill and equity in the pro forma balance sheet.
(12)	See Note G below.
(13)	Adjustments to non-interest expense consist primarily of amortization of the identifiable intangible assets over an eight year life using the sum of the years digits method. Additionally, the adjustments include straight line depreciation of capital expenditures directly related to the merger; this annual depreciation is $280 thousand for Rome Bancorp, Inc. and $450 thousand for Legacy Bancorp, Inc. The adjustments also include additional depreciation expense for the amortization of the fixed asset fair value premiums, totaling $60 thousand per year for Rome Bancorp, Inc. and $400 thousand for Legacy Bancorp, Inc. Non-interest expenses do not reflect anticipated cost savings, which are estimated at 35% of total non-interest expenses for Rome Bancorp, Inc. and 42% for Legacy Bancorp, Inc. Non-interest expenses also do not include one-time merger and integration expenses which will be expensed against income and which are accounted for as balance sheet adjustments to cash and equity in these pro forma financial statements. Those amounts, on an after-tax basis, total $5.7 million and $12.2 million for Rome Bancorp, Inc. and Legacy Bancorp, Inc., respectively.
(14)	Reflects the tax impact of the pro forma merger adjustments at Berkshire Hills Bancorp, Inc.’s statutory income tax rate of 41.5%.

(15)	Adjustment reflects the elimination of Rome Bancorp, Inc. and Legacy Bancorp, Inc. weighted average shares outstanding, offset by the shares expected to be issued in connection with the mergers. The adjustment to weighted average diluted shares outstanding for the year ended December 31, 2009 is further adjusted as the combined pro forma weighted average diluted shares outstanding cannot be greater than the combined pro forma weighted average basic shares outstanding as that would result in anti-dilution to the diluted earnings per share amount presented. Based on the merger agreements, it is expected that unallocated ESOP shares of Rome Bancorp, Inc. and Legacy Bancorp, Inc. will be cancelled in satisfaction of the outstanding loans used to purchase such shares, and are, therefore, not included in the number of pro forma Berkshire Hills Bancorp, Inc. combined outstanding common shares at September 30, 2010. Similarly, it is expected that the 391,600 shares of Legacy Bancorp, Inc. presently owned by Berkshire Hills Bancorp, Inc. will be canceled, and they are not included in pro forma combined Berkshire Hills Bancorp, Inc. common shares outstanding.

Note G — Effect of Hypothetical Adjustments on Rome Bancorp, Inc.’s and Legacy Bancorp, Inc.’s Historical Financial Statements

The unaudited pro forma combined condensed consolidated statement of operations presents the pro forma results assuming both the Rome Bancorp, Inc. and Legacy Bancorp, Inc. mergers occurred on January 1, 2009. As required by Regulation S-X Article 11, the pro forma financial statements for the nine months ended September 30, 2010 and for the year ended December 31, 2009 do not reflect any adjustments to eliminate Rome Bancorp, Inc.’s or Legacy Bancorp, Inc.’s historical provision for credit losses.

Both Rome Bancorp, Inc.’s and Legacy Bancorp, Inc.’s provision for credit losses for the periods presented relate to loans that Berkshire Hills Bancorp, Inc. is required to initially record at fair value. Such fair value adjustments include a component related to the expected credit losses on those loan portfolios. Berkshire Hills Bancorp, Inc. believes that these provisions would not have been recorded in Berkshire Hills Bancorp, Inc.’s combined consolidated financial statements for the periods presented had the mergers been completed on January 1, 2009.

COMPARATIVE PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about Berkshire Hills Bancorp, Inc., Rome Bancorp, Inc., and Legacy Bancorp, Inc. giving effect to the mergers (which we refer to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Berkshire Hills Bancorp, Inc., Rome Bancorp, Inc., and Legacy Bancorp, Inc. incorporated by reference or included in this proxy statement/prospectus. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the mergers had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the mergers took place as of September 30, 2010 and December 31, 2009 and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of financial condition. The information about dividends and earnings per share assumes that the mergers took place as of January 1, 2009 and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of operations. No pro forma adjustments have been included in these statements of operation which reflect potential effects of the mergers related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of Berkshire Hills Bancorp, Inc., Rome Bancorp, Inc., and Legacy Bancorp, Inc., or the costs of combining the companies and their operations. It is further assumed that Berkshire Hills Bancorp, Inc. will pay a cash dividend after the completion of the merger at the annual rate of $0.64 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Berkshire Hills Bancorp, Inc. will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

(Shares and Stockholders’ Equity in thousands)	Berkshire	Rome	Berkshire/Rome Pro Forma Combined(1)(2)(3)	Berkshire/Rome Pro Forma Equivalent Shares(4)	Legacy	Rome/Legacy Pro Forma Combined(1)(2)(3)(4)	Rome/Legacy Pro Forma Equivalent Shares(4)
Book value per share:
September 30, 2010	$27.28	$9.12	$25.60	$14.48	$13.57	$24.13	$13.65
December 31, 2009	$27.64	$8.88	$25.89	$14.65	$13.89	$24.35	$13.78
Cash dividends paid per common share:
Nine months ended September 30, 2010	$0.48	$0.27	$0.48	$0.27	$0.15	$0.48	$0.27
Year ended December 31, 2009	$0.64	$0.34	$0.64	$0.36	$0.20	$0.64	$0.36
Basic earnings (loss) per share from continuing operations:
Nine months ended September 30, 2010	$0.73	$0.41	$0.78	$0.44	$(0.42)	$0.55	$0.31
Year ended December 31, 2009	$(1.52)	$0.47	$(1.07)	$(0.61)	$(0.98)	$(1.01)	$(0.57)
Diluted earnings (loss) per share from continuing operations:
Nine months ended September 30, 2010	$0.73	$0.41	$0.78	$0.44	$(0.42)	$0.55	$0.31
Year ended December 31, 2009	$(1.52)	$0.47	$(1.07)	$(0.61)	$(0.98)	$(1.01)	$(0.57)
Note:
Shares outstanding:
September 30, 2010	14,036	6,778	16,654		8,653	21,009
December 31, 2009	13,916	6,800	16,534		8,734	20,889
Stockholders’ Equity
September 30, 2010	$382,915	$61,819	$426,344		$117,445	$506,982
December 31, 2009	$384,581	$60,365	$428,010		$121,367	$508,648

(1)	Pro forma dividends per share represent Berkshire Hills Bancorp, Inc.’s historical dividends per share.

(2)	The pro forma combined book value per share of Berkshire Hills Bancorp, Inc. common stock is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common shares of the combined entities.
(3)	The pro forma combined diluted net income (loss) per share of Berkshire Hills Bancorp, Inc. common stock is based on the pro forma combined diluted net income (loss) for the merged entities divided by total pro forma diluted common shares of the combined entities.
(4)	The Berkshire Hills Bancorp, Inc./Rome Bancorp, Inc. pro forma equivalent shares are calculated by multiplying the amounts in the Berkshire Hills Bancorp, Inc./Rome Bancorp, Inc. pro forma combined column by a 0.5658 exchange ratio, which represents the number of shares of Berkshire Hills Bancorp, Inc. common stock a Rome Bancorp, Inc. stockholder receiving stock consideration will receive for each share of Rome Bancorp, Inc. stock owned. The Berkshire Hills Bancorp, Inc./Rome Bancorp, Inc./Legacy Bancorp, Inc. pro forma equivalent shares are calculated by multiplying the amounts in the Berkshire Hills Bancorp, Inc./Rome Bancorp, Inc./Legacy Bancorp, Inc. pro forma combined column by the same 0.5658 exchange ratio, showing the equivalent impact to a Rome Bancorp, Inc. stockholder of the changes in book value per share of the total combination include the Legacy Bancorp, Inc. merger.

MARKET PRICE AND DIVIDEND INFORMATION

Berkshire Hills Bancorp, Inc. common stock is listed on the NASDAQ Global Select Market under the symbol “BHLB.” Rome Bancorp, Inc. common stock is quoted on the NASDAQ Global Market under the symbol “ROME.” The following table lists the high and low prices per share for Berkshire Hills Bancorp, Inc. common stock and Rome Bancorp, Inc. common stock and the cash dividends declared by each company for the periods indicated.

	Berkshire Hills Bancorp, Inc. Common Stock						Rome Bancorp, Inc. Common Stock
High	Low		Dividends		High		Low		Dividends
Quarter Ended
December 31, 2010 (through [Record Date])	$		$		$		$		$		$
September 30, 2010		$20.94		$17.08		$0.16		$9.90		$8.73		$0.090
June 30, 2010		$22.84		$16.81		$0.16		$9.95		$8.12		$0.090
March 31, 2010		$20.99		$16.20		$0.16		$9.66		$7.61		$0.090
December 31, 2009		$22.85		$18.05		$0.16		$8.69		$7.70		$0.085
September 30, 2009		$24.88		$19.92		$0.16		$9.10		$7.75		$0.085
June 30, 2009		$26.99		$19.87		$0.16		$9.70		$7.52		$0.085
March 31, 2009		$31.39		$18.46		$0.16		$9.10		$7.00		$0.085

You should obtain current market quotations for Berkshire Hills Bancorp, Inc. common stock, as the market price of Berkshire Hills Bancorp, Inc. common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of [Record Date], there were approximately _____ holders of record of Berkshire Hills Bancorp, Inc. common stock. As of [Record Date], there were approximately ___ holders of record of Rome Bancorp, Inc. common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Berkshire Hills Bancorp, Inc.’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Berkshire Hills Bancorp, Inc., applicable state law and government regulations and other factors deemed relevant by Berkshire Hills Bancorp, Inc.’s board of directors.

SPECIAL MEETING OF ROME BANCORP, INC. STOCKHOLDERS

Date, Place, Time and Purpose

Rome Bancorp, Inc.’s board of directors is sending you this document to request that you allow your shares of Rome Bancorp, Inc. to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Rome Bancorp, Inc. board of directors will ask you to vote on a proposal to approve the merger agreement. You may also be asked to vote to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. The special meeting will be held at The Rome Savings Bank, 100 W. Dominick Street, Rome, New York at 5:30 p.m., local time, on [Date].

Who Can Vote at the Meeting

You are entitled to vote if the records of Rome Bancorp, Inc. showed that you held shares of Rome Bancorp, Inc. common stock as of the close of business on [Record Date]. As of the close of business on that date, a total of  shares of Rome Bancorp, Inc. common stock were outstanding. Each share of common stock has one vote. If you are a beneficial owner of shares of Rome Bancorp, Inc. common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Rome Bancorp, Inc. common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Rome Bancorp, Inc. common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the merger agreement.  Approval of the merger agreement will require the affirmative vote of a majority of the outstanding shares of Rome Bancorp, Inc. common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

Proposal 2: Adjourn the meeting if necessary to permit further solicitation of proxies.  The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by Rome Bancorp, Inc. Officers and Directors and by Berkshire Hills Bancorp, Inc.

As of [Record Date], directors and executive officers of Rome Bancorp, Inc. beneficially owned  shares of Rome Bancorp, Inc. common stock, not including shares that may be acquired upon the exercise of stock options. This equals % of the outstanding shares of Rome Bancorp, Inc. common stock. The directors and executive officers of Rome Bancorp, Inc. have agreed to vote their shares in favor of the merger at the special meeting. As of the same date, Berkshire Hills Bancorp, Inc. and its subsidiaries and its directors and executive officers owned  shares of Rome Bancorp, Inc. common stock. This equals % of the total outstanding shares of Rome Bancorp, Inc. common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Rome Bancorp, Inc. recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Rome Bancorp, Inc. stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the proposal to adjourn the meeting. If you are the record holder of your shares of Rome Bancorp, Inc. common stock and submit your proxy without specifying a voting instruction, your shares of Rome Bancorp, Inc. common stock will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. Rome Bancorp, Inc.’s board of directors recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Rome Bancorp, Inc. a duly executed revocation of proxy;
•	submitting a new proxy with a later date; or
•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Rome Bancorp, Inc.
Crystal M. Seymore, Secretary
100 W. Dominick Street
Rome, New York 13440

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. Rome Bancorp, Inc. does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

Rome Bancorp, Inc. will pay for this proxy solicitation. In addition to soliciting proxies by mail, Phoenix Advisory Partners, LLC, a proxy solicitation firm, will assist Rome Bancorp, Inc. in soliciting proxies for the special meeting. Rome Bancorp, Inc. will pay $5,000 for these services. Rome Bancorp, Inc. will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Rome Bancorp, Inc. may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

RIGHTS OF DISSENTING STOCKHOLDERS

Under Delaware law, holders of Rome Bancorp, Inc. common stock that do not wish to accept the merger consideration may elect to have the value of their shares of Rome Bancorp, Inc. common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise such appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex C and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Rome Bancorp, Inc. common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Rome Bancorp, Inc. common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of Rome Bancorp, Inc.’s special meeting, which is scheduled for [Date], the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the Rome Bancorp, Inc. stockholders of the availability of appraisal rights, and the applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex C.

Any Rome Bancorp, Inc. stockholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	The stockholder must deliver to Rome Bancorp, Inc. a written demand for appraisal of its shares before the vote on the merger agreement at Rome Bancorp, Inc.’s special meeting, which is scheduled for [Date]. This demand will be sufficient if it reasonably informs Rome Bancorp, Inc. of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares.
•	The stockholder must not vote its shares of common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a Rome Bancorp, Inc. stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. Neither voting against, abstaining from voting, nor failing to vote on the adoption of the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the merger.
•	The stockholder must continuously hold its shares from the date of making the written demand through the completion of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares.

Only a stockholder of record of shares of Rome Bancorp, Inc. common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of Rome Bancorp, Inc.;
•	specify the stockholder’s name and mailing address;
•	specify the number of shares of Rome Bancorp, Inc. common stock owned by the stockholder; and
•	specify that the stockholder intends thereby to demand appraisal of its common stock.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

Rome Bancorp, Inc.
100 W. Dominick Street
P.O. Box 1567
Rome, New York 13440
Attention: Crystal M. Seymore
Corporate Secretary

Within ten days after the completion of the merger, Berkshire must send a notice as to the completion of the merger to each of Rome Bancorp, Inc.’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of or consented to adoption of the merger agreement. Within 120 days after the completion of the merger, but not after that date, either Berkshire or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all stockholders demanding appraisal of their shares. Berkshire is under no obligation to, and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Berkshire Hills Bancorp, Inc. will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Berkshire Hills Bancorp, Inc. has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal. Under the merger agreement, Rome Bancorp, Inc. has agreed to give Berkshire Hills Bancorp, Inc. prompt notice of any demands for appraisal it receives. Berkshire Hills Bancorp, Inc. has the right to participate in all negotiations and proceedings with respect to demands for appraisal. Rome Bancorp, Inc. will not, except with the prior written consent of Berkshire Hills Bancorp, Inc., make any payment with respect to any demands for appraisal, offer to settle, or settle, any demands.

Within 120 days after the completion of the merger, any stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Berkshire Hills Bancorp, Inc., upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Rome Bancorp, Inc. received demands for appraisal and the aggregate number of holders of those shares. Berkshire Hills Bancorp, Inc. must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. must, within 20 days of receipt of the petition, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining what stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to Berkshire Hills Bancorp, Inc., within 60 days of the effective date of the merger, a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Berkshire Hills Bancorp, Inc. Moreover, no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Berkshire Hills Bancorp, Inc. does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a Rome Bancorp, Inc. stockholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Rome Bancorp, Inc. with and into Berkshire Hills Bancorp, Inc., with Berkshire Hills Bancorp, Inc. as the surviving entity. Immediately following the merger of Rome Bancorp, Inc. with and into Berkshire Hills Bancorp, Inc., The Rome Savings Bank will merge with and into Berkshire Bank, with Berkshire Bank as the surviving entity.

Background of the Merger

As part of the ongoing consideration and evaluation of its long-term prospects and strategies, the Berkshire Hills Bancorp, Inc. board of directors looks for and considers various opportunities for growth through strategic acquisitions of, or combinations with, other financial institutions. During certain of its regularly scheduled board meetings in 2010, the Berkshire Hills Bancorp, Inc. board of directors discussed and reviewed general market conditions, the mergers and acquisitions landscape and potential opportunities for growth with its senior management.

The Rome Bancorp, Inc. board of directors and senior management have regularly reviewed and assessed Rome Bancorp, Inc.’s business strategies and objectives, including strategic opportunities, all with the goal of enhancing stockholder value. As part of this ongoing review and assessment, the Rome Bancorp, Inc. board of directors has considered a range of potential opportunities, including acquisitions, business combinations and other strategic alternatives. In particular, beginning shortly after the third anniversary of the company’s second step conversion in March of 2008, Rome Bancorp, Inc. periodically received unsolicited, informal inquiries from other banks regarding a potential transaction. Rome Bancorp, Inc. utilized the services of several investment banking or consulting firms to assist it in evaluating several of these proposals, none of which proceeded beyond the preliminary stage.

In the spring of 2010, a director of Rome Bancorp, Inc. received an unsolicited inquiry from a director of a publicly traded community bank headquartered in New York regarding the possibility of the community bank acquiring Rome Bancorp, Inc. Rome Bancorp, Inc. asked Sandler O’Neill to assist it in evaluating its strategic options, including a possible business combination with the community bank. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In particular, in the opinion of the Rome Bancorp, Inc. board of directors, Sandler O’Neill has an excellent reputation for knowledge of and experience with banks in the New York and New England regions. Sandler O’Neill had informal discussions with the financial advisor for the community bank from time to time over the next several months. During this same time period, in order to get a sense of the potential market for a transaction with Rome Bancorp, Inc., Sandler O’Neill also contacted four other banks in the region that Sandler O’Neill believed might be interested in a transaction with Rome Bancorp, Inc. On April 12, 2010, the community bank entered into a confidentiality agreement with Sandler O’Neill, pursuant to which Sandler O’Neill agreed to provide the community bank with confidential and proprietary information about Rome Bancorp, Inc. and the community bank agreed, among other things, to keep such information confidential and not to disclose such information except as set forth in the confidentiality agreement. Confidentiality agreements were later signed with two of the other four banks contacted by Sandler O’Neill.

In late April of 2010, Rome Bancorp, Inc. received an unsolicited, non-binding proposal from a private investor group to acquire control of Rome Bancorp, Inc. Under this proposal, the investor group would purchase a majority interest in Rome Bancorp, Inc. common stock in a private placement of newly issued shares and gain control of the management and board of directors of the company. Immediately following the private placement, Rome Bancorp, Inc. would conduct a tender offer to purchase 100% of the outstanding shares of common stock of Rome Bancorp, Inc., excluding shares owned by the investor group, at $11.05 per share. The investor group subsequently increased the price it would pay in the tender offer to $11.25 per share. The proposal was at all times subject to the investor group’s due diligence review of Rome Bancorp, Inc. On May 17, 2010, the board of directors met to discuss the proposal from the investor group. At the meeting, the board of directors expressed concerns regarding the highly contingent nature and viability of the investor group’s proposal. Specifically, the board had significant concerns about the structure of the transaction, including that the tender offer structure was not in the best interests of the Rome Bancorp, Inc. stockholders; the inability of the current board of directors to protect the interests of the company’s stockholders in the tender offer after the change in control had occurred; the lack of any clear “fiduciary out” or ability of the board to consider alternative, and possibly superior, proposals under the proposed transaction structure; and the possibility that the NASDAQ rules could require the approval of Rome Bancorp, Inc.’s stockholders to complete the first-step private placement despite the tender offer structure being designed in part to complete the transaction more quickly than a traditional merger transaction. In addition, the board was concerned that, other than wishing to use Rome Bancorp, Inc. and The Rome Savings Bank as a platform to acquire other banks in order to become a regional banking franchise, the investor group did not seem to have a well articulated business plan; the investor group had not identified the new management team and board of directors for the company; and the investor group had not yet raised the capital necessary to complete the transaction, or obtained commitments from investors to raise such capital. Moreover, based on its discussions with SNR Denton US LLP, the company’s legal counsel, the board believed that there was significant uncertainty regarding the ability of the investor group to obtain, in a timely manner or at all, the regulatory approvals necessary to acquire control of Rome Bancorp, Inc. The board was also concerned that even if such approval were obtained, any approval was likely to include conditions that could threaten or delay the closing of a transaction. The board also discussed the advantages and disadvantages of selling the company compared to remaining independent. As a result of all the foregoing considerations, the board unanimously voted not to proceed with the investor group’s proposal and determined that it would continue to execute its independent business plan. Subsequent to the board decision, the investor group offered to increase the transaction value to $11.75 per share, consisting of $11.25 in cash and $0.50 in stock, again subject to the investor group’s due diligence. The board considered the revised proposal, but, based on the board’s concerns regarding the highly contingent nature and viability of the offer and its continuing concerns regarding the factors discussed above, the board again unanimously voted not to proceed with the investor group’s proposal.

On June 3, 2010, after continued discussions between Sandler O’Neill and the financial advisor for the above referenced community bank, Rome Bancorp, Inc. received a written, non-binding proposal from the community bank to enter into a merger agreement with Rome Bancorp, Inc. Pursuant to the terms of the proposal, the community bank offered to acquire 100% of the outstanding shares of common stock of Rome Bancorp, Inc. for a combination of cash and common stock. The initial proposal specified that 80% of the merger consideration was to be paid in the community bank’s common stock at a fixed exchange ratio and 20% of the merger consideration was to be paid in cash at $11.00 per share. Based on the closing price of the community bank’s common stock on the NASDAQ Stock Market on the date prior to the proposal, the aggregate transaction value was approximately $74.8 million, or $11.00 per share of Rome Bancorp, Inc. stock outstanding. In addition, in the proposal, the community bank agreed to designate one Rome Bancorp, Inc. director to serve on its board of directors following completion of the merger. The proposal also provided that Rome Bancorp, Inc. employment agreements, change-in-control agreements, and other existing management severance arrangements would be honored with any contractually due severance payments to be handled in a tax efficient manner. In addition, the proposal provided that any employees of The Rome Savings Bank who would not be retained by the community bank after the merger would be entitled to receive severance payments. Any definitive merger agreement would contain normal and customary representations, warranties and terms and conditions. The transaction would be subject to any required regulatory and stockholder approvals. The proposal was subject to a due diligence review of Rome Bancorp, Inc. by the community bank.

On June 10, 2010, by letter dated April 8, 2010, Rome Bancorp, Inc. formally engaged Sandler O’Neill to act as its financial advisor to assist it in evaluating its strategic options, including a possible business combination with another party. On June 17, 2010, at a meeting of the board in which Sandler O’Neill participated, the board discussed the initial written, non-binding proposal from the community bank and the verbal, non-binding expressions of interest from one of the other four banks contacted by Sandler O’Neill. The other three banks contacted by Sandler O’Neill did not submit any expressions of interest to Rome

Bancorp, Inc. After extensive discussion, the board directed Sandler O’Neill to request an increase in the proposed purchase price from the community bank. The board rejected the verbal, non-binding expression of interest from the other bank due to the inadequacy of the price offered. Sandler O’Neill informed this other bank that the board had rejected its expression of interest because the price was inadequate and invited the bank to increase its offer. However, the other bank declined to do so.

On June 23, 2010, Rome Bancorp, Inc. received a revised written, non-binding proposal from the community bank to enter into a merger agreement with Rome Bancorp, Inc. Pursuant to the terms of the revised proposal, the community bank offered to acquire 100% of the outstanding shares of common stock of Rome Bancorp, Inc. for a combination of cash and common stock. The revised proposal specified that 80% of the merger consideration was to be paid in the community bank’s common stock at a fixed exchange ratio and 20% of the merger consideration was to be paid in cash at $11.25 per share. Based on the closing price of the community bank’s common stock on the NASDAQ Stock Market on the date prior to the proposal, the aggregate transaction value was approximately $76.5 million, or $11.25 per share of Rome Bancorp, Inc. stock outstanding. The other terms of the community bank’s initial written proposal did not change.

At its regularly scheduled meeting on June 23, 2010, the board of directors of Rome Bancorp, Inc. discussed the terms of the community bank’s proposal with Sandler O’Neill. After extensive discussion, the board authorized management to proceed with discussions with the community bank under the terms set forth in the community bank’s revised proposal. The parties agreed to an exclusivity period that would last through August 8, 2010.

Over the next several weeks, the community bank conducted a due diligence review of Rome Bancorp, Inc. On July 8, 2010, legal counsel to the community bank transmitted a draft merger agreement to Rome Bancorp, Inc. and its advisors. SNR Denton US LLP transmitted the comments of Rome Bancorp, Inc., Sandler O’Neill and SNR Denton US LLP to the community bank’s legal counsel on July 14, 2010. On July 19, 2010, based on the results of its due diligence review, the community bank provided Rome Bancorp, Inc. with a second revised, non-binding proposal to acquire Rome Bancorp, Inc. in which the stock portion of the merger consideration was increased from 80% to 90%; the cash portion of the merger consideration was reduced from 20% to 10%; the price of the cash consideration was reduced from $11.25 per share to $10.50 per share; and the fixed exchange ratio was reduced to a figure that would result in the stock consideration being priced at $10.50 per share (based on the community bank’s closing price on the NASDAQ Stock Market on date of the revised proposal). As a result of these changes, the proposed aggregate transaction value had been reduced to $71.4 million from $76.5 million. After reviewing the community bank’s revised proposal at a meeting in which Sandler O’Neill and SNR Denton US LLP participated, the board of directors of Rome Bancorp, Inc. concluded that the price reduction proposed by the community bank was not merited, rejected the community bank’s proposal, and asked its advisors to request that the community bank increase its offer. At this time, the board of directors decided not to proceed with its due diligence review of the community bank until the pricing issues were resolved.

The parties continued to discuss the terms of a possible agreement and exchanged various proposals to address the community bank’s due diligence concerns and Rome Bancorp, Inc.’s concerns about price. During this time, the community bank revised its second revised proposal to increase the cash portion of the merger consideration to $11.62 per share and to reduce the fixed exchange ratio. On the date it was made, the third revised proposal resulted in aggregate merger consideration of $74.3 million, or $10.92 per share of Rome Bancorp, Inc.’s common stock (based on the community bank’s closing price on the NASDAQ Stock Market on date of the second revised proposal). Rome Bancorp, Inc. and its advisors continued to negotiate with the community bank to attempt to increase the price of the transaction. During this time, the Rome Bancorp, Inc. board of directors held several meetings at which the negotiations were discussed in detail among the board and the company’s legal and financial advisors. At these meetings, the directors noted that the community bank’s stock price had begun to fluctuate significantly, which, due to the fixed exchange ratio, meant that the transaction value to Rome Bancorp, Inc. also fluctuated significantly. As a result, the board became concerned about the downside risk of the community bank’s common stock if a transaction were to be consummated and asked the community bank to consider a floating exchange ratio that would fix the merger consideration at $11.25 per share.

On August 8, 2010, the parties agreed to extend the exclusivity period to the earlier of August 23, 2010 or the date on which either party terminated merger discussions. After the parties continued to negotiate over the next several days, the community bank asked Rome Bancorp, Inc. to consider its final offer, the financial terms of which had not changed from the third revised proposal. On August 16, 2010, the Rome Bancorp, Inc. board of directors met to consider the community bank’s final offer. As of the close of trading on August 13, 2010, the aggregate transaction value was $73.9 million, or $10.91 per share of Rome Bancorp, Inc. common stock. The board received presentations from Sandler O’Neill as to the financial terms of the community bank’s offer and SNR Denton US LLP as to the fiduciary duties of the board under Delaware law. After extensive discussion, based on its concern regarding the price per share being offered to Rome Bancorp, Inc. stockholders, the significant downside risk of the community bank’s stock and the limited amount of cash consideration to serve to mitigate this downside risk, the board voted to reject the community bank’s offer and directed its advisors to inform the community bank that it would be willing to proceed with discussions toward a definitive merger agreement if the community bank was willing to offer a price of $11.25 per share with a floating exchange ratio that would protect the price through closing. The board determined that it was prepared to continue to execute its independent business plan in the event that the community bank declined to increase its offer. Sandler O’Neill and SNR Denton US LLP informed the community bank’s advisors of the Rome Bancorp, Inc. board’s position later that day. The community bank declined to increase the price of its offer or to offer a floating exchange ratio, and formally terminated merger discussions on August 17, 2010.

On August 19, 2010, Sandler O’Neill, aware that Berkshire Hills Bancorp, Inc. was interested in acquiring a banking franchise in upstate New York, contacted Berkshire Hills Bancorp, Inc. to determine its interest in a possible transaction with Rome Bancorp, Inc. On August 23, 2010, Berkshire Hills Bancorp, Inc. entered into a confidentiality agreement with Sandler O’Neill, pursuant to which Sandler O’Neill agreed to provide Berkshire Hills Bancorp, Inc. with confidential and proprietary information about Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. agreed, among other things, to keep such information confidential and not to disclose such information except as set forth in the confidentiality agreement. On the same day, Michael P. Daly, President and Chief Executive Officer of Berkshire Hills Bancorp, Inc., met with Charles M. Sprock, President and Chief Executive Officer of Rome Bancorp, Inc., to discuss a potential transaction between the companies. As a result of this discussion, Mr. Daly indicated that Berkshire Hills Bancorp, Inc. would be providing to Rome Bancorp, Inc. in the near future a proposal for Berkshire Hills Bancorp, Inc. to acquire Rome Bancorp, Inc.

In mid-August 2010, Berkshire Hills Bancorp, Inc. engaged Stifel Nicolaus & Company, Incorporated as its financial advisor with respect to a possible acquisition of Rome Bancorp, Inc. On August 24, 2010, Berkshire Hills Bancorp, Inc. provided to Rome Bancorp, Inc. a non-binding proposal to enter into a merger agreement with Rome Bancorp, Inc. Pursuant to the terms of the proposal, Berkshire Hills Bancorp, Inc. offered to acquire 100% of the outstanding shares of common stock of Rome Bancorp, Inc. for a combination of cash and Berkshire Hills Bancorp, Inc. common stock. Specifically, 80% of the merger consideration was to be paid in Berkshire Hills Bancorp, Inc. common stock with a fixed exchange ratio of 0.5921 and 20% of the merger consideration was to be paid in cash at $11.25 per share. Assuming a $19.00 per share price of Berkshire Hills Bancorp, Inc. common stock, the aggregate transaction value was approximately $76.5 million, or $11.25 per share of Rome Bancorp, Inc. common stock outstanding. In addition, the proposal provided that each outstanding option to purchase shares of Rome Bancorp, Inc. common stock would be cancelled and cashed out for the greater of the cash out value of the option or $1.00 per option. The proposal also provided that Rome Bancorp, Inc. employment agreements, change-in-control agreements, and other existing management severance arrangements would be honored with any contractually due severance payments to be handled in a tax efficient manner. Employees of The Rome Savings Bank who became employees of Berkshire Bank would be eligible to participate in Berkshire Bank’s current employee benefits programs. Employees of The Rome Savings Bank who would not be retained by Berkshire Bank would be entitled to receive severance payments pursuant to Rome Bancorp’s existing severance plan or policy, or under Berkshire Bank’s current severance plan or policy, if such payments would be more favorable to such employees. The proposal provided that any definitive merger agreement would contain normal and customary representations, warranties and terms and conditions, including a termination fee equal to 5.0% of the aggregate transaction value. The proposal also required that all Rome Bancorp, Inc. directors and executive officers would execute share voting agreements and enter into customary non-competition agreements concurrently with the signing of a definitive merger agreement. The transaction would be subject to any required regulatory and stockholder approvals. The proposal was subject to a due diligence review of Rome Bancorp, Inc. and provided that, if Rome Bancorp, Inc. wished to accept the offer in principle and proceed with the negotiation of a definitive merger agreement, Berkshire Hills Bancorp, Inc. would require exclusivity in negotiations for a period of 30 days, during which Berkshire Hills Bancorp, Inc. would work in good faith to complete its due diligence and execute a definitive merger agreement.

At its regularly scheduled meeting on August 25, 2010, the board of directors of Rome Bancorp, Inc. discussed the terms of Berkshire Hills Bancorp, Inc.’s proposal and authorized management to proceed with discussions with Berkshire Hills Bancorp, Inc. under the terms set forth in Berkshire Hills Bancorp, Inc.’s August 24 proposal, including the 30 day exclusivity period.

On August 27, 2010, Rome Bancorp, Inc. entered into a confidentiality agreement with Berkshire Hills Bancorp, Inc., dated August 24, 2010, pursuant to which Berkshire Hills Bancorp, Inc. agreed to provide Rome Bancorp, Inc. with confidential and proprietary information about Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. agreed, among other things, to keep such information confidential and not to disclose such information except as set forth in the confidentiality agreement.

On August 26, 2010, Sandler O’Neill provided Berkshire Hills Bancorp, Inc. and its legal and financial advisors with access to an electronic data room so that it could begin its due diligence review of Rome Bancorp, Inc. From August 27, 2010 through September 10, 2010, Berkshire Hills Bancorp, Inc. and its advisors and consultants conducted their due diligence review of Rome Bancorp, Inc.

On August 30, 2010, SNR Denton US LLP transmitted a draft merger agreement to Berkshire Hills Bancorp, Inc.

On September 8, 2010, Berkshire Hills Bancorp, Inc. provided Rome Bancorp, Inc. and its legal and financial advisors with access to an electronic data room so that it could begin its due diligence review of Berkshire Hills Bancorp, Inc. Rome Bancorp, Inc. management, SNR Denton US LLP and Sandler O’Neill began conducting a due diligence review of Berkshire Hills Bancorp, Inc. shortly after gaining access to the data room.

On September 15, 2010, at a meeting at Rome Bancorp, Inc.’s offices, Mr. Daly informed Mr. Sprock that, based on Berkshire Hills Bancorp, Inc.’s due diligence review, including its revised, decreased valuations of the loan and investment portfolio of Rome Bancorp, Inc., Berkshire Hills Bancorp, Inc. would reduce the price per share included in its August 24, 2010 proposal from $11.25 per share to $10.75 per share. Mr. Daly informed Mr. Sprock that Berkshire Hills Bancorp, Inc. was bidding on another bank located in New York state and that the strategic value of Rome Bancorp, Inc.’s franchise to Berkshire Hills Bancorp, Inc. could increase if Berkshire Hills Bancorp was the winning bidder for this other bank. As a result, Berkshire Hills Bancorp, Inc. would not be submitting a formal revised proposal to Rome Bancorp, Inc. until it knew whether or not it was the winning bidder for such bank. Mr. Sprock expressed disagreement with the proposed reduction in price and requested Mr. Daly to ask the Berkshire Hills Bancorp, Inc. board of directors to consider increasing the price of its proposal, whether or not it was the winning bidder for the other New York bank. As a result of this conversation, Rome Bancorp temporarily halted its due diligence review of Berkshire Hills Bancorp, Inc., but agreed to continue to provide Berkshire Hills Bancorp, Inc. with any information that it needed in order to prepare its revised proposal.

Over the next week, representatives of Sandler O’Neill had several discussions with Mr. Daly regarding the status of Berkshire Hills Bancorp, Inc.’s bid for the other New York bank and the potential for Berkshire Hills Bancorp, Inc. to increase the price in its most recent proposal.

On September 24, 2010, Berkshire Hills Bancorp, Inc. was notified that it was not the winning bidder for the other bank located in New York state. Following this notification, Mr. Sprock asked Mr. Daly to increase the price of Berkshire Hills Bancorp, Inc.’s latest offer even though it was not the winning bidder for the other New York bank. In response to Mr. Sprock’s request, Mr. Daly, as authorized by the Berkshire Hills Bancorp, Inc. board of directors, agreed to increase the cash consideration from 20% to 30% of the merger consideration and to increase the per share value of the cash consideration from $10.75 per share to $11.25 per share.

On September 28, 2010, Berkshire Hills Bancorp, Inc. provided to Rome Bancorp, Inc. a revised non-binding proposal to enter into a merger agreement, which was approved by the Berkshire Hills Bancorp, Inc.’s Board of Directors, in consultation with its executive management and financial and legal advisors. Pursuant to the terms of the revised proposal, Berkshire Hills Bancorp, Inc. offered to acquire 100% of the outstanding shares of common stock of Rome Bancorp, Inc. for a combination of cash and Berkshire Hills Bancorp, Inc. common stock. Specifically, 70% of the merger consideration was to be paid in Berkshire Hills Bancorp common stock with a fixed exchange ratio of 0.5658 (decreased from 0.5921 to reflect the findings of the due diligence by Berkshire Hills Bancorp, Inc.) and 30% of the merger consideration was to be paid in cash at $11.25 per share. Based on a $18.63 per share price of Berkshire Hills Bancorp, Inc. common stock (the closing price of Berkshire Hills Bancorp, Inc. common stock on the date of the proposal), the aggregate transaction value was approximately $73.1 million or $10.75 per share of Rome Bancorp, Inc. common stock outstanding. The other terms of Berkshire Hills Bancorp, Inc.’s August 24, 2010 proposal remained unchanged.

On October 1, 2010, the board of directors of Rome Bancorp, Inc. met to discuss Berkshire Hills Bancorp, Inc.’s revised proposal. Each director had been notified of the revised terms of the proposal and provided with additional information about Berkshire Hills Bancorp, Inc. in advance of the meeting. Each director also was provided with a copy of presentation materials prepared by Sandler O’Neill at the meeting. Sandler O’Neill reviewed with the board the presentation materials, including the terms of Berkshire Hills Bancorp, Inc.’s most recent proposal. When made, the proposal was valued at $10.75 per share of Rome Bancorp, Inc. common stock, but had risen to $10.88 per share of Rome Bancorp, Inc. common stock on the date of the meeting due to an increase in Berkshire Hills Bancorp, Inc.’s stock price since the date of the proposal. Sandler O’Neill expressed its view that it did not believe that there were any other banks that had both the financial ability and the interest to acquire Rome Bancorp, Inc. under terms comparable to Berkshire Hills Bancorp, Inc.’s proposal. Sandler O’Neill reviewed a number of key financial metrics relating to the proposal, including the price to last twelve months earnings per share, the price to tangible book value, the price to adjusted tangible book value, the core deposit premium and the market premium of the proposed transactions compared to comparable bank M&A transactions in the Northeast since January 1, 2009 and indicated that the proposed transaction was comparable to other transactions based on the metrics set forth in the presentation materials. Sandler O’Neill also reviewed the historical value of Berkshire Hills Bancorp, Inc.’s common stock price and the adjusted value of Rome Bancorp, Inc. common stock at the 0.5658 exchange ratio and concluded that Rome Bancorp, Inc. stockholders would receive Berkshire Hills Bancorp, Inc. common stock near the low end of Berkshire Hills Bancorp, Inc.’s trading range, which could provide Rome Bancorp, Inc. stockholders with significant potential upside in the stock consideration they would receive in a merger. Sandler O’Neill then provided an overview of the Berkshire Hills Bancorp, Inc.’s franchise, including its branch footprint, financial performance, loan portfolio, deposit composition, comparison of its financial performance compared to a peer group, and management team. Sandler O’Neill also mentioned that Berkshire Hills Bancorp, Inc.’s analyst ratings included two buy ratings and two hold ratings. SNR Denton US LLP provided the board with a detailed overview of the director’s fiduciary duties under Delaware law. After extensive discussion, the board unanimously voted to proceed with a transaction under the terms of Berkshire Hills Bancorp, Inc.’s most recent proposal, contingent on the satisfactory conclusion of due diligence on Berkshire Hills Bancorp, Inc. and the negotiation of a definitive merger agreement.

From October 1, 2010 through October 6, 2010, Rome Bancorp, Inc. and its legal and financial advisors conducted a due diligence review of Berkshire Hills Bancorp, Inc. and participated in informational and due diligence sessions at which Berkshire Hills Bancorp, Inc.’s management team made presentations regarding Berkshire Hills Bancorp, Inc. and its business, reviewed matters from Rome Bancorp, Inc.’s due diligence request list and responded to questions from Rome Bancorp, Inc. and its advisors concerning a variety of matters including financial matters, accounting practices, credit quality, Berkshire Hills Bancorp, Inc.’s regulatory profile and legal matters.

On October 4, 2010, the Berkshire Hills Bancorp, Inc. board of directors held a special meeting to review and consider the proposed transaction with Rome Bancorp, Inc. Mr. Daly provided an update of the negotiations with Rome Bancorp, Inc. and reviewed a presentation on Rome Bancorp, Inc. and the proposed business combination with Rome Bancorp, Inc. Luse Gorman Pomerenk & Schick, P.C. provided the board with a detailed overview of the directors’ fiduciary duties under Delaware law, and reviewed the material terms of the merger and the proposed draft merger agreement. Representatives of Stifel Nicolaus & Company, Incorporated then addressed the fairness to Berkshire Hills Bancorp, Inc. of the merger consideration to be paid to the stockholders of Rome Bancorp, Inc. by Berkshire Hills Bancorp, Inc., from a financial point of view, including a review of a presentation outlining the proposed transaction multiples and transaction structure, an overview of Rome Bancorp, Inc., a comparable group analysis and a review of the methodology and assumptions used to arrive at the valuation of Rome Bancorp, Inc., and responded to questions by the Berkshire Hills Bancorp, Inc. board of directors. The Berkshire Hills Bancorp, Inc. board of directors approved the merger agreement, with such further drafting changes as approved by Mr. Daly in consultation with Berkshire Hills Bancorp, Inc.’s legal and financial advisors, provided that any such changes did not effect the pricing or other material terms of the merger agreement.

Luse Gorman Pomerenk & Schick, P.C., legal counsel to Berkshire Hills Bancorp, Inc. provided SNR Denton US LLP with a revised draft of a definitive merger agreement on October 5, 2010. The parties and their legal advisors negotiated the terms and conditions of the merger agreement and related documents over the course of the next several days.

On October 8, 2010, the Rome Bancorp, Inc. board of directors held a special meeting to review and consider the proposed transaction with Berkshire Hills Bancorp, Inc. Copies of presentation materials from Sandler O’Neill, as well as the merger agreement and related materials, were distributed to the members of the board in advance of the meeting. SNR Denton US LLP discussed the status of negotiations with Berkshire Hills Bancorp, Inc. regarding certain provisions of the merger agreement and related documents and summarized the key terms that had been arrived at by the parties, including those related to price, the amount of the termination fee, the ability of the board to consider unsolicited alternative proposals from other parties, and the obligations of the parties to obtain the required regulatory approvals for the transaction. SNR Denton US LLP also reviewed the several other issues that had recently been resolved, including restoring certain exclusions to the definition of material adverse effect; the merger of the bank’s charitable foundation into Berkshire Hills Bancorp, Inc.’s charitable foundation along with a commitment from Berkshire Hills Bancorp, Inc. that the assets of Rome Bancorp, Inc. charitable foundation continue to be used for the benefit of the Rome community; ensuring that ESOP participants would be able to elect cash or stock just like other stockholders; negotiation of certain negative covenants by Berkshire Hills Bancorp, Inc.; finalizing the settlement agreements and change of control payout terms for officers of Rome Bancorp, Inc. and/or The Rome Savings Bank with employment contracts or change in control agreements; negotiating the terms of a consulting agreement and non-compete agreement between Berkshire Hills Bancorp, Inc. and Mr. Sprock in order to address Berkshire Hills Bancorp, Inc.’s concerns under Section 280G of the Tax Code; and increasing the cap on the cost of director and officer liability insurance tail coverage. SNR Denton US LLP also reported on the results of the due diligence review of Berkshire Hills Bancorp, Inc. conducted by Rome Bancorp, Inc. management, SNR Denton US LLP and Sandler O’Neill. Sandler O’Neill then presented its financial analysis of the proposed transaction. Sandler O’Neill reviewed the financial terms of the proposed transaction and summarized the strategic and financial rationale for the transaction for both Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. and responded to questions by the Rome Bancorp, Inc. board. Sandler O’Neill then delivered its oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion and subject to the limitations, qualifications, factors and assumptions set forth therein, the merger consideration to be paid to the stockholders of Rome Bancorp, Inc. was fair, from a financial point of view, to such stockholders. SNR Denton US LLP provided the board with a detailed overview of directors’ fiduciary duties under Delaware law and reviewed the material terms of the merger and the draft merger agreement with the board, and responded to questions by the board. After further discussion among the directors, Sandler O’Neill and SNR Denton US LLP including the factors described under “— Reasons for the Merger; Recommendation of the Rome Bancorp, Inc. Board of Directors,” the Rome Bancorp, Inc. board of directors unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Rome Bancorp, Inc. and its stockholders, unanimously approved the merger agreement and related actions, and recommended that Rome Bancorp, Inc. stockholders vote in favor of the approval of the merger agreement.

The parties entered into the merger agreement on October 12, 2010 and announced the transaction in a joint press release prior to the opening of trading on that day. Each company filed a Current Report on

Form 8-K with the SEC which summarized the material terms of the merger agreement and included a copy of the executed merger agreement as an exhibit to the report.

Reasons for the Merger; Recommendation of the Rome Bancorp, Inc. Board of Directors

At a meeting held on October 8, 2010, after a careful review of the facts and circumstances relating to the merger, by unanimous vote (i) approved and declared advisable the merger agreement and the transactions contemplated thereby, (ii) determined that the terms of the merger agreement and the merger and the other transactions contemplated thereby are fair to, and in the best interests of, Rome Bancorp, Inc. and its stockholders and (iii) resolved to recommend that Rome Bancorp, Inc. stockholders approve the adoption of the merger agreement and directed that this matter be submitted for consideration of Rome Bancorp, Inc. stockholders at a special meeting.

In reaching its determination and making its recommendation described above, the Rome Bancorp, Inc. board consulted with members of Rome Bancorp, Inc.’s senior management and its financial and legal advisors. The material factors considered by the Rome Bancorp, Inc. board, each of which it believes support its determination and recommendations are as follows:

•	Rome Bancorp, Inc.’s operating and financial condition and prospects. The Rome Bancorp, Inc. board concluded that the merger provides a better alternative to Rome Bancorp, Inc. stockholders than remaining independent as a result of the risks and uncertainties associated with remaining independent and attempting to implement Rome Bancorp, Inc.’s strategic plans. In reaching this conclusion, the Rome Bancorp, Inc. board considered Rome Bancorp, Inc.’s current and historical financial condition and results of operations, its near and long term prospects and strategic objectives and the current and potential economic, competitive and operating conditions in the various markets in which Rome Bancorp, Inc. does business. In particular, the Rome Bancorp, Inc. board considered Rome Bancorp, Inc.’s historical revenues and revenue expectations over the near and long term, its prospects for achieving continued revenue and earnings growth given continued downward pricing pressures, the execution risks involved in implementing Rome Bancorp, Inc.’s business plan, including the local and national economic environment, the increasingly competitive environment for small community banks, the increased regulatory burden expected to arise from the implementation of the Dodd-Frank Act, the earnings and growth challenges of doing business in the company’s market area, potential succession planning issues, and the risks inherent in Rome Bancorp, Inc.’s business model, as well as the other risks and uncertainties discussed in the “Risk Factors” section of Rome Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.
•	Future prospects of Berkshire Hill Bancorp, Inc. The board considered the historical revenues and revenue expectations of Berkshire Hills Bancorp, Inc. over the near and long term and concluded that Berkshire Hills Bancorp, Inc.’s earnings and prospects make it more likely that the combined company will have superior future earnings and prospects compared to Rome Bancorp, Inc.’s earnings and prospects on an independent basis.
•	Financial terms and premium to historical trading prices. The Rome Bancorp, Inc. board considered the relationship of the merger consideration to the historical and recent market prices of Rome Bancorp, Inc. common stock. The directors considered that the merger consideration represented a 16.9% market premium to Rome Bancorp, Inc.’s trading price on the NASDAQ Stock Market on October 7, 2010, the date prior to the meeting; a 5.8% core deposit premium over tangible book value; a price of 19.2x last twelve months earnings; a price of 20.7x estimated 2010 earnings; a price to tangible book value of 119%; a price to adjusted tangible book value of 136%; and that these financial metrics were comparable to those other merger and acquisition transactions in the region. The board also considered that Sandler O’Neill’s net present value analysis showed that the value of the merger consideration exceeded the net present value of Rome Bancorp, Inc.’s common stock; that the more active trading market for Berkshire Hills Bancorp, Inc. common stock would provide more liquidity to stockholders than Rome Bancorp, Inc. common stock and would provide stockholders; and that Berkshire Hills Bancorp, inc. common stock would provide a comparable cash dividend to Rome Bancorp, Inc. common stock.

•	Sandler O’Neill fairness opinion. The Rome Bancorp, Inc. board considered the financial analyses presented by Sandler O’Neill at the October 8, 2010 meeting of the Rome Bancorp, Inc. board and the opinion of Sandler O’Neill, delivered orally at the October 8, 2010 meeting and subsequently confirmed in writing on October 12, 2010 to the effect that, as of that date and based upon and subject to the limitations, qualifications, factors and assumptions set forth therein, the merger consideration to be received by Rome Bancorp, Inc. stockholders pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Sandler O’Neill, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B hereto and is incorporated herein by reference. For a further discussion of Sandler O’Neill’s opinion, see “— Opinion of Rome Bancorp, Inc.’s Financial Advisor” below.
•	Terms of merger agreement. The Rome Bancorp, Inc. board believed that the terms of the merger agreement, taken as a whole, were favorable to Rome Bancorp, Inc. and its stockholders, including, among other terms, the adequacy of the merger consideration, the obligation of Berkshire Hills Bancorp, Inc. with respect to regulatory approvals, Rome Bancorp, Inc.’s ability to terminate the merger agreement in connection with the receipt of an unsolicited superior proposal, the limited conditions to closing, the absence of a financing condition, the limitations and exceptions included in the material adverse effect definition and the fact that the merger agreement is subject to approval by Rome Bancorp, Inc. stockholders.
•	Tax free reorganization. The Rome Bancorp, Inc. board considered that the merger would be a tax free reorganization for U.S. federal income tax purposes and that stockholders receiving stock consideration would not recognize gain or loss on the exchange of Rome Bancorp, Inc. stock for Berkshire Hills Bancorp, Inc. stock.
•	Choice of cash or stock. The Rome Bancorp, Inc. board of directors considered the provisions of the merger agreement that afford Rome Bancorp, Inc. stockholders the opportunity to participate in the growth of the combined company through the stock component of the merger consideration or to receive cash for their shares through the cash component of the merger consideration.
•	Likelihood of regulatory approval. The board considered Berkshire Hills Bancorp, Inc.’s regulatory profile, which the board believed contributed to the likelihood that required regulatory and stockholder approvals will be obtained in a timely manner and that the merger will be completed.
•	Results of due diligence review. The Rome Bancorp, Inc. board considered the results of the due diligence investigation of Berkshire Hills Bancorp, Inc. conducted by Rome Bancorp, Inc.’s management and financial and legal advisors.
•	Berkshire Hills Bancorp, Inc.’s business reputation. The Rome Bancorp, Inc. board considered the business reputation of Berkshire Hills Bancorp, Inc. and its management, the substantial financial resources of Berkshire Hills Bancorp, Inc., including experience related to integration of acquired businesses, which the directors believed supported the conclusion that the merger could be completed relatively quickly and in an orderly manner.
•	Enhanced products and services. The Rome Bancorp, Inc. board considered management’s view that the merger will allow for enhanced opportunities for Rome Bancorp, Inc.’s customers, including introduction of new products and services particularly in the insurance, wealth management and commercial cash management areas.
•	Opportunities for employees. The Rome Bancorp, Inc. board considered management’s view that the limited geographic overlap between the two companies will minimize the impact of the merger on Rome Bancorp, Inc.’s employees.
•	Advisory board. The Rome Bancorp, Inc. board considered Berkshire Hills Bancorp, Inc.’s agreement to establish an advisory board comprised of certain Rome Bancorp, Inc. directors in order to provide continuity and leadership in Rome Bancorp, Inc.’s local community and markets.

•	Likelihood of alternative transaction proposals. The Rome Bancorp, Inc. board considered whether parties other than Berkshire Hills Bancorp, Inc. would be interested in and capable of entering into a transaction with Rome Bancorp, Inc. that would provide value to Rome Bancorp, Inc. stockholders that was superior to the price to be paid pursuant to the merger. As part of its analysis, the directors considered the views of Rome Bancorp, Inc.’s senior management and Sandler O’Neill. The Rome Bancorp, Inc. board concluded that in light of the lack of acquirers that would be both potentially interested in a transaction with Rome Bancorp, Inc. and capable of completing a transaction that was superior to the price to be paid pursuant to the merger, the belief that Berkshire Hills Bancorp, Inc.’s common stock was trading on the low end of its trading range, which could provide Rome Bancorp, Inc. stockholders with significant potential upside in the stock consideration they would receive in a merger, and the price offered by Berkshire Hills Bancorp, Inc., it was unlikely that any party would propose an alternative transaction that would be more favorable to Rome Bancorp, Inc. and its stockholders than the merger.
•	Ability to respond to unsolicited acquisition proposals. The Rome Bancorp, Inc. board considered that while Rome Bancorp, Inc. is prohibited from soliciting a transaction proposal from any other party, the Rome Bancorp, Inc. board is permitted to consider a “competing proposal” and provide information to and enter into discussions and negotiations with the person making that proposal, if it determines in good faith, after consultation with its financial and outside legal advisors, that such competing proposal is or is reasonably likely to lead to a “superior proposal” and that a failure to take such action would be inconsistent with its fiduciary duties under applicable law.
•	Ability to terminate the merger agreement to accept a “superior proposal.” The Rome Bancorp, Inc. board viewed favorably the fact that, subject to the payment of the $3.5 million termination fee (representing approximately 5.0% of the total value of the proposed transaction) and compliance with certain other requirements included in the merger agreement, it is permitted to change its recommendation regarding the merger, terminate the merger agreement and pursue an alternative transaction with another party if the directors have determined that the proposal made by that party constitutes a “superior proposal.”

The Rome Bancorp, Inc. board also considered potential risks relating to the merger, including the following:

•	Potential decrease in value. The Rome Bancorp, Inc. considered that the stock consideration in the merger is a fixed exchange ratio of shares of Berkshire Hills Bancorp, Inc. common stock to Rome Bancorp, Inc. common stock, and that Rome Bancorp, Inc. stockholders therefore could be adversely affected by a decrease in the trading price of Berkshire Hills Bancorp, Inc. common stock during the pendency of the merger.
•	Receipt of merger consideration not elected by the stockholders. The Rome Bancorp, Inc. board considered that Rome Bancorp, Inc. stockholders may receive a form of merger consideration different from what they elect. The consideration to be received by Rome Bancorp, Inc. stockholders in the merger is subject to the requirement that 70% of the shares of Rome Bancorp, Inc. common stock be exchanged for Berkshire Hills Bancorp, Inc. common stock and the remaining 30% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this desired result. If a stockholder elects all cash and the available cash is oversubscribed, then the stockholder will receive a portion of the merger consideration in Berkshire Hills Bancorp, Inc. common stock. If a stockholder elects all stock and the available stock is oversubscribed, then the stockholder will receive a portion of the merger consideration in cash.
•	Integration risk. The Rome Bancorp, Inc. board considered the risk that Berkshire Hills Bancorp, Inc. may be unable to successfully integrate Rome Bancorp, Inc.’s operations or retain Rome Bancorp, Inc’s employees and that, if it does not do so successfully, it may not be able to realize the benefits of the merger.
•	Potential adverse effect on Rome Bancorp, Inc. if merger is not completed. The Rome Bancorp, Inc. board considered the possible disruption to Rome Bancorp, Inc.’s operations following the public announcement of the merger, and the possible substantial harm to Rome Bancorp, Inc.’s business and competitive position, including its relationships with customers, vendors and employees, if the merger is not completed.
•	Effects on Rome Bancorp, Inc.’s ability to conduct business pending completion of the merger. The Rome Bancorp, Inc. board considered the restrictions on the conduct of Rome Bancorp, Inc.’s business prior to the completion of the merger, requiring Rome Bancorp, Inc. to conduct its business only in the ordinary course and to take certain actions or refraining from taking certain actions, subject to specific exceptions, which may delay or prevent Rome Bancorp, Inc. from pursuing business opportunities that may arise that it would otherwise pursue.
•	Potential effects of termination fee on alternative transaction proposals. The Rome Bancorp, Inc. board considered the existence of a $3.5 million termination fee payable in certain circumstances by Rome Bancorp, Inc. to Berkshire Hills Bancorp, Inc. that would make it more costly for another potential purchaser to acquire Rome Bancorp, Inc. and, therefore, might have the effect of discouraging other potential purchasers from making a competing proposal to acquire Rome Bancorp, Inc.
•	Restrictions on Rome Bancorp, Inc.’s ability to solicit and consider alternative transaction proposals. The Rome Bancorp, Inc. board considered the terms of the merger agreement prohibiting Rome Bancorp, Inc. from soliciting proposals to acquire the company as an alternative to Berkshire Hills Bancorp, Inc.’s proposal and placing certain other limitations on Rome Bancorp, Inc.’s ability to consider unsolicited alternative transaction proposals and to terminate the merger agreement and accept an alternative transaction proposal that constitutes a “superior proposal.”
•	Interests of certain persons in the proposed merger. The Rome Bancorp, Inc. board considered the fact that Rome Bancorp, Inc.’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of Rome Bancorp, Inc.’s other stockholders. See “Interests of Certain Persons in the Merger That Are Different Than Yours” beginning on page 65.
•	Requirement to obtain regulatory approvals as a condition to closing. The Rome Bancorp, Inc. board considered the fact that completion of the merger is subject to regulatory approvals for multiple bank regulatory agencies and there can be no assurance that these approvals will be received prior to the termination date in the merger agreement, after which time Berkshire Hills Bancorp, Inc. can terminate the merger agreement.
•	Expenditures of significant transaction costs and resources if merger is not completed. The Rome Bancorp, Inc. board considered the negative impact of the merger not being completed, including that Rome Bancorp, Inc. will have incurred significant transaction costs and that Rome Bancorp, Inc.’s directors, management and employees will have expended significant time and effort and experienced significant distractions from their work.
•	Effect and transaction costs resulting from the exercise of appraisal rights by stockholders. The Rome Bancorp, Inc. board considered the availability of appraisal rights to the stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.
•	Risk factors. The Rome Bancorp, Inc. board also considered the risks described in the section entitled “Risk Factors” beginning on page 9.

The discussion of the information and factors considered by the Rome Bancorp, Inc. board is not exhaustive, but includes all material factors considered by the Rome Bancorp, Inc. board. In view of the wide variety of factors considered by the Rome Bancorp, Inc. board in connection with its evaluation of the merger and the complexity of these matters, the Rome Bancorp, Inc. board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Rome Bancorp, Inc. board evaluated the factors described above, including asking questions of Rome Bancorp, Inc.’s management and Rome Bancorp, Inc.’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Rome Bancorp, Inc. and its stockholders. In considering the factors described above, individual members of the Rome Bancorp, Inc. board of directors may have given different weights to different factors. Rome Bancorp, Inc.’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Rome Bancorp, Inc. board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Caution About Forward-Looking Statements” beginning on page 12.

The Rome Bancorp, Inc. board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Rome Bancorp, Inc. and its stockholders. Accordingly, the Rome Bancorp, Inc. board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

THE ROME BANCORP, INC. BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ROME BANCORP, INC. STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

Financial Projections

In connection with the assessment of Rome Bancorp, Inc.’s strategic options, Rome Bancorp, Inc.’s senior management developed a set of internal financial projections covering the period from July 1, 2010 through December 31, 2011. These projections are referred to in this proxy statement/prospectus as the“Management Projections.”

Rome Bancorp, Inc. does not, as a matter of course, publicly disclose projections of future revenues or earnings. During the period leading up to the merger agreement, however, Rome Bancorp, Inc.’s senior management provided the Management Projections to Rome Bancorp, Inc.'s board of directors, Rome Bancorp, Inc.'s financial advisor, Sandler O’Neill, and Berkshire Hills Bancorp, Inc. These Management Projections are summarized below:

At or For the Years Ending December 31,

	(dollars in thousands, except per share amounts)
	2010	2011
Total Assets	$323,384	$324,797
Net Loans	$280,337	$285,926
Total Deposits	$221,343	$222,696
Total Shareholders’ Equity	$60,216	$60,051
Tangible Equity/Tangible Assets	18.62%	18.49%
Net Income	$3,407	$3,424
Diluted EPS	$0.52	$0.54
Dividend Per Share	$0.36	$0.36
Common Shares Outstanding	6,608,112	6,443,684

The Management Projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Crowe Horwath LLP, Rome Bancorp, Inc.’s independent registered public accounting firm, has neither examined nor compiled the Management Projections and, accordingly, Crowe Horwath LLP does not express an opinion or any other form of assurance with respect thereto. The report of Crowe Horwath LLP, independent registered public accounting firm, on Rome Bancorp, Inc.'s consolidated financial statements that is contained in Rome Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009, relates to Rome Bancorp, Inc.'s historical financial information. Such report does not extend to the Management Projections and should not be read to do so.

In compiling the Management Projections, Rome Bancorp, Inc.'s management took into account Rome Bancorp, Inc.'s historical performance, combined with management's estimates regarding future levels of investments, loans, deposits and borrowings, operating income, provision for loan losses and income taxes. The Management Projections were developed in a manner consistent with management's historical development of budgets and were not developed for public disclosure. Although the Management Projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Rome Bancorp, Inc.'s management that Rome Bancorp, Inc.'s management believed were reasonable at the time the Management Projections were prepared. Rome Bancorp, Inc. believes that the Management Projections are not reflective of the manner in which Berkshire Hills Bancorp, Inc. would operate Rome Bancorp, Inc. after the merger. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Rome Bancorp, Inc.'s management, may cause the Management Projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Management Projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of the subset of the Management Projections in this proxy statement/prospectus should not be regarded as an indication that Rome Bancorp, Inc.'s board of directors, Sandler O’Neill, Berkshire Hills Bancorp, Inc. or any other recipient of the Management Projections considered, or now considers, the Management Projections to be a reliable prediction of future results and such projections should not be relied on as such.

The Management Projections reflected management's assessment, at that time, of Rome Bancorp, Inc.'s prospects given its current operating environment. Rome Bancorp, Inc. does not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error.

Opinion of Rome Bancorp, Inc.’s Financial Advisor

On April 8, 2010, Rome Bancorp, Inc. retained Sandler O’Neill to act as its financial advisor. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Rome Bancorp, Inc. in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 8, 2010 meeting at which Rome Bancorp, Inc.’s board of directors considered and approved the merger agreement, subject to satisfactory resolution of certain outstanding issues, Sandler O’Neill delivered to the board its oral opinion that, as of such date, the merger consideration was fair to the holders of Rome Bancorp, Inc. common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion, dated October 12, 2010, is attached to this document as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Rome Bancorp, Inc.’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Rome Bancorp, Inc.’s board of directors and is directed only to the fairness of the merger consideration to Rome Bancorp, Inc.’s stockholders from a financial point of view. It does not address the underlying business decision of Rome Bancorp, Inc. to engage in the merger or any other aspect of the merger and is not a recommendation to any Rome Bancorp, Inc. stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with its October 12, 2010 opinion, Sandler O’Neill reviewed, among other things:

(i)	the merger agreement;

(ii)	certain publicly available financial statements and other historical financial information of Rome Bancorp, Inc. that it deemed relevant;
(iii)	certain publicly available financial statements and other historical financial information of Berkshire Hills Bancorp, Inc. that it deemed relevant;
(iv)	internal financial projections for Rome Bancorp, Inc. for the years ending December 31, 2010 and 2011 and estimated growth and performance for the years ending December 31, 2012 through 2014 in each case as provided by, and reviewed with, senior management of Rome Bancorp, Inc.;
(v)	consensus earnings per share estimates for Berkshire Hills Bancorp, Inc. for the years ending December 31, 2010 through 2012 as published by I/B/E/S and reviewed with management of Berkshire Hills Bancorp, Inc. and long-term estimated growth rate for the years thereafter as discussed with management of Berkshire Hills Bancorp, Inc.;
(vi)	the pro forma financial impact of the merger on Berkshire Hills Bancorp, Inc., based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Berkshire Hills Bancorp, Inc.;
(vii)	the publicly reported historical price and trading activity for Rome Bancorp, Inc.’s and Berkshire Hills Bancorp, Inc.’s common stock, including a comparison of certain financial and stock market information for Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. and similar publicly available information for certain other companies the securities of which are publicly traded;
(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(ix)	the current market environment generally and the banking environment in particular; and
(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Rome Bancorp, Inc. the business, financial condition, results of operations and prospects of Rome Bancorp, Inc. and held similar discussions with certain members of senior management of Berkshire Hills Bancorp, Inc. regarding the business, financial condition, results of operations and prospects of Berkshire Hills Bancorp, Inc.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by Rome Bancorp, Inc. (including the projections for the years ended December 31, 2010 and 2011) and Berkshire Hills Bancorp, Inc. or their respective representatives and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. or any of their subsidiaries, or the collectability of any such assets. Sandler O’Neill did not make an independent evaluation of and rendered no opinion with respect to the adequacy of the allowance for loan losses of Rome Bancorp, Inc., Berkshire Hills Bancorp, Inc. or the combined entity nor did it review any individual credit files relating to Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc.

With respect to the internal financial projections for Rome Bancorp, Inc. as provided by the senior management of Rome Bancorp, Inc. and the consensus estimates used for Berkshire Hills Bancorp, Inc. and discussed with the management of Berkshire Hills Bancorp, Inc. and in each case used by Sandler O’Neill in its analyses, Rome Bancorp, Inc.’s and Berkshire Hills Bancorp, Inc.’s respective managements confirmed that they reflected the best currently available estimates and judgments of the respective future financial performances of Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc., respectively, and Sandler O’Neill assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Berkshire Hills Bancorp, Inc., management confirmed that they reflected the best currently available estimates and judgments of such management and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill also assumed that there has been no material change in Rome Bancorp, Inc.’s or Berkshire Hills Bancorp, Inc.’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, Rome Bancorp, Inc. has consented to Sandler O’Neill relying on advice received from Rome Bancorp, Inc.’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of October 12, 2010. Events occurring after October 12, 2010 could materially affect such opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof and expresses no opinion as to what the value of Berkshire Hills Bancorp, Inc.’s common stock will be when issued to Rome Bancorp, Inc.’s stockholders pursuant to the merger agreement or the prices at which Rome Bancorp, Inc.’s and Berkshire Hills Bancorp, Inc.’s common stock may trade at any time.

Sandler O’Neill’s opinion is directed to the board of directors of Rome Bancorp, Inc. in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Rome Bancorp, Inc. common stock and does not address the underlying business decision of Rome Bancorp, Inc. to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Rome Bancorp, Inc. or the effect of any other transaction in which Rome Bancorp, Inc. might engage. Sandler O’Neill has consented to inclusion of its opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Using 70% of the outstanding Rome Bancorp, Inc. common shares exchanged at a fixed exchange ratio of 0.5658 share of Berkshire Hills Bancorp, Inc. and 30% exchanged for $11.25 per share in cash, Sandler O’Neill calculated an aggregate transaction value of $73.2 million and a per share consideration of $10.75 as of October 7, 2010. Based upon financial information as or for the last twelve months ended June 30, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Value / Tangible Book Value	119%
Transaction Value / Adjusted Tangible Book Value(1)	136%
Price / LTM EPS	19.2x
Price / 2010 Estimated EPS(2)	20.7x
Core Deposit Premium(3)	5.8%
1-Day Market Premium	16.9%

(1)	At June 30, 2010, Rome had TCE/TA of 18.59%; all equity above TCE/TA of 10.00% is deemed excess and given dollar for dollar value
(2)	Based on Rome Bancorp, Inc. management’s earnings projections
(3)	Core deposits exclude jumbo deposits (time deposits greater than $100,000)

Data as of October 7, 2010

The aggregate transaction value of approximately $73.2 million is based upon using 70% of the outstanding Rome Bancorp, Inc. common shares exchanged at a fixed exchange ratio of 0.5658 share of Berkshire Hills Bancorp, Inc. common stock and 30% exchanged for $11.25 per share in cash and 6,777,551 Rome Bancorp, Inc. common shares outstanding and 354,000 options outstanding with a with a value of $1.00 per option for Rome Bancorp, Inc. stockholders as of October 7, 2010.

Comparable Group Analysis.  Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc.

Sandler O’Neill used publicly available information to compare selected financial and market trading information for Rome and a group of financial institutions selected by Sandler O’Neill. The Rome Bancorp, Inc. peer group consisted of selected publicly traded savings banks in New York, Massachusetts and Rhode Island with assets between $250 million and $620 million:

Rome Bancorp, Inc. Comparable Companies

Central Bancorp, Inc.	Mayflower Bancorp, Inc.
Chicopee Bancorp, Inc.	Newport Bancorp, Inc.
Elmira Savings Bank, FSB	Oneida Financial Corp.
Hampden Bancorp, Inc.

The analysis compared publicly available financial information for Rome Bancorp, Inc. and the mean and median financial and market trading data for the Rome Bancorp, Inc. peer group as of and for the period ended June 30, 2010. The table below sets forth the data for Rome Bancorp, Inc. and the median data for the Rome Bancorp, Inc. peer group as of and for the last twelve months ended June 30, 2010, with pricing data as of October 7, 2010 for the peer group.

Rome Bancorp, Inc. Comparable Group Analysis

	Rome	Comparable Group Median Result
Total Assets (in millions)	$330	$527
Return on Average Assets (LTM)	1.08%	0.45%
Return on Average Equity (LTM)	5.98%	5.54%
Net Interest Margin (LTM)	4.42%	3.41%
Efficiency Ratio (LTM)	66.6%	80.2%
Tangible Equity / Tangible Assets	18.6%	8.9%
Tier 1 Ratio	23.1%	14.8%
Total Risk Based Capital Ratio	24.1%	15.7%
Loan Loss Reserve / Gross Loans	0.89%	1.00%
Loan Loss Reserve / Non-performing Loans	104.6%	110.9%
Non-performing Assets / Assets	0.69%	0.94%
Price / Tangible Book Value	101.7%	86.6%
Price / Last Twelve Months Earnings per Share	16.4x	15.0x
Dividend Yield	3.91%	1.43%

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Berkshire Hills Bancorp, Inc. and a group of financial institutions selected by Sandler O’Neill. The Berkshire Hills Bancorp, Inc. peer group consisted of selected Massachusetts, Rhode Island, Vermont and Maine public banks and thrifts with assets between $1 billion and $5 billion.

Berkshire Hills Bancorp, Inc. Comparable Group Analysis

Bancorp Rhode Island, Inc.	Enterprise Bancorp, Inc.
Bar Harbor Bankshares	First Bancorp, Inc.
Brookline Bancorp, Inc.	Independent Bank Corp.

Cambridge Bancorp	Merchants Bancshares, Inc.
Camden National Corporation	United Financial Bancorp, Inc.
Century Bancorp, Inc.	Washington Trust Bancorp, Inc.
Danvers Bancorp, Inc.	Westfield Financial, Inc.

The analysis compared publicly available financial information for Berkshire Hills Bancorp, Inc. and the mean and median financial and market trading data for the Berkshire Hills Bancorp, Inc. peer group as of and for the period ended June 30, 2010. The table below sets forth the data for Berkshire Hills Bancorp, Inc. and the median data for the Berkshire Hills Bancorp, Inc.’s peer group as of and for the last twelve months ended June 30, 2010, with pricing data as of October 7, 2010 for the peer group.

Berkshire Hills Bancorp, Inc. Comparable Group Analysis

	Berkshire Hills Bancorp, Inc.	Comparable Group Median Result
Total Assets (in millions)	$2,748	$1,614
Return on Average Assets	(0.58%)	0.74%
Return on Average Equity	(3.89%)	7.87%
Net Interest Margin	3.12%	3.55%
Efficiency Ratio	74.7%	65.9%
Tangible Equity / Tangible Assets	8.2%	8.2%
Tier 1 Ratio	9.5%	14.1%
Total Risk Based Capital Ratio	10.7%	15.4%
Loan Loss Reserve / Gross Loans	1.57%	1.44%
Loan Loss Reserve / Non-performing Loans	167.2%	104.3%
Non-performing Assets / Assets	0.80%	0.81%
Price / Tangible Book Value	124.5%	126.7%
Price / Last Twelve Months Earnings per Share	NM	11.8x
Price / 2010 Estimated Earnings per Share	18.8x	12.7x
Dividend Yield	3.44%	3.37%

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of Rome Bancorp, Inc.’s common stock for the three-year period ended October 7, 2010. Sandler O’Neill also reviewed the history of the reported trading prices Berkshire Hills Bancorp, Inc.’s common stock for the three-year period ended October 7, 2010. Sandler O’Neill then compared the relationship between the movements in the price of Rome Bancorp, Inc.’s common stock against the movements in the prices of the NASDAQ Bank Index, and the Rome Bancorp, Inc.’s peers, listed in the Rome Bancorp, Inc. Comparable Companies above.

During the three-year period ended October 7, 2010, Rome Bancorp, Inc.’s common stock outperformed Berkshire Hills Bancorp, Inc. and the NASDAQ Bank Index.

Rome’s Three-Year Stock Performance

	Beginning Index Value October 7, 2007	Ending Index Value October 7, 2010
Rome Bancorp, Inc.	100.0%	78.2%
Berkshire Hills Bancorp, Inc.	100.0	60.3
NASDAQ Bank Index	100.0	53.4
Rome Bancorp, Inc.’s Comparable Companies	100.0	79.2

During the three-year period ended October 7, 2010, Berkshire Hills Bancorp, Inc.’s common stock outperformed the NASDAQ Bank Index.

Berkshire Hills Bancorp, Inc.’s Three-Year Stock Performance

	Beginning Index Value October 7, 2007	Ending Index Value October 7, 2010
Berkshire Hills Bancorp, Inc.	100.0%	60.3%
Rome Bancorp, Inc.	100.0	78.2
NASDAQ Bank Index	100.0	53.4
Berkshire Hills Bancorp, Inc.’s
Comparable Companies	100.0	85.4

Rome Bancorp, Inc. Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the present value per common share of Rome Bancorp, Inc. through December 31, 2014, assuming that Rome Bancorp, Inc. performed in accordance with the financial projections for 2010 provided by management, and with the financial projections for 2011 through 2014 as discussed with management. To approximate the terminal value of Rome Bancorp, Inc.’s common stock at December 31, 2014, Sandler O’Neill applied price to earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 80% to 130%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders of Rome Bancorp, Inc. common stock. In addition, the terminal value of Rome Bancorp, Inc.’s common stock at December 31, 2014 was calculated using the same range of earnings multiples (10.0x – 20.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 14.82% for the tabular analysis. The discount rate was calculated as the sum of the ten-year Treasury bond yield, an equity risk premium reflecting the two-year trading history of Rome Bancorp, Inc.’s common stock, a banking industry premium and a size premium reflecting Rome Bancorp, Inc.’s small market capitalization. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Rome Bancorp, Inc.’s common stock of $4.51 to $9.10 when applying the price/earnings multiples to the matched budget, $3.83 to $9.94 when applying the price/earnings multiples to the -25% / +25% budget range and $5.45 to $9.40 when applying multiples of tangible book value to the matched budget.

Earnings Per Share Multiples / Variable Discount Rates

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
12.0%	5.19	5.97	6.75	7.54	8.32	9.10
13.0%	5.01	5.76	6.51	7.26	8.01	8.77
14.0%	4.84	5.56	6.28	7.00	7.73	8.45
15.0%	4.67	5.37	6.06	6.75	7.45	8.14
16.0%	4.51	5.18	5.85	6.52	7.19	7.85

Earnings Per Share Multiples / Variable Budget

Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	3.83	4.35	4.88	5.40	5.92	6.45
(20.0%)	4.00	4.56	5.12	5.68	6.24	6.80
(15.0%)	4.18	4.77	5.37	5.96	6.55	7.15
(10.0%)	4.35	4.98	5.61	6.24	6.87	7.50
(5.0%)	4.53	5.19	5.85	6.52	7.18	7.85
0.0%	4.70	5.40	6.10	6.80	7.50	8.20
5.0%	4.88	5.61	6.34	7.08	7.81	8.55
10.0%	5.05	5.82	6.59	7.36	8.13	8.90
15.0%	5.23	6.03	6.83	7.64	8.44	9.25
20.0%	5.40	6.24	7.08	7.92	8.76	9.59
25.0%	5.58	6.45	7.32	8.20	9.07	9.94

Tangible Book Value Per Share Multiples / Variable Discount Rates

Discount Rate	80%	90%	100%	110%	120%	130%
12.0%	6.28	6.91	7.53	8.15	8.78	9.40
13.0%	6.06	6.66	7.26	7.86	8.45	9.05
14.0%	5.85	6.42	7.00	7.57	8.15	8.72
15.0%	5.64	6.20	6.75	7.30	7.86	8.41
16.0%	5.45	5.98	6.51	7.04	7.58	8.11

In connection with its analyses, Sandler O’Neill considered and discussed with Rome Bancorp, Inc.’s board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Berkshire Hills Bancorp, Inc. Net Present Value Analysis.  Sandler O’Neill also performed an analysis that estimated the present value per common share of Berkshire Hills Bancorp, Inc. through December 31, 2014, assuming that Berkshire Hills Bancorp, Inc. performed in accordance with the financial projections for 2010 through 2012 and a projected long-term growth rate of 10.0% thereafter. To approximate the terminal value of Berkshire Hills Bancorp, Inc. common stock at December 31, 2014, Sandler O’Neill applied price to earnings multiples of 11.0x to 16.0x and multiples of tangible book value ranging from 110.0% to 160.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders of Berkshire Hills Bancorp, Inc. common stock. In addition, the terminal value of Berkshire Hills Bancorp, Inc. common stock at December 31, 2014 was calculated using the same range of price to earnings multiples of 11.0x to 16.0x applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 10.57% for the tabular analysis. The discount rate was calculated as the sum of the ten-year Treasury bond yield, an equity risk premium reflecting the two-year trading history of Berkshire Hill Bancorp, Inc.’s common stock and a banking industry premium. No size premium was included in the calculation due to Berkshire Hill Bancorp, Inc.’s larger market capitalization. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Berkshire Hills Bancorp, Inc.’s common stock of $14.15 to $22.91 when applying the price/earnings multiples to the matched budget, $12.18 to $26.38 when applying the price/earnings multiples to the -25% / +25% budget range and $14.78 to $24.00 when applying price/tangible book value 110.0% to 160.0% budget range to the matched budget.

Earnings Per Share Multiples / Variable Discount Rates

• Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
9.0%	16.47	17.76	19.05	20.34	21.62	22.91
10.0%	15.85	17.08	18.32	19.56	20.79	22.03
11.0%	15.25	16.44	17.63	18.81	20.00	21.19
12.0%	14.69	15.83	16.97	18.11	19.25	20.39
13.0%	14.15	15.24	16.34	17.43	18.53	19.63

Earnings Per Share Multiples / Variable Budgets

• Budget Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(25.0%)	12.18	13.08	13.99	14.90	15.80	16.71
(20.0%)	12.84	13.81	14.78	15.74	16.71	17.68
(15.0%)	13.51	14.53	15.56	16.59	17.62	18.64
(10.0%)	14.17	15.26	16.35	17.43	18.52	19.61
(5.0%)	14.84	15.98	17.13	18.28	19.43	20.58
0.0%	15.50	16.71	17.92	19.13	20.33	21.54
5.0%	16.17	17.43	18.70	19.97	21.24	22.51
10.0%	16.83	18.16	19.49	20.82	22.15	23.48
15.0%	17.49	18.88	20.27	21.66	23.05	24.44

• Budget Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
20.0%	18.16	19.61	21.06	22.51	23.96	25.41
25.0%	18.82	20.33	21.84	23.35	24.87	26.38

Tangible Book Value Per Share Multiples / Variable Discount Rates

• Discount Rate	110%	120%	130%	140%	150%	160%
9.0%	17.22	18.58	19.93	21.29	22.65	24.00
10.0%	16.56	17.87	19.17	20.47	21.77	23.08
11.0%	15.94	17.19	18.44	19.69	20.94	22.19
12.0%	15.35	16.55	17.75	18.95	20.15	21.35
13.0%	14.78	15.94	17.09	18.24	19.40	20.55

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 19 merger transactions announced from June 1, 2009 through October 1, 2010 involving banks and thrifts in the New England and Mid Atlantic regions with announced transaction values greater than $15 million. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to 2010 estimated earnings per share, transaction price to tangible book value, transaction price to adjusted tangible book value, transaction price to core deposits, and transaction price to seller price one day before announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

•    Comparable Transaction Multiples

	BERKSHIRE HILLS / ROME	Median Group Multiple
Transaction Price / Last Twelve Months Earnings Per Share	19.2x	22.7x
Transaction Price / 2010 Estimated Earnings Per Share(1)	20.7x	21.6x
Transaction Price / Tangible Book Value	119%	120%
Transaction Price / Adjusted Tangible Book Value(2)	136%	NM
Tangible Book Premium/Core Deposits(3)	5.8%	3.0%
Transaction Price /Seller Price One Day Before Announcement	16.9%	51.8%

(1)	Based on Rome Bancorp, Inc.’s management’s earnings projections
(2)	At June 30, 2010, Rome Bancorp, Inc. had TCE/TA of 18.59%; all equity above TCE/TA of 10.00% is deemed excess and given dollar for dollar value
(3)	Core deposits exclude jumbo deposits (time deposits greater than $100,000)

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes on March 31, 2011; (ii) the deal value per share is equal to $10.75 per Rome Bancorp, Inc. share given 70% of the outstanding Rome Bancorp, Inc. common shares will be exchanged at a fixed exchange ratio of 0.5658 share of Berkshire Hills Bancorp, Inc. and 30% exchanged for $11.25 in cash; (iii) 36.5% cost savings of Rome Bancorp, Inc.’s projected operating expense which is 75% phased in during 2011 and fully phased in by 2012; (iv) approximately $7.0 mm in pre-tax transaction costs and expenses; expensed at close (v) a core deposit intangible of 2.5% based on all CD deposits less than $100,000 (8 year, sum-of-year digit amortization method) (vi) a 2.00% opportunity cost of cash; (vii) Rome Bancorp, Inc.’s performance was calculated in accordance with management’s budget and guidance; and (viii) Berkshire Hills Bancorp, Inc.’s performance was calculated in accordance street estimates from the year ended December 31, 2010 through December 31, 2012, and a long-term growth rate of 10.0% was applied thereafter. The analyses indicated that for the year ending December 31, 2011, the merger would be accretive to Berkshire Hills Bancorp, Inc.’s projected earnings per share excluding transaction costs, and at March 31, 2011 the merger would be dilutive to Berkshire Hills Bancorp, Inc.’s tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous.  Sandler O’Neill acted as Rome Bancorp, Inc.’s financial advisor in connection with the merger and will receive a fee for its services equal to one percent of the aggregate purchase price of the merger, as well as a fee of $200,000 for rendering its opinion, which fee shall be credited against the one percent fee referenced above if the merger is completed. Rome Bancorp, Inc. has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the ordinary course of our business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. and their respective affiliates.

During the two years preceding the date of its opinion to Rome Bancorp, Inc., Sandler O’Neill had a variety of investment banking relationships with Berkshire Hills Bancorp, Inc., for which it received customary compensation. Such services during this period included acting as financial advisor for Berkshire Hills Bancorp, Inc. with respect to certain strategic matters in 2009, for which it was paid approximately $75,000 and as lead underwriter with respect to Berkshire Hills Bancorp, Inc.’s two offerings of its equity securities in October 2008 and May 2009, for which Sandler O’Neill was paid approximately $1.5 million and $1.3 million, respectively. In addition, Sandler O’Neill provided a valuation for certain Berkshire Hills Bancorp, Inc. equity, for which it has received approximately $25,000. Berkshire Hills, Bancorp, Inc. retained Sandler O’Neill as its financial advisor in its proposed acquisition of Legacy Bancorp, Inc., for which it will receive customary compensation.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Rome Bancorp, Inc. common stock issued and outstanding immediately before the completion of the merger will automatically be converted into the right to receive, at the holder’s election, either (a) $11.25 in cash without interest or (b) 0.5658 shares of Berkshire Hills Bancorp, Inc. common stock and cash instead of fractional shares, subject to the allocation restrictions discussed below.

Although stockholders of Rome Bancorp, Inc. are being given the choice of whether to receive cash or Berkshire Hills Bancorp, Inc. common stock in exchange for their shares of Rome Bancorp, Inc. common stock, all cash and stock elections will be subject to the allocation and proration procedures as well as other provisions in the merger agreement such that the aggregate merger consideration to be paid by Berkshire Hills Bancorp, Inc. will be in the form of 70% Berkshire Hills Bancorp, Inc. common stock and 30% in cash.

If Berkshire Hills Bancorp, Inc. declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Berkshire Hills Bancorp, Inc. common stock prior to the effective time of the merger, then the exchange ratio will be adjusted to provide Rome Bancorp, Inc. stockholders with the same economic effect as contemplated by the merger agreement prior to any of these events.

Rome Bancorp, Inc. stockholders will not receive fractional shares of Berkshire Hills Bancorp, Inc. common stock. Instead, Rome Bancorp, Inc. stockholders will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of Berkshire Hills Bancorp, Inc. common stock to which such stockholder is entitled multiplied by (ii) the average closing price of Berkshire Hills Bancorp, Inc. common stock during the five consecutive trading days ending on the day that is five business days before the closing date of the merger.

Treatment of Rome Bancorp, Inc. Stock Options

At the effective time of the merger, each option to purchase shares Rome Bancorp, Inc. common stock granted under Rome Bancorp, Inc.’s stock option plans that is outstanding and unexercised immediately before the closing of the merger will cease to represent a right to acquire shares of Rome Bancorp, Inc. common stock and will be terminated and the holder of the stock option shall receive an amount of cash determined by multiplying (i) the greater of (A) the excess, if any, of $11.25 over the stock option exercise price per share or (B) $1.00 by (ii) the number of shares of Rome Bancorp, Inc. common stock that the holder could have purchased assuming full vesting of that option. No outstanding Rome Bancorp, Inc. stock options may be exercised during the pendency of the merger.

Cash or Stock Election

Under the terms of the merger agreement, Rome Bancorp, Inc. stockholders may elect to convert their shares into cash, Berkshire Hills Bancorp, Inc. common stock or a mixture of cash and Berkshire Hills Bancorp, Inc. common stock. All elections of Rome Bancorp, Inc. stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Rome Bancorp, Inc. common stock to be converted into Berkshire Hills Bancorp, Inc. common stock in the merger must be 70% of the total number of shares of Rome Bancorp, Inc. common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 30% of the merger consideration. Neither Berkshire Hills Bancorp, Inc. nor Rome Bancorp, Inc. is making any recommendation as to whether Rome Bancorp, Inc. stockholders should elect to receive cash or Berkshire Hills Bancorp, Inc. common stock in the merger. Holders of Rome Bancorp, Inc. common stock must make their own decisions with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Rome Bancorp, Inc. stockholders in the aggregate elect to receive more or less of the Berkshire Hills Bancorp, Inc. common stock than Berkshire Hills Bancorp, Inc. has agreed to issue. These procedures are summarized below.

•	If Stock Is Oversubscribed: If Rome Bancorp, Inc. stockholders elect to receive more Berkshire Hills Bancorp, Inc. common stock than Berkshire Hills Bancorp, Inc. has agreed to issue in the merger, then all Rome Bancorp, Inc. stockholders who have elected to receive cash or who have made no election will receive cash for their Rome Bancorp, Inc. shares and all stockholders who elected to receive Berkshire Hills Bancorp, Inc. common stock will receive a pro rata portion of the available Berkshire Hills Bancorp, Inc. shares plus cash for those shares not converted into Berkshire Hills Bancorp, Inc. common stock.
•	If Stock Is Undersubscribed: If Rome Bancorp, Inc. stockholders elect to receive fewer shares of Berkshire Hills Bancorp, Inc. common stock than Berkshire Hills Bancorp, Inc. has agreed to issue in the merger, then all Rome Bancorp, Inc. stockholders who have elected to receive Berkshire Hills Bancorp, Inc. common stock will receive Berkshire Hills Bancorp, Inc. common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:
•	If the number of shares held by Rome Bancorp, Inc. stockholders who have made no election is sufficient to make up the shortfall in the number of Berkshire Hills Bancorp, Inc. shares that Berkshire Hills Bancorp, Inc. is required to issue, then all Rome Bancorp, Inc. stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Berkshire Hills Bancorp, Inc. common stock in whatever proportion is necessary to make up the shortfall.
•	If the number of shares held by Rome Bancorp, Inc. stockholders who have made no election is insufficient to make up the shortfall, then all Rome Bancorp, Inc. stockholders who made no election will receive Berkshire Hills Bancorp, Inc. common stock and those Rome Bancorp, Inc. stockholders who elected to receive cash will receive cash and Berkshire Hills Bancorp, Inc. common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, as described under “— Material Tax Consequences of the Merger,” it may be necessary for Berkshire Hills Bancorp, Inc. to reduce the number of shares of Rome Bancorp, Inc. common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Rome Bancorp, Inc. common stock that will be converted into Berkshire Hills Bancorp, Inc. common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Berkshire Hills Bancorp, Inc. common stock than they otherwise would have received.

No guarantee can be made that Rome Bancorp, Inc. stockholders will receive the amounts of cash and/or stock they elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, Rome Bancorp, Inc. stockholders may receive Berkshire Hills Bancorp, Inc. common stock or cash in amounts that vary from the amounts they elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form is being provided under separate cover to holders of shares of Rome Bancorp, Inc. common stock. Each election form entitles the holder of the Rome Bancorp, Inc. common stock to elect to receive cash, Berkshire Hills Bancorp, Inc. common stock, or a combination of cash and stock, or make no election with respect to the merger consideration he or she wishes to receive.

To make an effective election, Rome Bancorp, Inc. stockholders must submit a properly completed election form, along with their Rome Bancorp, Inc. stock certificates representing all shares of Rome Bancorp, Inc. common stock covered by the election form (or an appropriate guarantee of delivery), to Registrar and Transfer Company on or before 5:00 p.m., Eastern Time, on . Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Rome Bancorp, Inc. stock certificates for cash and/or Berkshire Hills Bancorp, Inc. common stock. The exchange agent will allocate cash and stock among Rome Bancorp, Inc. stockholders, consistent with their elections and the allocation and proration procedures. If Rome Bancorp, Inc. stockholders do not submit an election form, Rome Bancorp, Inc. stockholders will receive instructions from the exchange agent on where to surrender their Rome Bancorp, Inc. stock certificates after the merger is completed. In any event, Rome Bancorp, Inc. stockholders should not forward their Rome Bancorp, Inc. stock certificates with their proxy cards.

Rome Bancorp, Inc. stockholders may change their election at any time before the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent before the election deadline or by withdrawal of their stock certificates by written notice before the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If Rome Bancorp, Inc. stockholders have a preference for receiving either Berkshire Hills Bancorp, Inc. stock and/or cash for their Rome Bancorp, Inc. stock, they should complete and return the election form. If Rome Bancorp, Inc. stockholders do not make an election, they will be allocated Berkshire Hills Bancorp, Inc. common stock and/or cash depending on the elections made by other stockholders.

Neither Berkshire Hills Bancorp, Inc. nor Rome Bancorp, Inc. makes any recommendation as to whether Rome Bancorp, Inc. stockholders should elect to receive cash, stock or a combination of cash and stock in the merger. Rome Bancorp, Inc. stockholders must make their own decision with respect to their election. Generally, the merger will be a tax-free transaction for Rome Bancorp, Inc. stockholders to the extent they receive Berkshire Hills Bancorp, Inc. common stock. See “— Material Tax Consequences of the Merger.”

If certificates for Rome Bancorp, Inc. common stock are not immediately available or Rome Bancorp, Inc. stockholders are unable to send the election form and other required documents to the exchange agent before the election deadline, Rome Bancorp, Inc. shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;
•	the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and
•	the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Rome Bancorp, Inc. shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Rome Bancorp, Inc. stockholders who do not submit a properly completed election form or revoke their election form before the election deadline and do not submit a new properly completed election form before the election deadline will have their shares of Rome Bancorp, Inc. common stock designated as non-election shares. Rome Bancorp, Inc. stock certificates represented by elections that have been revoked will be promptly returned without charge to the Rome Bancorp, Inc. stockholder revoking the election upon written request.

After the completion of the merger, the exchange agent will mail to Rome Bancorp, Inc. stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Rome Bancorp, Inc. common stock certificates for the merger consideration. Until Rome Bancorp, Inc. stockholders surrender their Rome Bancorp, Inc. stock certificates for exchange after completion of the merger, Rome Bancorp, Inc. stockholders will not be paid dividends or other distributions declared after the merger with respect to any Berkshire Hills Bancorp, Inc. common stock into which their Rome Bancorp, Inc. shares have been converted. When Rome Bancorp, Inc. stockholders surrender their Rome Bancorp, Inc. stock certificates, Berkshire Hills Bancorp, Inc. will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Rome Bancorp, Inc. common stock. Rome Bancorp, Inc. stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If their Rome Bancorp, Inc. stock certificates have been either lost, stolen or destroyed, Rome Bancorp, Inc. stockholders will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before they receive any consideration for your shares. The election form includes instructions on how to provide evidence of ownership.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of Berkshire Hills Bancorp, Inc. will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Rome Bancorp, Inc. will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Berkshire Hills Bancorp, Inc. common stock to be issued to former Rome Bancorp, Inc. stockholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Rome Bancorp, Inc. at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Rome Bancorp, Inc. being included in the operating results of Berkshire Hills Bancorp, Inc. beginning from the date of completion of the merger.

Material Tax Consequences of the Merger

General.  The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Rome Bancorp, Inc. common stock who surrenders all of the stockholder’s common stock for shares of Berkshire Hills Bancorp, Inc. common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not cover all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of Rome Bancorp, Inc. common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Rome Bancorp, Inc. common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise dissenters’ rights, persons that are, or hold their shares of Rome Bancorp, Inc. common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Rome Bancorp, Inc. common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

Rome Bancorp, Inc. stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions.  It is a condition to the obligations of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. that Berkshire Hills Bancorp, Inc. receive an opinion by Luse Gorman Pomerenk & Schick and that Rome Bancorp, Inc. receive an opinion by SNR Denton US LLP to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. both expect to be able to obtain the tax opinions if, as expected:

•	Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. are able to deliver customary representations to Berkshire Hills Bancorp, Inc.’s and Rome Bancorp, Inc.’s respective tax counsel; and
•	there is no adverse change in U.S. federal income tax law.

Although the merger agreement allows both Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. to waive the condition that tax opinions be delivered by Luse Gorman Pomerenk & Schick and SNR Denton US LLP, neither party currently anticipates doing so. However, if this condition were waived, Rome Bancorp, Inc. would re-solicit the approval of its stockholders before completing the merger.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Luse Gorman Pomerenk & Schick and SNR Denton US LLP have delivered their opinions to Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc., respectively, dated as of the date of this proxy statement/prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Forms of these opinions have been filed as Exhibits 8.1 and 8.2 to the registration statement. Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc., all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for Berkshire Hills Bancorp, Inc. Common Stock.  No gain or loss will be recognized by a Rome Bancorp, Inc. stockholder who receives solely shares of Berkshire Hills Bancorp, Inc. common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Rome Bancorp, Inc. common stock. The tax basis of the shares of Berkshire Hills Bancorp, Inc. common stock received by a Rome Bancorp, Inc. stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Berkshire Hills Bancorp, Inc. common stock, as discussed below) to the basis of the Rome Bancorp, Inc. common stock surrendered in exchange for the Berkshire Hills Bancorp, Inc. common stock. If a Rome Bancorp, Inc. stockholder purchased or acquired Rome Bancorp, Inc. common stock on different dates or at different prices, then solely for purposes of determining the basis of the Berkshire Hills Bancorp, Inc. common stock received in the merger, such stockholder may designate which share of Berkshire Hills Bancorp, Inc. common stock is received in exchange for each particular share of Rome Bancorp, Inc. common stock. The designation must be made on or before the date on which the Berkshire Hills Bancorp, Inc. common stock is received. For shares held through a broker, the designation is made by giving written notice to the broker. For shares held in certificate form by the stockholder, the designation is made by a written designation in the stockholder’s records. The holding period of the Berkshire Hills Bancorp, Inc. common stock received will include the holding period of shares of Rome Bancorp, Inc. common stock surrendered in exchange for the Berkshire Hills Bancorp, Inc. common stock, provided that such shares were held as capital assets of the Rome Bancorp, Inc. stockholder at the effective time of the merger.

Exchange Solely for Cash.  A Rome Bancorp, Inc. stockholder who receives solely cash in exchange for all of his or her shares of Rome Bancorp, Inc. common stock (and is not treated as constructively owning Berkshire Hills Bancorp, Inc. common stock after the merger under the circumstances referred to below under “— Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the Rome Bancorp, Inc. common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Rome Bancorp, Inc. stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Rome Bancorp, Inc. stockholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Berkshire Hills Bancorp, Inc. Common Stock and Cash.  A Rome Bancorp, Inc. stockholder who receives a combination of Berkshire Hills Bancorp, Inc. common stock and cash in exchange for his or her Rome Bancorp, Inc. common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Rome Bancorp, Inc. stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Berkshire Hills Bancorp, Inc. common stock received exceeds (b) the stockholders’ basis in the Rome Bancorp, Inc. common stock to be surrendered in the exchange for the cash and Berkshire Hills Bancorp, Inc. common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Berkshire Hills Bancorp, Inc. common stock received by such Rome Bancorp, Inc. stockholder will be the same as the basis of the shares of Rome Bancorp, Inc. common stock surrendered in exchange for the shares of Berkshire Hills Bancorp, Inc. common stock, plus any gain recognized by such stockholder in the merger, and minus any cash received by the stockholder in the merger. If a Rome Bancorp, Inc. stockholder purchased or acquired Rome Bancorp, Inc. common stock on different dates or at different prices, then solely for purposes of determining the basis of the Berkshire Hills Bancorp, Inc. common stock received in the merger, such stockholder may designate which share of Berkshire Hills Bancorp, Inc. common stock is received in exchange for each particular share of Rome Bancorp, Inc. common stock. The designation must be made on or before the date on which the Berkshire Hills Bancorp, Inc. common stock is received. For shares held through a broker, the designation is made by giving written notice to the broker. For shares held in certificate form by the stockholder, the designation is made by a written designation in the stockholder’s records. The holding period for shares of Berkshire Hills Bancorp, Inc. common stock received by such Rome Bancorp, Inc. stockholder will include such stockholder’s holding period for the Rome Bancorp, Inc. common stock surrendered in exchange for the Berkshire Hills Bancorp, Inc. common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

A Rome Bancorp, Inc. stockholder’s federal income tax consequences will also depend on whether his or her shares of Rome Bancorp, Inc. common stock were purchased at different times at different prices. If they were, the Rome Bancorp, Inc. stockholder could realize gain with respect to some of the shares of Rome Bancorp, Inc. common stock and loss with respect to other shares. Such Rome Bancorp, Inc. stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Berkshire Hills Bancorp, Inc. common stock received, but could not recognize loss with respect to those shares in which the Rome Bancorp, Inc. stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Berkshire Hills Bancorp, Inc. common stock received. Any disallowed loss would be included in the adjusted basis of the Berkshire Hills Bancorp, Inc. common stock. Such a Rome Bancorp, Inc. stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

Possible Dividend Treatment.  In certain circumstances, a Rome Bancorp, Inc. stockholder who receives solely cash or a combination of cash and Berkshire Hills Bancorp, Inc. common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the Rome Bancorp, Inc. stockholder’s proportionate interest in Berkshire Hills Bancorp, Inc. after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely Berkshire Hills Bancorp, Inc. common stock in the merger. This could happen because of your purchase (or the purchase by a family member) of additional Berkshire Hills Bancorp, Inc. common stock or a repurchase of shares by Berkshire Hills Bancorp, Inc. For purposes of this comparison, the Rome Bancorp, Inc. stockholder may be deemed to constructively own shares of Berkshire Hills Bancorp, Inc. common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Berkshire Hills Bancorp, Inc. common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of Rome Bancorp, Inc. at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Rome Bancorp, Inc. stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger. The maximum federal income tax rate applicable to dividends is 15% for 2010. For 2011, dividends are treated as ordinary income with a maximum federal income tax rate of 39.6%, but the treatment in 2011 may be subject to legislative change.

Cash in Lieu of Fractional Shares.  A Rome Bancorp, Inc. stockholder who holds Rome Bancorp, Inc. common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Berkshire Hills Bancorp, Inc. common stock and cash in lieu of a fractional share interest in Berkshire Hills Bancorp, Inc. common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding.  Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Rome Bancorp, Inc. stockholder is entitled pursuant to the merger, unless the Rome Bancorp, Inc. stockholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Rome Bancorp, Inc. stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Dissenters’ Rights.  A Rome Bancorp, Inc. stockholder who exercises dissenters’ rights and receives solely cash should be treated as a stockholder receiving solely cash, as described above.

Tax Treatment of the Entities.  No gain or loss will be recognized by Berkshire Hills Bancorp, Inc. or Rome Bancorp, Inc. as a result of the merger.

Regulatory Matters Relating to the Merger

Merger.  The merger is subject to approval by the Office of Thrift Supervision. Berkshire Hills Bancorp, Inc. has filed the required applications and notifications with the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain of trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act (“CRA”), the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Berkshire Bank has a satisfactory CRA rating; The Rome Savings Bank has a satisfactory CRA rating.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Berkshire Hills Bancorp, Inc. and Berkshire Bank for approval of the merger and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

The Bank Merger.  Immediately following the merger of Rome Bancorp, Inc. with and into Berkshire Hills Bancorp, Inc., Berkshire Hills Bancorp, Inc. expects to merge The Rome Savings Bank with and into Berkshire Bank. The bank merger is subject to the approval by the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the Federal Deposit Insurance Corporation must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

The bank merger is also subject to approval by the Massachusetts Commissioner of Banks under the bank merger provisions of the Massachusetts General Laws. The regulatory standards for the bank merger are similar to those applicable to the merger. The bank merger cannot be completed until arrangements satisfactory to the Massachusetts Depositors Insurance Fund, which insures the deposits of Massachusetts-chartered savings banks in excess of the Federal Deposit Insurance Corporation deposit insurance limits, have been made. The Depositors Insurance Fund informed the Massachusetts Commissioner of Banks in a letter dated  that arrangements satisfactory to the Depositors Insurance Fund had been made in connection with the bank merger.

Berkshire Bank filed the requisite applications for the bank merger with the Federal Deposit Insurance Corporation and with the Massachusetts Commissioner of Banks on November 17, 2010.

In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger — Conditions to Completing the Merger” and “— Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger — Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Rome Bancorp, Inc. common stock to Berkshire Hills Bancorp, Inc. common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger that are Different from Yours

Share Ownership.  On the record date for the Rome Bancorp, Inc. special meeting, Rome Bancorp, Inc.’s directors and officers beneficially owned, in the aggregate,  shares of Rome Bancorp, Inc.’s common stock, representing approximately % of the outstanding shares of Rome Bancorp, Inc. common stock.

As described below, certain of Rome Bancorp, Inc.’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Rome Bancorp, Inc.’s stockholders generally.

Rome Bancorp, Inc.’s board of directors was aware of these conflicts of interest and took them into account in approving the merger. These interests represent an aggregate amount of approximately $3.15 million (excluding amounts already vested under the Benefit Restoration Plan and the Directors’ Deferred Compensation Plan) and include the following agreements.

Settlement Agreements.  Contemporaneously with the execution of the merger agreement, Berkshire Hills Bancorp, Inc., Inc, Berkshire Bank, Rome Bancorp, Inc. and The Rome Savings Bank entered into settlement agreements (“Settlement Agreements”) with the two named executive officers and five other senior officers of Rome Bancorp, Inc. and The Rome Savings Bank in order to quantify and settle the benefits owed to the executives under the following agreements maintained by Rome Bancorp, Inc. and The Rome Savings Bank: (i) an Amended and Restated Employment Agreement between Rome Bancorp, Inc. and Charles M. Sprock, dated November 28, 2007; (ii) an Amended and Restated Employment Agreement between The Rome Savings Bank and Charles M. Sprock, dated November 28, 2007; (iii) an Amended and Restated Change in Control Agreement for Senior Officers between The Rome Savings Bank and David C. Nolan, dated November 28, 2007; (iv) Amended and Restated Change in Control Agreements for Senior Officers between The Rome Savings Bank and five other senior officers of The Rome Savings Bank; and (v) the Benefit Restoration Plan of Rome Bancorp, Inc., Amended and Restated, effective as of December 21, 2005.

Employment Agreement with Rome Bancorp, Inc.  In accordance with Mr. Sprock’s Settlement Agreement, at the closing date of the merger, Mr. Sprock’s employment agreements will be terminated and he will be entitled to a cash lump sum payment from Rome Bancorp, Inc. equal to $1,025,067, in lieu of the payment due under the employment agreements. However, because Mr. Sprock is considered a “specified employee” under Section 409A of the Internal Revenue Code (“Code”), such payment cannot be made to him until six months following his “separation from service” (as defined in Code Section 409A) with Rome Bancorp, Inc. or its successor, Berkshire Hills Bancorp, Inc. Accordingly, the Settlement Agreement provides for the cash severance payment to be paid by Berkshire Hills Bancorp, Inc. Until such time, it will be held in a rabbi trust for the benefit of Mr. Sprock and invested in investment-grade fixed-income securities, mutual funds or other pooled investment vehicles. The cash severance payment, as adjusted for investment experience, will be distributed on the first day of the seventh month following Mr. Sprock’s separation from service, subject to applicable income withholding taxes.

Change in Control Agreements with The Rome Savings Bank.  In accordance with their respective Settlement Agreements, the change in control agreements for Mr. Nolan and five other senior officers of The Rome Savings Bank will be terminated, effective as of the closing date of the Merger, and in lieu of any payments or benefits under such change in control agreements, the executives will be entitled to the payments set forth in the Settlement Agreements on the earlier of the date of executive’s termination of employment by Berkshire Hills Bancorp, Inc., Berkshire Bank, Rome Bancorp, Inc. or The Rome Savings Bank or 90 days after the closing date at which time, the executive’s employment will terminate. Notwithstanding the foregoing, an executive who is terminated for cause will not be entitled to any payment under either the change in control agreement or Settlement Agreement. For this purpose, cause will be defined as personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease and desist order and will be determined in the good faith and sole discretion of Charles M. Sprock. The Rome Savings Bank or Berkshire Bank will pay lump sum cash severance payments to Mr. Nolan in the amount of $408,018, less tax withholding, and to the other five senior officers who are entitled to such payments under the Settlement Agreements an aggregate amount of $737,714, less tax withholding.

During the period prior to their termination of employment, the cash severance payment will be held in a rabbi trust for the benefit of each officer and invested in investment-grade fixed-income securities, mutual funds or other pooled investment vehicles. Upon termination of employment, the cash severance payment, as adjusted for investment experience and subject to applicable withholding tax, will be distributed to the officer.

In addition, for the period that each executive continues in the employment of Berkshire Hills Bancorp, Inc. and Berkshire Bank following the closing date, such officer’s base salary will be increased to two times the officer’s current base salary.

Benefit Restoration Plan.  Mr. Charles M. Sprock is the sole participant in the Benefit Restoration Plan. In accordance with his Settlement Agreement, at the closing date of the Merger, the Benefit Restoration Plan will be terminated and Mr. Sprock will be entitled to a cash lump sum payment under the Settlement Agreement, equal to $358,560, subject to applicable withholding, in lieu of any benefit under the Benefit Restoration Plan. Because Mr. Sprock is a specified employee under Code Section 409A, such payment will be held and paid to Mr. Sprock on the first day of the seventh month following his separation from service, in accordance with Code Section 409A. Following the closing date and until such amount is distributed, it will be held in a rabbi trust and invested in the same manner as the remainder of the amounts to be paid to him under the Settlement Agreement.

Non-Competition and Consulting Agreement with Charles M. Sprock.  Berkshire Hills Bancorp, Inc. and Berkshire Bank have entered into a Non-Competition and Consulting Agreement with Mr. Charles M. Sprock pursuant to which Mr. Sprock will perform consulting services as a liaison to The Rome Savings Bank Foundation for a period of six months following the merger. In addition, Mr. Sprock will agree not to compete with Berkshire Hills Bancorp, Inc. and Berkshire Bank for a period of eighteen months following the merger for the benefit of any business within 25 miles of any office of Berkshire Hills Bancorp, Inc. or Berkshire Bank or any subsidiary. During such eighteen month period, Mr. Sprock has also agreed not to solicit or offer employment to any employee of Berkshire Hills Bancorp, Inc. or Berkshire Bank or any of their subsidiaries or affiliates that would cause such person(s) to terminate employment and accept employment with or provide services to any business that competes with Berkshire Hills Bancorp, Inc. or Berkshire Bank within 25 miles of any office of Berkshire Hills Bancorp, Inc. or Berkshire Bank or any subsidiary. In exchange for the consulting services and the agreement not to compete or solicit, Berkshire Hills Bancorp, Inc. and Berkshire Bank have agreed to pay Mr. Sprock $225,000, payable in monthly installments over the consulting period.

Cash Payment for Outstanding Options.  Under the terms of the merger agreement, outstanding Rome Bancorp, Inc. stock options, whether or not vested; will be terminated with a payment to the holder of the option of an amount of cash equal to (i) the greater of (A) the excess, if any, of $11.25 over the applicable per share price of that option or (B) $1.00, multiplied by (ii) the number of shares of Rome Bancorp, Inc. common stock that the holder could have purchased with the option if the holder had exercised the option immediately prior to the effective time. No outstanding Rome Bancorp, Inc. stock options may be exercised during the pendency of the merger. Messrs. Sprock and Nolan, who hold 147,500 and 59,000 stock options, respectively, will receive a cash payment of $147,500 and $59,000, respectively, upon termination of the option. Non-employee directors Engelbert, Grow, Hinman, Laval and Valentine will each receive $29,500 in cash upon the termination of 29,500 options held by each of them. As of the date of the merger agreement, the exercise price of all outstanding Rome Bancorp, Inc. stock options exceeded $11.25.

Acceleration of Vesting of Restricted Stock Awards.  Under the terms of the Rome Bancorp, Inc. 2006 Recognition and Retention Plan, restricted stock awards that have not yet vested will become fully vested upon the occurrence of a change of control. For purposes of the Rome Bancorp, Inc. 2006 Recognition and Retention Plan the approval of the merger by Rome Bancorp, Inc.’s stockholders will be a change of control. Named executive officers Charles M. Sprock and David C. Nolan have 11,800 and 4,720 shares of restricted stock, respectively. Five other senior officers will vest in an aggregate of 5,340 shares of restricted stock. Non-employee directors Engelbert, Grow, Hinman, Laval and Valentine each have 2,360 shares of restricted stock that will vest as a result of the change in control.

Termination of Directors’ Deferred Compensation Plan and Distribution of Benefits.  In accordance with the merger agreement, the Directors’ Deferred Compensation Plan of Rome Bancorp, Inc. will be terminated immediately prior to the effective time, and the amounts due under such plan will be paid in a lump sum to the participants on or prior to the effective time, in accordance with the requirements of Section 409A of the Internal Revenue Code. All amounts to be paid under such plan are fully vested without regard to the change in control, however, absent the change in control, such amounts would be paid to the directors in a single lump sum within 30 days following the end of the year in which their termination of service occurs, or if different, in accordance with an election made by the director under the terms of the plan. Non-employee directors Engelbert, Grow, Hinman and Valentine will receive $283,480, $163,178, $358,346 and $248,446, respectively, upon the termination of the Directors’ Deferred Compensation Plan of Rome Bancorp, Inc.

Payment to Director.  In accordance with the merger agreement, Berkshire Hills Bancorp, Inc. has agreed that Rome Bancorp, Inc. shall pay to John Reinhardt a payment of $25,000 upon the completion of the merger if Mr. Reinhardt remains a director of Rome Bancorp, Inc. on the date immediately prior thereto. Such payment to Mr. Reinhardt was agreed upon because he does not hold any stock options or restricted stock.

Advisory Board.  In accordance with the merger agreement, Berkshire Hills Bancorp, Inc. has agreed to establish an advisory board comprised of certain members of the Rome Bancorp, Inc. board of directors. The composition of such advisory board and the fees paid to the advisory board members will be determined by Berkshire Hills Bancorp, Inc. prior to the effective time.

Indemnification.  Pursuant to the merger agreement, Berkshire Hills Bancorp, Inc. has agreed that it will indemnify, defend and hold harmless each present and former officer, director or employee of Rome Bancorp, Inc. and its subsidiary (as defined in the merger agreement) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of Berkshire Hills Bancorp, Inc., which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Rome Bancorp, Inc. or its subsidiary if such claim pertains to any matter of fact arising, existing or occurring at or before the closing date (including, without limitation, the merger and other transactions contemplated thereby), regardless of whether such claim is asserted or claimed before or after the effective time.

Directors’ and Officers’ Insurance.  Berkshire Hills Bancorp, Inc. has further agreed, for a period of six years after the effective date, to cause the persons serving as officers and directors of Rome Bancorp, Inc. immediately prior to the effective date to continue to be covered by Rome Bancorp, Inc.’s current directors’ and officers’ liability insurance policy (provided that Berkshire Hills Bancorp, Inc. may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. Berkshire Hills Bancorp, Inc. is not required to spend more than 175% of the annual cost currently incurred by Rome Bancorp, Inc. for its insurance coverage.

The following table sets forth the estimated potential severance benefits to Rome Bancorp, Inc.’s named executive officers on termination of employment in connection with a change in control. This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control:

Executive	Cash(1) ($)	Equity(2) ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other(3) ($)	Total ($)
Charles M. Sprock	1,025,067	280,250	-0-	-0-	-0-	225,000	1,530,317
David C. Nolan	408,018	112,100	-0-	-0-	-0-	-0-	520,118

(1)	Includes lump sum cash severance payments of $1,025,067 and $408,018 under settlement agreements entered into by Messrs. Sprock and Nolan, respectively, in lieu of any cash severance payment under such person’s employment agreement. Does not include a lump sum cash payment in the amount of $358,560 payable to Mr. Sprock upon termination of the Benefit Restoration Plan as such amount was vested without regard to the completion of the merger.
(2)	Includes cash payments of $1.00 per option share for options to acquire 147,500 shares held by Mr. Sprock and options to acquire 59,000 shares held by Mr. Nolan. The options exercise price is greater than the cash consideration that will be paid for the shares in the merger, however, Berkshire Hills Bancorp, Inc. has agreed to pay the greater of the positive spread between the cash consideration and the exercise price or $1.00. In addition, 11,800 and 4,720 unvested shares of restricted stock held by Messrs. Sprock and Nolan, respectively, will become vested as a result of the change in control at a fair market value of $11.25 per share.
(3)	Includes $225,000 to which Mr. Sprock will be entitled under a Consulting and Non-Compete Agreement entered into with Berkshire Hills Bancorp, Inc. and Berkshire Bank.

Employee Matters

Each person who is an employee of The Rome Savings Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Berkshire Bank and will be eligible to participate in group health, medical, dental, life, disability and other welfare plans available to similarly situated employees of Berkshire Hills Bancorp, Inc. on the same basis that it provides such coverage to Berkshire Hills Bancorp, Inc. employees. With respect to any welfare plan or program of Rome Bancorp, Inc. that Berkshire Hills Bancorp, Inc. determines provides benefits of the same type as a plan maintained by Berkshire Hills Bancorp, Inc., Berkshire Hills Bancorp, Inc. will continue the Rome Bancorp, Inc. plan until such employees become eligible for the Berkshire Hills Bancorp, Inc. plan so that there is no gap in coverage. Berkshire Hills Bancorp, Inc. will give credit to continuing Rome Bancorp, Inc. employees for purposes of Berkshire Hills Bancorp, Inc.’s vacation and other paid leave programs for their accrued and unpaid vacation and/or leave balance with Rome Bancorp, Inc.

Current employees of The Rome Savings Bank who remain employed until the closing date will be eligible to participate in the Berkshire Hills Bancorp, Inc. 401(k) plan following the date determined by Berkshire Hills Bancorp, Inc. on which the Rome Bancorp, Inc. 401(k) Plan will be terminated or replaced by such plan. Subject to the occurrence of the effective time, the Rome Bancorp, Inc. employee stock ownership plan (ESOP) will be terminated as provided in the ESOP. Any outstanding ESOP loan will be repaid from the unallocated shares held in the ESOP, the remaining unallocated shares will be allocated to the accounts of individuals in the ESOP as provided in the ESOP. The balance of the shares and any other assets remaining in the ESOP will be distributed to ESOP participants after the receipt of a favorable determination letter from the Internal Revenue Service.

Berkshire Hills Bancorp, Inc. will pay each employee of Rome Bancorp, Inc. who is not otherwise covered by a specific change in control agreement whose employment is terminated (other than for cause) or who resigns for good reason on or within 12 months following the closing date of the merger a lump sum cash payment equal to two weeks of such employee’s annual cash compensation for each full year of service with Rome Bancorp, Inc., with a minimum of eight weeks and a maximum of 26 weeks. Additionally, Berkshire Hills Bancorp, Inc. will provide transitional counseling for outplacement of employees.

Rome Bancorp, Inc. will be entitled to enter into agreements to pay bonuses to certain employees of Rome Bancorp, Inc. to encourage such employee to continue in the employee of Rome Bancorp, Inc. until the effective time with the payment made on the effective time, provided that the aggregate amount of such bonuses shall not exceed $500,000 in the aggregate or certain limits per individual that have been agreed to between the parties.

Rome Bancorp, Inc. Defined Benefit Pension Plan

The Rome Savings Bank maintains a tax-qualified defined benefit pension plan, which was amended in December 2002 to cease the accrual of any further benefits. The benefits under the pension plan are based on the employee’s years of service and compensation. The Rome Savings Bank funding policy is to contribute annually at least the minimum required to meet the funding standards set forth under the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). As of December 31, 2009, the fair value of plan assets under the pension plan was $5,305,515 and the estimated accumulated benefit obligation was $6,042,479. The merger agreement does not address the pension plan. Consequently, Berkshire Hills Bancorp, Inc. may continue to maintain the pension plan as a frozen plan or terminate the pension plan in accordance with the requirements of ERISA and the Internal Revenue Code. Berkshire Hills Bancorp, Inc. has made no determination as to how the pension plan will be handled.

Rome Bancorp, Inc. Retiree Medical Benefits

The Rome Savings Bank provides health care and life insurance benefits to certain retired full-time employees. The Rome Savings Bank pays 50% of the total health care premium up to a maximum of $152.12 per month for single coverage and $304.24 per month for two-person coverage and the retired employee and surviving spouse pay the remaining portion of the insurance premium. The Rome Savings Bank pays the full cost of the life insurance coverage. As of December 31, 2009, the future cost of the benefits was estimated to be $2,532,348. The merger agreement does not address this benefit. Consequently, Berkshire Hills

Bancorp, Inc. may continue this benefit in its current form or change the benefit structure in accordance with ERISA and the requirements of the Internal Revenue Code. Berkshire Hills Bancorp, Inc. has made no determination as to how this benefit will be handled.

Operations of Berkshire Bank after the Merger

After the merger of Berkshire Bank and The Rome Savings Bank, the former offices of The Rome Savings Bank will operate as branch offices of Berkshire Bank under the name “Berkshire Bank.”

Restrictions on Resale of Shares of Berkshire Hills Bancorp, Inc. Common Stock

All shares of Berkshire Hills Bancorp, Inc. common stock issued to Rome Bancorp, Inc.’s stockholders in connection with the merger will be freely transferable. This proxy statement/prospectus does not cover any resales of the shares of Berkshire Hills Bancorp, Inc. common stock to be received by Rome Bancorp, Inc.’s stockholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by Berkshire Hills Bancorp, Inc. that is no later than 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “— Conditions to Completing the Merger.” On the closing date, Berkshire Hills Bancorp, Inc. will file a certificate of merger with the Delaware Secretary of State merging Rome Bancorp, Inc. into Berkshire Hills Bancorp, Inc. The merger will become effective at the time stated in the certificate of merger.

Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. are working to complete the merger quickly. It is currently expected that the merger will be completed during the first quarter of 2011. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

The Rome Savings Bank Foundation.

The Rome Savings Bank Foundation will be merged with and into the Berkshire Bank Foundation, which will continue the philanthropic presence in and around Rome, New York.

Conditions to Completing the Merger

Berkshire Hills Bancorp, Inc.’s and Rome Bancorp, Inc.’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by Rome Bancorp, Inc.’s stockholders;
•	receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;
•	no party to the merger being subject to any order, decree or injunction that enjoins or prohibits consummating the transaction, no governmental entity having instituted any proceeding to block the transaction and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;
•	the registration statement of which this proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;
•	receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Berkshire Hills Bancorp, Inc. after completion of the merger;
•	receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; no material adverse effect on either party has occurred;
•	the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect; and
•	the shares of Berkshire Hills Bancorp, Inc. common stock issuable pursuant to the merger being approved for listing on The NASDAQ Global Select Market.

Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Rome Bancorp, Inc. has agreed that, until completion of the merger and unless permitted by Berkshire Hills Bancorp, Inc., neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the usual, regular and ordinary course consistent with past practice;
•	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;
•	pay any cash or stock dividends or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not exceeding $0.09 per share of Rome Bancorp, Inc. common stock and dividends paid by any of Rome Bancorp, Inc.’s subsidiaries to enable Rome Bancorp, Inc. to pay such dividends;
•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;
•	except in connection with the exercise of stock options or withholdings of taxes under any of the Rome Bancorp, Inc. stock-based incentive plans, redeem, purchase or otherwise acquire any shares of its capital stock;

Dispositions

•	dispose of any of its material assets, incur any indebtedness, other than in the ordinary course of business consistent with past practice, or waive or change any existing indebtedness;

Contracts

•	enter into, amend or terminate any contract or agreement, in excess of $10,000 except those specifically permitted by the merger agreement;
•	enter into, renew or modify any transaction with an affiliate (other than a deposit transaction);
•	enter into any hedging transaction other than for purposes of hedging interest rate exposure;
•	undertake or enter into any lease or other contract in excess of $25,000 annually, or containing a financial commitment extending 12 months from the date of the merger agreement;

Loans

•	make or acquire any loan or other credit facility, other than existing loan commitments or those in conformity with lending policies in effect as of the date of the merger agreement, in amounts not to exceed $500,000, provided that Berkshire Hills Bancorp, Inc.’s consent shall be deemed granted if Berkshire Hills Bancorp, Inc. does not object within three business days of Rome Bancorp, Inc.’s written intent to make such loan;

•	sell any participation in a loan (excluding existing commitments);

Employees

•	increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice and pursuant to policies currently in effect;
•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to existing commitments, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent in the aggregate or (iii) as otherwise contemplated by the merger agreement;
•	become a party to, amend or commit to any benefit plan or employment agreement;
•	elect any new senior executive officer or director;
•	hire or promote employee to a rank having a title of vice president or other more senior rank or hire any employee with an annual total compensation in excess of $50,000;

Settling Claims

•	settle any claim against it for more than $25,000 individually or $50,000 in the aggregate;

Governing Documents

•	amend its certificate of incorporation or bylaws;

Investment in Securities

•	purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $250,000, (iii) with a duration of not more than three (3) years and (iv) otherwise in the ordinary course of business consistent with past practice;

Capital Expenditures

•	other than certain capital expenditures previously disclosed by Rome Bancorp, Inc., make any capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate;

Branches

•	open or close any new branch or automated banking facility or file an application to do same;

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

Merger Agreement

•	take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;
•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

Other Agreements

•	take any other action restricted under the merger agreement; or
•	agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

Berkshire Hills Bancorp, Inc. has agreed that, until the completion of the merger and unless permitted by Rome Bancorp, Inc., it will not:

•	change or waive any provision of its certificate of incorporation or bylaws;
•	take any action that would materially adversely affect or delay its ability to obtain regulatory approvals contemplated by the merger agreement;
•	take any action that is intended to materially adversely affect its ability to perform its covenants and agreements under the merger agreement;
•	take any action resulting in its representation and warranties not being true and correct at any future date on or prior to closing the merger;
•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or
•	agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

Covenants of Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. in the Merger Agreement

Agreement Not to Solicit Other Proposals.  Rome Bancorp, Inc. and its officers, directors, employees and representatives have agreed not to: (1) solicit, initiate, or knowingly encourage any acquisition proposal by a third party; (2) participate in discussions or negotiations regarding an acquisition proposal; (3) enter into any agreement requiring it to abandon or terminate the merger agreement with Berkshire Hills Bancorp, Inc.; (4) make any public statement critical of Berkshire Hills Bancorp, Inc., its board of directors, its management or the merger; or (5) join with or assist any person or entity in opposing the merger. An acquisition proposal includes the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving Rome Bancorp, Inc. or its subsidiaries;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Rome Bancorp, Inc.;
•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Rome Bancorp, Inc.; and
•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of Rome Bancorp, Inc. not to solicit other acquisition proposals, Rome Bancorp, Inc. may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Rome Bancorp, Inc. board of directors:

•	after consultation with its outside legal counsel and its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and the prospects and interests of Rome Bancorp, Inc. and its stockholders, is a more favorable transaction than the transactions contemplated by the merger agreement with Berkshire Hills Bancorp, Inc. and the acquisition proposal;
•	is not conditioned on obtaining financing;
•	is for all of Rome Bancorp, Inc.’s common stock; and
•	is, in the written opinion of Rome Bancorp, Inc.’s financial advisor, more favorable to Rome Bancorp, Inc. stockholders from a financial point of view than the transactions contemplated by the merger agreement with Berkshire Hills Bancorp, Inc. (a “superior proposal”).

If Rome Bancorp, Inc. receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Rome Bancorp, Inc. must immediately notify Berkshire Hills Bancorp, Inc. and provide Berkshire Hills Bancorp, Inc. with information about the third party and its proposal.

Certain Other Covenants.  The merger agreement also contains other agreements relating to the conduct of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. before consummation of the merger, including the following:

•	Rome Bancorp, Inc. will give Berkshire Hills Bancorp, Inc. reasonable access during normal business hours to its property, books, records and personnel and furnish all information the other party may reasonably request;
•	Rome Bancorp, Inc. will promptly provide Berkshire Hills Bancorp, Inc. with a copy of all documents filed with its banking regulators;
•	Rome Bancorp, Inc. will meet with Berkshire Hills Bancorp, Inc. on a regular basis to discuss and plan for the conversion of Rome Bancorp, Inc.’s data processing and related electronic information systems;
•	Rome Bancorp, Inc. will invite a non-voting designee of Berkshire Hills Bancorp, Inc. to attend all regular and special board of directors or senior management committee meetings of Rome Bancorp, Inc. or The Rome Savings Bank except that Berkshire Hills Bancorp, Inc.’s designee will not attend portions of any meeting during which there is being discussed: (a) matters involving the merger; (b) information or material that Rome Bancorp, Inc. or The Rome Savings Bank must keep confidential under applicable laws or regulations or policies or procedures of Rome Bancorp, Inc. or The Rome Savings Bank; or (c) pending or threatened litigation or investigations, if in the opinion of counsel to Rome Bancorp, Inc., the presence of such designee might adversely affect the confidential nature of or any privilege relating to matters being discussed;
•	Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will use their commercially reasonable efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions;
•	Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger;
•	Rome Bancorp, Inc. will take any necessary action to exempt Berkshire Hills Bancorp, Inc. and this transaction from any anti-takeover provisions contained in Rome Bancorp, Inc.’s certificate of incorporation or bylaws or federal or state law;
•	Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;
•	Berkshire Hills Bancorp, Inc. will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of Berkshire Hills Bancorp, Inc. common stock to be issued in the merger to Rome Bancorp, Inc. stockholders;
•	Rome Bancorp, Inc. will take all actions necessary to convene a meeting of its respective stockholders to vote on the merger agreement. The Rome Bancorp, Inc. board of directors will recommend at its respective stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval. However, the Rome Bancorp, Inc. board of directors may change or withdrawal its recommendation if: (1) Rome Bancorp, Inc. has properly called its meeting of stockholders; (2) has received a superior proposal; and (3) Rome Bancorp, Inc.’s board of directors, after consultation with and based on the advice of counsel, determines, in good faith, that making such a recommendation would result in a violation of its fiduciary duties under applicable law;
•	before completion of the merger, Berkshire Hills Bancorp, Inc. will notify The NASDAQ Global Market of the additional shares of Berkshire Hills Bancorp, Inc. common stock that Berkshire Hills Bancorp, Inc. will issue in exchange for shares of Rome Bancorp, Inc. common stock;
•	Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger; and
•	each of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will coordinate with each other the payment of dividends to ensure that the holders of Berkshire Hills Bancorp, Inc. common stock and Rome Bancorp, Inc. common stock will not receive two dividends, or fail to receive one dividend, for any single quarter.

Representations and Warranties Made by Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. in the Merger Agreement

Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “— Conditions to Completing the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Each of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger or the bank merger;
•	governmental filings and consents necessary to complete the merger;
•	the timely filing of regulatory reports, the absence of investigations by regulatory agencies and internal controls;
•	financial statements;
•	tax matters;
•	employee matters and benefit plans;
•	real and personal property;
•	insurance matters;
•	environmental liabilities;
•	brokers or financial advisor fees;
•	the absence of events having, or reasonably likely to have, a material adverse effect;
•	legal proceedings;
•	compliance with applicable laws;
•	the receipt of a fairness opinion from its financial advisor; and
•	absence of agreements with regulatory agencies restricting the conduct of its business.

In addition, Rome Bancorp, Inc. has made other representations and warranties about itself to Berkshire Hills Bancorp, Inc. as to:

•	approval by its board of directors of the merger agreement and the transactions contemplated by the merger agreement;
•	the absence of any event or action that would constitute a material adverse effect since December 31, 2009;

•	matters relating to certain contracts;
•	the receipt of a fairness opinion from its financial advisor;
•	intellectual property;
•	loan matters and allowances for loan losses;
•	related party transactions;
•	deposits;
•	the absence of appraisal rights;
•	trust business and fiduciary accounts; and
•	derivative instruments and transactions.

The representations and warranties of each of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will expire upon the effective time of the merger.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by Rome Bancorp, Inc. or Berkshire Hills Bancorp, Inc. stockholders, as follows:

•	by the written mutual consent of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc.;
•	by either party, if the stockholders of Rome Bancorp, Inc. fail to approve the merger agreement (provided that Rome Bancorp, Inc. will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholder meeting);
•	by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;
•	by either party, if the merger is not consummated by June 30, 2011, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;
•	by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default;
•	by Berkshire Hills Bancorp, Inc., if Rome Bancorp, Inc. materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the merger agreement to stockholders, or if the board of directors of Rome Bancorp, Inc. does not recommend approval of the merger in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Berkshire Hills Bancorp, Inc.; or
•	by Rome Bancorp, Inc. if it has received a superior proposal and its board of directors has made a determination to accept such superior proposal.

Termination Fee

The merger agreement requires Rome Bancorp, Inc. to pay Berkshire Hills Bancorp, Inc. a fee of $3.5 million if the merger agreement is terminated in certain circumstances that involve a competing offer.

Specifically, Rome Bancorp, Inc. must pay the termination fee if Berkshire Hills Bancorp, Inc. terminates the merger agreement as a result of a breach by Rome Bancorp, Inc. of its covenant regarding the solicitation of competing offers or its obligation to call a stockholder meeting or if Rome Bancorp, Inc.’s board of directors fails to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger.

Rome Bancorp, Inc. also must (i) pay the termination fee if Rome Bancorp, Inc. terminates the merger agreement as a result of accepting a superior proposal after allowing Berkshire Hills Bancorp, Inc. an opportunity to make such adjustments in the merger agreement to enable Rome Bancorp, Inc. to proceed with the merger on such adjusted terms or (ii) Rome Bancorp, Inc. enters into a definitive merger agreement within one year of Berkshire Hills Bancorp, Inc. terminating the merger agreement due to Rome Bancorp, Inc.’s break of a representation, warranty or covenant or failure of Rome Bancorp, Inc.’s stockholders to approve the merger agreement.

Expenses

Each of Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. will pay its own costs and expenses incurred in connection with the merger. Rome Bancorp, Inc. also must: (i) pay the termination fee if Rome Bancorp, Inc. terminates the merger agreement as a result of accepting a superior proposal after allowing Berkshire Hills Bancorp, Inc. an opportunity to make such adjustments in the Merger Agreement to enable Rome Bancorp, Inc. to proceed with the merger on such adjusted terms or (ii) Rome Bancorp, Inc. enters into a definitive merger agreement within one year of Berkshire Hills Bancorp, Inc. terminating the merger agreement due to Rome Bancorp, Inc.’s breach of a representation, warranty or covenant or failure of Rome Bancorp, Inc.’s stockholders to approve the merger agreement.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Rome Bancorp, Inc. stockholders, Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Rome Bancorp, Inc.’s stockholders under the terms of the merger agreement.

Litigation Related to the Merger

Following the public announcement of the execution of the merger agreement between Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc., on October 18, 2010, Stephen Bushansky filed a stockholder class action lawsuit in the Supreme Court of the State of New York, County of the Bronx, on October 27, 2010, James and Liliana DiCastro filed a stockholder class action lawsuit in the Chancery Court of the State of Delaware, and on November 15, 2010, and Samuel S. Rapasodi filed a stockholder class action lawsuit in the Supreme Court of the State of New York, County of Oneida, each against Rome Bancorp, Inc., Berkshire Hills Bancorp, Inc., and the directors of Rome Bancorp, Inc. The lawsuit filed in Delaware was subsequently withdrawn voluntarily.

The active lawsuits purport to be brought on behalf of all of Rome Bancorp, Inc.’s public stockholders and allege that the directors of Rome Bancorp, Inc. breached their fiduciary duties to Rome Bancorp, Inc.’s stockholders by failing to take steps necessary to obtain a fair and adequate price for Rome Bancorp, Inc.’s common stock and that Berkshire Hills Bancorp, Inc. knowingly aided and abetted Rome Bancorp, Inc. directors’ breach of fiduciary duty. The lawsuits seek to enjoin the proposed merger from proceeding and seek unspecified compensatory and/or rescissory damages on behalf of Rome Bancorp, Inc.’s stockholders. On December 7 and December 20, 2010, plaintiffs in the Rapasodi and Bushansky actions filed amended complaints repeating their claims regarding the adequacy of the merger price and adding allegations that the disclosures to be provided to Rome Bancorp, Inc.’s stockholders, as set forth in the preliminary S-4 Registration Statement filed with the SEC on November 23, 2010, fail to provide required material information necessary for Rome Bancorp, Inc.’s stockholders to make a fully informed decision concerning the merger.

Defendants have filed a motion, on consent of all parties, seeking consolidation of the merger cases in New York Supreme Court, Oneida County. Upon finalizing an appropriate confidentiality agreement, the parties will engage in limited discovery on an expedited basis. Both Rome Bancorp, Inc. and Berkshire Hills Bancorp, Inc. believe that these lawsuits are meritless and intend to vigorously defend themselves against the allegations.

DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK

The following summary describes the material terms of Berkshire Hills Bancorp, Inc.’s capital stock and is subject to, and qualified by, Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”). See “Where You Can Find More Information” as to how to obtain a copy of Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws.

General

Berkshire Hills Bancorp, Inc. is authorized to issue 26,000,000 shares of common stock having a par value of $0.01 per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share. At [Record Date], _________ shares of common stock were outstanding. At that date, no preferred shares were outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, Berkshire Hills Bancorp, Inc.’s certificate of incorporation provides that a record owner of Berkshire Hills Bancorp, Inc.’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills Bancorp, Inc.’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

No Preemptive or Conversion Rights.  The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills Bancorp, Inc. before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills Bancorp, Inc.’s flexibility to issue additional shares of common stock in connection with Berkshire Hills Bancorp, Inc.’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends.  Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills Bancorp, Inc.’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Berkshire Hills Bancorp, Inc. may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by Berkshire Bank and proceeds received from the offering of trust preferred securities have historically been the primary source of funds available to Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its stockholders, the repurchase of its common stock and for other needs. Berkshire Hills Bancorp, Inc.’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills Bancorp, Inc.’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp, Inc.’s board of directors deems relevant.

Berkshire Hills Bancorp, Inc.’s principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.

Liquidation.  Upon liquidation, dissolution or the winding up of the affairs of Berkshire Hills Bancorp, Inc., holders of common stock are entitled to receive their pro rata portion of the remaining assets of Berkshire Hills Bancorp, Inc. after the holders of Berkshire Hills Bancorp, Inc.’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Preferred Stock

Berkshire Hills Bancorp, Inc.’s certificate of incorporation authorizes its board of directors, without stockholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in Berkshire Hills Bancorp, Inc.’s control.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws contain several provisions that may make Berkshire Hills Bancorp, Inc. a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire Hills Bancorp, Inc.’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Berkshire Hills Bancorp, Inc.’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

COMPARISON OF RIGHTS OF STOCKHOLDERS

The rights of stockholders of Berkshire Hills Bancorp, Inc. are currently governed by Berkshire Hills Bancorp, Inc.’s certificate of incorporation, bylaws and applicable provisions of the DGCL. The rights of stockholders of Rome Bancorp, Inc. are currently governed by Rome Bancorp, Inc.’s certificate of incorporation, bylaws and applicable provisions of the DGCL. If the merger is completed, Rome Bancorp, Inc. stockholders who receive Berkshire Hills Bancorp, Inc. common stock will become Berkshire Hills Bancorp, Inc. stockholders and their rights will likewise be governed by Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws and the DGCL.

The following is a summary of the material differences between the rights of a Rome Bancorp, Inc. stockholder and the rights of a Berkshire Hills Bancorp, Inc. stockholder. This summary is not a complete statement of the differences between the rights of Rome Bancorp, Inc. stockholders and the rights of Berkshire Hills Bancorp, Inc. stockholders and is qualified in its entirety by reference to the governing law of each corporation and to the certificate of incorporation and bylaws of each corporation. Copies of Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws are on file with the Securities and Exchange Commission. Copies of Berkshire Hills Bancorp, Inc.’s certificate of incorporation and bylaws are available upon written request addressed to Corporate Secretary, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201.

Authorized Stock
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.

•

The Berkshire Hills Bancorp, Inc. certificate of incorporation authorizes 27,000,000 shares of capital stock, consisting of 26,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

• The Rome Bancorp, Inc. certificate of incorporation authorizes 30,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock, $0.01 par value.
• At [Record Date], there were ________ shares of Berkshire Hills Bancorp, Inc. common stock issued and outstanding.	• As of [Record Date], there were ______ shares of Rome Bancorp, Inc. common stock issued and outstanding.
• As of [Record Date], there were no shares of preferred stock issued or outstanding.	• As of [Record Date], there were no shares of preferred stock issued or outstanding.

Voting Rights
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
• The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.	• The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.
• Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.	• Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.
• Holders of common stock may not cumulate their votes for the election of directors.	• Holders of common stock may not cumulate their votes for the election of directors.

Required Vote for Authorization of Certain Actions
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
• At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder” or any affiliate of an “interested	• At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving any “other corporation” or any affiliate of any “other

Required Vote for Authorization of Certain Actions
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.

stockholder.” However, if a majority of directors not affiliated with the interested stockholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

corporation.” However, if a majority of directors not affiliated with the other corporation approves the business combination, a majority vote of the outstanding shares is sufficient to approve a business combination.

Dividends
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
• Holders of common stock are entitled, when declared by the Berkshire Hills Bancorp, Inc. Board, to receive dividends, subject to the rights of holders of preferred stock.	• Holders of common stock are entitled, when declared by the Rome Bancorp, Inc. Board, to receive dividends, subject to the rights of holders of preferred stock.

Stockholders’ Meetings
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.

•

Berkshire Hills Bancorp, Inc. must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each stockholder entitled to vote.

•

Rome Bancorp, Inc. must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each stockholder entitled to vote.

• Special meetings may be called only by the board of directors.	• Special meetings may be called only by the board of directors.
• For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.	• For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.
• The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.	• The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.

•

To nominate a director or propose new business, stockholders must give written notice to the Secretary of Berkshire Hills Bancorp, Inc. not less than 90 days before the meeting. However, if Berkshire Hills Bancorp, Inc. gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the stockholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders or public disclosure of the meeting was made. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

•

To nominate a director or propose new business, stockholders must give written notice to the Secretary of Rome Bancorp, Inc. not less than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. However, if Rome Bancorp, Inc. holds the annual meeting for a date that is not within 30 days before or after such anniversary date, written notice of the stockholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

Action by Stockholders Without a Meeting
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
• Action taken at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be effected by written consent of stockholders.	• Action taken at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be effected by written consent of stockholders.

Board of Directors
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
• The bylaws provide that the number of directors, to be fixed by resolution, shall not exceed 12.	• The bylaws provide that the number of directors, to be fixed by a resolution, shall be no less than seven and no more than 20.
• The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.	• The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.
• Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.	• Vacancies on the board of directors will be filled by a majority vote of the remaining directors.
• Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.	• Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

Amendment of the Bylaws
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
• The bylaws may be amended or repealed either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.	• The bylaws may be amended or repealed either the approval of two-thirds of the board of directors or by the vote of two-thirds of the outstanding shares entitled to vote.

Amendment of the Certificate of Incorporation
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.

•

The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

•

The certificate of incorporation may be amended or repealed upon approval of the board of directors and a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the merger, the board of directors of Berkshire Hills Bancorp, Inc. will consist of all the current directors of Berkshire Hills Bancorp, Inc. Lawrence A. Bossidy will continue to be Non-Executive Chairman of the Board.

Information regarding the current directors and executive officers of Berkshire Hills Bancorp, Inc., executive compensation and relationships and related transactions is included in this Berkshire Hills Bancorp, Inc.’s proxy statement for its 2010 annual meeting of stockholders, which is incorporated by reference in this proxy statement/prospectus.

Management

The executive officers of Berkshire Hills Bancorp, Inc. and Berkshire Bank will not change as a result of the merger.

Operations

While there can be no assurance as to the achievement of business and financial goals, Berkshire Hills Bancorp, Inc. currently expects to achieve cost savings equal to approximately 35% of Rome Bancorp, Inc.’s current annualized non-interest expenses through the elimination of redundant senior management and back-office staffing and other operating efficiencies (such as the elimination of duplicative data processing services). Berkshire Hills Bancorp, Inc. expects to achieve most of these savings in the first full year following the merger. See “Caution About Forward-Looking Statements.”

INFORMATION ABOUT ROME BANCORP, INC.

General

Rome Bancorp, Inc. is a Delaware corporation organized on June 9, 1999 as the stock holding company for The Rome Savings Bank, a federally chartered stock savings bank headquartered in Rome, New York. Rome Bancorp, Inc., Inc.’s principal business is to hold the capital stock of The Rome Savings Bank.

The Rome Savings Bank is a federal stock savings bank and the wholly-owned subsidiary of Rome Bancorp, Inc. The Rome Savings Bank is a community and customer-oriented retail savings bank that offers traditional deposit products, residential real estate mortgage loans and consumer, commercial and commercial real estate loans. In addition, The Rome Savings Bank purchases securities issued by the U.S. Government and government agencies, municipal securities, mortgage-backed securities and other investments permitted by applicable laws and regulations.

Business Strategy

Rome Bancorp, Inc.’s business is to hold The Rome Savings Bank. Rome Bancorp, Inc.’s revenues are derived principally from interest on Rome Bancorp, Inc.’s loans and interest and dividends on Rome Bancorp, Inc.’s investment securities. Rome Bancorp, Inc.’s primary sources of funds are deposits, payments of loan principal and mortgage-backed securities, maturities and calls of investment securities, borrowings from the Federal Home Loan Bank, and funds provided by operations.

Market Area

Operations are conducted out of Rome Bancorp, Inc.’s executive office in Rome, New York and four branch offices located in Oneida County, New York, two of which are located in Rome, one in New Hartford, New York and one in Lee, New York. As of June 30, 2010, The Rome Savings Bank maintained a 7.34% share of all Oneida County, New York deposits, ranking sixth in size of deposits in Oneida County. The Rome Savings Bank also maintained a 40.95% market share of all reported funds on deposit in the City of Rome as of June 30, 2010, making it the largest depository institution in Rome.

Rome Bancorp, Inc.’s geographic market area for loans and deposits is principally Oneida County, New York. The local economy is not dependent on one key employer. The principal employment sectors are service-related (excluding financial industries), wholesale and retail trade, and manufacturing.

Similar to national trends, in recent years most of the job growth realized in Oneida County has been in service related industries, and service jobs now account for the largest portion of the workforce. Rome Bancorp, Inc.’s market area also includes a growing number of healthcare, engineering, software, and technical firms that have located in Oneida County in order to take advantage of its well-educated work force, including current and former military and defense industry personnel. Rome, New York is located 15 miles west of Utica and approximately 45 miles east of Syracuse. Depending on market conditions, we also occasionally originate loans in the greater New York City metropolitan area, typically through loan participations, and outside of New York State.

Competition

The Rome Savings Bank faces intense competition both in making loans and attracting deposits. New York has a high concentration of financial institutions, many of which are branches of large money center and regional banks which have resulted from the consolidation of the banking industry in New York and surrounding states. Some of these competitors have greater resources than we do and may offer services that we do not provide. For example, The Rome Savings Bank does not provide trust or investment services, or credit cards. Customers who seek “one-stop shopping” may be drawn to these institutions.

Competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, insurance companies, and brokerage and investment banking firms. The most direct competition for deposits has historically come from credit unions, commercial banks, savings banks, and savings and loan associations. The Rome Savings Bank faces additional competition for deposits from short-term money market funds, corporate and government securities funds, and from brokerage firms, mutual funds, and insurance companies.

Lending Activities

The Rome Savings Bank has a long-standing commitment to originate commercial real estate, commercial and consumer loans, in addition to a traditional emphasis on residential lending. We retain the majority of the loans that we originate. Currently, we are selling most of the longer term residential mortgage loans we originate into the secondary market. At September 30, 2010, The Rome Savings Bank had total loans of $277.8 million, of which $152.2 million, or 54.8%, were one- to four-family residential mortgages and residential construction loans. Of residential mortgage loans outstanding at that date, 20.3% were adjustable-rate mortgage loans and 79.7% were fixed-rate loans. The remainder of The Rome Savings Bank’ loans at September 30, 2010, amounting to $125.6 million, or 45.2% of total loans, consisted of commercial real estate, commercial loans, and consumer loans. The Rome Savings Bank originates commercial real estate and commercial business loans both within and outside of Oneida County, New York. As of September 30, 2010, 18.1% of The Rome Savings Bank’ loan portfolio was in commercial real estate loans and 12.1% was in commercial loans. In addition, as of September 30, 2010, 15.0% of The Rome Savings Bank’ loan portfolio was in consumer loans. Rome Bancorp, Inc.’s loans are subject to federal and state laws and regulations. The interest rates charged on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by Rome Bancorp, Inc.’s competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

Subsidiary Activities

The Rome Savings Bank has four subsidiaries: 100 On the Mall Corporation, Clocktower Insurance Agency Incorporated, RSB Properties, Inc. and RSB Capital Inc. 100 On the Mall acts as a manager, and developer of real estate. Its only activity is ownership of The Rome Savings Bank’s main office building and premises. Clocktower Insurance owns real estate for future expansion, which until January of 2010 had been leased to a Dunkin Donuts franchise adjacent to one of Rome Bancorp, Inc.’s branch offices. This property was sold to a third party in January 2010. RSB Properties, Inc. is a real estate investment trust. RSB Capital, Inc. is currently inactive.

Employees

At September 30, 2010, The Rome Savings Bank had 94 full-time employees and 4 part-time employees. The Rome Savings Bank employees are not represented by a collective bargaining agreement, and The Rome Savings Bank considers its relationship with its employees to be good.

Regulation and Supervision

Rome Bancorp, Inc. is regulated as a savings and loan holding company by the Office of Thrift Supervision. The Rome Savings Bank, as a federally-chartered savings bank, is subject to regulation, examination and supervision by the Office of Thrift Supervision, as its primary regulator, and the Federal Deposit Insurance Corporation, as its deposit insurer. The Rome Savings Bank must file reports with the Office of Thrift Supervision concerning its activities and financial condition. Rome Bancorp, Inc. is also required to file reports with, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision and of the Securities and Exchange Commission under the federal securities laws.

Regulation of Federal Savings Associations

Business Activities.  The Rome Savings Bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended (the “HOLA”), and the Office of Thrift Supervision regulations. Under these laws and regulations, The Rome Savings Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. The Rome Savings Bank may also establish service corporations that may engage in activities not otherwise permissible for The Rome Savings Bank, including certain real estate equity investments and securities and brokerage activities. The Rome Savings Bank’ authority to make certain types of loans or other investments is limited by federal law and regulation.

QTL Test.  Under federal law, The Rome Savings Bank must comply with the qualified thrift lender, or the “QTL” test. Under the QTL test, The Rome Savings Bank is required to maintain at least 65% of its “portfolio assets” in certain “qualified thrift investments” in at least nine months of the most recent 12-month period. The Rome Savings Bank met the QTL test at September 30, 2010, and in each of the prior 12 months, and therefore is a “qualified thrift lender.” If The Rome Savings Bank fails the QTL test, and is unable to correct that failure for a period of time, it must either operate under certain restrictions on its activities or convert to a bank charter.

Capital Requirements.  The Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the Office of Thrift Supervision regulations; a leverage ratio requirement of 3.0% of core capital to such adjusted total assets, if a savings association has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System; and a total risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets, provided that the amount of supplementary capital used to satisfy this requirement shall not exceed the amount of core capital. The minimum leverage capital ratio for any other depository institution that does not have a composite rating of 1 will be 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. At September 30, 2010, The Rome Savings Bank met each of these minimum capital standards and was considered “well-capitalized.”

Enforcement.  The Office of Thrift Supervision has primary enforcement responsibility over federally chartered savings associations, including The Rome Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Standards for Safety and Soundness.  Pursuant to the Federal Deposit Insurance Act, the Office of Thrift Supervision has adopted a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings standards, compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. In addition, the Office of Thrift Supervision adopted regulations that authorize, but do not require, the Office of Thrift Supervision to order a savings association that has been given notice that it is not satisfying these safety and soundness standards to submit a compliance plan. If, after being notified, a savings association fails to submit an acceptable plan or fails in any material respect to implement an accepted plan, the Office of Thrift Supervision must issue an order directing action to correct the deficiency. Further, the Office of Thrift Supervision may issue an order directing corrective actions and may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of federal law. If a savings association fails to comply with such an order, the Office of Thrift Supervision may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Liquidity.  The Rome Savings Bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Prompt Corrective Action Regulations.  Under the Office of Thrift Supervision prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following four categories based on the association’s capital: well capitalized; adequately capitalized; undercapitalized; or critically undercapitalized. At September 30, 2010, The Rome Savings Bank met the criteria for being considered “well-capitalized.” When appropriate, the Office of Thrift Supervision can require corrective action by a savings association holding company under the “prompt corrective action” provision of federal law.

Insurance of Deposit Accounts.  The Rome Savings Bank is a member of the Deposit Insurance Fund (“DIF”) maintained by the Federal Deposit Insurance Corporation, and The Rome Savings Bank pays its deposit insurance assessments to the DIF in accordance with the Federal Deposit Insurance Reform Act of

2005 (“DIF Act”). The DIF Act established a statutory minimum and maximum designated reserve ratio for the Deposit Insurance Fund and granted the Federal Deposit Insurance Corporation greater flexibility in establishing the required reserve ratio. In its regulations implementing the DIF Act, the Federal Deposit Insurance Corporation had previously set the annual designated reserve ratio for the Deposit Insurance Fund at 1.25%. However, as a result of the recent failures of a number of banks and thrifts, there has been a significant increase in the loss provisions of the DIF of the Federal Deposit Insurance Corporation. This increase has resulted in a decline in the DIF reserve ratio. Because the DIF reserve ratio declined, and for the foreseeable future is expected to remain, below 1.15%, the Federal Deposit Insurance Corporation established a restoration plan to restore the DIF reserve ration to 1.15% within five years. On September 29, 2009, the Federal Deposit Insurance Corporation adopted an amendment to the restoration plan that increases the deposit insurance assessment rate schedule uniformly across all four risk categories by three basis points (annualized) of insured deposits beginning January 1, 2011. In addition, on November 17, 2009 the Federal Deposit Insurance Corporation adopted a final rule which required insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The prepaid assessment for these periods was collected on December 30, 2009 and The Rome Savings Bank’ prepaid assessment was $752,000 which was recorded as a prepaid expense.

Federal Reserve System.  Under regulations of the Federal Reserve Board, The Rome Savings Bank is required to maintain noninterest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations exempt $10.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) from the reserve requirements. A 3% reserve is required for net transaction account balances between $10.7 million and $55.2 million (subject to adjustment by the Federal Reserve Board) plus a reserve requirement 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $55.2 million. The Rome Savings Bank is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank’s interest-earning assets. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve discount window, but Federal Reserve Board regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

The Bank Secrecy Act.  The Rome Savings Bank and Rome Bancorp, Inc. are subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, which gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, and mandatory transaction reporting obligations. By way of example, the Bank Secrecy Act imposes an affirmative obligation on The Rome Savings Bank to report currency transactions that exceed certain thresholds and to report other transactions determined to be suspicious.

On July 26, 2010, The Rome Savings Bank stipulated and consented to a Cease and Desist Order (the “Order”) issued by the Office of Thrift Supervision. The Order became effective on July 26, 2010. The Order was issued as a result of weaknesses in The Rome Savings Bank’s Secrecy Act/Anti-Money Laundering (“BSA”) compliance program identified this year. The Order requires The Rome Savings Bank to cease and desist from violating certain BSA laws and regulation identified in the Order, revise its current BSA compliance program, implement a system of internal controls to ensure compliance with BSA laws and regulations and to take certain other actions identified by the Office of Thrift Supervision in the Order. The Rome Savings Bank has addressed many of the matters mentioned in the Order and expects to complete all of the actions required to be taken by the deadline dates stated in the Order. The Order will not have a material impact on the financial condition or results of operations of The Rome Savings Bank or Rome Bancorp, Inc.

Regulation of Savings and Loan Holding Companies

Rome Bancorp, Inc. is a savings and loan holding company regulated by the Office of Thrift Supervision. As such, Rome Bancorp, Inc. is registered with and subject to Office of Thrift Supervision examination and supervision, as well as certain reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Rome Bancorp, Inc. and any of its non-savings association subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings association. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

In general, a SLHC, with the prior approval of the Office of Thrift Supervision, may engage in all activities that bank holding companies may engage in under any regulation that the Federal Reserve Board has promulgated under Section 4(c) of the BHC Act. Current regulations limit such authority to those activities that the Federal Reserve Board has, by regulation, determined to be permissible under Section 4(c)(8) of the BHC Act, as noted below. Prior approval from the Office of Thrift Supervision is not required, however, if: (1) the SLHC received a rating of satisfactory or above prior to January 1, 2008, or a composite rating of “1” or “2” thereafter, in its most recent examination, and its not in troubled condition, and the holding company does not propose to commence the activity by an acquisition of a going concern, or (2) the activity is otherwise permissible under another provision of HOLA, for which prior notice to or approval from the Office of Thrift Supervision is not required.

Management’s Discussion and Analysis of Results of Operations

Critical Accounting Policies

The Rome Savings Bank’s results of operations depend primarily on its net interest income, which is the difference between the interest income it earns on its loans and investments and the interest it pays on its deposits and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. The Rome Savings Bank’s operations are also affected by non-interest income, such as service fees and gains and losses on sales of securities, the provision for loan losses and non-interest expense such as salaries and employee benefits, occupancy costs, and other general and administrative expenses. Financial institutions in general, including The Rome Savings Bank, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions and availability of funds. The Rome Savings Bank’s operations and lending are principally concentrated in the Central New York area, therefore its operations and earnings are influenced by the economics of such area. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences and levels of personal income and savings in The Rome Savings Bank’s primary market area.

The preparation of consolidated financial statements requires management to make estimates and assumptions. Changes in these estimates and assumptions affect the reported amounts of certain assets, liabilities, revenue and expenses. Different amounts could be reported under different conditions, or if different assumptions were used in the application of these accounting policies.

It is management’s opinion that accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Management of Rome Bancorp, Inc. considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required for probable credit losses and the material effect that such judgments can have on the results of operations. Management’s quarterly evaluation of the adequacy of the allowance considers Rome Bancorp, Inc.’s historical loan loss experience, review of specific loans, current economic conditions and such other factors considered appropriate to estimate losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions or economic conditions. Significant factors that could give rise to changes in these estimates include, but are not limited to, changes in economic conditions in the local area, concentrations of risk and declines of local property values.

Rome Bancorp, Inc.’s critical policies and their application are reviewed periodically by the Audit Committee and the Board of Directors. All accounting policies are important, and as such, Rome Bancorp, Inc. encourages the reader to review each of the policies included in Note 2 to the consolidated financial statements reported on Rome Bancorp, Inc.’s 2009 Annual Report on Form 10-K to obtain a better understanding of how its financial performance is reported.

General

Net income for the third quarter of 2010 decreased to $838,000, from the prior year’s third quarter net income of $908,000. The significant factors and trends impacting the third quarter of 2010, which are discussed in greater depth below, were as follows:

•	Net interest income before loan loss provision increased by $179,000, or 5.5%, from the same quarter last year principally due to a decrease in interest expense stemming from decreases in the rates paid on deposits and borrowings, as well as a decrease in average outstanding borrowings.
•	Rome Bancorp, Inc. recorded a $75,000 provision for loan losses in the third quarter of 2010 versus no provision for loan losses in the third quarter of 2009.
•	Other non-interest income increased by $143,000, or 21.5%, from the third quarter 2009 levels primarily due to increased gains on sales of residential loan originations into the secondary market.
•	Non-interest expense increased by $453,000 to $3.0 million in the quarter ended September 30, 2010 from $2.6 million for the same period of 2009 primarily due to an increase in professional fees.
•	Income tax expense for the third quarter of 2010 decreased to $324,000 compared to $460,000 in the third quarter of 2009, primarily due to lower pre-tax income and a reduction in New York State income taxes payable due to amendments in New York State taxation statutes.

Analysis of Net Interest Income: September 30, 2010

Average Balances, Interest and Average Yields.  The following table sets forth certain information relating to Rome Bancorp, Inc.’s average balance sheets and reflects the average yield on interest-earnings assets and average cost of interest-bearing liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans. Interest income on securities includes a tax equivalent adjustment for bank qualified municipals.

	Average Balances, Interest and Average Yields
	For the three months ended September 30, 2010			For the three months ended September 30, 2009
	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$274,143	$4,007	5.80%	$283,982	$4,148	5.80%
Securities(1)	17,408	179	4.08	12,689	159	4.98
Federal funds sold & other interest bearing deposits	6,913	3	0.16	11,106	4	0.13
Total interest-earnings assets	298,464	4,189	5.57	307,777	4,311	5.56
Noninterest-earning assets	28,501			27,334
Total assets	$326,965			$335,111
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$85,498	$86	0.40	$83,681	$84	0.40
Time deposits	70,075	304	1.71	72,203	440	2.41
Money market accounts	18,966	48	1.01	15,863	47	1.18
Other interest bearing deposits	16,714	16	0.39	14,642	15	0.42
Total interest-bearing deposits	191,253	454	0.94	186,389	586	1.25
Borrowings	37,563	299	3.16	55,081	466	3.35
Total interest-bearing liabilities	228,816	753	1.31	241,470	1,052	1.73
Noninterest-bearing deposits	34,685			30,059
Other liabilities	3,922			5,266
Total liabilities	267,423			276,795
Stockholders’ equity	59,542			58,316
Total liabilities and stockholders’ equity	$326,965			$335,111
Net interest income		3,436			3,259
Tax equivalent adjustment on securities		—			(2)
Net interest income per consolidated financial statements		$3,436			$3,257
Net interest rate spread			4.26%			3.83%
Net interest margin			4.57%			4.20%
Ratio of interest-earning assets to interest-bearing liabilities			1.30x			1.27x

(1)	Includes tax equivalent adjustment for Rome Bancorp, Inc.’s tax-exempt municipal securities.

	Average Balances, Interest and Average Yields
	For the nine months ended September 30, 2010			For the nine months ended September 30, 2009
	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$281,644	$12,125	5.76%	$290,652	$12,626	5.81%
Securities(1)	15,704	513	4.37	10,457	372	4.76
Federal funds sold & other interest bearing deposits	2,799	3	0.15	6,711	8	0.17
Total interest-earnings assets	300,147	12,641	5.63	307,820	13,006	5.65
Noninterest-earning assets	27,967			27,601
Total assets	$328,114			$335,421
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$84,610	$253	0.40	$82,411	$247	0.40
Time deposits	71,143	967	1.82	72,424	1,464	2.70
Money market accounts	17,649	134	1.01	14,886	147	1.32
Other interest bearing deposits	15,362	44	0.38	13,970	42	0.40
Total interest-bearing deposits	188,764	1,398	0.99	183,691	1,900	1.38
Borrowings	39,782	902	3.03	56,321	1,359	3.23
Total interest-bearing liabilities	228,546	2,300	1.35	240,012	3,259	1.82
Noninterest-bearing deposits	33,127			29,876
Other liabilities	6,493			6,639
Total liabilities	268,166			276,527
Stockholders’ equity	59,948			58,894
Total liabilities and stockholders’ equity	$328,114			$335,421
Net interest income		10,341			9,747
Tax equivalent adjustment on securities		(4)			(10)
Net interest income per consolidated financial statements		$10,337			$9,737
Net interest rate spread			4.28%			3.83%
Net interest margin			4.61%			4.23%
Ratio of interest-earning assets to interest-bearing liabilities			1.31x			1.28x

(1)	Includes tax equivalent adjustment for Rome Bancorp, Inc.’s tax-exempt municipal securities.

Rate Volume Analysis.  The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Three months ended September 30, 2009			Nine months ended September 30, 2009
	Increases (decreases) due to			Increases (decreases) due to
	Rate	Volume	Net	Rate	Volume	Net
	(in thousands)
Assets:
Interest-earning assets:
Loans	$(1)	$(140)	$(141)	$(116)	$(385)	$(501)
Securities(1)	(39)	59	20	(46)	187	141
Federal funds sold & other
Interest bearing deposits	—	(1)	(1)	—	(5)	(5)
Total interest-earnings assets	(40)	(82)	(122)	(162)	(203)	(365)
Interest-bearing liabilities:
Savings accounts	—	2	2	(1)	7	6
Time deposits	(123)	(13)	(136)	(471)	(26)	(497)
Money market accounts	(8)	9	1	(40)	27	(13)
Other interest bearing deposits	(1)	2	1	(2)	4	2
Total interest-bearing deposits	(132)	—	(132)	(514)	12	(502)
Borrowings	(19)	(148)	(167)	(58)	(399)	(457)
Total interest-bearing liabilities	(151)	(148)	(299)	(572)	(387)	(959)
Net change(1)	$111	$66	$177	$410	$184	$594

(1)	Includes tax equivalent adjustment for Rome Bancorp, Inc.’s tax-exempt municipal securities.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009

Total assets of Rome Bancorp, Inc. at September 30, 2010 increased to $331.6 million compared to $329.9 million at December 31, 2009. Rome Bancorp, Inc.’s net loan portfolio decreased by $10.4 million, or 3.6%, from $285.6 million at December 31, 2009 to $275.2 million at September 30, 2010. During the first nine months of 2010, Rome Bancorp, Inc. originated approximately $40.8 million of loans, compared to approximately $39.9 million of loans originated in the same period of 2009.

Total deposits increased to $226.9 million at September 30, 2010 from $216.6 million at December 31, 2009. During the first three quarters of 2010, savings deposits increased by $3.4 million, or 4.1%, and money market balances increased by $4.2 million, or 26.8%. Time deposits decreased by $2.3 million, or 3.1%, to $69.6 million at September 30, 2010 from $71.9 million at year end 2009. Balances of non-interest bearing deposits increased by $4.7 million, or 14.8%, while other interest bearing deposits increased by $209,000, or 1.4%, over the first nine months of 2010.

As a result of increased loan sale activity and increases in deposit balances, Rome Bancorp, Inc. continued to pay down debt during the first nine months of 2010. Borrowings from the Federal Home Loan Bank of New York (“FHLB”) decreased from $47.9 million at December 31, 2009 to $37.9 million at the end of the current quarter.

Comparison of Operating Results for the Three-Month Periods Ended September 30, 2010 and 2009

General.  During the three months ended September 30, 2010, Rome Bancorp, Inc. recorded net income of $838,000, compared to $908,000 for the third quarter of 2009. The decrease in net income is comprised of an increase in net interest income before the provision for loan losses of $179,000, an increase in non-interest income of $143,000, and a decrease in income tax expense of $136,000, partially offset by an increase the provision for loan losses of $75,000, an increase in non-interest expense of $453,000.

Diluted earnings per share decreased to $0.13 per diluted share for the quarter ended September 30, 2010 from $0.14 per diluted share in the quarter ended September 30, 2009. Average diluted shares decreased to 6,526,000 for the third quarter of 2010 from 6,578,000 in the same period of 2009 due to Rome Bancorp, Inc.’s stock repurchases over the past year.

Net Interest Income.  Net interest income before loan loss provision for the quarter ended September 30, 2010 increased by $179,000, or 5.5%, compared to the same quarter of 2009. This increase is primarily attributable to a decrease in interest expense due to lower average balances and rates paid on interest bearing liabilities, partially offset by a decrease in interest income due to a decrease in the average balance of loans outstanding.

Interest Income.  Interest income decreased to $4.2 million for the quarter ended September 30, 2010 from $4.3 million for the same quarter of 2009. Average loan balances for the third quarter of 2010 were $274.1 million, a decrease of $9.8 million from the average outstanding loans for the third quarter of 2009 as a result of continued sales of residential loan originations into the secondary market. The yield on Rome Bancorp, Inc.’s loan portfolio was stable at 5.80% for both the quarter ended September 30, 2010 and the same period last year. Interest income on securities increased by $22,000 from $157,000 for the quarter ended September 30, 2009 to $179,000 for the quarter ended September 30, 2010. The average balance of securities increased by $4.7 million, or 37.0%, from the third quarter of 2009 to $17.4 million for the current quarter while the tax equivalent yield on Rome Bancorp, Inc.’s securities decreased to 4.08% from 4.98%.

Interest Expense.  Interest expense decreased to $753,000 for the quarter ended September 30, 2010 from $1.1 million for the same quarter of 2009. Interest expense on deposits decreased to $454,000 for the quarter ended September 30, 2010 from $586,000 for the quarter ended September 30, 2009, due to lower rates paid on time deposits consistent with market trends over the past year. This was partially offset by an increase in the average balance of interest-bearing deposits to $191.3 million for the quarter ended September 30, 2010, from $186.4 million for the same period of 2009. Interest expense on borrowed funds decreased to $299,000 for the quarter ended September 30, 2010 from $466,000 for the comparative quarter of 2009 due to a decrease in both the average balances of borrowings and their interest rates in 2010. The average balance of borrowings decreased to $37.6 million in the current quarter compared to $55.1 million in the third quarter of 2009. Cash received from increased customer deposits and loan sales were utilized to repay borrowings as they matured. The rate on Rome Bancorp, Inc.’s borrowings decreased to 3.16% during the third quarter of 2010 from 3.35% in the same quarter of 2009 as Rome Bancorp, Inc. repaid some of its longer maturity advances during the first quarter of 2010.

Provision for Loan Losses.  Rome Bancorp, Inc. recorded a $75,000 provision for loan losses in the third quarter of 2010, compared to no loan loss provision in the same period of 2009. The additional provision was deemed necessary to cover an increase in Rome Bancorp, Inc.’s level of non-performing loans. At September 30, 2010, non-performing loans as a percent of loans increased to 0.75% compared to 0.67% at December 31, 2009. Over the same nine month period, the allowance for loan losses as a percent of non-performing loans increased to 125.2% from 111.4%. The majority of the increase in non-performing loans is in the single family residential loan portfolio, which management believes to be adequately collateralized. The allowance for loan losses as a percentage of loans increased to 0.93% at September 30, 2010 compared to 0.74% at December 31, 2009.

Included in Rome Bancorp, Inc.’s classified assets at September 30, 2010 is a loan relationship comprised of three loans to the same borrower, which are part of a larger loan participation arrangement with other banks. Rome Bancorp, Inc.’s portion of the arrangement totaled $4.6 million at September 30, 2010. The loans are secured by first and second mortgages on property held for development and several other unrelated properties. Due to the current economic climate, the borrower has been unable to develop the commercial real estate for sale in a timely fashion. This commercial credit was performing in accordance with contractual terms as of September 30, 2010 and was therefore accruing interest as of such date. However, management is uncertain as to the current and continued sources of debt service. Accordingly Rome Bancorp, Inc. has designated one of the loans as impaired. The loss related to this relationship could change if new information becomes available in future periods. Management is actively monitoring this credit and its associated collateral value.

Rome Bancorp, Inc. has in place procedures to identify and monitor potential problem loans. Rome Bancorp, Inc. regularly reviews problem loans and other assets in its portfolio to determine whether any require classification in accordance with Rome Bancorp, Inc.’s policy and applicable regulations. In determining the appropriate provision for loan losses, management considers the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in Rome Bancorp, Inc.’s market area, which can impact the inherent risk of loss in Rome Bancorp, Inc.’s loan portfolio.

Non-Interest Income and Non-Interest Expense.  Non-interest income increased by $143,000 to $808,000 in the third quarter of 2010 from $665,000 in the same period of 2009, largely due to an increase in gains realized on the sale of residential mortgage originations into the secondary market.

Non-interest expense increased by $453,000 to $3.0 million in the third quarter of 2010 from $2.6 million in the same quarter of 2009. The majority of this increase is attributable to professional fees incurred in relation to Rome Bancorp, Inc.’s impending merger with Berkshire Hills Bancorp, Inc. Income tax expense for the third quarter of 2010 decreased to $324,000 from $460,000 in the same period of 2009, primarily due to both the decrease in pre-tax income as well as recently enacted amendments to New York State’s banking tax statutes, which reduced Rome Bancorp, Inc.’s income tax expense by $67,000.

Comparison of Operating Results for the Nine Months Ended September 30, 2010 and 2009

General.  During the nine months ended September 30, 2010, Rome Bancorp, Inc. recorded net income of $2.7 million compared to $2.3 million for the first nine months of 2009. The increase resulted from an increase in net interest income before the provision for loan losses of $600,000 and an increase in non-interest income of $739,000, partially offset by an increase in the provision for loan losses of $340,000, an increase in non-interest expense of $407,000 and a $176,000 increase in income tax expense.

Diluted earnings per share increased to $0.41 per diluted share for the nine months ended September 30, 2010 in comparison to $0.34 per diluted share for the same period of 2009. The year-to-date 2010 average outstanding diluted shares decreased to 6,520,000 from 6,604,000 due to ongoing treasury stock purchases.

Net Interest Income.  Net interest income before loan loss provision for the nine months ended September 30, 2010 increased by $600,000 or 6.2%, as compared to the same period of 2009. This increase is attributable to a decrease in the average balance of borrowings and rates paid on deposits and borrowings, partially offset by a reduction in the average balances of and yields earned on assets.

Interest Income.  Interest income decreased to $12.6 million for the nine month period ended September 30, 2010 from $13.0 million for the first three quarters of 2009. Average earning assets for the first nine months of 2010 decreased to $300.1 million from $307.8 million in the same period of 2009. This reduction is due to the sale of a substantial portion of Rome Bancorp, Inc.’s newly originated residential loans into the secondary market over the past year. The yield on earning assets decreased slightly to 5.63% for the nine months ended September 30, 2010, from 5.65% for the first nine months of 2009. Average loan balances for the first nine months of 2010 were $281.6 million, a decrease of $9.1 million from the average outstanding loans for the same period of 2009. The yield on Rome Bancorp, Inc.’s loan portfolio for the nine months ended September 30, 2010 was 5.76% compared to a yield of 5.81% for the same period last year. Interest income on securities increased $147,000 from $362,000 for the nine months ended September 30, 2009 to $509,000 for the nine months ended September 30, 2010 as the average balance of the investment portfolio increased to $15.7 million for the first nine months of 2010 from $10.5 million during the same period of 2009. Finally, interest income on federal funds sold and other interest bearing deposits decreased by $5,000 to $3,000 for the first nine months of 2010 from the same period in 2009 due to decreases in average balances of these funds.

Interest Expense.  Interest expense decreased to $2.3 million for the nine months ended September 30, 2010 from $3.3 million for the nine months ended September 30, 2009. Interest expense on deposits decreased to $1.4 million for the nine months ended September 30, 2010 from $1.9 million for the nine months ended September 30, 2009 as a result of a decrease in the cost of these deposits from 1.38% to 0.99% partially offset by an increase in the average balance of deposits to $188.8 million this year from $183.7 million during the first three quarters of 2009. Interest expense on borrowed funds decreased to $902,000 for the nine months ended September 30, 2010 from $1.4 million for the comparative period of 2009 primarily due to a decrease in the average balance of borrowings to $39.8 million in the current year to date as compared to $56.3 million in the nine months ended September 30, 2009. Deposit growth and proceeds of loan sales have been used to pay down advances upon their maturity. The rate paid on these borrowings decreased from 3.23% for the nine months ended September 30, 2009 to 3.03% for the same period this year.

Provision for Loan Losses.  Rome Bancorp, Inc. recorded a $540,000 provision for loan losses in the first nine months of 2010 versus a $200,000 provision in the same period of 2009. The 2010 year to date provision was recorded to provide for decline in value of collateral for a commercial loan and an increase in non-performing loans. Rome Bancorp, Inc.’s ratio of non-performing loans to total loans increased to 0.75% at September 30, 2010, from 0.67% at the previous year end. The majority of Rome Bancorp, Inc.’s non-performing loans are in the single family residential loan portfolio which management believes is well collateralized. Rome Bancorp, Inc.’s year to date net loan charge-offs were $77,000 in the first nine months of 2010, compared to $54,000 for the same period of 2009.

In determining the appropriate provision for loan losses, management considers the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in Rome Bancorp, Inc.’s market area, which can impact the inherent risk of loss in Rome Bancorp, Inc.’s loan portfolio.

Non-Interest Income and Non-Interest Expense.  Non-interest income increased to $2.6 million for the first three quarters of 2010 from $1.8 million for the first nine months of 2009. The increase is attributable to gains on sales of real estate and securities and an increase in fee revenue. In the first quarter of 2010, Rome Bancorp, Inc. sold a parcel of non-operating commercial real estate, realizing a gain of $418,000. During the first nine months of 2010, Rome Bancorp, Inc. recorded gains of $156,000 on the sales of five investment securities; by contrast in the same period of 2009 one security was sold at a gain of $26,000.

Non-interest expense increased to $8.4 million in the first nine months of 2010 compared to $8.0 million in the same period of 2009, principally due to the increase in professional fees incurred, as more described in the discussion for the third quarter, above.

Income tax expense for the first nine months of 2010 increased to $1.3 million from $1.1 million in the same period of 2009, principally due to the increase in pre-tax income.

Analysis of Net Interest Income: December 31, 2009

Average Balances, Interest and Average Yields.  The following table sets forth certain information relating to Rome Bancorp Inc.’s average balance sheets and reflects the average yield on interest-earnings assets and average cost of interest-bearing liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans. Interest income on securities includes a tax equivalent adjustment for bank qualified municipals.

	Average Balances, Interest and Average Yields for the Years Ended
	December 31, 2009			December 31, 2008			December 31, 2007
	Average Balance	Interest Income/ Expense	Average Yield/Cost	Average Balance	Interest Income/ Expense	Average Yield/Cost	Average Balance	Interest Income/ Expense	Average Yield/Cost
	(Dollars in thousands)
Assets:
Interest Earning Assets:
Loans	$289,010	$16,763	5.80%	$288,630	$17,561	6.08%	$270,373	$17,481	6.47%
Securities	11,557	529	4.58	7,488	392	5.24	6,452	437	6.77
Federal funds sold and other interest bearing deposits	7,456	11	0.15	1,250	26	2.04	1,110	52	4.67
Total interest-earning assets	308,023	17,303	5.62	297,368	17,979	6.05	277,935	17,970	6.47
Non interest-earning assets	27,609			29,994			28,625
Total assets	$335,632			$327,362			$306,560
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Savings accounts	$82,315	$330	0.40	$80,971	$446	0.55	$82,355	$454	0.55
Time deposits	72,291	1,852	2.56	72,347	2,634	3.64	69,822	2,834	4.06
Money Market accounts	15,125	189	1.25	9,833	193	1.97	6,994	139	1.99
Other interest bearing deposits	13,970	55	0.40	13,357	69	0.51	11,695	65	0.56
Total interest-bearing deposits	183,701	2,426	1.32	176,508	3,342	1.89	170,866	3,492	2.04
Borrowings	56,216	1,824	3.25	50,737	1,545	3.04	27,883	1,306	4.68
Total interest-bearing liabilities	239,917	4,250	1.77	227,245	4,887	2.15	198,749	4,798	2.41
Noninterest bearing deposits	30,065			29,331			28,337
Other liabilities	7,033			5,849			5,662
Total liabilities	277,015			262,425			232,708
Shareholders’ equity	58,617			64,937			73,852
Total liabilities and shareholders’ equity	$335,632			$327,362			$306,560
Net interest income		13,053			13,092			13,172
Tax equivalent adjustment on securities		(12)			(25)			(51)
Net interest income per consolidated financial statements		$13,041			$13,067			$13,121
Net interest rate spread			3.85%			3.90%			4.06%
Net interest margin			4.24%			4.40%			4.74%
Ratio of interest-earning assets to interest-bearing liabilities			1.28x			1.31x			1.40x

Rate Volume Analysis.  The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Rate Volume Analysis
	Year Ended December 31, 2009 Compared to Year Ended December 31, 2008			Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
	Increases (decreases) due to			Increases (decreases) due to
	Rate	Volume	Net	Rate	Volume	Net
	(in thousands)
Assets:
Interest-earning assets:
Loans	$(837)	$39	$(798)	$(1,125)	$1,205	$80
Securities	(76)	213	137	(115)	70	(45)
Federal funds sold and other Interest bearing deposits	(142)	127	(15)	(33)	7	(26)
Total interest-earning assets	(1,055)	379	(676)	(1,273)	1,282	9
Interest-bearing liabilities:
Savings accounts	(123)	7	(116)	—	(8)	(8)
Time deposits	(780)	(2)	(782)	(302)	102	(200)
Money market accounts	(109)	104	(5)	(2)	56	54
Other interest bearing deposits	(16)	3	(13)	(6)	10	4
Total interest-bearing deposits	(1,028)	112	(916)	(310)	160	(150)
Borrowings	113	166	279	(832)	1,071	239
Total interest-bearing liabilities	(915)	278	(637)	(1,142)	1,231	89
Net change in interest income	$(140)	$101	$(39)	$(131)	$51	$(80)

Comparison of Financial Condition at December 31, 2009 and December 31, 2008

Rome Bancorp Inc.’s total assets at December 31, 2009 were $329.9 million, a decrease of $8.0 million or 2.4% from $337.9 million at December 31, 2008. The majority of this decrease was attributable to contraction of Rome Bancorp, Inc.’s loan portfolio.

Cash and cash equivalents decreased to $7.6 million at December 31, 2009 from $9.6 million a year earlier. Securities available for sale were $10.0 million at December 31, 2009, an increase of $6.4 million from $3.6 million at December 31, 2008. This increase was due to the purchase of eighteen bonds, partially offset by principal reductions and maturities in the existing bond portfolio. Rome Bancorp Inc.’s investment in Federal Home Loan Bank stock decreased by $356,000 in 2009, in connection with a reduction in its line of credit borrowing with this institution.

Total loans decreased by $12.7 million, or 4.2% to $287.7 million at December 31, 2009 from $300.4 million at December 31, 2008. During the year ended December 31, 2009, Rome Bancorp, Inc. originated approximately $51.5 million of loans. Rome Bancorp, Inc.’s residential mortgage construction and loan portfolio, decreased by $14.7 million, or 8.4%, primarily due to the sale of the majority of Rome Bancorp, Inc.’s 2009 originations of thirty year termed fixed-rate mortgages into the secondary market. The decision to sell these originations was made to control potential interest rate risk in periods of future rising interest rates. Rome Bancorp, Inc.’s non-performing loans as a percentage of total loans increased to 0.67% at December 31, 2009 as compared to 0.42% at December 31, 2008, primarily due to increased residential mortgage delinquencies and decreased loan balances. The allowance for loan losses as a percent of non-performing loans decreased to 111.4% at December 31, 2009, from 152.4% at December 31, 2008.

Total deposits increased by $10.7 million or 5.2% from $205.9 million at December 31, 2008 to $216.6 million at December 31, 2009, as depositors chose insured bank deposit accounts over other available investments. Rome Bancorp, Inc. recorded growth in all deposit categories except for time deposits, which declined by $235,000, or 0.3%. Money market balances grew by $3.7 million, or 31.1%, in 2009, increasing from $12.0 million at December 31, 2008 to $15.7 million at December 31, 2009. Non-interest bearing deposits increased by $3.4 million, or 12.0%, over the past year. Savings deposits increased $2.8 million from $79.2 million at December 31, 2008 to $82.0 million at December 31, 2009. Other interest bearing deposits increased by $985,000, or 6.9%, from $14.2 million at December 31, 2008 to $15.2 million at year end 2009.

Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

General.  Net income for the year ended December 31, 2009 increased to $3.1 million from $2.9 million for the year ended December 31, 2008. The increase in net income was attributable to an increase in non-interest income of $578,000, partially offset by a decrease in net interest income before provision for loan losses of $26,000, and increases in non-interest expense and income tax expense of $279,000 and $91,000, respectively.

Net Interest Income.  Rome Bancorp, Inc. recorded net interest income of $13.0 million in 2009 and $13.1 million in 2008. The changes in the components of net interest income are discussed in detail below.

Interest Income.  Interest income decreased by $663,000 for the year ended December 31, 2009, from $18.0 million for the year ended December 31, 2008. Interest income earned on the loan portfolio decreased to $16.8 million in 2009 from $17.6 million in 2008. Average balances of the loan portfolio remained constant at approximately $289 million in both 2009 and 2008. The yield on loans in 2009 decreased to 5.80% compared to 6.08% in 2008 concurrent with the decline in overall underlying interest rates. Interest and dividend income on securities increased in 2009 primarily due to growth in the available for sale portfolio. Average securities increased to $11.6 million in 2009 from $7.5 million in 2008 while their tax equivalent yields decreased to 4.58% from 5.24% over the same period. Interest income of other short-term investments, including federal funds sold, dropped from $26,000 in 2008 to $11,000 in 2009, as a result of a decrease in the yield earned on these funds, again driven by declines in market interest rates throughout latter 2008 and into 2009.

Interest Expense.  Interest expense decreased to $4.3 million in 2009 from $4.9 million in 2008 primarily due to a decrease in the cost of funds, consistent with current market trends, partially offset by increases in the average balances of outstanding borrowings and deposits. Interest expense on borrowings increased from $1.5 million in 2008 to $1.8 million in 2009 as the average balances increased from $50.7 million in 2008 to $56.2 million in the current year. The average rate paid on these borrowings increased to 3.25% in 2009 from 3.04% in 2008, as Rome Bancorp, Inc. restructured its floating rate debt into longer term fixed-rate maturities in order to take advantage of the historically low interest rate levels. The average rate paid on interest bearing deposits in 2009 decreased to 1.32% from 1.89% in 2008, principally due to lower rates paid on time deposits and savings accounts.

Provision for Loan Losses.  Rome Bancorp, Inc. recorded a provision for loan losses of $300,000 in both 2009 and 2008. While the level of non-performing loans has increased over the past year, Rome Bancorp, Inc. has had a reduction in its actual loan losses. Net loan charge-offs decreased to $104,000 in 2009 from $274,000 in the prior year. The allowance for loan losses increased to $2.1 million or 0.74% of total loans at December 31, 2009 compared to $1.9 million and 0.64% of total loans at December 31, 2008. The allowance for loan losses as a percent of non-performing loans decreased to 111.4% at December 31, 2009 compared to 152.1% at December 31, 2008. Management considers these ratios to be appropriate due to the current composition of the loan portfolio and level of non-performing loans. Non-performing loans, consisting of non-accrual loans and loans 90 days past due and still accruing, were $1.9 million or 0.67% of total loans at December 31, 2009 compared to $1.3 million or 0.42% at December 31, 2008. The Rome Savings Bank does not originate or hold subprime mortgage loans or securities collateralized by subprime loans.

In determining the level of the provision for loan losses necessary to absorb probable incurred credit losses, management considers historical loan loss experience, review of specific loans, the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in Rome Bancorp, Inc.’s market area, which can impact the inherent risk of loss in Rome Bancorp, Inc.’s loan portfolio. As a result of these factors, management determined that a provision of $300,000 was appropriate in 2009.

Non-Interest Income.  The following table summarizes changes in the major components of non-interest income:

	2009	2008	$ Change	% Change
	(Dollars in thousands)
Gain (loss) on securities	$73	$(265)	$338	127.55%
Gain on sale of loans	155	17	138	811.76
Service charges	1,815	1,706	109	6.39
Other income	479	486	(7)	(1.44)
Total non-interest income	$2,522	$1,944	$578	29.73%

Non-interest income increased $578,000 to $2.5 million in 2009 from $1.9 million in 2008. During 2009, Rome Bancorp, Inc. sold two investment securities, yielding gains of $73,000; no investments were sold in 2008. In contrast, in 2008, in relation to declines in global investment markets, Rome Bancorp, Inc. recognized a write-down of $265,000 on its investment in a large blue chip mutual fund, due to impairment that was determined to be “other than temporary” under generally accepted accounting principles. In light of the low interest rate environment existent in 2009, Rome Bancorp, Inc. opted to sell the majority of its current year fixed-rate thirty year termed residential mortgage originations into the secondary market. Loan sales increased to $11.2 million in 2009, compared to $1.2 million in 2008, accounting for the increase in gains on loan sales. Service charge income increased commensurate with deposit and loan activity.

Non-Interest Expense.  Non-interest expense increased to $10.7 million for the year ended December 31, 2009 compared to $10.4 million for the year ended December 31, 2008. The following table summarizes changes in the major components of non-interest expense:

	2009	2008	$ Change	% Change
	(Dollars in thousands)
Salaries and employee benefits	$6,143	$5,733	$410	7.15%
Occupancy and equipment expense	1,918	1,903	15	0.79
Regulatory assessments	416	140	276	197.14
Outside consulting and professional fees	421	580	(159)	(27.41)
Other expense	1,791	2,054	(263)	(12.80)
Total non-interest expense	$10,689	$10,410	$279	(2.68)%

The increase in salaries and employee benefits is largely related to higher defined benefit pension plan expense resulting from a 2008 decline in the market value of plan assets. Due to overall higher assessment rates charged to all banks insured by the FDIC, as well as a special assessment, Rome Bancorp, Inc.’s FDIC and regulatory assessment expense increased to $416,000 in 2009 from $140,000 in the prior year. In 2009 Rome Bancorp, Inc. required less legal, professional and consulting services. Major components of the decrease in other expenses were in the areas of other real estate owned and contribution expense. Due to a reduction in other real estate owned during 2009, Rome Bancorp, Inc.’s expense decreased by $98,000 to $10,000 in 2009. Contribution expense decreased from $151,000 in 2008 to $17,000 in 2009 due to the 2008 donation of a parcel of Company owned real estate to the Rome Rescue Mission, Inc.

Income Tax Expense.  Income tax expense was $1.5 million for 2009, an increase of $91,000 from 2008 income tax expense of $1.4 million. The increase is attributable to higher pre-tax earnings.

Comparison of Results of Operations for the Years Ended December 31, 2008 and December 31, 2007

General.  Net income for the year ended December 31, 2008 was $2.9 million, a decrease of $149,000 from $3.1 million for the year ended December 31, 2007. The decrease in net income was attributable to decreases in net interest income before loan loss provision of $54,000, an increase in the provision for loan losses of $250,000, and a decrease in non-interest income of $219,000, partially offset by decreases in non-interest expense and income tax expense of $162,000 and $212,000, respectively.

Net Interest Income.  Rome Bancorp, Inc. recorded net interest income of $13.1 million in both 2008 and 2007. The changes in the components of net interest income are discussed in detail below.

Interest Income.  Interest income increased by $35,000 for the year ended December 31, 2008, from $17.9 million for the year ended December 31, 2007. Interest income earned on the loan portfolio increased to $17.6 million in 2008 from $17.5 million in 2007. Average loan balances increased to $288.6 million in 2008 from $270.4 million in 2007, primarily due to growth in the residential mortgage portfolio. The yield on loans in 2008 decreased to 6.08% compared to 6.47% in 2007 concurrent with the decline in overall benchmark interest rates. Interest and dividend income on securities decreased in 2008 primarily due to a decline in the yield on these assets. Average securities increased to $7.5 million in 2008 from $6.5 million in 2007 while their yields decreased to 5.24% from 6.77% over the same period. Interest income of other short-term investments, including federal funds sold, dropped from $52,000 in 2007 to $26,000 in 2008, as a result of a decrease in the yield earned on these funds, again driven by declines in market interest rates throughout 2008.

Interest Expense.  Interest expense increased to $4.9 million in 2008 from $4.8 million in 2007 primarily due to increases in the average balances of outstanding debt and deposits, partially offset by a decrease in the cost of these funds, consistent with current market trends. Interest expense on borrowings increased from $1.3 million in 2007 to $1.5 million in 2008 as the average balances increased from $27.9 million in 2007 to $50.7 million in 2008. The average rate paid on this debt decreased to 3.04% in 2008 from 4.68% in 2007. The average rate paid on interest bearing deposits in 2008 was 1.89% compared to 2.04% in 2007, principally due to lower rates paid on time deposits.

Provision for Loan Losses.  The provision for loan losses was $300,000 in 2008 compared to $50,000 in 2007, reflecting a higher level of charge-offs and loan growth in 2008. Net loan charge-offs increased to $274,000 in 2008 from $105,000 in the prior year. The allowance for loan losses was $1.9 million or 0.64% of total loans at December 31, 2008 compared to $1.9 million and 0.68% of total loans at December 31, 2007. The allowance for loan losses as a percent of non-performing loans decreased to 152.1% at December 31, 2008 compared to 190.4% at December 31, 2007. Management considers these ratios to be appropriate due to the net growth in Rome Bancorp, Inc.’s residential mortgage and construction loan portfolio of $21.5 million, or 14.1% in 2008. Due to stringent underwriting standards, the history of losses on the residential mortgage loan portfolio is significantly lower than on the other types of loans. Non-performing loans, consisting of non-accrual loans and loans 90 days past due and still accruing, were $1.3 million or 0.42% of total loans at December 31, 2008 compared to $1.0 million or 0.35% at December 31, 2007. The Rome Savings Bank does not originate or hold subprime mortgage loans or securities collateralized by subprime loans.

In determining the level of the provision for loan losses necessary to absorb probable incurred credit losses, management considers historical loan loss experience, review of specific loans, the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in Rome Bancorp, Inc.’s market area, which can impact the inherent risk of loss in Rome Bancorp, Inc.’s loan portfolio. As a result of these factors, management determined that a provision of $300,000 was appropriate in 2008.

Non-Interest Income.  The following table summarizes changes in the major components of non-interest income:

	2008	2007	$ Change	% Change
	(Dollars in thousands)
(Loss) gain on securities	$(265)	$11	$(276)	(2,509.10)%
Gain on sale of loans	17	18	(1)	(5.56)
Service charges	1,706	1,654	52	3.14
Other income	486	480	6	1.25
Total non-interest income	$1,944	$2,163	$(219)	(10.12)%

Non-interest income decreased $219,000 to $1.9 million in 2008 from $2.2 million in 2007. During the fourth quarter of 2008, in relation to declines in global investment markets, Rome Bancorp, Inc. recognized a write-down of $265,000 on its investment in a large blue chip mutual fund, due to impairment that was determined to be “other than temporary” under generally accepted accounting principles. This charge reduced fourth quarter and year to date net earnings by $162,000, or $0.02 per diluted share. After the write-down to fair market value, this investment is valued at $472,000. As this investment is classified as an available for sale security, stockholder’s equity had already been reduced by the amount of the unrealized loss, net of taxes. The “other than temporary” write-down does not necessarily mean that the value has been permanently lost. The fair market value of the security has in fact increased during 2009. Service charge income increased commensurate with deposit and loan activity.

Non-Interest Expense.  Non-interest expense decreased to $10.4 million for the year ended December 31, 2008 compared to $10.6 million for the year ended December 31, 2007. The following table summarizes changes in the major components of non-interest expense:

	2008	2007	$ Change	% Change
	(Dollars in thousands)
Salaries and employee benefits	$5,733	$5,887	$(154)	(2.62)%
Occupancy and equipment expense	1,903	1,896	7	0.37
Marketing expense	128	176	(48)	(27.27)
Outside consulting and professional fees	580	712	(132)	(18.54)
Other expense	2,066	1,901	165	8.68
Total non-interest expense	$10,410	$10,572	$(162)	(1.53)%

The decrease in salaries and employee benefits is primarily related to lower stock-based compensation and benefits costs. Advertising and promotional expense decreased from 2007 when Rome Bancorp, Inc. opened its fifth branch location and heavily promoted demand deposit accounts. In 2008 Rome Bancorp, Inc. required less legal and consulting services. A major component of the increase in other expenses was contribution expense. Contribution expense increased from $15,000 in 2007 to $151,000 in 2008 due to the donation of a parcel of Company owned real estate to the Rome Rescue Mission, Inc.

Income Tax Expense.  Income tax expense was $1.4 million for 2008, a decrease of $212,000 from 2007 income tax expense of $1.6 million. The decrease is attributable to lower pre-tax earnings, an increase in positive permanent tax benefits and favorable settlement of a state tax audit.

Liquidity and Capital Resources

Rome Bancorp, Inc.’s primary sources of funds consist of deposits, scheduled amortization and prepayments of loans, maturities of investments, interest-bearing deposits at other financial institutions and funds provided from operations. The Rome Savings Bank also has borrowing capacity with the FHLB that allows it to borrow up to $57.8 million which is collateralized by a portion of the residential mortgage portfolio. At September 30, 2010, The Rome Savings Bank had no outstanding borrowings against this line of credit, and outstanding advances and amortizing notes totaling $37.9 million. At September 30, 2010, Rome Bancorp, Inc. also had approximately $8.5 million in unused short term borrowing capacity at the Federal Reserve Bank of New York, which is collateralized by a portion of the consumer loan portfolio.

Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions, and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

Rome Bancorp, Inc.’s primary investing activities include the origination of loans and, to a lesser extent, the purchase of investment securities. For the nine months ended September 30, 2010, Rome Bancorp, Inc. originated loans of approximately $40.8 million, compared to $39.9 million of loans in the same period of 2009. For the past several quarters, Rome Bancorp, Inc. has been selling a large percentage of its residential loan originations into the secondary market. Loan sales through nine months of 2010 were $14.1 million, compared to $7.3 million for the same period of 2009. These loans are sold with Rome Bancorp, Inc. retaining the servicing for the purchasers. Year to date 2010 security purchases were $5.4 million compared to $7.2 million for the same period of 2009.

At September 30, 2010, Rome Bancorp, Inc. had loan commitments to borrowers of approximately $13.4 million, and available letters and lines of credit of approximately $19.1 million.

Time deposit accounts scheduled to mature within one year were $49.7 million at September 30, 2010. Based on Rome Bancorp, Inc.’s deposit retention experience and current pricing strategy, Rome Bancorp, Inc. anticipates that a significant portion of these time deposits will remain with Rome Bancorp, Inc. Rome Bancorp, Inc. is committed to maintaining a strong liquidity position; therefore, Rome Bancorp, Inc. monitors its liquidity position on a daily basis. Rome Bancorp, Inc. anticipates that Rome Bancorp, Inc. will have sufficient funds to meet Rome Bancorp, Inc.’s current funding commitments. The marginal cost of new funding however, whether from deposits or borrowings from the FHLB, will be carefully considered as Rome Bancorp, Inc. monitors its liquidity needs. Therefore, in order to minimize its cost of funds, Rome Bancorp, Inc. may consider additional borrowings from the FHLB in the future.

At September 30, 2010, The Rome Savings Bank exceeded each of the applicable regulatory capital requirements. The Rome Savings Bank’s leverage (Tier 1) capital at September 30, 2010 was $57.5 million, or 17.25% of adjusted assets. In order to be classified as “well-capitalized” by the Office of Thrift Supervision, The Rome Savings Bank is required to have leverage (Tier 1) capital of $16.7 million, or 5.0% of adjusted assets. To be classified as a well-capitalized bank by the Office of Thrift Supervision, The Rome Savings Bank must also have a Tier 1 risk-based capital ratio of 6% and a total risk-based capital ratio of 10.0%. At September 30, 2010, The Rome Savings Bank had a Tier 1 risk-based capital ratio of 23.78% and a total risk-based capital ratio of 24.85%.

Rome Bancorp, Inc. paid cash dividends of $0.27 per share during the nine months ended September 30, 2010 totaling $1.8 million.

During the first nine months of 2010, $201,000 was expended to repurchase 22,568 shares of Rome Bancorp, Inc.’s common stock.

Rome Bancorp, Inc. does not anticipate any material capital expenditures, nor does it have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Management of Interest Rate Risk

Interest rate risk is the most significant market risk affecting Rome Bancorp, Inc. Other types of market risk, such as movements in foreign currency exchange rates and commodity prices, do not arise in the normal course of Rome Bancorp, Inc.’s business operations. Interest rate risk can be defined as an exposure to a movement in interest rates that could have an adverse effect on Rome Bancorp, Inc.’s net interest income. Interest rate risk arises naturally from the imbalance in the repricing, maturity, and/or cash flow characteristics of assets and liabilities. In periods of falling interest rates, prepayments of loans typically increase, which would lead to reduced net interest income if such proceeds could not be reinvested at a comparable spread. Also in a falling rate environment, certain categories of deposits may reach a point where market forces prevent further reduction in the interest rate paid on those instruments. Generally, during extended periods when short-term and long-term interest rates are relatively close, a flat yield curve may lead to smaller net interest margins thereby reducing net interest income. The net effect of these circumstances is reduced interest income, offset only by a nominal decrease in interest expense, thereby narrowing the net interest margin.

Managing interest rate risk is of primary importance to Rome Bancorp, Inc. The responsibility for interest rate risk management is the function of Rome Bancorp’s Asset/Liability Committee (“ALCO”), which includes the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Vice President and Controller, other members of Senior Management and certain members of Rome Bancorp, Inc.’s Board of Directors. Rome Bancorp, Inc.’s ALCO meets at least quarterly to review Rome Bancorp, Inc.’s asset/liability policies and identify and measure potential risks to earnings due to changes in interest rates. The primary goal of Rome Bancorp, Inc.’s interest rate risk management is to minimize the potential loss in net interest income that could arise from changes in interest rates.

A simulation model is the primary tool used to assess the impact of changes in interest rates on net interest income. Key assumptions used in the model include prepayment speeds on loans and mortgage-backed securities, loan volumes and pricing and customer preferences, and sensitivity to changing rates. These assumptions are compared to actual results and revised as necessary. Rome Bancorp, Inc.’s analysis compares net interest income under a scenario of no change from current interest rates with one of a 100, 200 and 300 basis point increase in interest rates and one of a 100 basis point decrease in rates. The change in interest rates is assumed to occur in the first twelve months following the current financial statement date. Net interest income is measured for each of the three twelve-month periods following the balance sheet date. Rome Bancorp, Inc.’s policy is that net interest income should not vary by more than 20% for each of the three forecasted twelve-month periods. At December 31, 2009, based on simulation model results, Rome Bancorp was within these guidelines.

The following table sets forth at December 31, 2009 and 2008 the estimated percentage and dollar change in Rome Bancorp, Inc.’s net interest income resulting from changes in interest rates over a one year period. Certain assumptions have been made in preparing the table below. Although management believes these assumptions to be reasonable, the interest rate sensitivity of assets and liabilities and the estimated effects of changes in interest rates on net interest income indicated in the following table could vary substantially if different assumptions were used or if actual experience differs from such assumptions.

	2009			2008
	Annual Net Interest Income			Annual Net Interest Income
Change in Interest Rates in Basis Points(1)	Dollar Amount	Dollar Change From Base	Percentage Change From Base	Dollar Amount	Dollar Change From Base	Percentage Change From Base
	(Dollars in thousands)
+300	$13,456	$(280)	(2.04)%	$13,451	$(289)	(2.10)%
+200	13,537	(199)	(1.45)	13,588	(152)	(1.11)
+100	13,599	(137)	(1.00)	13,749	9	0.07
Base	13,736	—	—	13,740	—	—
-100	13,240	(496)	(3.61)	13,476	(264)	(1.92)

(1)	Assumes an instantaneous uniform change in interest rates. Basis point equals 0.01%

The above table reflects that as of both December 31, 2009 and 2008, Rome Bancorp, Inc. had a relatively low risk of volatility in net interest income due to interest rate fluctuations. The interest rate risk modeled as of December 31, 2009 was equal to or slightly higher than in 2008, exhibiting negative variances in periods of rising and decreasing interest rates. In the upward rate environments, the most immediate interest rate risk lies with Rome Bancorp, Inc.’s $71.9 million of time deposits, a portion of which will reprice upwards during the period in relation to changes in prevailing interest rates. However, in the simulation of a 100 basis point decrease in rates, the decrease in net interest income is primarily attributable to assumed reductions in the rates on the Rome Bancorp, Inc.’s loan portfolio which would not be entirely offset by the cost decreases on interest bearing liabilities.

Properties

Rome Bancorp, Inc. conducts its business through its executive office, operations center, which includes both the Mortgage Center and the Accounting Center listed below, and four banking offices. In addition, we have purchased land in Oneida, New York for potential expansion into that market. At December 31, 2009, the net book value of the computer equipment and other furniture, fixtures and equipment of The Rome Savings Bank and Rome Bancorp, Inc. at their offices totaled $820,000.

Location	Leased or Owned	Original Date Acquired	Net Book Value December 31, 2009
			(In thousands)
Executive Office:
100 West Dominick St. Rome, NY	Owned	1956	$1,125
Branch Offices:
1629 Black River Boulevard Rome, NY	Owned	1963	215
1300 Erie Boulevard Rome, NY	Owned	1997	957
82 Seneca Turnpike New Hartford, NY	Owned	1983	117
Rt. 26 and Elmer Hill Rd Lee, NY	Owned	2006	1,624
Mortgage Center:
137 West Dominick Street Rome, NY	Owned	2002	413
Accounting Center:
139 West Dominick Street Rome, NY	Owned	1995	316
Undeveloped Land:
Oneida, NY	Owned	2006	454

Stock Ownership

The table below provides certain information about beneficial ownership of Rome Bancorp, Inc. common stock as of [Record Date]. The table shows information for:

•	Each person, or group of affiliated person, who is known to Rome Bancorp, Inc. to beneficially own more than 5% of Rome Bancorp, Inc.’s common stock;
•	Each of Rome Bancorp, Inc.’s directors;
•	Each of Rome Bancorp, Inc.’s executive officers; and
•	All of Rome Bancorp, Inc.’s directors and executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted, the address of each person is care of Rome Bancorp, Inc. at Rome Bancorp, Inc.’s principal executive office.

Name	Number of Shares Owned (Excluding Options)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Total Common Stock Outstanding(1)
Bruce R. Engelbert(2)	102,965	23,600	1.87%
David C. Grow(3)	104,834	23,600	1.89%
Kirk B. Hinman(4)	302,523	23,600	4.81%
Dale A. Laval(5)	16,300	23,600	*
David C. Nolan(6)	144,239	47,200	2.82%
John A. Reinhardt(7)	1,450	—	*
Charles M. Sprock(8)	315,916	118,000	6.40%
Michael J. Valentine	132,696	23,600	2.31%
Employee Stock Ownership Plan Trust of Rome Bancorp, Inc.(9)	689,488	—	10.17%
Dimensional Fund Advisors LP(10) Palisades West, Bld. 1, 6300 Bee Cave Road Austin, Texas 78746	471,610	—	6.96%
All directors and executive officers as a group (8 persons)(11)(12)	1,030,923	283,200	24.82%

*	less than 1%
(1)	Based on 6,777,551 shares of Rome Bancorp, Inc. common stock outstanding on [Record Date] plus, for each person, the number of shares that such person may acquire within 60 days of such date by exercising stock options.
(2)	Includes 20,784 shares held in Mr. Engelbert’s Individual Retirement and Deferred Compensation Accounts and 16,918 shares held by Mr. Engelbert’s spouse.
(3)	Includes 24,152 shares held in Mr. Grow’s Individual Retirement Account and 2,381 shares held individually by Mr. Grow’s spouse.
(4)	Includes 3,401 shares held in Mr. Hinman’s Individual Retirement Account; 111,016 shares held jointly with Mr. Hinman’s spouse; 5,401 shares held as custodian for a minor; 5,000 shares held by a trust over which Mr. Hinman exercises control; and 125,123 shares held by Rome Strip Steel Co., Inc. of which Mr. Hinman serves as President.
(5)	Includes 3,500 shares held in Mr. Laval’s Individual Retirement Account.
(6)	Includes 19,092 shares held in trust pursuant to the Employee Stock Ownership Plan that have been allocated as of December 31, 2009 over which Mr. Nolan has voting power, subject to the legal duties of the ESOP Trustee, but no investment power, except in limited circumstances.
(7)	Includes 750 shares held jointly with Mr. Reinhardt’s spouse and 700 shares held in Mr. Reinhardt’s spouse’s IRA.
(8)	Includes 8,118 shares held individually by Mr. Sprock’s spouse and 29,335 shares held in trust pursuant to the ESOP that have been allocated as of September 30, 2010 over which Mr. Sprock has voting power, subject to the legal duties of the ESOP trustee, but no investment power, except in limited circumstances.
(9)	The ESOP is administered by an ESOP Committee (“ESOP Committee”) and its assets are held in trust by a trustee (“Plan Trustee”). The number of shares listed as beneficially owned represents the entire number of shares of Rome Bancorp common stock held by RSGroup Trust Company, as Plan Trustee, as of September 30, 2010. As of September 30, 2010, 411,213 of such shares of Rome Bancorp common stock had been allocated to individual accounts established for participating employees and their beneficiaries, and 278,275 of such shares were held, unallocated, for allocation in future years. In general, participating employees and their beneficiaries have the power and authority to direct the voting of shares of Rome Bancorp common stock allocated to their individual accounts. Such allocated shares are, therefore, not included as shares over which the reporting person has sole or shared voting power. The reporting person, through the Plan Trustee, has shared voting power over unallocated Rome Bancorp common stock. Any unallocated Rome Bancorp common stock is generally required to be voted by the Plan Trustee in the same proportion as Rome Bancorp common stock which has been allocated to participants is directed to be voted. The ESOP, through the Plan Trustee (who is instructed by the ESOP Committee) shares dispositive power over all unallocated common stock held by the reporting person. The ESOP, acting through the Plan Trustee (who is instructed by the ESOP Committee) shares dispositive power over allocated Rome Bancorp common stock with participating employees and their beneficiaries, who have the right to determine whether Rome Bancorp common stock allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated Rome Bancorp common stock is generally required to be tendered by the Plan Trustee in the same proportion as Rome Bancorp common stock which has been allocated to Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of Rome Bancorp common stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated Rome Bancorp common stock.
(10)	Based on a Schedule 13G/A dated December 31, 2009 and filed with the SEC on February 10, 2010 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP is an investment advisor to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over the shares owned by the investment companies, the trusts and the accounts.
(11)	Includes unvested restricted stock awards of 2,360 shares made to each non-employee director, with the exception of Mr. Reinhardt, under the Rome Bancorp, Inc. 2006 Recognition and Retention Plan. Includes unvested restricted stock awards of 11,800 and 4,720 shares awarded to Mr. Sprock and Mr. Nolan, respectively, under the Rome Bancorp, Inc. 2006 Recognition and Retention Plan. Each recipient of a restricted share award has sole voting power, but no investment power, over the common stock covered by the award. The restricted stock will vest at the rate of 20% per year on each anniversary date of the grant, with accelerated vesting upon death, disability, retirement or change in control.
(12)	The number of shares for all executive officers and directors as a group of eight persons includes 278,275 shares held by the ESOP Trust that have not been allocated to eligible participants as of September 30, 2010, over which certain directors and executive officers may be deemed to have shared investment power, thereby causing such directors and executive officers to be beneficial owners of such shares. Each of such directors and executive officers disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to them individually. The individual participants in the ESOP have shared voting power with the ESOP Trustee.

ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the Rome Bancorp, Inc. special meeting, the merger agreement cannot be approved unless the Rome Bancorp, Inc. special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Rome Bancorp, Inc. at the time of the special meeting to be voted for an adjournment, if deemed necessary, Rome Bancorp, Inc. has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Rome Bancorp, Inc. unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

LEGAL MATTERS

The validity of the Berkshire Hills Bancorp, Inc. common stock to be issued in the proposed merger has been passed upon for Berkshire Hills Bancorp, Inc. by Luse Gorman Pomerenk & Schick, Washington, D.C. Luse Gorman Pomerenk & Schick and SNR Denton US LLP will deliver opinions to Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc., respectively, as to certain federal income tax consequences of the merger. See “Description of The Merger — Material Tax Consequences of the Merger.”

EXPERTS

The consolidated financial statements of Berkshire Hills Bancorp, Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 have been incorporated by reference to this proxy statement/prospectus in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, as stated in their report appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Rome Bancorp, Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 have been included in this proxy statement/prospectus in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Rome Bancorp, Inc. will hold its 2011 annual meeting only if the merger is not completed. Rome Bancorp, Inc.’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary of Rome Bancorp, Inc. at least 90 days before the anniversary date of the immediately preceding annual meeting. Rome Bancorp, Inc.’s last annual meeting was held on May 5, 2010.

WHERE YOU CAN FIND MORE INFORMATION

Berkshire Hills Bancorp, Inc. filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of Berkshire Hills Bancorp, Inc. common stock to be issued to Rome Bancorp, Inc. stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Berkshire Hills Bancorp, Inc., a proxy statement of Berkshire Hills Bancorp, Inc. for its special meeting and a proxy statement of Rome Bancorp, Inc. for its special meeting. As permitted by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

Berkshire Hills Bancorp, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Berkshire Hills Bancorp, Inc. files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows Berkshire Hills Bancorp, Inc. to “incorporate by reference” information into this proxy statement/prospectus. This means that Berkshire Hills Bancorp, Inc. can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Berkshire Hills Bancorp, Inc. has previously filed with the Securities and Exchange Commission and additional documents that Berkshire Hills Bancorp, Inc. files with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Berkshire Hills Bancorp, Inc. stockholder meeting. These documents contain important information about Berkshire Hills Bancorp, Inc.’s financial condition.

BERKSHIRE HILLS BANCORP, INC. FILINGS

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2009
• Quarterly Report Form 10-Q	Quarter ended September 30, 2010
January 29, 2010, February 2, 2010, April 22, 2010, May 7, 2010, July 12, 2010, October 12, 2010, October 25, 2010, November 10, 2010 and December 22, 2010 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)
• Current Reports on Form 8-K

•

The description of Berkshire common stock set forth in the Registration Statement on Form 8-A filed October 25, 2005, which incorporates by reference the portion of the “Description of Berkshire Hills Stock” contained in Berkshire Hills Bancorp, Inc.’s prospectus filed pursuant to Rule 424(b)(3) on May 26, 2000.

Documents incorporated by reference are available from Berkshire Hills Bancorp, Inc. without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Berkshire Hills Bancorp, Inc. at the following address:

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
Attention: Investor Relations Department
Telephone: (413) 236-3239

If you would like to request documents from Berkshire Hills Bancorp, Inc., please do so by ________, to receive them before Rome Bancorp, Inc.’s meeting of stockholders. If you request any incorporated documents, Berkshire Hills Bancorp, Inc. will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Berkshire Hills Bancorp, Inc. incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

Berkshire Hills Bancorp, Inc. has supplied all information contained in this proxy statement/prospectus relating to Berkshire Hills Bancorp, Inc., and Rome Bancorp, Inc. has supplied all information relating to Rome Bancorp, Inc.

You should rely only on the information contained in this proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ____________. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders of Rome Bancorp, Inc. or Berkshire Hills Bancorp, Inc. nor the issuance of shares of Berkshire Hills Bancorp, Inc. common stock as contemplated by the merger agreement shall create any implication to the contrary.

ROME BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets
September 30, 2010 and December 31, 2009
(in thousands, except share data)
(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash and due from banks	$6,966	$6,547
Federal funds sold and other short-term investments	9,032	1,027
Total cash and cash equivalents	15,998	7,574
Securities available for sale, at fair value	13,336	10,024
Securities held to maturity (fair value of $1,475 and $1,502 at September 30, 2010 and December 31, 2009, respectively)	1,419	1,431
Federal Home Loan Bank Stock	3,310	3,222
Loans	277,833	287,749
Less: Allowance for loan loss	(2,595)	(2,132)
Net loans	275,238	285,617
Premises and equipment, net	5,925	6,041
Accrued interest receivable	1,122	1,117
Bank-owned life insurance	9,709	9,415
Other assets	5,550	5,481
Total assets	$331,607	$329,922
Liabilities & Equity
Liabilities
Deposits:
Non-interest bearing	$36,485	$31,790
Savings	85,405	82,031
Money market	19,938	15,726
Time	69,651	71,903
Other interest bearing	15,398	15,189
Total deposits	226,877	216,639
Borrowings	37,873	47,869
Other liabilities	5,038	5,049
Total liabilities	269,788	269,557
Shareholders’ equity
Common Stock, $.01 par value; authorized: 30,000,000 shares; issued: 9,895,757; outstanding 6,777,551 and 6,800,119 shares at September 30, 2010 and December 31, 2009, respectively	99	99
Additional paid-in capital	63,065	62,794
Retained earnings	38,509	37,588
Accumulated other comprehensive loss	(1,275)	(1,574)
Treasury stock; 3,118,206 shares at September 30, 2010 and 3,095,638 shares at December 31, 2009	(36,921)	(36,720)
Unallocated shares of employee stock ownership plan (ESOP): 243,802 and 278,275 shares at September 30, 2010 and December 31, 2009	(1,658)	(1,822)
Total shareholders’ equity	61,819	60,365
Total liabilities and shareholders’ equity	$331,607	$329,922

See accompanying notes to unaudited condensed consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2010 and 2009
(in thousands, except share data)
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Interest income:
Loans	$4,007	$4,148	$12,125	$12,626
Securities	179	157	509	362
Other short-term investments	3	4	3	8
Total interest income	4,189	4,309	12,637	12,996
Interest expense:
Deposits	454	586	1,398	1,900
Borrowings	299	466	902	1,359
Total interest expense	753	1,052	2,300	3,259
Net interest income	3,436	3,257	10,337	9,737
Provision for loan losses	75	—	540	200
Net interest income after provision for loan losses	3,361	3,257	9,797	9,537
Non-interest income:
Gain on sales of securities	35	26	156	26
Gain on sale of real estate	—	—	418	—
Other	773	639	1,997	1,806
Total non-interest income	808	665	2,571	1,832
Non-interest expense:
Salaries and employee benefits	1,567	1,497	4,645	4,594
Building, occupancy and equipment	487	465	1,453	1,434
Other	953	592	2,319	1,982
Total non-interest expense	3,007	2,554	8,417	8,010
Income before income tax expense	1,162	1,368	3,951	3,359
Income tax expense	324	460	1,272	1,096
Net income	$838	$908	$2,679	$2,263
Basic earnings per share	$0.13	$0.14	$0.41	$0.34
Diluted earnings per share	$0.13	$0.14	$0.41	$0.34

See accompanying notes to unaudited condensed consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Shareholders’ Equity and Comprehensive Income
For the Nine Months Ended September 30, 2010 and 2009
(in thousands, except share and per share data)(unaudited)

	Common stock	Additional Paid-in Capital	Retained earnings	Treasury Stock	Accumulated other comprehensive Income (loss)	Unallocated ESOP shares	Total
Balances at January 1, 2009	$99	$62,440	$36,721	$(34,662)	$(2,212)	$(2,042)	$60,344
Comprehensive income:
Net Income	—	—	2,263	—	—	—	2,263
Other comprehensive income	—	—	—	—	300	—	300
Total comprehensive income							2,563
Purchase of 181,588 treasury shares	—	—	—	(1,408)	—	—	(1,408)
Stock-based compensation	—	120	—	—	—	—	120
Dividends ($0.255 per share)	—	—	(1,688)	—	—	—	(1,688)
ESOP shares released for allocation (34,473 shares)	—	124	—	—	—	165	289
Balances at September 30, 2009	$99	$62,684	$37,296	$(36,070)	$(1,912)	$(1,877)	$60,220
Balances at January 1, 2010	$99	$62,794	$37,588	$(36,720)	$(1,574)	$(1,822)	$60,365
Comprehensive income:
Net Income	—	—	2,679	—	—	—	2,679
Other comprehensive income	—	—	—	—	299	—	299
Total comprehensive income							2,978
Purchase of 22,568 treasury shares	—	—	—	(201)	—	—	(201)
Amortization and tax effect of Stock-based compensation	—	130	—	—	—	—	130
Dividends ($0.27 per share)	—	—	(1,758)	—	—	—	(1,758)
ESOP shares released for allocation (34,473 shares)	—	141	—	—	—	164	305
Balances at September 30, 2010	$99	$63,065	$38,509	$(36,921)	$(1,275)	$(1,658)	$61,819

See accompanying notes to unaudited condensed consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2010 and 2009
(unaudited) (in thousands)

	2010	2009
Cash flows from operating activities:
Net income	$2,679	$2,263
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	364	385
Increase in accrued interest receivable	(5)	(1)
Provision for loan losses	540	200
Net amortization on securities	87	(2)
Proceeds from sales of loans	14,345	7,325
Net gain on loans sold	(291)	(119)
Originations of loans held for sale	(14,054)	(7,206)
Gain on sale of real estate owned	(410)	(2)
Gain on securities transactions	(156)	(26)
(Decrease) increase in other liabilities	(11)	468
Increase in cash surrender value of life insurance	(294)	(306)
Increase (decrease) in other assets	192	(145)
Allocation of ESOP shares	305	289
Amortization of unearned stock-based compensation	171	171
Net cash provided by operating activities	3,462	3,294
Cash flows from investing activities:
Net decrease in loans	9,774	12,572
Proceeds from maturities and principal reductions of securities available for sale	1,198	1,149
Purchases of securities available for sale	(5,390)	(7,177)
Proceeds from sale of securities available for sale	1,221	470
(Purchase) redemption of Federal Home Loan Bank stock	(88)	123
Proceeds from maturities and principal reductions of securities held to maturity	7	7
Proceeds from sale of real estate owned	205	525
Additions to premises and equipment	(248)	(129)
Net cash provided by investing activities	6,679	7,540
Cash flows from financing activities:
(Decrease) increase in time deposits	(2,252)	207
Increase in other deposits	12,490	10,283
Repayments of borrowings	(24,871)	(24,304)
Additional borrowings	14,875	13,619
Purchase of treasury stock	(201)	(1,408)
Dividends paid	(1,758)	(1,688)
Net cash used in financing activities	(1,717)	(3,291)
Net increase in cash and cash equivalents	8,424	7,543
Cash and cash equivalents at beginning of period	7,574	9,579
Cash and cash equivalents at end of period	$15,998	$17,122

Condensed Consolidated Statements of Cash Flows continued on next page.

ROME BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2010 and 2009
(unaudited) (in thousands)

	2010	2009
Supplemental disclosure of cash flow information:
Non-cash investing activities:
Transfers from loans to other real estate	$65	$192
Cash paid during the period for:
Interest	2,327	3,227
Income taxes	1,750	719

See accompanying notes to unaudited condensed consolidated financial statements.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(1)	The accompanying unaudited condensed consolidated financial statements include the accounts of Rome Bancorp, Inc. (“Rome Bancorp” or the “Company”) and The Rome Savings Bank (the “Bank”), a wholly-owned subsidiary of the Company, as of September 30, 2010 and December 31, 2009 and for the three and nine month periods ended September 30, 2010 and 2009. All inter-company accounts and transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the unaudited condensed consolidated financial statements include all necessary adjustments, consisting of normal recurring accruals, necessary for a fair presentation for the periods presented.

The Company believes that the disclosures are adequate to make the information presented not misleading; however, the results of operations and other data presented for the periods presented are not necessarily indicative of results to be expected for the entire fiscal year. Management has evaluated all significant events and transactions that occurred through the financial statement issuance date for potential recognition or disclosure in these condensed consolidated financial statements.

The data in the condensed consolidated balance sheet as of December 31, 2009 was derived from the Company’s 2009 Annual Report on Form 10-K. That data, along with the interim financial information presented in the condensed consolidated balance sheets, statements of income, statements of shareholders’ equity and comprehensive income and statements of cash flows should be read in conjunction with the 2009 consolidated financial statements, including the notes thereto, included in the Company’s Annual Report on Form 10-K.

Amounts in the prior period’s consolidated financial statements are reclassified when necessary to conform with the current period’s presentation.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(2)  Earnings per Common Share

The Company has stock compensation awards with non-forfeitable dividend rights which are considered participating securities. The effect of including these participating securities in earnings per share computations is immaterial. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share include the dilutive effect of additional potential common shares from stock-based compensation plans.

The following summarizes the computation of earnings per share for the three and nine month periods ended September 30, 2010 and 2009.

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Basic earnings per share:
Net Income	$838	$908	$2,679	$2,263
Weighted average common shares outstanding	6,781	6,879	6,787	6,917
Less: Average unallocated ESOP shares	(255)	(301)	(267)	(313)
Average basic shares	6,526	6,578	6,520	6,604
Basic earnings per share	$0.13	$0.14	$0.41	$0.34
Diluted earnings per share:
Net income	$838	$908	$2,679	$2,263
Weighted average basic shares outstanding	6,526	6,578	6,520	6,604
Effect of dilutive securities	—	—	—	—
Weighted average diluted shares outstanding	6,526	6,578	6,520	6,604
Diluted earnings per share	$0.13	$0.14	$0.41	$0.34

Stock options for 354,000 shares of common stock were not considered in computing diluted earnings per common share for the three and nine month periods ended September 30, 2010 and 2009 because they were antidilutive.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(3)  Other Comprehensive Income

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)
	2010	2009	2010	2009
Pension and postretirement adjustments	$76	$94	$232	$282
Net change in unrealized gain on available-for-sale securities arising during the period	225	180	422	244
Reclassification adjustment for net realized gain included in net income	(35)	(26)	(156)	(26)
Other comprehensive income, before tax	266	248	498	500
Deferred tax effect	(106)	(99)	(199)	(200)
Other comprehensive income	160	149	299	300
Net income	838	908	2,679	2,263
Total comprehensive income	$998	$1,057	$2,978	$2,563

(4)  Securities

Securities are summarized as follows (In thousands):

	September 30, 2010
	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
State and municipal obligations	$1,670	$164	$—	$1,834
Corporate obligations	10,709	358	1	11,066
Total debt securities	12,379	522	1	12,900
Equity and other securities	430	6	—	436
	$12,809	$528	$1	$13,336
Held-to-maturity:
U.S. Government securities	$1,310	$56	$—	$1,366
Other bonds	109	—	—	109
	$1,419	$56	$—	$1,475

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(4)  Securities  – (continued)

	December 31, 2009
	Amortized Cost	Gross unrealized gains	Gross Unrealized Losses	Fair value
Available-for-sale:
State and municipal obligations	$2,294	$119	$—	$2,413
Corporate obligations	6,597	85	39	6,643
Total debt securities	8,891	204	39	9,056
Equity and other securities	872	96	—	968
	$9,763	$300	$39	$10,024
Held-to-maturity:
U.S. Government securities	$1,316	$71	$—	$1,387
Mortgage-backed securities
GNMA	1	—	—	1
Other bonds	114	—	—	114
	$1,431	$71	$—	$1,502

All of the gross unrealized losses on available for sale securities at both September 30, 2010 and December 31, 2009 were less than one year in duration. The detail of these losses and the carrying value (at estimated fair value) of the underlying securities available for sale are summarized below (in thousands):

	September 30, 2010		December 31, 2009
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
Corporate obligations	$1	$415	$39	$2,891
Total	$1	$415	$39	$2,891

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(4)  Securities  – (continued)

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. There were no investments deemed by management to be other than temporarily impaired at September 30, 2010.

The following table presents the amortized cost and fair value of debt securities based on the contractual maturity date (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations without call or prepayment penalties.

	September 30, 2010
	Amortized Cost	Fair Value
Available-for-sale:
Due within one year	$1,008	$1,015
Due after one year through five years	9,130	9,528
Due after five years through ten years	2,241	2,357
Due after 10 years	—	—
	$12,379	$12,900
Held-to-maturity:
Due within one year	$—	$—
Due after one year through five years	1,310	1,366
Due after five years through ten years	—	—
Due after ten years	109	109
	$1,419	$1,475

Securities pledged at both September 30, 2010 and December 31, 2009 had a carrying amount of $1.3 million. These securities collateralize state and Treasury department programs. As of these dates, there were no holdings of securities of any one issuer in an amount greater than 10% of shareholders’ equity.

(5)  Loans

Loans are summarized as follows:

	September 30, 2010	December 31, 2009
	(in thousands)
Mortgage loans:
Residential (1 – 4 family)	$148,261	$155,547
Commercial	50,401	52,557
Construction and land	3,893	4,381
Total Mortgage loans	202,555	212,485
Other loans:
Commercial	30,477	30,429
Automobile loans	8,030	9,377
Property improvement and equipment	22,290	19,251
Other consumer	14,481	16,207
Total Other loans	75,278	75,264
Total Loans	$277,833	$287,749

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(5)  Loans  – (continued)

Changes in the allowance for loan losses are summarized as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)
	2010	2009	2010	2009
Balance at beginning of period	$2,523	$2,105	$2,132	$1,936
Provision charged to operations	75	—	540	200
Loans charged off	(18)	(39)	(130)	(103)
Recoveries	15	16	53	49
Balance at end of period	$2,595	$2,082	$2,595	$2,082

The Company’s recorded investment in loans that are considered impaired totaled $2.6 million and $698,000 at September 30, 2010 and December 31, 2009, respectively. These impaired loans carried allowances of $763,000 and $242,000 at September 30, 2010 and December 31, 2009, respectively. The average recorded investment in impaired loans was $2.0 million and $705,000 in the first nine months of 2010 and 2009, respectively. The Company recognized interest of $21,000 and $0 on impaired loans that were in compliance with all lending terms during the three month periods ended September 30, 2010 and 2009. Interest recognized on impaired loans that were in compliance with all lending terms during the nine months ended September 30, 2010 and 2009 was $63,000 and $0 respectively.

The principal balances of loans not accruing interest, including consumer, real estate, mortgage and other loans not subject to impairment disclosures amounted to $1.9 million at both September 30, 2010 and December 31, 2009, respectively. The Company held loans 90 days past due and accruing interest totaling $186,000 and $43,000 at September 30, 2010 and December 31, 2009, respectively. The differences between the amount of interest income that would have been recorded if non-accrual loans had been paid in accordance with their original terms and the amount of interest income that was recorded during the nine month periods ended September 30, 2010 and 2009 was $14,300 and $58,800, respectively. There are no commitments to extend further credit on non-accruing loans.

Included in the Company’s classified assets at September 30, 2010 is a loan relationship comprised of three loans to the same borrower, which are part of a larger loan participation arrangement with other banks. The Company’s portion of the arrangement totaled $4.6 million at September 30, 2010. The loans are secured by first and second mortgages on property held for development and several other unrelated properties. Due to the current economic climate, the borrower has been unable to develop the commercial real estate for sale in a timely fashion. This commercial credit was performing in accordance with contractual terms as of September 30, 2010 and was therefore accruing interest as of such date. However, management is uncertain as to the current and continued sources of debt service. Accordingly the Company has designated one of the loans as impaired. The loss related to this relationship could change if new information becomes available in future periods. Management is actively monitoring this credit and its associated collateral value.

In addition to the impaired and non-performing loans, management has identified, through normal internal credit review procedures, $13.5 million in “potential problem loans” at September 30, 2010. Payments are current on $12.2 million or 90.4% of these loans. These problem loans are defined as loans not included as non-performing loans, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with loan repayments. The Company will continue to be aggressive in identifying, monitoring and resolving potential problem loans.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(5)  Loans  – (continued)

A substantial portion of the Company’s loans are mortgage and consumer loans in Oneida County. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in market conditions in this area. A majority of the Company’s loan portfolio is secured by real estate. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower. The Company does not originate sub-prime mortgage loans and has not purchased investments collateralized by sub-prime loans.

(6)  Stock-Based Compensation

On May 24, 2006, the Company’s Board of Directors issued 354,000 stock options to directors and key employees with an exercise price equal to the market price of the Company’s stock on that day. These options have a ten year life and vest ratably over a five year period or in certain cases upon retirement. At May 24, 2006, certain awardees met the retirement eligibility criteria and accordingly, stock-based compensation expense of $350,000 related to their options was expensed immediately. As of September 30, 2010, unrecognized compensation cost related to these options was $33,000. This expense is being amortized on a straight line basis over the remainder of the ninety month vesting period of the options.

Following is a summary of the Company’s 2010 year to date stock option activity:

	Nine Months ended September 30, 2010
	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Options outstanding, beginning of period	354,000	$12.84	$1.69
Exercised	—	—	—
Granted	—	—	—
Options outstanding at end of period	354,000	$12.84	$1.69
Options exercisable at end of period	283,200	$12.84	$1.69

The aggregate intrinsic value of all options outstanding and exercisable at September 30, 2010 was $0. No stock options were exercised during the quarters ended September 30, 2010 or 2009. The intrinsic value of options exercised during the nine months ended September 30, 2010 and September 30, 2009 was $0 and $18,000, respectively.

On May 24, 2006, the Company’s Board of Directors awarded 168,300 shares of restricted stock to directors and certain key employees. These shares vest to the recipients ratably over a five year period, or in certain cases upon retirement and the related unrecognized compensation cost related to this grant will be expensed over the same period. At May 24, 2006, certain awardees met the retirement eligibility criteria and accordingly, stock-based compensation expense of $1.1 million related to their 2006 Recognition and Retention Plan (RRP) awards was expensed immediately. At September 30, 2010, the unrecognized compensation cost attributable to restricted stock awards was $119,000. The aggregate intrinsic value of restricted stock that is expected to vest in the future was $314,000 at September 30, 2010.

For both of the three and nine month periods ended September 30, 2010 and 2009, the compensation cost for the Company’s stock option plans was $13,000 and $38,000, respectively. For both of the three and nine month periods ended September 30, 2010 and 2009 compensation cost related to the restricted stock plan was $44,000 and $134,000, respectively.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(6)  Stock-Based Compensation  – (continued)

During the three month periods ended September 30, 2010 and 2009, dividends of $3,000 and $6,000, respectively, were paid on unvested shares with non-forfeitable dividend rights. During the nine month periods ended September 30, 2010 and 2009, dividends of $15,000 and $23,000, respectively, were paid on unvested shares with non-forfeitable dividend rights. These dividend amounts were not included in net income as compensation expense due to the expectation that all of the awards will vest.

(7)  Pension and Postretirement Medical Benefit Expenses

The components of net periodic pension and postretirement benefit cost consisted of the following:

	Three months ended September 30,
	(in thousands)
	Pension benefits		Postretirement benefits
	2010	2009	2010	2009
Components of net periodic pension cost:
Service cost	$—	$—	$4	$5
Interest cost	88	87	34	37
Expected return on plan assets	(115)	(108)	—	—
Amortization	81	96	(4)	(2)
Net periodic pension cost	$54	$75	$34	$40

	Nine months ended September 30,
	(in thousands)
	Pension benefits		Postretirement benefits
	2010	2009	2010	2009
Components of net periodic pension cost:
Service cost	$—	$—	$12	$15
Interest cost	264	261	102	111
Expected return on plan assets	(345)	(324)	—	—
Amortization	243	288	(12)	(6)
Net periodic pension cost	$162	$225	$102	$120

In December of 2002, the Company’s Board of Directors amended the defined benefit pension plan to cease the accrual of further benefits. For the fiscal year ended December 31, 2010, the Company expects to make no contributions to the defined benefit pension plan.

(8)  Fair Value Measurement

The FASB ASC Topic 820, “Financial Instruments,” requires the disclosure of the estimated fair value of certain financial instruments. Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable.

Level 1 — Quoted prices for identical instruments in active markets that the Company has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs, such as quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(8)  Fair Value Measurement  – (continued)

Level 3 — Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an instrument.

The Company is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. The Company performs due diligence to understand the inputs used or how the data was calculated or derived. The Company corroborates the reasonableness of external inputs in the valuation process.

To estimate the fair value of its available for sale securities portfolio, the Company obtains current market pricing from quoted market sources or if such quoted sources are not available, current market pricing. The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets measured at fair value on a recurring basis are summarized below (in thousands of dollars).

	Level 1	Level 2	Level 3	Total Assets measured at fair value
September 30, 2010
Available for sale securities:
State and municipal obligations	$—	$1,834	$—	$1,834
Corporate obligations	—	11,066	—	11,066
Equity and other obligations	36	400	—	436
December 31, 2009
Available for sale securities:
State and municipal obligations	$—	2,413	—	2,413
Corporate obligations	—	6,643	—	6,643
Equity and other obligations	568	400	—	968

Assets measured at fair value on a non-recurring basis are summarized below (in thousands of dollars).

	Level 1	Level 2	Level 3	Total Assets measured at fair value
September 30, 2010
Impaired loans	$—	$—	$1,865	$1,865
December 31, 2009
Impaired loans	$—	$—	$456	$456

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a cost basis of $2.6 million and $698,000 at September 30, 2010 and December 31, 2009, respectively. These loans carried a valuation allowance of $763,000 and $242,000 at September 30, 2010 and December 31, 2009. These loans required additions to the provision for loan losses of $18,000 and $526,000 for the three and nine month periods ended September 30, 2010. No additional provision for loan losses was required during the same periods of 2009.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(8)  Fair Value Measurement  – (continued)

The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and cash equivalents:  For these short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.

Securities:  The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or if unavailable, current market pricing or by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Federal Home Loan Bank Stock:  It is not practicable to determine the value of FHLB stock due to restrictions placed on its transferability.

Loans:  The fair values of impaired loans are estimated as discussed previously. The fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The Company has not considered market illiquidity in estimating the fair value of loans due to uncertain and inconsistent market pricing being experienced at measurement date.

Accrued Interest:  The fair value of accrued interest receivable and payable approximates carrying value.

Deposits:  The fair values of demand deposits (interest and non-interest checking) savings accounts and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings:  Fair values of long-term borrowings are estimated using a discounted cash flow approach, based on current market rates for similar borrowings.

Off-balance-sheet instruments:  Fair values for the Company’s off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

ROME BANCORP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(8)  Fair Value Measurement  – (continued)

The estimated carrying values and fair values of the Company’s financial instruments for September 30, 2010 and December 31, 2009 are as follows (in thousands):

	September 30, 2010		December 31, 2009
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$15,998	$15,998	$7,574	$7,574
Securities available for sale	13,336	13,336	10,024	10,024
Securities held to maturity	1,419	1,475	1,431	1,502
Loans, net	275,238	282,188	285,617	288,524
Accrued interest receivable	1,122	1,122	1,117	1,117
Financial liabilities:
Non-interest bearing deposits	36,485	36,485	31,790	31,790
Interest bearing deposits	190,392	190,667	184,849	185,320
Borrowings	37,873	39,299	47,869	48,342
Accrued interest payable	100	100	127	127

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(9)  Subsequent Events

On October 12, 2010, Berkshire Hills Bancorp, Inc., the parent company of Berkshire Bank, and the Company entered into an Agreement and Plan of Merger pursuant to which the Company will merge with and into Berkshire Hills Bancorp, Inc. in a transaction valued at approximately $74 million. Under the terms of the Merger Agreement, 70% of the outstanding shares of Rome common stock will be converted into the right to receive 0.5658 shares of Berkshire common stock for each share of Rome and the remaining 30% of outstanding shares of Rome will be exchanged for $11.25 in cash. Rome stockholders will have the right to elect to receive cash or Berkshire common stock as outlined above, subject to 70% of Rome common stock receiving Berkshire common stock and the proration procedures contained in the Merger Agreement. Concurrent with the merger, it is expected that the Bank will merge with and into Berkshire Bank. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of the Company, and is currently expected to be completed in the first quarter of 2011. The directors and executive officers of Rome have agreed to vote their shares in favor of the approval of the Merger Agreement at the stockholders meeting to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances, Rome has agreed to pay Berkshire a termination fee of $3.5 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rome Bancorp, Inc.
Rome, New York

We have audited the accompanying balance sheets of Rome Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008 and the related statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rome Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP Crowe Horwath LLP Cleveland, Ohio March 10, 2010

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets
December 31, 2009 and 2008
(In thousands, except share data)

	2009	2008
Assets
Cash and due from banks	$6,547	$6,823
Federal funds sold and other short-term investments	1,027	2,756
Total cash and cash equivalents	7,574	9,579
Securities available for sale, at fair value	10,024	3,563
Securities held to maturity (fair value of $1,502 and $1,561 at December 31, 2009 and 2008, respectively)	1,431	1,447
Federal Home Loan Bank stock	3,222	3,578
Loans	287,749	300,389
Less: Allowance for loan losses	(2,132)	(1,936)
Net loans	285,617	298,453
Premises and equipment, net	6,041	6,372
Accrued interest receivable	1,117	1,085
Bank-owned life insurance	9,415	9,006
Other assets	5,481	4,803
Total assets	$329,922	$337,886
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$31,790	$28,373
Savings	82,031	79,221
Money market	15,726	11,996
Time	71,903	72,138
Other interest bearing	15,189	14,204
Total deposits	216,639	205,932
Federal home Loan Bank advances	47,869	66,324
Other liabilities	5,049	5,286
Total liabilities	269,557	277,542
Commitments and contingencies (Note 14)	—	—
Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; issued: 9,895,757 shares; outstanding: 6,800,119 shares at December 31, 2009; issued: 9,893,716 shares; outstanding: 7,058,866 shares at December 31, 2008	99	99
Additional paid-in capital	62,794	62,440
Retained earnings	37,588	36,721
Treasury stock, at cost; 3,095,638 and 2,834,850 shares at December 31, 2009 and 2008, respectively	(36,720)	(34,662)
Accumulated other comprehensive income (loss)	(1,574)	(2,212)
Unallocated shares of employee stock ownership plan (ESOP) 278,275 and 324,239 shares at December 31, 2009 and 2008, respectively	(1,822)	(2,042)
Total shareholders’ equity	60,365	60,344
Total liabilities and shareholders’ equity	$329,922	$337,886

See accompanying notes to consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income
Years ended December 31, 2009, 2008 and 2007
(In thousands, except share data)

	2009	2008	2007
Interest income:
Loans	$16,763	$17,561	$17,481
Securities	517	367	386
Other short-term investments	11	26	52
Total interest income	17,291	17,954	17,919
Interest expense:
Deposits	2,426	3,342	3,492
Borrowings	1,824	1,545	1,306
Total interest expense	4,250	4,887	4,798
Net interest income	13,041	13,067	13,121
Provision for loan losses	300	300	50
Net interest income after provision for loan losses	12,741	12,767	13,071
Non-interest income:
Service charges	1,815	1,706	1,654
Net gain (loss) on securities	73	(265)	11
Earnings on bank owned life insurance	409	408	383
Other income	225	95	115
Total non-interest income	2,522	1,944	2,163
Non-interest expense:
Salaries and employee benefits	6,143	5,733	5,887
Building, occupancy and equipment	1,918	1,903	1,896
FDIC and OTS assessments	416	140	114
Outside consulting and professional fees	421	580	712
ATM service fees	251	236	236
Other	1,540	1,818	1,727
Total non-interest expense	10,689	10,410	10,572
Income before income tax expense	4,574	4,301	4,662
Income tax expense	1,487	1,396	1,608
Net income	$3,087	$2,905	$3,054
Basic earnings per share	$0.47	$0.42	$0.39
Diluted earnings per share	$0.47	$0.41	$0.39

See accompanying notes to consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Shareholders’ Equity and Comprehensive Income
Years ended December 31, 2009, 2008 and 2007
(In thousands, except share data)

	Common Stock	Additional paid-in capital	Retained earnings	Treasury Stock	Accumulated other comprehensive income (loss)	Unallocated ESOP shares	Total
Balances at December 31, 2006	$97	$60,712	$35,643	$(16,307)	$(633)	$(2,481)	$77,031
Comprehensive income:
Net income	—	—	3,054	—	—	—	3,054
Other comprehensive income	—	—	—	—	257	—	257
Total comprehensive income							3,311
Purchase of 838,100 treasury shares	—	—	—	(10,181)	—	—	(10,181)
Exercise of stock options and related tax benefit 164,943 shares, net	2	510	—	—	—	—	512
Amortization and tax benefits of stock option and restricted share grants		325					325
Dividends paid ($0.32 per share)	—	—	(2,518)	—	—	—	(2,518)
ESOP shares released for allocation (45,967 shares)	—	337	—	—	—	220	557
Balances at December 31, 2007	99	61,884	36,179	(26,488)	(376)	(2,261)	69,037
Comprehensive income:
Net income	—	—	2,905	—	—	—	2,905
Other comprehensive loss	—	—	—	—	(1,836)	—	(1,836)
Total comprehensive income							1,069
Purchase of 731,750 treasury shares	—	—	—	(8,174)	—	—	(8,174)
Exercise of stock options and related tax benefit 2,201 shares, net	—	—	—	—	—	—	—
Amortization and tax benefits of stock option and restricted share grants	—	280	—	—	—	—	280
Dividends paid ($0.34 per share)	—	—	(2,387)	—	—	—	(2,387)
ESOP shares released for allocation (45,965 shares)	—	276	—	—	—	219	495
Adjustment to initially apply pension guidance, net of tax (Note 9)	—	—	24	—	—	—	24
Balances at December 31, 2008	99	62,440	36,721	(34,662)	(2,212)	(2,042)	60,344
Comprehensive income:
Net income	—	—	3,087	—	—	—	3,087
Other comprehensive income	—	—	—	—	638	—	638
Total comprehensive income							3,725
Purchase of 260,788 treasury shares	—	—	—	(2,058)	—	—	(2,058)
Exercise of stock options and related tax benefit 2,041 shares, net	—	—	—	—	—	—	—
Amortization and tax benefits of stock option and restricted share grants	—	190	—	—	—	—	190
Dividends paid ($0.34 per share)	—	—	(2,220)	—	—	—	(2,220)
ESOP shares released for allocation (45,964 shares)	—	164	—	—	—	220	384
Balances at December 31, 2009	$99	$62,794	$37,588	$(36,720)	$(1,574)	$(1,822)	$60,365

See accompanying notes to consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
Years ended December 31, 2009, 2008 and 2007
(In thousands)

	2009	2008	2007
Cash flows from operating activities:
Net income	$3,087	$2,905	$3,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	513	563	587
(Increase) decrease in accrued interest receivable	(32)	39	(30)
Provision for loan losses	300	300	50
Net loss on other than temporary securities impairment	—	265	—
Net gains on securities transactions	(73)	—	(11)
Gain on sales of loans	(155)	(17)	(18)
Proceeds from sale of loans	11,173	1,180	1,509
Origination of loans for sale	(11,018)	(1,163)	(1,491)
Net accretion (amortization) on securities	7	3	(5)
Increase in cash surrender value of Bank-owned life insurance	(409)	(408)	(383)
(Gain) loss on sale of other real estate	(2)	18	—
(Decrease) increase in other liabilities	(237)	(3,527)	178
Deferred income tax (benefit) expense	(107)	126	(37)
(Increase) decrease in other assets	(526)	3,122	(65)
Allocation of ESOP shares	384	495	557
Amortization of stock-based compensation	228	280	313
Net cash provided by operating activities	3,133	4,181	4,208
Cash flows from investing activities:
Net decrease (increase) in loans	12,344	(18,216)	(18,572)
Proceeds from sales of securities available for sale	1,314	—	357
Proceeds from maturities and principal reductions of securities available for sale	349	921	1,209
Purchases of securities available for sale	(7,477)	(3,244)	(1,000)
Purchases of securities held to maturity	—	(326)	—
Proceeds from maturities and principal reductions of securities held to maturity	9	23	34
Proceeds from sale of real estate owned	525	253	—
Purchases of premises and equipment, net	(176)	(361)	(1,077)
Net cash provided by (used in) investing activities	6,888	(20,950)	(19,049)
Cash flows from financing activities:
(Decrease) increase in time deposits	(235)	(1,071)	6,808
Increase in other deposits	10,942	3,971	219
Repayments of borrowings	(33,409)	(12,709)	(3,239)
Advances on borrowings	14,954	38,700	23,400
Purchase of treasury stock	(2,058)	(8,174)	(10,181)
Dividends	(2,220)	(2,387)	(2,518)
Exercise of stock options and related tax benefits	—	—	512
Net cash (used in) provided by financing activities	(12,026)	18,330	15,001
Net (decrease) increase in cash and cash equivalents	(2,005)	1,561	160
Cash and cash equivalents at beginning of year	9,579	8,018	7,858
Cash and cash equivalents at end of year	$7,574	$9,579	$8,018

(Continued)

See accompanying notes to consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows — (continued)
Years ended December 31, 2009, 2008 and 2007
(In thousands)

	2009	2008	2007
Other non-cash activities:
Transfers from loans to real estate owned	$192	$505	$52
Cash paid during the year for:
Interest	4,244	4,795	4,802
Income taxes	1,097	1,514	1,056

See accompanying notes to consolidated financial statements.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(1)  Business

Rome Bancorp, Inc. (the “Company”) is a registered savings and loan holding company, organized under the laws of Delaware and is the parent company of The Rome Savings Bank and its subsidiaries (“Rome Savings” or the “Bank”). The Company provides traditional community banking services for individuals and small-to medium-sized businesses, through the Bank’s five branches in Oneida County of New York State.

(2)  Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Amounts in the prior year’s consolidated financial statements are reclassified when necessary to conform with the current year’s presentation. A description of the significant accounting policies is presented below. To prepare financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. generally accepted accounting principles), management makes estimates and assumptions based on the available information. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and disclosures of contingent assets and liabilities and the reported amounts of revenues and expenses for the period. Significant estimates include the allowance for loan losses, valuation of securities, deferred tax assets and employee benefit obligations. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Rome Bancorp, Inc. and its wholly-owned subsidiary. All significant inter-company accounts and transactions are eliminated in consolidation.

(b)	Securities

The Company classifies its debt securities as either available-for-sale or held-to-maturity as the Company does not hold any securities considered to be trading. Held-to-maturity securities are those debt securities the Company has the ability and intent to hold until maturity. All other debt securities are classified as available for sale. Equity securities with readily determinable fair values are classified as available for sale.

Held-to-maturity securities are recorded at amortized cost. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related deferred tax effect, on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income, a component of shareholders’ equity, until realized.

Management evaluates securities for other than temporary impairment (“OTTI”) at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned on the accrual method. Purchases and sales are recorded on a trade date basis with settlement occurring shortly thereafter. Realized gains and losses on securities sold are derived using the specific identification method for determining the cost of securities sold.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(2)  Summary of Significant Accounting Policies  – (continued)

(c)	Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

(d)	Loans

Loans are reported at the principal amount outstanding net of loans in process, net deferred loan fees and costs and an allowance for loan losses. Origination fees and certain direct origination costs related to lending activities are deferred and amortized over the life of the related loans. The Company has the ability and intent to hold its loans for the foreseeable future or until maturity or payoff.

Interest on loans is accrued and included in income at contractual rates applied to principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued, and previously accrued interest is reversed, when loan payments are 90 days or more past due, or when, by the judgment of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent that payment is received. Loans are generally returned to an accrual status when both principal and interest become current and the loan is determined to be performing in accordance with the applicable loan terms.

Most of the Company’s business activity is with customers located within Oneida County, New York. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in the Oneida County area.

(e)	Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased by the provision for loan losses charged to operations and is decreased by the charge-off of loans, net of recoveries. Loans are charged off when management determines that ultimate success of the loan’s collectibility is remote.

Management’s evaluation of the adequacy of the allowance considers the Company’s historical loan loss experience, review of specific loans, current economic conditions and such other factors considered appropriate to estimate losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions or economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

The allowance for loan losses is evaluated on a quarterly basis by management in order to maintain the allowance at a level sufficient to absorb probable incurred loan losses based upon known and inherent risks in the loan portfolio.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(2)  Summary of Significant Accounting Policies  – (continued)

The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan’s effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. Impairment losses are included as a component of the allowance for loan losses. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans greater than $250,000 in a non-accrual status are considered impaired. Commercial mortgage loans and commercial loans less than $250,000 and all residential mortgage loans, consumer loans and education loans are evaluated collectively by portfolio since they are homogeneous and generally carry smaller individual balances. The Company recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management’s judgment and the related factors discussed above.

(f)	Real Estate Owned

Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at fair value less estimated costs to sell. Write-downs from cost to fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating costs associated with the properties are charged to expense as incurred.

(g)	Premises and Equipment

Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (7 to 40 years for buildings and 3 to 10 years for furniture and equipment).

(h)	Employee Benefit Plans

The Company maintains a non-contributory defined benefit pension plan that covers approximately 50% of all current full time employees. The Company’s Board of Directors amended the plan in December of 2002 to cease the accrual of any further benefits. The benefits under the pension plan are based on the employee’s years of service and compensation. Pension expense is the net of service cost and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. The Company’s funding policy is to contribute annually at least the minimum required to meet the funding standards set forth under provisions of the Employee Retirement Income Security Act of 1974.

The Company provides health care and life insurance benefits to certain retired full time employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits.

The Company has a defined contribution 401(k) Savings Plan for all employees. Employees are permitted to contribute up to 75% of base pay to the Savings Plan, subject to certain limitations. The Company matches 50% of each employee’s contributions up to a limit of 3% of the employee’s base pay.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(2)  Summary of Significant Accounting Policies  – (continued)

The Company also sponsors a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all full time employees. The number of shares allocable to participants of the Plan is determined by the Board of Directors. Allocations to individual participant accounts are based on participant compensation. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends on allocated shares reduce retained earnings; dividends on unallocated ESOP shares reduce debt and accrued interest.

(i)	Income Taxes

The Company and its subsidiaries file a consolidated tax return. Deferred tax assets and liabilities are the expected future amounts attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company adopted guidance issued by the FASB with respect to accounting for uncertainty in income taxes as of January 1, 2007. a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The effect of adopting this guidance was not material.

(j)	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which represents short-term highly liquid investments. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased agreements.

(k)	Financial Instruments With Off-Balance Sheet Risk

The Company’s off-balance sheet financial instruments are limited to commitments to extend credit and standby letters of credit. The Company’s policy is to record such instruments when funded.

(l)	Earnings Per Share

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

(m)	Segment Reporting

The Company’s operations are solely in the financial services industry providing traditional community banking services in the geographical region of Oneida County and surrounding areas in New York State. While revenue streams and costs of various products and services are monitored, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, the Company has determined that it has no reportable business segments.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(2)  Summary of Significant Accounting Policies  – (continued)

(n)	Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key officers and employees. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

(o) Stock-based compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award

(p)	Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance also establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The guidance became effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued guidance that delayed the effective date of this fair value guidance for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The effect of adopting this new guidance was immaterial to the Company.

In June 2009, the FASB replaced The Hierarchy of Generally Accepted Accounting Principles, with the FASB Accounting Standards CodificationTM (The Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification was effective for financial statements issued for periods ending after September 15, 2009.

In June 2008, the FASB issued guidance which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, included in the earnings allocation in computing earnings per share (EPS) under the two-class method. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The adoption of this new guidance and the effect on earnings per share has been presented in the notes to the consolidated financial statements.

In December 2008, the FASB issued guidance on an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. These additional disclosures include disclosure of investment policies and fair value disclosures of plan assets, including fair value hierarchy. This guidance is effective for fiscal years ending after December 15, 2009. Upon initial application,

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(2)  Summary of Significant Accounting Policies  – (continued)

provisions of the FSP are not required for earlier periods that are presented for comparative purposes. The new disclosures have been presented in the notes to the consolidated financial statements.

In April 2009, the FASB amended existing guidance for determining whether impairment is other-than-temporary for debt securities. The guidance requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income and 2) OTTI related to credit loss, which must be recognized in the income statement. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Additionally, disclosures about other-than-temporary impairments for debt and equity securities were expanded. This guidance was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company elected to early-adopt this guidance as of March 31, 2009. Adoption of this new guidance was immaterial to the Company.

In April 2009, the FASB issued guidance that emphasizes that the objective of a fair value measurement does not change even when market activity for the asset or liability has decreased significantly. Fair value is the price that would be received for an asset sold or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. When observable transactions or quoted prices are not considered orderly, then little, if any, weight should be assigned to the indication of the asset or liability’s fair value. Adjustments to those transactions or prices should be applied to determine the appropriate fair value. The guidance, which was applied prospectively, was effective for interim and annual reporting periods ending after June 15, 2009 early adoption for periods ending after March 15, 2009. The effect of adopting this new guidance was not material to the Company.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(3)  Securities

Securities are summarized as follows (In thousands):

	December 31, 2009
	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
State and municipal obligations	$2,294	$119	$—	$2,413
Corporate bonds	6,597	85	39	6,643
Total debt securities	8,891	204	39	9,056
Equity and other securities	872	96	—	968
	$9,763	$300	$39	$10,024
Held-to-maturity:
U.S. Government securities	$1,316	$71	$—	$1,387
Mortgage-backed securities-residential:
GNMA	1	—	—	1
Other bonds	114	—	—	114
	$1,431	$71	$—	$1,502

	December 31, 2008
	Amortized Cost	Gross unrealized gains	Gross Unrealized Losses	Fair value
Available-for-sale:
State and municipal obligations	$2,620	$52	$9	$2,663
Mortgage-backed securities – residential:
FNMA	4	—	—	4
FHLMC	24	—	—	24
Total debt securities	2,648	52	9	2,691
Equity and other securities	872	—	—	872
	$3,520	$52	$9	$3,563
Held-to-maturity:
U.S. Government securities	$1,322	$114	$—	$1,436
Mortgage-backed securities-residential:
GNMA	7	—	—	7
Other bonds	118	—	—	118
	$1,447	$114	$—	$1,561

The investment securities shown above with unrealized losses at December 31, 2009 and 2008 were in a continuous loss position for less than 12 months.

As of December 31, 2009, the Company’s security portfolio consisted of 42 securities, 8 of which were in an unrealized loss position. All of unrealized losses are related to the Company’s corporate bond

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(3)  Securities  – (continued)

portfolio. These bonds are of high credit quality (rated A or higher.) The fair value is expected to recover as the bond(s) approach maturity. Because the decline in fair value is attributable to changes in interest rates and current market conditions, and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2009.

Included in the Company’s equity securities is an investment in a mutual fund which purchases blue chip common stocks. The downturn in the equity markets during 2008 caused a decrease in the market value of such fund. During the fourth quarter of 2008, in connection with its ongoing review of long term asset values, the Company determined that this investment had been other than temporarily impaired, as defined by generally accepted accounting principles. Accordingly, an impairment charge of $265,000 (pre-tax) was recorded to lower the carrying value of this security to then current fair market value of $472,000. This charge reduced 2008 net earnings by $162,000, net of tax, or $0.02 per diluted share. As this investment is classified as an available for sale security, shareholders’ equity had already been reduced by the amount of the unrealized loss, net of taxes. The “other than temporary” write-down does not necessarily mean that the value has been permanently lost. The fair market value of the security may increase or decrease on a going forward basis. At December 31, 2009, the Company’s investment in this equity fund had an unrealized gain of $96,000.

The following table presents the amortized cost and fair value of debt securities based on the contractual maturity date (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations without call or prepayment penalties.

	December 31, 2009
	Amortized Cost	Fair Value
Available-for-sale:
Due within one year	$1,199	$1,200
Due after one year through five years	6,401	6,493
Due after five years through ten years	1,291	1,363
Due after ten years	—	—
	$8,891	$9,056
Held-to-maturity:
Due within one year	$1	$1
Due after one year through five years	1,316	1,387
Due after five years through ten years	—	—
Due after ten years	114	114
	$1,431	$1,502

Gross gains of $73,000, $0 and $11,000 were realized on sales of securities in 2009, 2008 and 2007, respectively. The tax provision related to these realized gains was $29,000, $0 and $4,000, respectively.

Securities pledged at both year ends 2009 and 2008 had a carrying amount of $1.3 million. These securities collateralize state and Treasury department programs. At year end 2009 and 2008, there were no holdings of securities of any one issuer in an amount greater than 10% of shareholders’ equity.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(4)  Loans

Loans are summarized as follows (in thousands) at December 31:

	2009	2008
Mortgage loans:
Residential (1 – 4 family)	$155,547	$170,197
Commercial	52,557	49,231
Construction and land	4,381	5,827
Total Mortgage loans	212,485	225,255
Other loans:
Commercial	30,429	28,472
Automobile loans	9,377	12,927
Property improvement and equipment	19,251	17,459
Other consumer	16,207	16,276
Total Other loans	75,264	75,134
Total Loans	$287,749	$300,389

The Company serviced loans for third parties totaling $18,101,000 and $7,138,000 at December 31, 2009 and 2008, respectively.

Changes in the allowance for loan losses are summarized as follows (in thousands):

	Years ended December 31,
	2009	2008	2007
Balance at beginning of period	$1,936	$1,910	$1,965
Provision charged to operations	300	300	50
Loans charged off	(170)	(348)	(233)
Recoveries	66	74	128
Balance at end of period	$2,132	$1,936	$1,910

The Company’s recorded investment in loans that are considered impaired totaled $698,000 and $710,000 at December 31, 2009 and 2008, respectively. These impaired loans carried allowances of $242,000 and $246,000, at December 31, 2009 and 2008, respectively. The average recorded investment in impaired loans was $704,000, $904,000 and $224,000 in 2009, 2008 and 2007, respectively. The Company recognized no interest on impaired loans during the three years ended December 31, 2009. Year-end loans with no allocated allowance for loan losses totaled $165,000. Year end loans with an allocated allowance for loan losses totaled $533,000.

The principal balances of loans not accruing interest amounted to $1.9 million and $1.3 million at December 31, 2009 and 2008, respectively. Loans 90 days or more past due and accruing interest amounted to $43,000 and $0 at December 31, 2009 and 2008, respectively. The differences between the amount of interest income that would have been recorded if non-accrual loans had been paid in accordance with their original terms and the amount of interest income that was recorded during the years ended December 31, 2009, 2008 and 2007 was $65,300, $85,800 and $78,000, respectively. There are no commitments to extend further credit on non-accruing loans.

Nonaccrual loans and loans past 90 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans.

A substantial portion of the Company’s loans are mortgage and consumer loans in Oneida County. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(4)  Loans  – (continued)

susceptible to changes in market conditions in this area. A majority of the Company’s loan portfolio is secured by real estate. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower. The Company does not originate sub-prime mortgage loans and has not purchased investments collateralized by sub-prime loans.

(5)  Premises and Equipment

Premises and equipment at December 31 are summarized as follows (in thousands):

	2009	2008
Land	$2,638	$2,638
Buildings and improvements	6,374	6,369
Furniture and equipment	8,186	8,015
	17,198	17,022
Less accumulated depreciation and amortization	11,157	10,650
	$6,041	$6,372

Depreciation and amortization expense included in building, occupancy and equipment expense amounted to $513,000, $563,000 and $587,000 during the years ended December 31, 2009, 2008 and 2007, respectively.

(6)  Deposits

Contractual maturities of time deposits at December 31 are summarized as follows (in thousands):

2009
Within one year	$50,422
One through two years	12,331
Two through three years	3,990
Three through four years	1,767
Four through five years	3,393
Total time deposits	$71,903

At December 31, 2009 and 2008, time deposits with balances of $100,000 or more totaled approximately $16,485,000 and $16,031,000, respectively.

Interest expense on deposits for the years ended December 31 is summarized as follows (in thousands):

	2009	2008	2007
Savings	$330	$446	$454
Money market	189	193	139
Time	1,852	2,634	2,834
Other interest bearing	55	69	65
	$2,426	$3,342	$3,492

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(7)  Federal Home Loan Bank Advances

The Company is a member of the Federal Home Loan Bank of New York (FHLB-NY). As a member, the Company is required to own capital stock in the FHLB-NY and is authorized to apply for advances from the FHLB-NY. Each advance is payable at its maturity date with a prepayment penalty for fixed rate advances. The Company has a blanket pledge on their one-to-four family mortgage loans as collateral for these borrowings. The following is a summary of advances and amortizing notes from the FHLB-NY at December 31 (in thousands):

	2009	2008
Overnight line of credit	$1,100	$23,700
Fixed rate advances	46,769	42,624
Total borrowings	$47,869	$66,324

Advances at December 31, 2009 have maturity dates as follows (balances in thousands):

	Range of Rates	Average Rate	Balance
Overnight Line of Credit	0.32%	0.32%	$1,100
2010	0.93% – 3.70%	2.85%	16,173
2011	1.29% – 3.91%	2.90%	11,167
2012	2.10% – 3.67%	2.37%	8,582
2013	3.24% – 3.67%	4.66%	3,712
2014	2.85% – 3.67%	3.10%	2,931
Due after 2014	3.67% – 4.36%	4.31%	4,203
Total			$47,869

At December 31, 2009, the Company had additional availability on its FHLB line of credit of $43.0 million. This line of credit is subject to periodic review and renewal. At December 31, 2009, the Company also had approximately $8.5 million in unused short term borrowing capacity at the Federal Reserve Bank of New York, which is collateralized by a portion of the consumer loan portfolio.

(8)  Income Taxes

The components of income tax expense (benefit) attributable to income from operations for the years ended December 31 consist of (in thousands):

	2009	2008	2007
Current:
Federal	$1,513	$1,143	$1,539
State	81	127	106
	1,594	1,270	1,645
Deferred:
Federal	(130)	172	(38)
State	23	(46)	1
	(107)	126	(37)
Total income tax expense	$1,487	$1,396	$1,608

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(8)  Income Taxes  – (continued)

Actual tax expense differs from “expected” tax expense, computed by applying the U.S. Federal statutory tax rate of 34% to income before income taxes for the years ended December 31, as follows (in thousands):

	2009	2008	2007
Computed “expected” tax expense	$1,555	$1,462	$1,585
Increases (decreases) in income taxes resulting from:
State taxes, net of Federal tax benefit	69	54	71
Tax exempt interest, net	(11)	(19)	(33)
Tax exempt increase in cash surrender value of life insurance	(139)	(139)	(130)
Non-deductible ESOP expense	16	57	107
Other, net	(3)	(19)	8
	$1,487	$1,396	$1,608
Effective tax rate	32.5%	32.5%	34.5%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities for December 31 are (in thousands):

	2009	2008
Deferred tax assets:
Allowance for loan losses	$758	$677
Accrued postretirement benefits	922	1,000
Deferred compensation	639	737
Stock-based compensation and benefits	488	560
Unrealized loss on investments due to other than temporary impairment charge	100	100
Accrued pension cost	329	430
Other	62	79
Total gross deferred tax assets	3,298	3,583
Deferred tax liabilities:
Depreciation	(217)	(196)
Undistributed income of subsidiary	—	(71)
Unrealized gains on available-for-sale securities	(104)	(17)
Deferred loan costs	(113)	(158)
Other	(57)	(15)
Total gross deferred tax liabilities	(491)	(457)
Net deferred tax assets	$2,807	$3,126

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(8)  Income Taxes  – (continued)

In accordance with ASC 740, the Company has not recognized deferred tax liabilities with respect to Rome Savings’ Federal and state base-year reserves of approximately $3.4 million at December 31, 2009, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, as amended, events that would result in taxation of these reserves include redemptions of Rome Savings’ stock or certain excess distributions to the Holding Company. The unrecognized deferred tax liability at December 31, 2009 with respect to the base-year reserve was approximately $1.3 million.

At December 31, 2009 and 2008, the Company had approximately $27,000 and $18,000, respectively, of unrecognized tax benefits and interest. As of December 31, 2009 and 2008, $27,000 and $18,000, respectively, of these tax benefits would affect the effective tax rate if recognized. As of December 31, 2009 and 2008, accrued interest related to uncertain tax positions was $3,000 and $2,000, respectively, net of the related federal tax benefit. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes.

The Company is subject to U.S. federal income tax as well as New York state income tax. The Company is no longer subject to federal examination for years prior to 2006. The Company has been notified of an upcoming New York State examination of tax years 2006 – 2008. The tax years 2006-2008 remain open to federal and state examination.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits (excluding interest and the federal income tax benefit of unrecognized state tax benefits) is as follows (in thousands):

	2009	2008	2007
Balance at January 1	$24	$64	$15
Additions based on tax positions related to the current year	3	3	—
Additions based on tax positions of prior years	7	21	49
Reductions for tax positions of prior years	—	—	—
Reductions due to statute of limitations	—	—	—
Settlements	—	(64)	—
Balance at December 31	$34	$24	$64

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(9)  Pension and Postretirement Benefits

The Company maintains a non-contributory defined benefit pension plan that covers approximately 50% of all current full time employees. The Company’s Board of Directors amended the plan in December of 2002 to cease the accrual of any further benefits. In addition, the Company provides health care and life insurance benefits to certain retired full time employees.

The following table sets forth the changes in the Company’s pension and postretirement plans’ accumulated benefit obligations, fair value of assets and funded status and amounts recognized in the consolidated balance sheets at December 31, 2009 and 2008:

	Pension benefits		Postretirement benefits
(in thousands)	2009	2008	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of year	$5,951	$6,970	$2,564	$2,440
Adjustment for measurement date change	—	80	—	40
Service cost	—	—	19	21
Interest cost	346	353	149	147
Amendments and settlements	(112)	(1,219)	—	—
Actuarial(gain)/ loss	204	185	(315)	(28)
Benefits paid	(346)	(418)	(97)	(101)
Participant contributions	—	—	43	45
Benefit obligation at end of year	6,043	5,951	2,363	2,564
Change in plan assets:
Fair value of plan assets at beginning of year	4,971	8,869	—	—
Actual return on plan assets	793	(2,261)	—	—
Employer contributions	—	—	54	56
Settlements	(112)	(1,219)	—	—
Participant contributions	—	—	43	45
Benefits paid	(346)	(418)	(97)	(101)
Fair value of plan assets at end of year	5,306	4,971	—	—
Funded status at end of year (plan assets less benefit obligations)	$(737)	$(980)	$(2,363)	$(2,564)
Assumptions as of measurement dates – December 31, 2009 and 2008:
Discount rate	6.00%	6.00%	6.00%	6.00%
Expected return on plan assets	9.00%	9.00%	—	—
Rate of compensation increase	N/A	N/A	—	—

In September 2006, the Financial Accounting Standards Board (FASB) issued guidance which requires defined benefit plan assets and obligations to be measured as of the date of the employer’s fiscal year-end, starting in 2008. Through 2007, the Company utilized the early measurement date option

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(9)  Pension and Postretirement Benefits  – (continued)

available under previous FASB guidance and measured the funded status of the defined benefit plan and postretirement benefits plan assets and obligations as of September 30 each year. In accordance with the adoption provisions, the net periodic benefit cost for the period between the September 30 measurement date and the 2008 fiscal year end measurement were allocated proportionately between amounts to be recognized as an adjustment to retained earnings and net periodic benefit cost for the fiscal year. As a result of this adoption, the Company increased January 1, 2008 opening retained earnings by $24,000, increased deferred income tax liability by $16,000, decreased the pension liability by $80,000, and increased the other postretirement liability by $40,000.

Amounts recognized in accumulated other comprehensive income (net of tax) at December 31 consist of:

	Pension benefits		Postretirement benefits
	2009	2008	2009	2008
Net actuarial gain (loss)	$(1,988)	$(2,312)	$240	$22
Prior service credit (cost)	—	—	17	52
Total	$(1,988)	$(2,312)	$257	$74

The estimated net unrecognized loss and prior service credit that will be amortized from other comprehensive loss into net periodic benefit cost over the next fiscal year are $(325,000) and $20,000, respectively.

The long term rate of return on plan assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5 – 9% and 2 – 6%, respectively. The long term inflation rate was estimated to be 3%. When these overall return expectations are applied to the plan’s target allocation, the expected rate of return is determined to be 9%, which is roughly the midpoint of the range of expected return.

The Company’s pension plan weighted average allocations at December 31, 2009 and 2008, by asset category are summarized in the following table:

	Plan assets at December 31,
Asset Category	2009	2008
Equity Securities	63%	59%
Debt Securities	37%	41%
Total	100%	100%

The Company’s long-term investment objective is to be invested 65% in equity securities and 35% in debt securities. Plan assets are invested in diversified investment funds of the RSI Retirement Trust (the “Trust”), a private placement investment fund. The investment funds include a series of equity and bond mutual funds or commingled trust funds, each with its own investment objectives, investment strategies and risks, as detailed in the statement of Investment Objectives and Guidelines. The Trust has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities as governed by the Trust’s Statement of Investment Objectives and Guidelines (the “Guidelines”). If the plan is underfunded under the Guidelines, the bond fund will be temporarily increased to 50% in order to lessen asset volatility. When the plan is no longer underfunded, the bond fund portion will be decreased back to 35%. Asset rebalancing is performed at least annually, with interim adjustments made when the equity and fixed income allocations vary by more than 10% from their respective targets (i.e., a 20% policy range guideline).

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(9)  Pension and Postretirement Benefits  – (continued)

The long-term investment objectives are to maintain plan assets at a level that will sufficiently cover long-term obligations and to generate a return on plan assets that will meet or exceed the rate at which long-term obligations will grow. The investment goal is to achieve investment results that will contribute o the proper funding of the pension plan by exceeding the rate of inflation over the long-term. In addition, investment managers for the Trust are expected to provide above average performance when compared to their peer managers. Performance volatility is also monitored. Risk/volatility is further managed by the distinct investment objectives of each of the Trust funds and the diversification within each fund.

Fair Value of Plan Assets:

Fair value is the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value. Entities are required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company used the following methods and significant assumptions to estimate the fair value of the investments held as plan assets. The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). The Plan assets include no investments that are classified as Level 3 for basis of fair market valuation.

The fair value of plan assets at December 31, 2009, by asset category, is as follows (dollars in thousands):

		Fair Value Measurements at December 31, 2009 Using:
Plan Assets:	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant observable Inputs (Level 2)
Equity Mutual Funds	$1,029	$1,029	$—
Equity Trusts	2,324	—	2,324
Fixed Income Trusts	1,953	—	1,953
Total	$5,306	$1,029	$4,277

For the fiscal year ended December 31, 2010, the Company expects to make no contributions to the pension plan. The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Asset Category	Pension Benefits	Postretirement Benefits
Fiscal 2010	$375	$142
Fiscal 2011	395	148
Fiscal 2012	424	155
Fiscal 2013	432	156
Fiscal 2014	446	161
Fiscal 2015 – 2019	2,337	823

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(9)  Pension and Postretirement Benefits  – (continued)

The components of net periodic benefit cost and other amounts recognized in other comprehensive income include the following:

	Pension benefits			Postretirement benefits
(in thousands)	2009	2008	2007	2009	2008	2007
Service cost	$—	$—	$—	$19	$21	$25
Interest cost	346	353	430	149	147	140
Expected return on assets	(431)	(673)	(734)	—	—	—
Settlement charge	—	134	—	—	—	—
Amortization	383	—	42	(8)	(8)	(8)
Net periodic cost (benefit)	298	(186)	(262)	160	160	157
Net (gain) loss	(157)	3,280	(504)	(315)	(30)	(24)
Recognition of loss	—	(134)	—		—	—
Amortization of prior service cost	(383)	—	—	8	8	8
Total recognized in other comprehensive income	(540)	3,146	(504)	(307)	(22)	(16)
Total recognized in net periodic benefit cost and other comprehensive income	$(242)	$2,960	$(766)	$(147)	$138	$157

During the quarter ended March 31, 2008, the Company recorded a curtailment charge of $134,000 related to a partial settlement of the defined benefit pension plan. In December of 2002, the Company’s Board of Directors amended the defined benefit pension plan to cease the accrual of further benefits. There is no assumed increase in the per capita cost of current health care benefits since the employer contributions are fixed with the retiree paying for any cost increases.

(10) Stock Option Plan

On May 3, 2000, the Company’s shareholders approved the Rome Bancorp, Inc. 2000 Stock Option Plan (the “2000 Stock Option Plan”). The primary objective of the 2000 Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

Under the 2000 Stock Option Plan, 517,952 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund the 2000 Stock Option Plan with treasury stock. Options under the plan may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. On June 28, 2000, 382,357 options were awarded at an exercise price of $2.19 per share. These options have a ten-year term and vested at a rate of 20% per year from the grant date. At December 31, 2009 and 2008 the remaining contractual life of these options was 0.5 years and 1.5 years, respectively.

On May 3, 2006, the Company’s shareholders approved the Rome Bancorp, Inc. 2006 Stock Option Plan (the “2006 Stock Option Plan”), which also has the primary objective of providing officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company. Under the 2006 Stock Option Plan, 590,000 shares of authorized but unissued common stock

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(10) Stock Option Plan  – (continued)

are reserved for issuance upon option exercises. The Company also has the alternative to fund the 2006 Stock Option Plan with treasury stock. Options under the plan may be either non-qualified stock options or incentive stock options.

Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. On May 24, 2006, 354,000 options were awarded at an exercise price of $12.84 per share. These options have a ten-year term and vest at a rate of 20% per year from the grant date. The fair value of the 2006 options awarded was estimated on the date of grant using a closed form option valuation (Black-Scholes) model and the following assumptions: risk free interest rate 4.60%, an expected term of 6.5 years, expected stock price volatility of 8.25% and a dividend yield of 2.52%. At December 31, 2009 and December 31, 2008 the remaining contractual life of these options was 6.4 years and 7.4 years, respectively.

Under FASB guidance, stock-based compensation expense of $1.69 per option granted under the 2006 Stock Option Plan is being recorded over the sooner of the vesting period of the options, or upon the date at which a recipient becomes eligible for normal or early retirement under the Company’s defined benefit plan. At May 24, 2006, certain awardees met the retirement eligibility criteria and accordingly, stock-based compensation expense of $350,000 related to their options was expensed immediately. Total compensation cost related to the Company’s stock option plans was $50,000 for each of the three years ended December 31, 2009.

Information related to the stock option plans during each year follows:

	2009	2008	2007
Intrinsic value of options exercised	$18,000	$25,000	$1.7 million
Cash received from option exercises	—	—	356,000
Tax benefit realized from option exercises	—	—	156,000
Weighted average fair value of options granted	—	—	—

As of December 31, 2009, there was $71,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.42 years. At December 31, 2009, the intrinsic value of all outstanding options and exercisable options was $0.

The following table presents the stock option activity for the year ended December 31, 2009:

	2009
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	356,726	$12.76
Exercised	(2,726)	2.19
Granted	—	—
Outstanding at end of year	354,000	$12.84
Exercisable at end of year	212,400	$12.84

All outstanding stock options are expected to vest.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(11) Recognition and Retention Plan

The Company’s shareholders approved the Rome Bancorp, Inc. 2000 Recognition and Retention Plan (“2000 RRP”) on May 3, 2000. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors. During 2000, 119,742 shares were awarded under the 2000 RRP. The shares vested at a rate of 20% per year from the grant date. The fair market value of the shares awarded under the plan was $262,000 at the grant date, and was amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares.

The Company’s shareholders approved the Rome Bancorp, Inc. 2006 Recognition and Retention Plan (“2006 RRP”) on May 3, 2006 in order to further promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors.

On May 24, 2006, 168,300 shares were awarded under the 2006 RRP. These shares vest at a rate of 20% per year from the grant date. The fair market value of the shares awarded under the plan was $2.2 million at the grant date, and is being amortized over the sooner of the vesting period of the awards, or upon the date at which a recipient becomes eligible for normal or early retirement under the Company’s defined benefit plan. At May 24, 2006, certain awardees met the retirement eligibility criteria and accordingly, stock-based compensation expense of $1.1 million related to their 2006 RRP awards was expensed immediately. Stock-based compensation expense of $178,000, $231,000 and $263,000 related to RRP awards was recorded in 2009, 2008 and 2007, respectively. The remaining unearned compensation cost has been shown as a reduction of shareholders’ equity. The shares awarded under the RRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost of the shares recorded as additional paid-in capital.

A summary of changes in the Company’s nonvested shares for the year follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2009	100,980	—
Granted	—	—
Vested	33,660	$12.84
Forfeited	—	—
Nonvested at December 31, 2009	67,320	$12.84

As of December 31, 2009, there was $252,000 of total unrecognized compensation cost related to nonvested shares granted under the RRP. The cost is expected to be recognized over a weighted-average period of 1.4 years. The total fair value of shares vested during the years ended December 31, 2009, 2008 and 2007 was $300,000, $384,000 and $416,000.

(12) Other Employee Benefits

The Company has a defined contribution 401(k) Savings Plan for all full time salaried employees. Employees are permitted to contribute up to 75% of base pay to the Savings Plan, subject to certain limitations. The Company matches 50% of each employee’s contributions up to a limit of 3% of the employee’s base pay. Contributions to the defined contribution 401(k) Savings Plan were $88,000, $86,000 and $77,000 during the years ended December 31, 2009, 2008 and 2007, respectively.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(12) Other Employee Benefits  – (continued)

In connection with establishing an ESOP in 1999, the ESOP borrowed $933,000 from the Company to purchase 453,488 shares of the Company’s common stock. The loan bears interest at 8% and is payable in fifteen annual installments. At December 31, 2009, 332,547 of the original ESOP shares had been released or committed to be released of which 120,941 remained as unallocated shares.

On March 30, 2005, in connection with the Company’s second-step conversion and stock offering, the ESOP borrowed $2,360,000 from the Company to purchase an additional 236,000 shares of the Company’s common stock. The loan bears interest at 5% and is payable in fifteen annual installments. At December 31, 2009, 78,666 of these shares had been released or committed to be released and 157,334 remained as unallocated shares.

The fair value of the unallocated shares on December 31, 2009 was $2.2 million. The Company recognized compensation expense of $384,000, $495,000 and $557,000 in 2009, 2008 and 2007, respectively in connection with the ESOP.

The Company has also adopted a Benefit Restoration Plan for the Company’s CEO. This plan provides the beneficiary with the benefits that would otherwise be due to him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code. In addition, in the event the beneficiary retires prior to the end of the ESOP loan term, the plan will provide him a benefit equal to the value of the shares of Rome Bancorp that would have been allocated to his account under the ESOP had he remained employed through the end of the ESOP loan term. The liability associated with this plan was $527,000 and $685,000 at December 31, 2009 and December 31, 2008, respectively.

(13) Comprehensive Income (Loss)

Comprehensive income represents net income and other comprehensive income (loss) which is the net change in the unrealized gains or losses on securities available-for-sale and unrealized gains and losses on pension and postretirement liabilities, net of taxes. The following summarizes the components of other comprehensive income (loss) (in thousands):

	Years ended December 31,
	2009	2008	2007
Unrealized holding gains (losses) arising during the period	$1,136	$(3,325)	$439
Reclassification adjustment for net realized (gain) loss included in net income	(73)	265	(11)
Other comprehensive income (loss), before tax	1,063	(3,060)	428
Deferred tax expense (benefit)	425	(1,224)	171
Other comprehensive income (loss), net of tax	$638	$(1,836)	$257

The following is a summary of the accumulated other comprehensive income (loss) balances, net of tax (in thousands):

	Balance at 12/31/08	2009 Change	Balance at 12/31/09
Unrealized gains on available for sale securities	$26	$130	$156
Unrealized gains (losses) on pension and postretirement benefits	(2,238)	508	(1,730)
	$(2,212)	$638	$(1,574)

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(14) Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s evaluation of the customer’s financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extend credit, if exercised, will represent loans secured by real estate.

At December 31, 2009 and 2008 the Company was committed to originate mortgage and other loans of approximately $7.5 million and $3.3 million, respectively. At December 31, 2009 and December 31, 2008, the Company’s fixed rate loan commitments totaled $7.5 million and $1.4 million, respectively. The range of interest rates on these fixed rate commitments was 4.50% to 6.75% at December 31, 2009 and 5.875% to 8.5% at December 31, 2008. Commitments under unused lines of credit and letters of credit were approximately $19.4 million and $18.7 million at December 31, 2009 and 2008, respectively.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls its credit risk through credit approvals, limits, and monitoring procedures.

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Company.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(15) Earnings Per Share

The following summarizes the computation of earnings per share for the years ended December 31 (in thousands):

	2009	2008	2007
Basic earnings per share:
Net Income	$3,087	$2,905	$3,054
Weighted average basic shares outstanding	6,900	7,353	8,234
Less: Average unallocated ESOP shares	(307)	(353)	(399)
Average basic shares	6,593	7,000	7,835
Basic earnings per share	$0.47	$0.42	$0.39
Diluted earnings per share:
Net Income	$3,087	$2,905	$3,054
Weighted average basic shares outstanding	6,593	7,000	7,835
Effect of dilutive securities:
Stock options	—	3	19
Weighted average diluted shares outstanding	6,593	7,003	7,854
Diluted earnings per share	$0.47	$0.41	$0.39

Stock options for 354,000 shares of common stock were not considered in computing diluted earnings per common share for each of the three years ended December 31, 2009 because they were anti-dilutive.

(16) Shareholders’ Equity and Regulatory Matters

Rome Savings is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of New York. The amount of this reserve requirement, included in cash on hand, is $1.7 million at December 31, 2009.

The Company’s ability to pay dividends is primarily dependent upon the ability of its subsidiary bank to pay dividends to the Company. The payment of dividends by Rome Savings is subject to continued compliance with minimum regulatory capital requirements. In addition, regulatory approval is generally required prior to Rome Savings declaring dividends in an amount in excess of net income for that year plus net income retained in the preceding two years. Further, under the OTS’ conversion regulations, the Company could not return any capital, other than ordinary dividends, to its stockholders during the three years following the conversion and offering completed in March of 2005.

The Company and Rome Savings are subject to various regulatory requirements administered by the federal banking agencies and Rome Savings is a federal savings bank regulated by the Office of Thrift Supervision (OTS). The Company is a Delaware corporation and is regulated as a savings and loan holding company by the OTS. The Bank must obtain regulatory approval to pay cash dividends to the Company.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Rome Savings must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

Capital amounts are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(16) Shareholders’ Equity and Regulatory Matters  – (continued)

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), established capital levels for which insured institutions are categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.

As of August 21, 2008, the most recent notification from the OTS categorized Rome Savings as well capitalized under the regulatory framework for prompt corrective actions. There have been no conditions or events since that notification that management believes have changed Rome Savings’ category. Management believes, as of December 31, 2009, that the Company and Bank meet and exceed all capital adequacy requirements to which they are subject.

The Qualified Thrift lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

The following is a summary of Rome Savings’ actual capital amounts and ratios compared to the regulatory minimum capital adequacy requirements and the OTS and FDIC requirements for classification as a well capitalized institution under prompt corrective action provisions (dollars in thousands):

	Actual		Minimum capital adequacy requirements		To be classified as Well-capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total capital (to risk weighted assets):	$55,866	23.04%	$19,394	>=8%	$24,243	>=10%
Tier 1 Capital (to risk weighted assets):	54,046	22.29%	9,697	>=4%	14,546	>=6%
Tier 1 Capital (to adjusted assets):	54,046	16.27%	9,963	>=3%	16,605	>=5%
As of December 31, 2008:
Total capital (to risk weighted assets):	$59,845	24.45%	$19,579	>=8%	$24,474	>=10%
Tier 1 Capital (to risk weighted assets):	58,229	23.79%	9,790	>=4%	14,684	>=6%
Tier 1 Capital (to adjusted assets):	58,229	17.15%	10,186	>=3%	16,977	>=5%

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(16) Shareholders’ Equity and Regulatory Matters  – (continued)

Following is a reconciliation of Rome Savings’ GAAP shareholders’ equity to regulatory Tier 1 capital at December 31, 2009 and 2008.

	December 31, 2009	December 31, 2008
GAAP Shareholders’ Equity	$52,540	$55,983
Plus: Minority interest in consolidated subsidiary and other comprehensive loss related to SFAS No. 158	1,730	2,342
Less: Disallowed assets and unrealized gains on available-for- sale securities, net of tax	(224)	(26)
Tier 1 Capital	54,046	58,229
Plus: Allowance for loan losses	2,132	1,936
Allowed unrealized gain on available-for-sale securities	—	—
Less: Real estate held for investment	(312)	(320)
Total Regulatory Capital	$55,866	$59,845

(17) Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(17) Fair Value  – (continued)

Assets measured at fair value on a recurring basis are summarized below (in thousands):

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets:
Available for sale securities	$568	$9,456

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets:
Available for sale securities	$500	$3,063

Assets measured at fair value on a non-recurring basis are summarized below (in thousands):

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$—	$—	$456

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$—	$—	$464

The following represent impairment charges recognized during the period:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $698,000, with a valuation allowance of $242,000, resulting in no additional provision for loan losses for the year ended December 31, 2009. At December 31, 2008, impaired loans had a carrying amount of $710,000, with a valuation allowance of $246,000, resulting in an additional provision for loan losses of $234,000.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and cash equivalents:  For these short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(17) Fair Value  – (continued)

Securities:  The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Federal Home Loan Bank Stock:  It is not practicable to determine the value of FHLB stock due to restrictions placed on its transferability.

Loans:  The fair values for all loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest receivable approximates its fair value. The Company has not considered market illiquidity in estimating the fair value of loans due to uncertain and inconsistent market pricing being experienced at December 31, 2009 and 2008.

Deposits:  The fair values of demand deposits (interest and non-interest checking) savings accounts and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposits, are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

FHLB advances:  Fair values of long-term borrowings are estimated using a discounted cash flow approach, based on current market rates for similar borrowings. The fair value of accrued interest approximates carrying value.

Off-balance-sheet instruments:  Fair values for the Company’s off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

The estimated carrying values and fair values of the Company’s financial instruments, not previously presented, for December 31 are as follows (in thousands):

	2009		2008
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$7,574	$7,574	$9,579	$9,579
Securities available for sale	10,024	10,024	3,563	3,563
Securities held to maturity	1,431	1,502	1,447	1,561
Loans, net	285,617	288,524	298,453	302,424
Federal Home Loan Bank Stock	3,222	n/a	3,578	n/a
Accrued interest receivable	1,117	1,117	1,085	1,085
Financial liabilities:
Non-interest bearing deposits	31,790	31,790	28,373	28,373
Interest bearing deposits	184,849	185,320	177,559	178,007
FHLB advances	47,869	48,342	66,324	67,273
Accrued interest payable	127	127	121	121

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(17) Fair Value  – (continued)

It is not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(18) Parent Company Only Financial Statements

Presented below is the condensed balance sheet of the Parent Company as of December 31, 2009 and 2008 and statement of income and statement of cash flows for the years ended December 31, 2009, 2008 and 2007 (in thousands):

Condensed Balance Sheets	2009	2008
Assets:
Cash and due from banks	$4,106	$421
Investment in subsidiary bank	52,470	55,982
Loan receivable from ESOP	2,075	2,277
Other assets	1,756	1,749
Total assets	$60,407	$60,429
Total liabilities	$42	$85
Total shareholders’ equity	60,365	60,344
Total liabilities and shareholders’ equity	$60,407	$60,429

Condensed Statements of Income	2009	2008	2007
Interest and investment income	$182	$172	$301
Dividends from subsidiary bank	8,000	10,300	3,000
Total operating income	8,182	10,472	3,301
Net loss on securities	—	265	—
Other operating expenses	507	574	680
Income (loss) before income taxes and dividends in excess of net income/equity in undistributed income of subsidiary bank	7,675	9,633	2,621
Equity in undistributed income (dividends in excess of net income) of subsidiary bank	(4,588)	(6,728)	433
Net income	$3,087	$2,905	$3,054

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(18) Parent Company Only Financial Statements  – (continued)

Condensed Statements of Cash Flows	2009	2008	2007
Operating activities:
Net income	$3,087	$2,905	$3,054
Adjustments to reconcile net income to cash provided by operating activities:
(Equity in undistributed earnings of)/dividends in excess of net income of subsidiary bank	4,588	6,728	(433)
Amortization of stock-based compensation	228	280	313
Net loss on securities other than temporarily impaired	—	265	—
Increase in other assets	(99)	(139)	(213)
(Decrease) increase in other liabilities	(43)	29	(86)
Net cash provided by operating activities	7,761	10,068	2,635
Investing activities:
Decrease in loan to ESOP	202	190	179
Net cash provided by investing activities	202	190	179
Financing activities:
Purchase of treasury stock	(2,058)	(8,174)	(10,181)
Dividends	(2,220)	(2,387)	(2,518)
Exercise of stock options and related tax benefits	—	—	512
Net cash used in financing activities	(4,278)	(10,561)	(12,187)
Net increase (decrease) in cash and cash equivalents	3,685	(303)	(9,373)
Cash and cash equivalents at beginning of year	421	724	10,097
Cash and cash equivalents at end of year	$4,106	$421	$724

(19) Selected Quarterly Financial Data (Unaudited)

Selected quarterly financial data for 2009 and 2008 are as follows:

	2009 Quarter Ending
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
Net interest income	$3,250	$3,230	$3,257	$3,304
Net interest income after provision for loan losses	3,250	3,030	3,257	3,204
Net income	707	647	908	825
Earnings per common share:
Basic:	$0.11	$0.10	$0.14	$0.13
Diluted	0.11	0.10	0.14	0.13

Rome Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Years ended December 31, 2009, 2008 and 2007

(19) Selected Quarterly Financial Data (Unaudited)  – (continued)

	2008 Quarter Ending
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
Net interest income	$3,237	$3,205	$3,276	$3,349
Net interest income after provision for loan losses	3,237	3,205	3,176	3,149
Net income	700	780	815	610
Earnings per common share:
Basic:	$0.10	$0.11	$0.12	$0.09
Diluted	0.10	0.11	0.12	0.09

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.

AND

ROME BANCORP, INC.

DATED AS OF

OCTOBER 12, 2010

i

ii

EXHIBITS

A	Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 12, 2010 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHB”), and Rome Bancorp, Inc., a Delaware corporation (“Rome”).

Recitals

1.  The Board of Directors of each of BHB and Rome (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.  In accordance with the terms of this Agreement, Rome will merge with and into BHB (the “Merger”), and it is anticipated that immediately thereafter The Rome Savings Bank, which is a wholly owned subsidiary of Rome, will be merged with and into Berkshire Bank, a wholly owned subsidiary of BHB.

3.  As a condition to the willingness of BHB to enter into this Agreement, each of the directors and executive officers of Rome and The Rome Savings Bank have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of Rome Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.  The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5.  The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6.  In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of The Rome Savings Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, OTS and FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, The Rome Savings Bank, and their respective holding companies and subsidiaries, as the case may be.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Berkshire Bank” shall mean Berkshire Bank, a Massachusetts savings bank with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01202, which is a wholly owned subsidiary of BHB.

“Berkshire Insurance” means Berkshire Insurance Group, Inc., an independent insurance agency which is wholly owned by BHB.

“BHB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 24 North Street, Pittsfield, Massachusetts 02101.

“BHB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHB Common Stock” shall mean the common stock, par value $0.01 per share, of BHB.

“BHB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHB to Rome pursuant hereto.

“BHB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHB as of December 31, 2009 and 2008 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHB for each of the three (3) years ended December 31, 2009, as set forth in BHB’s annual report on Form 10-K for the year ended December 31, 2009, and (ii) the unaudited interim consolidated financial statements of BHB as of the end of each calendar quarter following December 31, 2009, and for the periods then ended, as filed by BHB in its Securities Documents.

“BHB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHB Regulatory Reports” shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2010, through the Closing Date, and all Annual Reports on Form H-(b)11 and any Current Report on Form H-(b)11 filed with the OTS by BHB from December 31, 2009 through the Closing Date.

“BHB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHB Shareholders Meeting” shall have the meaning set forth in Section 8.1.2.

“BHB Stock” shall have the meaning set forth in Section 5.3.1.

“BHB Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“Cause” shall mean personal dishonesty, willful misconduct, failure to perform duties after notice from the employee’s supervisor or breach of fiduciary duty, in the course of employment with BHB, or violation of any cease-and-desist order with respect to employment.

“Certificate” shall mean a certificate or book entry evidencing shares of Rome Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Clocktower” shall have the meaning set forth in Section 4.30.1.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean those confidentiality agreements dated as of August 23, 2010 and August 24, 2010 between BHB and Rome.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Current Rome Employees” shall have the meaning set forth in Section 7.6.2.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.6.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by BHB and Rome, which shall act as agent for BHB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York with respect to The Rome Savings Bank and the Federal Home Loan Bank of Boston with respect to Berkshire Bank.

“Foundation” shall have the meaning set forth in Section 6.15.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the officers and directors of such Person and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by an officer or director of that Person.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to BHB or Rome, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of BHB and the BHB Subsidiary taken as a whole, or Rome and the Rome Subsidiary taken as a whole, respectively, or (ii) materially impairs the ability of either Rome, on the one hand, or BHB, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (A) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Rome or any of its Subsidiaries, on the one hand, or BHB or any of its Subsidiaries, on the other hand, (B) the announcement of this Agreement or any action or omission of Rome or any Rome Subsidiary on the one hand, or BHB or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of BHB or Rome, respectively, (C) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (D) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Rome or its Subsidiaries, on the one hand, or BHB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Rome Common Stock or BHB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect”, (E) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of BHB or Rome, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, (F) changes in Rome’s stock price or trading volume (it being agreed that the underlying facts giving rise or contributing to any such changes may be a Material Adverse Effect), (G) the termination of any employee or independent contractors or (H) in the case of Rome and its Subsidiaries, the issuance in and of itself of any orders or directives by any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives may be a Material Adverse Effect).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of Rome with and into BHB pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or BHB Common Stock, or combination thereof, in an aggregate per share amount to be paid by BHB for each share of Rome Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHB Common Stock to be offered to holders of Rome Common Stock in connection with the Merger.

“New Members” shall have the meaning set forth in Section 2.4.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“Observer” shall have the meaning set forth in Section 6.13.

“OTS” shall mean the Office of Thrift Supervision.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Rome” shall mean Rome Bancorp, Inc., a Delaware corporation with its principal office located at 100 West Dominick Street, Rome, New York 13440.

“Rome Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Rome Common Stock” shall mean the common shares, par value $0.01 per share, of Rome.

“Rome Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Rome to BHB pursuant hereto.

“Rome ESOP” shall mean the Employee Stock Ownership Plan of Rome Bancorp, Inc. or any successor thereto.

“Rome Expenses” shall have the meaning set forth in Section 6.14.

“Rome Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Rome as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Rome for each of the three (3) years ended December 31, 2009, as incorporated by reference in Rome’s annual report on Form 10-K for the year ended December 31, 2009 from Rome’s annual report to shareholders for such year and (ii) the unaudited interim consolidated financial statements of Rome as of the end of each calendar quarter following December 31, 2009, and for the periods then ended, as filed by Rome in its Securities Documents.

“Rome Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Rome Loan Property” shall have the meaning set forth in Section 4.15.2.

“Rome Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.1.

“Rome Option” shall mean an option to purchase shares of Rome Common Stock granted pursuant to the Rome Stock Option Plans and the outstanding option agreements, and outstanding as of the date hereof, as set forth in Rome Disclosure Schedule 3.4.

“Rome Regulatory Reports” shall mean the Thrift Financial Reports of The Rome Savings Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2010, through the Closing Date, and all Annual Reports on Form H-(b)11 and any Current Report on Form H-(b)11 filed with the OTS by Rome from December 31, 2010 through the Closing Date.

“Rome Restricted Stock” shall mean the shares of restricted stock of Rome issued pursuant to the Rome Bancorp, Inc. 2000 Recognition and Retention Plan and the Rome Bancorp, Inc. 2006 Recognition and Retention Plan.

“Rome Restricted Stock Plans” shall mean the restricted stock plans maintained by Rome for the benefit of the employees of The Rome Savings Bank pursuant to which shares of Rome Restricted Stock may be issued.

“Rome SEC Reports” shall have the meaning set forth in Section 4.27.

“Rome Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“Rome Stock Option Plans” shall mean the Rome Bancorp, Inc. 2000 Stock Option Plan and the Rome Bancorp, Inc. 2006 Stock Option Plan.

“Rome Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by Rome or The Rome Savings Bank.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Settlement Agreement” shall have the meaning set forth in Section 7.6.7.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or The Rome Savings Bank, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.11.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean June 30, 2011.

“Termination Fee” shall have the meaning set forth in Section 11.2.2(C).

“The Rome Savings Bank” shall mean The Rome Savings Bank, a federally-chartered savings bank, with its principal office located at 100 West Dominick Street, Rome, New York 13440, and which is a wholly owned subsidiary of Rome.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“401(k) Plans” shall have the meaning set forth in Section 6.16.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Rome shall merge with and into BHB, with BHB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Rome shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Rome shall be vested in and assumed by BHB. As part of the Merger, each outstanding share of Rome Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2  Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth (5th) business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Delaware Department of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Department of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

2.3  Certificate of Incorporation and Bylaws.

The certificate of incorporation and bylaws of BHB as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4  Directors and Officers of Surviving Corporation; Advisory Board.

Until changed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, the officers and directors of BHB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. At the Effective Time, BHB agrees to establish an advisory board consisting of certain members of Rome’s Board of Directors. The composition of such advisory board and the fees paid to the advisory board members shall be determined by BHB prior to the Effective Time.

2.5  Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

2.6  Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7  Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX and the prior written consent of Rome, which consent shall not be unreasonably withheld or delayed, prior to the Effective Time BHB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for BHB or Berkshire Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BHB, Berkshire Bank, Rome, The Rome Savings Bank or to the BHB or Rome shareholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.6 and 9.3.6, as a result of the modification; (iii) the consideration to be paid to the holders of Rome Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8  Additional Actions.

If, at any time after the Effective Time, BHB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHB its right, title or interest in, to or under any of the rights, properties or assets of Rome or any Rome Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Rome and its officers and directors shall be deemed to have granted to BHB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHB its right, title or interest in, to or under any of the rights, properties or assets of Rome or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHB are authorized in the name of Rome or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1  Conversion of Rome Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHB, Rome or the holders of any of the shares of Rome Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1  Each share of BHB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2  All shares of Rome Common Stock held in the treasury of Rome and each share of Rome Common Stock owned by BHB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) and each share of Rome Common Stock held in a trust under the Rome Restricted Stock Plans but not subject to an award of Rome Restricted Stock (“Treasury Stock”), shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3  Each outstanding share of Rome Common Stock with respect to which an election to receive BHB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive 0.5658 (the “Exchange Ratio”) shares of BHB Common Stock, subject to adjustment as provided in Section 3.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”). Shares of Rome Restricted Stock subject to an award shall be treated for all purposes as other outstanding shares of Rome Common Stock, whether or not such shares are vested prior to the Effective Time.

3.1.4  Each outstanding share of Rome Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $11.25 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5  Each outstanding share of Rome Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration shall be determined in accordance with Section 3.2.

3.1.6  Each outstanding share of Rome Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Rome shall give BHB immediate notice upon receipt by Rome of any such demands for payment of the fair value of such shares of Rome Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Rome shall not, except with the prior written consent of BHB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.7  If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Rome Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Rome Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.8  Upon the Effective Time, outstanding shares of Rome Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Rome on such shares of Rome Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.9  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHB. In lieu of the issuance of any such fractional share, BHB shall pay to each former holder of Rome Common Stock who otherwise would be entitled to receive a fractional share of BHB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHB Common Stock as reported on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Rome Common Stock owned by a Rome shareholder shall be combined so as to calculate the maximum number of whole shares of BHB Common Stock issuable to such Rome shareholder.

3.2  Election Procedures.

3.2.1 Holders of record of Rome Common Stock may elect to receive shares of BHB Common Stock or cash in exchange for their shares of Rome Common Stock. The total number of shares of Rome Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of Rome Common Stock outstanding immediately prior to the Effective Time by (y) 0.70 (the “Stock Conversion Number”). All other shares of Rome Common Stock shall be converted into Cash Consideration.

3.2.2  An election form and other appropriate customary transmittal material in such form as BHB and Rome shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as BHB and Rome shall mutually agree (the “Mailing Date”) to each holder of record of Rome Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of Rome Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of Rome Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or BHB Common Stock for such shares. Holders of record of shares of Rome Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Rome Common Stock held by each Representative for a particular beneficial owner. Any shares of Rome Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of BHB Common Stock. BHB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of Rome Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and Rome shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3  The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the Rome Shareholders Meeting and (ii) the date that BHB and Rome shall agree is as near as practicable to five (5) business days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither BHB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4  No later than three (3) business days after the Effective Time, BHB shall cause the Exchange Agent to effect the allocation among holders of Rome Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5  If the aggregate number of shares of Rome Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)  If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)  If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3  Procedures for Exchange of Rome Common Stock.

3.3.1  BHB to Make Merger Consideration Available.  At or prior to the Effective Time, BHB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Rome Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Rome Common Stock) and shall instruct the Exchange Agent to issue such cash and shares of BHB Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of BHB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2  Exchange of Certificates.  BHB shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Rome Common Stock represented by such Certificates shall have been converted as a result of the

Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Rome Common Stock shall have no rights, after the Effective Time, with respect to such Rome Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to BHB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHB Common Stock represented by such Certificate.

3.3.4  Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5  Closing of Transfer Books.  From and after the Closing Date, there shall be no transfers on the stock transfer books of Rome of the Rome Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6  Return of Exchange Fund.  At any time following the six (6) month period after the Effective Time, BHB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8  Withholding.  BHB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Rome Common Stock such amounts as BHB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BHB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Rome Common Stock in respect of whom such deduction and withholding were made by BHB or the Exchange Agent.

3.4  Treatment of Rome Options.

Rome Disclosure Schedule 3.4 sets forth all of the outstanding Rome Options as of the date hereof. No outstanding Rome Options may be exercised between the date hereof and the Effective Time and all option holders executing Voting Agreements shall agree to not exercise any stock options. Immediately prior to the Effective Time, each Rome Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by Rome immediately prior to the Effective Time an amount in cash determined by multiplying (i) the greater of (A) the excess, if any, of the Cash Consideration over the applicable per share exercise price of that option or (B) $1.00 by (ii) the number of shares of Rome Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding. Subject to the foregoing, the Rome Stock Option Plans and all Rome Options issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, Rome shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.4, including, without limitation, the provision of any notices to holders of Rome Options as may be provided for in the Rome Stock Option Plans and the adoption of any necessary amendments to such plans.

3.5  Bank Merger.

Rome and BHB shall use their reasonable best efforts to cause the merger of The Rome Savings Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution. In addition, following the execution and delivery of this Agreement, BHB will cause Berkshire Bank, and Rome will cause The Rome Savings Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

3.6  Reservation of Shares.

BHB shall reserve for issuance a sufficient number of shares of the BHB Common Stock for the purpose of issuing shares of BHB Common Stock to the Rome shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ROME

Rome represents and warrants to BHB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Rome Disclosure Schedule delivered by Rome to BHB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Rome Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided, further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.1. References to the Knowledge of Rome shall include the Knowledge of The Rome Savings Bank.

4.1  Standard.

Except as set forth in the following sentence, no representation or warranty of Rome contained in this Article IV shall be deemed untrue or incorrect, and Rome shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), 4.3 and 4.4.

4.2  Organization.

4.2.1  Rome is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Rome has full corporate power and authority to carry on its business as now conducted. Rome is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2  The Rome Savings Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposits in The Rome Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by The Rome Savings Bank when due. The Rome Savings Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on Rome Disclosure Schedule 4.2.2.

4.2.3  Rome Disclosure Schedule 4.2.3 sets forth each Rome Subsidiary and its jurisdiction of incorporation or organization. Each Rome Subsidiary is a corporation, limited liability company or other legal entity as set forth on Rome Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Rome Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4  The respective minute books of Rome, The Rome Savings Bank and each other Rome Subsidiary accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5  Prior to the date of this Agreement, Rome has made available to BHB true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of Rome, The Rome Savings Bank and each other Rome Subsidiary.

4.3  Capitalization.

4.3.1  The authorized capital stock of Rome consists of (i) 30,000,000 shares of Rome Common Stock. As of October 12, 2010, there were 6,777,551 shares of Rome Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, including 33,660 shares of Rome Restricted Stock subject to an award, and (ii) 3,118,206 shares of Rome Common Stock held by Rome as Treasury Stock, but not including 0 shares of Rome Common Stock held in trust under the Rome Restricted Stock Plans but not subject to an award of Rome Restricted Stock. Rome does not own, of record or beneficially, any shares of Rome Stock which are not Treasury Stock. The Rome Savings Bank does not own, of record or beneficially, any shares of Rome Stock. Neither Rome nor any Rome Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Rome, or any other security of Rome or a Rome Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Rome or a Rome Subsidiary or any other security of Rome or any Rome Subsidiary, other than shares of Rome Common Stock underlying the

Rome Options and Rome Restricted Stock. Rome has granted options to acquire 354,000 shares of Rome Common Stock at a weighted average exercise price of $12.84 per share. Rome Disclosure Schedule 4.3.1 sets forth: the name of each holder of a Rome Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the Rome Option is an incentive stock option or a nonqualified stock option. Rome Disclosure Schedule 4.3.1 also sets forth the name of each holder of record of Rome Restricted Stock, the vesting dates and the number of shares held by such Person. All shares of Rome Common Stock issuable pursuant to the Rome Option Plans will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2  Rome owns all of the capital stock of each Rome Subsidiary, free and clear of any lien or encumbrance. Except for the Rome Subsidiaries and as set forth in Rome Disclosure Schedule 4.3.2, Rome does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Rome or any Rome Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of The Rome Savings Bank, including stock in the FHLB.

4.3.3  To Rome’s Knowledge, except as set forth on Rome Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Rome Common Stock.

4.3.4  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Rome’s shareholders may vote have been issued by Rome and are outstanding.

4.4  Authority; No Violation.

4.4.1  Rome has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Rome’s shareholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rome and the completion by Rome of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Rome. This Agreement has been duly and validly executed and delivered by Rome, and subject to approval by the shareholders of Rome and the shareholders of BHB and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHB, constitutes the valid and binding obligation of Rome, enforceable against Rome in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2  (a) Subject to compliance by BHB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by Rome, subject to receipt of Regulatory Approvals and Rome’s and BHB’s compliance with any conditions contained therein, and subject to the receipt of the approval of the shareholders of Rome and the shareholders of BHB, the consummation of the transactions contemplated hereby, and (b) compliance by Rome with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of Rome or The Rome Savings Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Rome or The Rome Savings Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Rome or The Rome Savings Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Rome or The Rome Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Delaware Department of State, and (d) the approval of this Agreement by the requisite vote of the shareholders of Rome and the shareholders of BHB (if required), no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Rome, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Rome, the completion by Rome of the Merger and the performance by Rome of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. Rome has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Rome to result in a Material Adverse Effect on Rome and The Rome Savings Bank, taken as a whole, or BHB and Berkshire Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Rome or The Rome Savings Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6  Financial Statements.

4.6.1  The Rome Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of Rome as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2  Rome has previously made available to BHB the Rome Financial Statements. The Rome Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Rome and the Rome Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3  At the date of the most recent consolidated statement of financial condition included in the Rome Financial Statements or in the Rome Regulatory Reports, Rome did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Rome Financial Statements or in the Rome Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7  Taxes.

Rome and the Rome Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Rome, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Rome and the Rome Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Rome and the Rome Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity other than Taxes which are being contested in good faith. Rome and the Rome Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid Taxes of Rome and the Rome Subsidiaries did not, as of the most recent Rome Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Rome balance sheet (rather than in any notes thereto). Rome and its Subsidiaries are subject to Tax audits in the ordinary course of business. Rome management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on Rome. Rome and the Rome Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Rome or any of the Rome Subsidiaries were required to file any Tax Return that was not filed. Neither Rome nor any of the Rome Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Rome or (B) has any liability for the Taxes of any Person (other than Rome or any of the Rome Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are no claims or assessments pending against Rome or any Rome Subsidiary for any alleged deficiency in any Tax, and neither Rome nor any Rome Subsidiary has been notified in writing of any proposed Tax claims or assessments against Rome or any Rome Subsidiary. Rome and the Rome Subsidiaries each have complied with all applicable laws relating to the payment, collection and withholding of amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Rome and the Rome Subsidiaries have delivered to BHB true and complete copies of all Tax Returns of Rome and the Rome Subsidiaries for taxable periods ending on or after December 31, 2005. Neither Rome nor any of the Rome Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither Rome nor any of the Rome Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither Rome nor any of the Rome Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8  No Material Adverse Effect.

Neither Rome nor any Rome Subsidiary has suffered any Material Adverse Effect since December 31, 2009 and, to Rome’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Rome.

4.9  Material Contracts; Leases; Defaults.

4.9.1  Except as set forth in Rome Disclosure Schedule 4.9.1, neither Rome nor any Rome Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Rome or any Rome Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Rome or any Rome Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Rome or any Rome Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by Rome or any Rome Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Rome or any Rome Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Rome or any

Rome Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Rome or any Rome Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Rome or any Rome Subsidiary.

4.9.2  Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Rome Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither Rome nor any Rome Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHB on or before the date hereof, are listed on Rome Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Rome Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Rome or any Rome Subsidiary or upon the occurrence of a subsequent event; (ii) requires Rome or any Rome Subsidiary to provide a benefit in the form of Rome Common Stock or determined by reference to the value of Rome Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10  Ownership of Property; Insurance Coverage.

4.10.1  Rome and each Rome Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Rome or such Rome Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Rome Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Rome Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Rome and the Rome Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Rome and the Rome Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Rome Financial Statements.

4.10.2  With respect to all material agreements pursuant to which Rome or any Rome Subsidiary has purchased securities subject to an agreement to resell, if any, Rome or such Rome Subsidiary, as the case may be, has a lien or security interest (which to Rome’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3  Rome and each Rome Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Rome nor any Rome Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Rome Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Rome or any Rome Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Rome and each Rome Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Rome Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Rome and each Rome Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Rome has made available to BHB copies of all of the policies listed on Rome Disclosure Schedule 4.10.3.

4.11  Legal Proceedings.

Except as set forth on Rome Disclosure Schedule 4.11, neither Rome nor any Rome Subsidiary is a party to any, and there are no pending or, to Rome’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Rome or any Rome Subsidiary, (ii) to which Rome or any Rome Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of Rome or any Rome Subsidiary to perform under this Agreement.

4.12  Compliance With Applicable Law.

Except as set forth on Rome Disclosure Schedule 4.12 and in Section 4.15:

4.12.1  To Rome’s Knowledge, Rome and each Rome Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Rome nor any Rome Subsidiary has received any written notice to the contrary.

4.12.2  Rome and each Rome Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Rome, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3  For the period beginning January 1, 2007, neither Rome nor any Rome Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Rome or any Rome Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Rome or any Rome Subsidiary, or indicating that Rome or any Rome Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Rome or any Rome Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Rome or any Rome Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Rome nor any Rome Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Rome has disclosed to BHB its most recent regulatory ratings.

4.13  Employee Benefit Plans.

4.13.1  Rome Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Rome or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Rome and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of Rome are eligible to participate (collectively, the “Rome Benefit Plans”). Rome has furnished or otherwise made available to BHB true and complete copies of (i) the plan documents and summary plan descriptions for each written Rome Benefit Plan, (ii) a summary of each unwritten Rome Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Rome Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Rome Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the Rome Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Rome Benefit Plan (or, for a Rome Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Rome Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past five (5) years. Rome Disclosure Schedule 4.13.1 identifies each Rome Benefit Plan that may be subject to Section 409A of the Code (“Rome Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such Rome Non-qualified Deferred Compensation Plan as of the date specified therein. Each Rome Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2  All Rome Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Rome Disclosure Schedule 4.13.2, each Rome Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Rome is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Rome and the Rome Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Rome Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Rome Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

4.13.3  Except as set forth on Rome Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Rome or any of its ERISA Affiliates for the benefit of the employees or former employees of Rome or its Subsidiaries.

4.13.4  Within the last six (6) years, neither Rome nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Rome Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Rome nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither Rome nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Rome or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHB or Berkshire Bank.

4.13.5  Rome has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Rome Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Rome’s Knowledge, records with respect to Rome Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Rome’s Knowledge, neither Rome nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Rome Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

4.13.6  Rome has not, with respect to any Rome Benefit Plan, nor, to Rome’s Knowledge, has any administrator of any Rome Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Rome, any ERISA Affiliate of Rome, or any Rome Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7  Except as set forth on Rome Disclosure Schedule 4.13.7, Rome has no liability for retiree health and life benefits under any Rome Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8  Except as set forth on Rome Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Rome from Rome under any Rome Benefit Plan, (B) increase any benefits otherwise payable under any Rome Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Rome Disclosure Schedule 4.13.8, no payment which is or may be made by, from or with respect to any Rome Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Rome or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9  The actuarial present values of all accrued Rome Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Rome and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Rome Financial Statements to the extent required by and in accordance with GAAP.

4.13.10  There is not, and has not been, any trust or fund maintained by or contributed to by Rome or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Rome, has been threatened or is anticipated, against any Rome Benefit Plan (other than routine claims for benefits and appeals of such claims), Rome or any Rome Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Rome Benefit Plan.

4.14  Brokers, Finders and Financial Advisors.

Neither Rome nor any Rome Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by Rome and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to Rome in connection with the Merger and transactions contemplated by this Agreement, is attached to Rome Disclosure Schedule 4.14.

4.15  Environmental Matters.

4.15.1  Except as may be set forth in Rome Disclosure Schedule 4.15, with respect to Rome and each Rome Subsidiary:

(A)  To the Knowledge of Rome and the Rome Subsidiaries, each of Rome and the Rome Subsidiaries, and the Rome Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)  Neither Rome nor any Rome Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Rome and the Rome Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Rome Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Rome, or any of the Rome Subsidiaries;

(C)  To the Knowledge of Rome and the Rome Subsidiaries, the properties currently owned or operated by Rome or any Rome Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)  There are no underground storage tanks on, in or under any properties owned or operated by Rome or any of the Rome Subsidiaries or, to the Knowledge of Rome and the Rome Subsidiaries, any Rome Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Rome or any of the Rome Subsidiaries or, to the Knowledge of Rome and the Rome Subsidiaries, any Rome Loan Property except as in compliance with Environmental Laws; and

(E)  During the period of (a) Rome’s or any of the Rome Subsidiaries’ ownership or operation of any of their respective current properties or (b) Rome’s or any of the Rome Subsidiaries’ participation in the management of any Rome Loan Property, to the Knowledge of Rome and the Rome Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Rome and the Rome Subsidiaries, prior to the period of (x) Rome’s or any of the Rome Subsidiaries’ ownership or operation of any of their respective current properties or (y) Rome’s or any of the Rome Subsidiaries’ participation in the management of any Rome Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)  Neither Rome nor any other Rome Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Rome Loan Property.

4.15.2  For purposes of this Section 4.15, “Rome Loan Property” means any property in which Rome or a Rome Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Rome Loan Participation, and “Rome Loan Participation” means a participation interest in a loan or other extension of credit other than by Rome or a Rome Subsidiary.

4.16  Loan Portfolio.

4.16.1  The allowances for loan losses reflected in the notes to Rome’s audited consolidated statements of financial condition at December 31, 2009 and 2008 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2009 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2  Rome Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than June 30, 2010), by account, of: (A) all loans (including loan participations) of The Rome Savings Bank that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications (excluding any electronic communications) from The Rome Savings Bank to any borrowers, customers or other parties during the past twelve (12) months wherein The Rome Savings Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified The Rome Savings Bank during the past twelve (12) months of, or has asserted against Rome or The Rome Savings Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Rome and The Rome Savings Bank, each borrower, customer or other party which has given Rome or The Rome Savings Bank any oral notification of, or orally asserted to or against Rome or The Rome Savings Bank, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of June 30, 2010 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Rome or The Rome Savings Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Rome Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that Rome Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3  All loans receivable (including discounts) and accrued interest entered on the books of Rome and The Rome Savings Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Rome’s and The Rome Savings Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Rome and The Rome Savings Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Rome or The Rome Savings Bank free and clear of any liens.

4.16.4  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17  Related Party Transactions.

Neither Rome nor any Rome Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Rome or any Rome Subsidiary, except as set forth in Rome Disclosure Schedule 4.17 or as described in Rome’s proxy statement dated April 1, 2010 distributed in connection with its annual meeting of shareholders held on May 5, 2010. Except as described in such proxy statement or in Rome Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of Rome or any Rome Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Rome nor any Rome Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18  Deposits.

Except as set forth on Rome Disclosure Schedule 4.18, none of the deposits of The Rome Savings Bank as of August 2, 2010 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19  Board Approval.

The approval of the Board of Directors of Rome constitutes the approval of this Agreement for purposes of Section 203 of the Delaware Law. To the Knowledge of Rome, except for Section 203 of the Delaware Law (which has been rendered inapplicable), no state takeover statute is applicable to the Merger and the transactions contemplated by this Agreement.

4.20  Registration Obligations.

Neither Rome nor any Rome Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21  Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Rome’s own account, or for the account of one or more of Rome’s Subsidiaries or their customers (all of which are set forth in Rome Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Rome and each Rome Subsidiary, with counterparties believed to be financially responsible at the time; and to Rome’s and each Rome Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Rome or such Rome Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Rome nor any Rome Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22  Fairness Opinion.

Rome has received an opinion, a copy of which will be provided to BHB, from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Rome pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23  Intellectual Property.

Rome and each Rome Subsidiary owns or, to Rome’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither Rome nor any Rome Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. Rome and each Rome Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24  Duties as Fiduciary.

The Rome Savings Bank (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. The Rome Savings Bank has not received notice of any claim, allegation, or complaint from any Person that The Rome Savings Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Rome’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude The Rome Savings Bank’s capacity with respect to individual retirement accounts or the Rome Benefit Plans.

4.25  Employees; Labor Matters.

4.25.1  Rome Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Rome and the Rome Subsidiaries as of July 31, 2010: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

4.25.2  There are no labor or collective bargaining agreements to which Rome or any Rome Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Rome, threatened against Rome or any Rome Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Rome, threatened against Rome or any Rome Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Rome, threatened against Rome or any Rome Subsidiary (other than routine employee grievances that are not related to union employees). Rome and each Rome Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Rome nor any Rome Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3  To Rome’s Knowledge, all Persons who at any time since January 1, 2007 have been treated as independent contractors by Rome or any Rome Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26  Rome Information Supplied.

The information relating to Rome and any Rome Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27  Securities Documents.

Since January 1, 2007, Rome has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Rome SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the Rome SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Rome SEC Reports has been incorporated by reference, the Rome SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Rome has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Rome SEC Reports.

4.28  Internal Controls.

None of Rome’s or any Rome Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control. Rome has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the applicable provisions of the Securities Act or the Exchange Act.

4.29  Bank Owned Life Insurance.

Rome and each Rome Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. The Rome Savings Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. Rome Disclosure Schedule 4.29 sets forth all BOLI owned by Rome or any Rome Subsidiary, a breakdown of the cash surrender values on each policy, the regulatory purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.

4.30  Clocktower Insurance Agency Incorporated.

Clocktower has not been engaged in the insurance agency business or any other business since at least 1995. Notwithstanding the foregoing, Clocktower owned and leased commercial real estate located at 8483 Seneca Turnpike, New Hartford, New York until the property’s sale in January 2010.

4.31  Stock Transfer Records.

The stock transfer books and records of Rome are materially complete and accurate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHB

BHB represents and warrants to Rome that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHB Disclosure Schedule delivered by BHB to Rome on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this

Agreement, and provided, further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.1. BHB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the BHB Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of BHB shall include the Knowledge of Berkshire Bank.

5.1  Standard.

Except as set forth in the following sentence, no representation or warranty of BHB contained in this Article V shall be deemed untrue or incorrect, and BHB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3 or 5.4.

5.2  Organization.

5.2.1  BHB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. BHB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2  Berkshire Bank is a Massachusetts savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on BHB Disclosure Schedule 5.2.2.

5.2.3  The respective minute books of BHB and Berkshire Bank accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.4  Prior to the date of this Agreement, BHB has made available to Rome true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHB and Berkshire Bank and each other BHB Subsidiary.

5.3  Capitalization.

5.3.1  The authorized capital stock of BHB consists of (i) 26,000,000 shares of BHB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHB Preferred Stock” and collectively with the BHB Common Stock, the “BHB Stock”). As of October 12, 2010, there are (i) 14,038,711 shares of BHB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,801,810 shares of BHB Common Stock held by BHB as treasury stock, and (iii) no shares of BHB Preferred Stock outstanding. Berkshire Bank does not own, of record or beneficially, any shares of BHB Stock, other than shares held as treasury stock. Neither BHB nor any BHB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHB, or any other security of BHB or an BHB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHB or an BHB Subsidiary or any other security of BHB or any BHB Subsidiary, other than shares of BHB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHB. BHB has granted options to acquire 200,883 shares of BHB Common Stock. All shares of BHB Common Stock issuable pursuant to option plans maintained by BHB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2  BHB owns all of the capital stock of each BHB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHB’s shareholders may vote have been issued by BHB and are outstanding.

5.4  Authority; No Violation.

5.4.1  BHB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by BHB’s shareholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BHB and the completion by BHB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHB. This Agreement has been duly and validly executed and delivered by BHB, and subject to the receipt of the Regulatory Approvals, approval by the shareholders of Rome and the shareholders of BHB (if required), and due and valid execution and delivery of this Agreement by Rome, constitutes the valid and binding obligations of BHB, enforceable against BHB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2  (a) Subject to compliance of Rome with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BHB, subject to receipt of the Regulatory Approvals, and compliance by Rome and BHB with any conditions contained therein, and subject to the receipt of the approval of the shareholders of Rome and the shareholders of BHB (if required), the consummation of the transactions contemplated hereby, and (b) compliance by BHB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHB or any BHB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHB or any BHB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHB or any BHB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHB or any BHB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Delaware Department of State, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHB Common Stock to be issued in the Merger on the NASDAQ Global Select Market and (f) the approval of this Agreement by the requisite vote of the shareholders of Rome and the shareholders of BHB (if required), no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHB, the completion by BHB of the Merger and the performance by BHB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank

Merger. BHB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHB to result in a Material Adverse Effect on BHB and Berkshire Bank, taken as a whole, or Rome and The Rome Savings Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of BHB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6  Financial Statements.

5.6.1  The BHB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2  BHB has previously made available to Rome the BHB Financial Statements covering periods ended prior to the date hereof. The BHB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHB and the Berkshire Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3 At the date of the most recent consolidated statement of financial condition included in the BHB Financial Statements, BHB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7  Tax Matters.

Except as provided in this Agreement, neither BHB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8  No Material Adverse Effect.

Neither BHB nor any BHB Subsidiary has suffered any Material Adverse Effect since December 31, 2009 and, to BHB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BHB.

5.9  Ownership of Property; Insurance Coverage.

5.9.1  Except as set forth on BHB Disclosure Schedule 5.9.1, BHB and each BHB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHB or such BHB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHB

Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BHB and the BHB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHB and the BHB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHB Financial Statements.

5.9.2  BHB and each BHB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BHB nor any BHB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BHB Disclosure Schedule 5.9.2, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHB or any BHB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHB and each BHB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BHB Disclosure Schedule 5.9.2 identifies all policies of insurance maintained by BHB and each BHB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.2. BHB has made available to Rome copies of all of the policies listed on BHB Disclosure Schedule 5.9.2.

5.10  Legal Proceedings.

Except as disclosed in Item 3 of Part I of BHB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, neither BHB nor any BHB Subsidiary is a party to any, and there are no pending or, to the Knowledge of BHB, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against BHB or any BHB Subsidiary, (ii) to which BHB or any BHB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could reasonably be expected to adversely affect the ability of BHB or any BHB Subsidiary to perform under this Agreement.

5.11  Compliance With Applicable Law.

Except as set forth on BHB Disclosure Schedule 5.11:

5.11.1  To BHB’s Knowledge, BHB and each BHB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHB nor any BHB Subsidiary has received any written notice to the contrary.

5.11.2  BHB and each BHB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3  For the period beginning January 1, 2007, neither BHB nor any BHB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHB or any BHB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHB or any BHB Subsidiary, or indicating that BHB or any BHB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, savings and loan holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHB or any BHB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHB or any BHB Subsidiary. Neither BHB nor any BHB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is “Satisfactory” or better.

5.12  Employee Benefit Plans.

5.12.1  BHB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of BHB and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of BHB are eligible to participate (collectively, the “BHB Benefit Plans”). BHB has furnished or otherwise made available to Rome true and complete copies of (i) the plan documents and summary plan descriptions for each written BHB Benefit Plan, (ii) a summary of each unwritten BHB Benefit Plan (if any), (iii) the actuarial valuation reports with respect to each tax-qualified BHB Benefit Plan that is a defined benefit plan for the two (2) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which implement the BHB Benefit Plans (if applicable), and (v) the most recent IRS determination letter with respect to each tax-qualified BHB Benefit Plan (or, for an BHB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan). Each BHB Benefit Plan that may be subject to Section 409A of the Code (“BHB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2  All BHB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BHB Disclosure Schedule 5.12.2, each BHB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BHB and the BHB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

5.12.3  Except as set forth on BHB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BHB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHB or its Subsidiaries.

5.12.4  Within the last six (6) years, neither BHB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither BHB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BHB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHB or Berkshire Bank.

5.12.5  BHB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and COBRA, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BHB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BHB’s Knowledge, records with respect to BHB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BHB’s Knowledge, neither BHB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.12.6  BHB has not, with respect to any BHB Benefit Plan, nor, to BHB’s Knowledge, has any administrator of any BHB Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BHB, any ERISA Affiliate of BHB or any BHB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.12.7  Except as set forth on BHB Disclosure Schedule 5.12.7, BHB has no liability for retiree health and life benefits under any BHB Benefit Plan other than any benefits required under COBRA or similar state law.

5.12.8  Except as set forth on BHB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHB from BHB under any BHB Benefit Plan, (B) increase any benefits otherwise payable under any BHB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BHB Disclosure Schedule 5.12.8, no such payment which is or may be made by, from or with respect to any BHB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.12.9  The actuarial present values of all BHB Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHB Financial Statements to the extent required by and in accordance with GAAP.

5.12.10  There is not, and has not been, any trust or fund maintained by or contributed to by BHB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.12.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHB, has been threatened or is anticipated, against any BHB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHB or any BHB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHB Benefit Plan.

5.13  Brokers, Finders and Financial Advisors.

Neither BHB nor any BHB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Stifel, Nicolaus & Company, Incorporated by BHB and the fee payable thereto. A true and correct copy of the engagement agreement with Stifel, Nicolaus & Company, Incorporated, setting forth the fee payable to Stifel, Nicolaus & Company, Incorporated for its services rendered to BHB in connection with the Merger and transactions contemplated by this Agreement is attached to BHB Disclosure Schedule 5.13.

5.14  Environmental Matters.

5.14.1  Except as may be set forth in BHB Disclosure Schedule 5.14, with respect to BHB and each BHB Subsidiary:

(A)  To the Knowledge of BHB and the BHB Subsidiaries, each of BHB and the BHB Subsidiaries, and the BHB Loan Properties (as defined in Section 5.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)  Neither BHB nor any BHB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHB and the BHB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHB, or any of the BHB Subsidiaries;

(C)  To the Knowledge of BHB and the BHB Subsidiaries, the properties currently owned or operated by BHB or any BHB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)  There are no underground storage tanks on, in or under any properties owned or operated by BHB or any of the BHB Subsidiaries or, to the Knowledge of BHB and the BHB Subsidiaries, any BHB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BHB or any of the BHB Subsidiaries, to the Knowledge of BHB and the BHB Subsidiaries, or any BHB Loan Property except as in compliance with Environmental Laws; and

(E)  During the period of (a) BHB’s or any of the BHB Subsidiaries’ ownership or operation of any of their respective current properties or (b) BHB’s or any of the BHB Subsidiaries’ participation in the management of any BHB Loan Property, to the Knowledge of BHB and the BHB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BHB and the BHB Subsidiaries, prior to the period of (x) BHB’s or any of the BHB Subsidiaries’ ownership or operation of any of their respective current properties or (y) BHB’s or any of the BHB

Subsidiaries’ participation in the management of any BHB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)  Neither BHB nor any other BHB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHB Loan Property.

5.14.2  For purposes of this Section 5.14, “BHB Loan Property” means any property in which BHB or an BHB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHB Loan Participation, and “BHB Loan Participation” means a participation interest in a loan or other extension of credit other than by BHB or an BHB Subsidiary.

5.15  BHB Information Supplied.

The information relating to BHB and any BHB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16  Securities Documents.

Since January 1, 2007, BHB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHB SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the BHB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BHB SEC Reports has been incorporated by reference, the BHB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BHB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHB SEC Reports.

5.17  Internal Controls.

None of BHB’s or any BHB Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control. BHB has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the applicable provisions of the Securities Act or the Exchange Act.

5.18  BHB Common Stock.

The shares of BHB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19  Available Funds

Immediately prior to the Effective Time, BHB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.3.

5.20  Berkshire Insurance Group, Inc.

Berkshire Insurance, a Massachusetts insurance agency, and its Affiliates are in compliance with all laws, rules, and regulations applicable to Persons engaged in the insurance agency business. Neither Berkshire Insurance nor any of its Affiliates has been a party, directly or indirectly, to the placement of insurance which is unlawful. To the Knowledge of BHB and Berkshire Insurance, no binder of insurance has been issued or sent to any Person by or on behalf of Berkshire Insurance unless and until the relevant risk was properly bound and all binders of insurance on the part of Berkshire Insurance are complete and accurate.

5.21  Fairness Opinion.

BHB has received an opinion, a copy of which will be provided to Rome, from Stifel Nicolaus Weisel to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Rome pursuant to this Agreement is fair to BHB and its shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE VI
COVENANTS OF ROME

6.1  Conduct of Business.

6.1.1  Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of BHB, which consent will not be unreasonably withheld, conditioned or delayed, Rome will, and it will cause each Rome Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2  Negative Covenants.  Rome agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHB in writing, it will not, and it will cause each of the Rome Subsidiaries not to:

(A)  take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)  change or waive any provision of its certificate of incorporation (or articles of association in the case of The Rome Savings Bank) or bylaws, except as required by law;

(C)  change the number of authorized or issued shares of its capital stock, issue any shares of Rome Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Rome Stock Option Plans or the Rome Restricted Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Rome (i) may issue shares of Rome Common Stock upon the valid exercise, in accordance with the information set forth in Rome Disclosure Schedule 4.3.1, of presently outstanding Rome Options issued under the Rome Stock Option Plans, (ii) may permit the vesting of awards previously made under the Rome Restricted Stock Plans, (iii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.09 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Rome prior to the Effective Time and the payment thereof shall be coordinated with BHB so that holders of Rome Common Stock do not receive dividends on both Rome Common Stock and BHB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Rome Common Stock or BHB Common Stock received in the Merger in respect of such quarter) and (iv) any Rome Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)  enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $10,000 except as contemplated by this Agreement;

(E)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Rome Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iii) as otherwise contemplated by this Agreement. Neither Rome nor any Rome Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a Rome Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither Rome nor any Rome Subsidiary shall hire any new employee without first seeking to fill any position internally. Neither Rome nor or any Rome Subsidiary shall pay expenses of any employee or director for attending conventions held after the date hereof;

(G)  enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(H)  merge or consolidate Rome or any Rome Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Rome or any Rome Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Rome or The Rome Savings Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by The Rome Savings Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I)  sell or otherwise dispose of the capital stock of Rome or sell or otherwise dispose of any asset of Rome or of any Rome Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Rome or of any Rome Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)  change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Rome or The Rome Savings Bank;

(K)  waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Rome or any Rome Subsidiary is a party;

(L)  purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $250,000, (iii) with a duration of not more than three (3) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)  except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Rome Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $50,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $50,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $500,000 or more without the prior consent of BHB; provided that such consent shall be deemed to have been granted if BHB does not object within three (3) business days of receipt of written notice from Rome of its intent to make such loan;

(N)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)  enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)  make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R)  except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Rome Benefit Plan;

(S)  make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Rome Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)  except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHB;

(V)  undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Rome or any Rome Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)  foreclose upon or take a deed or title to any commercial real estate without (i) providing notice to BHB prior to final sale, (ii) conducting a Phase I environmental assessment of the property, and (iii) foreclosing upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)  issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)  make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB)  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2  Subsidiaries.

Rome shall cause the proper and lawful dissolution and winding up prior to the Effective Time of Clocktower and, if requested by BHB, any of its other Subsidiaries that are inactive as of the date of this Agreement.

6.3  Current Information.

6.3.1  During the period from the date of this Agreement to the Effective Time, Rome will cause one or more of its representatives to confer with representatives of BHB to inform BHB regarding Rome’s operations at such times as BHB may reasonably request. Rome will promptly notify BHB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Rome or any Rome Subsidiary. Without limiting the foregoing, senior officers of

BHB and Rome shall meet monthly to review the financial and operational affairs of Rome and the Rome Subsidiaries, and Rome shall give due consideration to BHB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHB nor Berkshire Bank shall under any circumstance be permitted to exercise control of Rome or any Rome Subsidiary prior to the Effective Time.

6.3.2  Rome and BHB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Rome to those used by BHB, which planning shall include, but not be limited to, discussion of the possible termination by Rome of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Rome in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Rome shall not be obligated to take any such action prior to the Effective Time and, unless Rome otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. In the event that The Rome Savings Bank takes, at the request of Berkshire Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges and the Merger is not consummated for any reason other than a breach of this Agreement by Rome, or a termination of this Agreement under Sections 11.1.7 or 11.1.8, Berkshire Bank shall indemnify The Rome Savings Bank for any such fees and charges, and the cost of reversing the conversion process in an amount not to exceed $750,000.

6.3.3  Rome shall provide BHB, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, Rome shall provide BHB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Rome will promptly prepare and provide BHB with the minutes of all Rome and The Rome Savings Bank officer and director loan committee meetings.

6.3.4  Rome shall promptly inform BHB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Rome or any Rome Subsidiary under any labor or employment law.

6.4  Access to Properties and Records.

Subject to Section 12.1, Rome shall permit BHB access upon reasonable notice to its properties and those of the Rome Subsidiaries, and shall disclose and make available to BHB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Rome reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHB may have a reasonable interest; provided, however, that Rome shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Rome’s reasonable judgment, would interfere with the normal conduct of Rome’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Rome shall provide and shall request its auditors to provide BHB with such historical financial information regarding it (and related audit reports and consents) as BHB may reasonably request for Securities Law disclosure purposes. BHB shall use commercially reasonable efforts to minimize any interference with Rome’s regular business operations during any such access to Rome’s property, books and records. Rome and each Rome Subsidiary shall permit BHB, at its expense, to (i) cause a Phase I environmental assessment and a Phase II environmental assessment to be performed at any physical location owned or occupied by Rome or any Rome Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Rome or any Rome Subsidiary.

6.5  Financial and Other Statements.

6.5.1  Promptly upon receipt thereof, Rome will furnish to BHB copies of each annual, interim or special audit of the books of Rome and the Rome Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Rome by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Rome and the Rome Subsidiaries made by such accountants.

6.5.2  As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, OTS or FDIC, Rome will deliver to BHB the Rome Regulatory Report filed by Rome or The Rome Savings Bank. Within fifteen (15) days after the end of each month, The Rome Savings Bank will deliver to BHB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3  Rome shall permit BHB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) business days prior to the date such documents are filed with the SEC. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Rome will deliver to BHB the Securities Documents filed by it with the SEC under the Securities Laws. Rome promptly will advise upon receipt and permit review by BHB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Rome or The Rome Savings Bank, as applicable.

6.5.4  With reasonable promptness, Rome will furnish to BHB such additional financial data that Rome possesses and as BHB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6  Maintenance of Insurance.

Rome shall use commercially reasonable efforts to maintain, and to cause the Rome Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Rome and the Rome Subsidiaries and set forth in Rome Disclosure Schedule 4.10.3. Rome will promptly inform BHB if Rome or any Rome Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7  Disclosure Supplements.

From time to time prior to the Effective Time, Rome will promptly supplement or amend the Rome Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Rome Disclosure Schedule or which is necessary to correct any information in such Rome Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Rome Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8  Consents and Approvals of Third Parties.

Rome shall use its commercially reasonable efforts, and shall cause each Rome Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9  All Reasonable Efforts.

Subject to the terms and conditions herein provided, Rome agrees to use, and agrees to cause each Rome Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10  Failure to Fulfill Conditions.

In the event that Rome determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHB.

6.11  No Solicitation.

From and after the date hereof until the termination of this Agreement, neither Rome, nor any Rome Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Rome or any of the Rome Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Rome shall notify BHB orally and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which Rome or any of its Subsidiaries or any of their respective officers, directors or employees, or, to Rome’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Rome may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of Rome from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the Rome shareholders meeting has occurred, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Rome determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Rome’s shareholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by Rome and did not otherwise result from a breach of this Section 6.11 by Rome (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit Rome from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its shareholders that the Rome Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to Rome’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.11 and Section 6.13. Rome shall promptly, but in no event later than two (2) calendar days, notify BHB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Rome or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreements. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Rome or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Rome and the Rome Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Rome or the filing of a registration statement under the

Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12  Reserves and Merger-Related Costs.

Prior to the Effective Time, each of Rome and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Rome or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Rome or its management with any such adjustments.

6.13  Board of Directors and Committee Meetings.

Rome and the Rome Subsidiaries shall permit one (1) representative of BHB to attend any meeting of their Board of Directors or the committees thereof, and shall permit two (2) representatives of BHB to attend any meeting of their loan committee and asset liability committee, as an observer (the “Observer”), provided that neither Rome nor any Rome Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirement.

6.14  Stock Repurchase Plan; ESOP Loan

If such plan has not been suspended by the date hereof, the Board of Directors of Rome, or an appropriate committee thereof, shall promptly suspend the effectiveness of Rome’s share repurchase plan (such suspension to be effective immediately upon the execution and delivery of this Agreement by Rome); subject to the occurrence of the Effective Time, the Rome ESOP shall be terminated as provided in the Rome ESOP (all shares of Rome Common Stock held by the Rome ESOP shall be converted into the right to receive the Merger Consideration as elected by the participants in the Rome ESOP), all accounts shall be fully vested, all outstanding indebtedness of the Rome ESOP shall be repaid and the balance of the shares and any other assets remaining in the Rome ESOP not allocated to a participant’s account shall be allocated as provided in the Rome ESOP and distributed to Rome ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, Rome shall take all such actions as are necessary (determined in consultation with BHB) in order to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, BHB shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Rome ESOP and the proposed allocations as may be required by the IRS as a condition to its issuance of a favorable determination letter). Rome and following the Effective Time, BHB, will adopt such amendments to the Rome ESOP to effect the provisions of this Section 6.14.

6.15  The Rome Savings Bank Foundation

Rome agrees to recommend the merger of The Rome Savings Bank Foundation (the “Foundation”) with and into the Berkshire Bank Foundation, Inc. to the Board of Directors of the Foundation.

6.16  401(k) Plan.

If requested by BHB in writing prior to the Effective Time, Rome shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Rome and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Rome or any of its Subsidiaries (collectively, the “401(k) Plans”), and to freeze the 401(k) Plans on the day preceding the Closing Date. In the sole discretion of BHB, the 401(k) Plans may be merged into the BHB 401(k) Plan. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHB, which shall not be unreasonably withheld. Rome shall deliver to BHB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Rome and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.16, BHB requests in writing that Rome freeze the 401(k) Plans, Rome shall take such actions as BHB may reasonably require in furtherance of the assumption of the 401(k) Plans by BHB, including, but not limited to, adopting such amendments as BHB may deem necessary in connection with such assumption.

ARTICLE VII
COVENANTS OF BHB

7.1  Negative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Rome, which consent will not be unreasonably withheld, conditioned or delayed, BHB will not, and will cause each BHB Subsidiary not to, operate its business other than in the usual, regular and ordinary course of business and will use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would:

(A)  change or waive any provision of its certificate of incorporation (or articles of organization in the case of Berkshire Bank) or bylaws, except as required by law or as necessary to enter into or consummate a transaction that is permitted pursuant to the final paragraph of this Section 7.1;

(B)  materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals;

(C)  materially adversely affect its ability to perform its covenants and agreements under this Agreement;

(D)  result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or

(E)  prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Notwithstanding anything in this Section 7.1 to the contrary, during the period from the date of this Agreement to the Effective Time, BHB may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such actions would not reasonably be expected to present a material risk that the Closing Date will be delayed or that the Regulatory Approvals will be delayed or be materially more difficult to obtain or would, or be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.2  Disclosure Supplements.

From time to time prior to the Effective Time, BHB will promptly supplement or amend the BHB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHB Disclosure Schedule or which is necessary to correct any information in such BHB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BHB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3  Consents and Approvals of Third Parties.

BHB shall use its commercially reasonable efforts, and shall cause each BHB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4  All Reasonable Efforts.

Subject to the terms and conditions herein provided, BHB agrees to use and agrees to cause each BHB Subsidiary to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

7.5  Failure to Fulfill Conditions.

In the event that BHB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Rome.

7.6  Employee Benefits.

7.6.1  Definition.  “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by BHB with respect to each Rome Benefit Plan to be terminated or replaced with a similar plan or program provided by BHB or Berkshire Bank (as used in this Section, BHB and Berkshire Bank are collectively referred to as “BHB”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by BHB after the Closing Date to Current Rome Employees shall be no less than those provided by BHB to similarly situated employees of BHB.

7.6.2  General Rule: Parity in Benefits; No Gaps; Credit for Service with Rome.  Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, BHB shall provide or shall cause to be provided by a Subsidiary of BHB, to all individuals who are employees of Rome or any Rome Subsidiary at the Closing Date and whose employment continues following the Effective Time and who are then eligible for a respective Rome Benefit Plan (the “Current Rome Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by BHB to similarly situated employees of BHB. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current Rome Employees or the funding of any such benefit, (ii) be construed to limit the ability of BHB to review employee benefit plans, programs and arrangements from time to time, to make such changes as BHB deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements, (iii) limit BHB’s ability to terminate, in the sole discretion of BHB, Rome’s defined benefit retirement plan, or (iv) create third party rights against BHB. BHB will use best efforts to cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Rome’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current Rome Employees; provided that nothing in this sentence shall limit the ability of BHB to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current Rome Employees in a substantially similar manner as employees of BHB are treated. BHB will use best efforts to cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current Rome Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date. Under all BHB Benefit Plans, service with Rome or a Rome Subsidiary shall be deemed to be service with BHB for eligibility and vesting purposes only, but not for purposes of benefit accrual.

7.6.3  BHB 401(k) Plan Participation.  Each Current Rome Employee who continues in the employment of Rome or any Rome Subsidiary until the Closing Date, shall be eligible to participate in BHB’s 401(k) plan on the day after the Benefit Plan Determination Date for the Rome 401(k) Plans. All rights to participate in BHB’s 401(k) Plan are subject to BHB’s right to amend or terminate BHB’s 401(k) plan in its sole and absolute discretion and are subject to the terms of BHB’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

7.6.4  Employee Stock Ownership Plan.  BHB agrees to take all such actions related to the Rome ESOP as stated in Section 6.14 of this Agreement.

7.6.5  Welfare Benefits.  Each Current Rome Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of BHB, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Current Rome Employee’s being employed by BHB as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Rome that BHB determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by BHB, BHB shall continue such Rome plan or program in effect for the benefit of the Current Rome Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding benefit plan or program maintained by BHB (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of BHB to terminate or amend such plan or program) so that each Current Rome Employee employed by BHB has no gap in coverage under any hospitalization, medial, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by BHB, BHB shall treat, and in the case of an insured plan, shall use its best efforts to cause the providers of each such plan, program or arrangement to treat the service with Rome prior to the Closing Date of any Current Rome Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Rome prior to the Closing) as service rendered to BHB for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current Rome Employee. Persons who were employed by Rome or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Rome Benefit Plans that are health plans and, in the event of a termination of such plans, BHB shall continue to provide COBRA coverage.

7.6.6  Paid Time Off Programs.  BHB will give each Current Rome Employee credit, for purposes of BHB’s vacation and/or other paid leave benefit programs, for such Current Rome Employees’ accrued and unpaid vacation and/or paid leave balance with Rome as of the Closing Date.

7.6.7  BHB to Honor Agreements.  BHB agrees to honor all change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that Rome has with its current and former employees and current and former directors and which have been identified in Rome Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties. Rome shall obtain from each of the current and former employees named in Rome Disclosure Schedule 7.6.7 an agreement, subject to BHB’s approval of the form of the agreement, (a “Settlement Agreement”) setting forth the method in which his or her rights under the specified programs will be settled (the aggregate amount of such payment is to be specified in Rome Disclosure Schedule 7.6.7) and such amounts shall be paid to such individuals who are employed at the Effective Time all as set forth in the Settlement Agreement.

Except for the agreements described in the preceding sentences of this Section 7.6.7 and except as otherwise provided in this Agreement, the Rome Benefit Plans shall, in the sole and absolute discretion of BHB, be frozen, terminated or merged into comparable plans of BHB, effective at such time as BHB shall determine in its sole and absolute discretion.

7.6.8  No Guarantee of Employment.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHB hereunder or by operation of law, BHB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Rome as of the Closing Date. Each Person who is an employee of Rome as of the Closing Date and who is terminated by BHB for a reason other than Cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits equal to two (2) weeks annual cash compensation for each year of service with a minimum benefit of eight (8) weeks and a maximum benefit of twenty-six (26) (in each case less applicable withholdings) plus (ii) transition counseling for outplacement of employees.

7.6.9  Payments.  BHB agrees that Rome shall pay to any Rome Current Employee the bonus amount payable under any bonus plan for 2010 and, in the event that such bonus is not paid by Rome, BHB shall pay such bonus on the earliest possible date after the bonus amount is determined. BHB agrees that Rome shall be permitted to enter into agreements to make bonus payments to such employees and officers of Rome for the purpose of encouraging such employees and officers to continue in the employ of Rome until the Effective Time, with such payments to be made on the Effective Time; provided that the aggregate of such payments shall not exceed $500,000 and provided, further that the aggregate of such payments to each individual identified in Rome Disclosure Schedule 7.6.9 shall not exceed the limit for such individual specified in Rome Disclosure Schedule 7.6.9. Rome agrees that it shall not increase the annual rate of salary for Mr. Sprock, and agrees that it shall not raise the annual rate of salary for any individual identified in Rome Disclosure Schedule 7.6.9 by more than 5% annually. BHB agrees that Rome shall pay to John Reindhardt a payment of $25,000 on the Effective Time if he is a director of Rome on the date immediately prior to the Effective Time.

7.6.10  Immediately prior to the Effective Time, Rome shall, in cooperation with BHB, terminate each of the Benefit Restoration Plan of Rome Bancorp, Inc. and the Directors’ Deferred Compensation Plan of Rome Bancorp, Inc. and shall pay the amounts due thereunder in a lump sum to the participants therein, on or prior to the Effective Time in accordance with Section 409A of the Code.

7.6.11  Consulting and Non-Competition Agreement.  In addition to a Settlement Agreement, BHB will enter into a consulting and non-competition agreement with Charles M. Sprock in the form set forth in BHB Disclosure Schedule 7.6.12.

7.7  Directors and Officers Indemnification and Insurance.

7.7.1  BHB shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Rome (provided, that BHB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall BHB be required to expend pursuant to this Section 7.7.1 more than an amount equal to 175% of the current annual amount expended by Rome with respect to such insurance, as set forth in Rome Disclosure Schedule 7.7.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BHB shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Rome agrees in order for BHB to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2  In addition to Section 7.7.1, BHB shall, to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Rome or any Rome Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of Rome or a Rome Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify BHB (but the failure so to notify BHB shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices BHB). In the event of any such Claim (whether arising before or after the Effective Time) (1) BHB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BHB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, BHB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.7.3  In the event that either BHB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHB shall assume the obligations set forth in this Section 7.7.

7.7.4  The obligations of BHB provided under this Section 7.7 are intended to be enforceable against BHB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHB.

7.8  Stock Listing.

BHB agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of BHB Common Stock shall be listed as of the Closing Date) of the shares of BHB Common Stock to be issued in the Merger.

7.9  Reservation of Stock.

BHB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHB Common Stock to fulfill its obligations under this Agreement.

7.10  Communications to Rome Employees; Training

BHB and Rome agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Rome and the Rome Subsidiaries shall be held at such locations as BHB and Rome shall mutually agree, provided that representatives of Rome shall be permitted to attend such meetings. BHB and Rome shall mutually agree in advance as to the scope and content of all communications to the employees of Rome and the Rome Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of BHB shall be permitted to meet with the employees of Rome and the Rome Subsidiaries to discuss employment opportunities with BHB, provided that representatives of Rome shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the approval by the shareholders of Rome and the shareholders of BHB necessary for the consummation of the Merger and Bank Merger (disregarding any waiting period) have been obtained, BHB shall also be permitted to conduct training sessions outside of normal business hours or at other times as Rome may agree, with the employees of Rome and the Rome Subsidiaries and may conduct such training seminars at any branch location of The Rome Savings Bank; provided that BHB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with The Rome Savings Bank’s normal business operations.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1  Meeting of Shareholders.

8.1.1  Rome will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “Rome Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the Rome Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Rome shareholders; and (iii) cooperate and consult with BHB with respect to each of the foregoing matters. The Board of Directors of Rome may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.1.2  To the extent legally required, BHB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “BHB Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the BHB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the BHB shareholders; and (iii) cooperate and consult with Rome with respect to each of the foregoing matters. The Board of Directors of BHB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2  Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1  For the purposes (x) of registering BHB Common Stock to be offered to holders of Rome Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) of holding the Rome Shareholders Meeting and (iii) of holding the BHB Shareholders Meeting (if required), BHB shall draft and prepare, and Rome shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Rome to the Rome shareholders and by BHB to the BHB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BHB shall provide Rome and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. BHB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of BHB and Rome shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Rome and BHB shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. BHB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Rome shall furnish all information concerning Rome and the holders of Rome Common Stock as may be reasonably requested in connection with any such action.

8.2.2  BHB shall, as soon as practicable but no later than November 15, 2010, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. BHB will advise Rome promptly after BHB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHB

Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHB will provide Rome with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Rome may reasonably request.

8.2.3  Rome and BHB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Rome shall cooperate with BHB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHB shall file an amended Merger Registration Statement with the SEC, and each of Rome and BHB shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

8.3  Regulatory Approvals.

Each of Rome and BHB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, but no later than November 15, 2010, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the OTS and any other third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Rome and BHB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Rome or BHB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. Rome shall have the right to review and approve in advance all characterizations of the information relating to Rome and any Rome Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Rome and BHB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. To the extent any Governmental Entity makes an inquiry or initiates any proceeding relating to antitrust matters, BHB shall use its commercially reasonable efforts to address such matters in order to allow for the consummation of the transactions contemplated hereby and BHB shall be solely responsible for its expenses and Rome’s reasonable costs and expenses related thereto.

ARTICLE IX
CLOSING CONDITIONS

9.1  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1  Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of the shareholders of Rome and the shareholders of BHB (if required).

9.1.2  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3  Regulatory Approvals.  All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of BHB result in a Material Adverse Effect on Rome or BHB, or in the good faith reasonable judgment of the Board of Directors of Rome result in a Material Adverse Effect on Rome or BHB.

9.1.4  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5  NASDAQ Listing.  BHB shall have filed a notification form for the listing of the BHB Common Stock to be issued in the Merger.

9.2  Conditions to the Obligations of BHB under this Agreement.

The obligations of BHB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1  Representations and Warranties.  Each of the representations and warranties of Rome set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Rome shall have delivered to BHB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Rome as of the Effective Time.

9.2.2  Agreements and Covenants.  Rome and each Rome Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHB shall have received a certificate signed on behalf of Rome by the Chief Executive Officer and Chief Financial Officer of Rome to such effect dated as of the Effective Time.

9.2.3  Regulatory Conditions.  No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions that could reasonably be expected by BHB to result in a Material Adverse Effect on Rome and its Subsidiaries, taken as a whole.

9.2.4  Permits, Authorizations, Etc.  Rome and the Rome Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on Rome, The Rome Savings Bank, BHB or Berkshire Bank.

9.2.5  No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Rome and the Rome Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on Rome or the Rome Subsidiaries.

9.2.6  Tax Opinion.  BHB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., special counsel to BHB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHB, Rome and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.3  Conditions to the Obligations of Rome under this Agreement.

The obligations of Rome under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

9.3.1  Representations and Warranties.  Each of the representations and warranties of BHB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHB shall have delivered to Rome a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHB as of the Effective Time.

9.3.2  Agreements and Covenants.  BHB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Rome shall have received a certificate signed on behalf of BHB by the Chief Executive Officer and Chief Financial Officer of BHB to such effect dated as of the Effective Time.

9.3.3  Regulatory Conditions.  No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by Rome to result in a Material Adverse Effect on BHB and its Subsidiaries, taken as a whole.

9.3.4  Permits, Authorizations, Etc.  BHB and Berkshire Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BHB and Berkshire Bank, taken as a whole.

9.3.5  No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHB and the BHB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on BHB or the BHB Subsidiaries.

9.3.6  Tax Opinion.  Rome shall have received an opinion of Sonnenschein Nath & Rosenthal, LLP, special counsel to Rome, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHB, Rome and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
THE CLOSING

10.1  Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, D.C., at 10:00 a.m. on a date determined by BHB, in its sole discretion, upon five (5) days prior written notice to Rome, but in no event later than thirty (30) days after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which BHB and Rome mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

10.2  Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to BHB and Rome the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Rome:

11.1.1  At any time by the mutual written agreement of BHB and Rome;

11.1.2  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Rome) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHB);

11.1.3  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Rome) or Section 9.3.2 (in the case of a breach of covenant by BHB);

11.1.4  At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHB and Rome; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5  By either party, if (i) the shareholders of Rome shall have voted at the Rome Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions or (ii) the shareholders of BHB shall have voted on the transactions contemplated by this Agreement (if required) and such vote shall not have been sufficient to approve and adopt such transactions.

11.1.6  By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7  By the Board of Directors of BHB if Rome has received a Superior Proposal and the Board of Directors of Rome has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to BHB.

11.1.8  By the Board of Directors of Rome if Rome has received a Superior Proposal and the Board of Directors of Rome has made a determination to accept such Superior Proposal; provided that Rome shall not terminate this Agreement pursuant to this Section 11.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) business days following BHB’s receipt of written notice advising BHB that Rome has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Rome intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Rome shall provide a reasonable opportunity to BHB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable Rome to proceed with the Merger on such adjusted terms.

11.2  Effect of Termination.

11.2.1  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)  In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)  As a condition of BHB’s willingness, and in order to induce BHB to enter into this Agreement, and to reimburse BHB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Rome hereby agrees to pay BHB, and BHB shall be entitled to payment of, a fee of $3.5 million (the “Termination Fee”), by wire transfer of same day funds on the earlier of (x) the date of termination or (y) within three (3) business days after written demand for payment is made by BHB, as applicable, following the occurrence of any of the events set forth below:

(i)  Rome terminates this Agreement pursuant to Section 11.1.8 or BHB terminates this Agreement pursuant to Section 11.1.7; or

(ii)  The entering into a definitive agreement by Rome relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Rome within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHB pursuant to Section 11.1.2 or 11.1.3 because of a breach by Rome or any Rome Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Rome; or (ii) the termination of this Agreement by BHB or Rome pursuant to Section 11.1.5 because of the failure of the shareholders of Rome to approve this Agreement at the Rome Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Rome.

(D)  Upon payment of the Termination Fee pursuant to Section 11.2.2(C), BHB will not have any other rights or claims against Rome or any Rome Subsidiary, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of BHB against Rome and its Subsidiaries and their respective officers and directors.

11.3  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Rome), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Rome, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Rome’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

12.1  Confidentiality.

Except as specifically set forth herein, BHB and Rome mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2  Public Announcements.

Rome and BHB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Rome nor BHB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Rome, to:	Charles M. Sprock Chairman, President and CEO Rome Bancorp, Inc. 100 W. Dominick Street Rome, New York 13440
With required copies to:	Matthew Dyckman, Esq. SNR Denton US LLP 1301 K Street, N.W. Suite 600, East Tower Washington, DC 20005
If to BHB, to:	Michael P. Daly President and CEO Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 02101
With required copies to:	Wm. Gordon Prescott Vice President and General Counsel Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 02101
Lawrence Spaccassi, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Suite 400 Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) business days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) business day after being delivered to the overnight courier.

12.5  Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6.7, 7.6.8, 7.6.9 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

12.6  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

12.7  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.10  Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.12  Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.
/s/ Michael P. Daly Name: Michael P. Daly Title: President and Chief Executive Officer
ROME BANCORP, INC.
/s/ Charles M. Sprock Name: Charles M. Sprock Title: Chairman, President and Chief Executive Officer

ANNEX B

Sandler O’neill + Partners	INVESTMENT BANKING GROUP

October 12, 2010

Board of Directors
Rome Bancorp, Inc.
100 West Dominick Street
P.O. Box 311
Rome, NY 13440

Ladies and Gentlemen:

Rome Bancorp, Inc. (“Rome”) and Berkshire Hills Bancorp., Inc. (“Berkshire”) have entered into an Agreement and Plan of Merger, dated as of October 12, 2010 (the “Agreement”), pursuant to which Rome will be merged with and into Berkshire (the “Merger”), with Berkshire as the surviving entity. Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each share of Rome common stock, par value $0.01 (the “Rome Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, at the election of the holder thereof and subject to the election and allocation procedures set forth in the Agreement: (i) 0.5658 share (the “Exchange Ratio”) of Berkshire common stock, par value $0.01 (the “Berkshire Common Stock”) or (ii) $11.25 in cash, without interest (the “Cash Consideration” and together with the Exchange Ratio, the “Merger Consideration”). Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Rome Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Rome that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Berkshire that we deemed relevant; (iv) internal financial projections for Rome for the years ending December 31, 2010 and 2011 and estimated growth and performance for the years ending December 31, 2012 through 2014, in each case as provided by, and reviewed with, senior management of Rome; (v) consensus earnings per share estimates for Berkshire for the years ending December 31, 2010 through 2012 as published by I/B/E/S and reviewed with management of Berkshire and long-term estimated growth rate for the years thereafter as discussed with management of Berkshire; (vi) the pro forma financial impact of the Merger on Berkshire, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Berkshire; (vii) the publicly reported historical price and trading activity for Rome’s and Berkshire’s common stock, including a comparison of certain financial and stock market information for Rome and Berkshire and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Rome the business, financial condition, results of operations and prospects of Rome and held similar discussions with certain members of senior management of Berkshire regarding the business, financial condition, results of operations and prospects of Berkshire.

+ Sandler O’Neill + Partners L.P. 919 Third Avenue, 6th Floor, New York, NY 10022 T: (212) 466-7700 F: (212) 466-7711	+ www.SandlerOneill.com

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Rome and Berkshire or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Rome and Berkshire that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Rome and Berkshire or any of their subsidiaries, or the collectibility of any such assets. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Rome and Berkshire nor have we reviewed any individual credit files relating to Rome and Berkshire. We did not make an independent evaluation and render no opinion with respect to the adequacy of the allowances for loan losses for both Rome and Berkshire or the combined entity.

With respect to the internal financial projections for Rome as provided by the senior management of Rome and the consensus estimates used for Berkshire and discussed with the management of Berkshire and in each case used by us in our analyses, Rome’s and Berkshire’s respective managements confirmed to us that they reflected the best currently available estimates and judgments of the respective future financial performances of Rome and Berkshire, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Berkshire, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Rome’s or Berkshire’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Rome and Berkshire will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Rome has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Berkshire’s common stock will be when issued to Rome’s shareholders pursuant to the Agreement or the prices at which Rome’s and Berkshire’s common stock may trade at any time.

We have acted as Rome’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for this fairness opinion. Rome has also agreed to indemnify us against certain liabilities arising out of our engagement. As we have advised you previously, in the past we have performed investment banking services for, and received compensation for such services from, Rome and Berkshire.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Rome and Berkshire and their affiliates. We may also actively trade the equity or debt securities of Rome and Berkshire or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Rome in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Rome Common Stock and does not address the underlying business decision of Rome to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Rome or the effect of any other transaction in which Rome might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. This opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Rome officer, director or employee.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the holders of Rome Common Stock from a financial point of view.

Very truly yours,

Annex C

DELAWARE GENERAL CORPORATION LAW
TITLE 8
CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

§ 262 Appraisal Rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Berkshire Hills Bancorp, Inc. is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Berkshire, or are or were serving at the request of Berkshire Hills Bancorp, Inc. in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Berkshire Hills Bancorp, Inc., Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

The Tenth and Eleventh articles of Berkshire Hills Bancorp, Inc.’s certificate of incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforced rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Berkshire pursuant to the foregoing provisions, or otherwise, Berkshire has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Berkshire of expenses incurred or paid by a director, officer or controlling person of Berkshire in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Berkshire will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c)  The opinion of Sandler O’Neill & Partners, L.P. is included as Annex B to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

(c)

(1)  The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)  The registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Massachusetts in the City of Pittsfield, on this 11th day of January, 2011.

BERKSHIRE HILLS BANCORP, INC.
By: /s/ Michael P. Daly Michael P. Daly President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Michael P. Daly Michael P. Daly President and Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2011
/s/ Kevin P. Riley Kevin P. Riley Executive Vice President Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 11, 2011
/s/ Lawrence A. Bossidy Lawrence A. Bossidy Non-Executive Chairman	January 11, 2011
/s/ Robert M. Curley Robert M. Curley Director	January 11, 2011
/s/ John B. Davies John B. Davies Director	January 11, 2011
/s/ Rodney C. Dimock Rodney C. Dimock Director	January 11, 2011
/s/ Susan M. Hill Susan M. Hill Director	January 11, 2011
/s/ Cornelius D. Mahoney Cornelius D. Mahoney Director	January 11, 2011
/s/ Catherine B. Miller Catherine B. Miller Director	January 11, 2011

/s/ David E. Phelps David E. Phelps Director	January 11, 2011
/s/ D. Jeffrey Templeton D. Jeffrey Templeton Director	January 11, 2011
/s/ Corydon L. Thurston Corydon L. Thurston Director	January 11, 2011

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
2.1	Agreement and Plan of Merger, dated as of October 12, 2010, by and between Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc. is included as Annex A to the proxy statement/prospectus included in this registration statement. Certain exhibits have been omitted from the Agreement as filed with the Securities and Exchange Commission. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the Securities and Exchange Commission supplementally a copy of any omitted exhibit upon request from the Securities and Exchange Commission.*
3.1	Certificate of Incorporation of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146.)
3.2	Bylaws of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed on February 29, 2008.)
4.1	Form of Stock Certificate of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146.)
4.2	Terms of common shares of the Registrant found in the Certificate of Incorporation for the Registrant are incorporated by reference to Exhibit 3.1.
4.3	No long-term debt instrument issued by the Registrant exceeds 10% of consolidated assets or is registered. In accordance with paragraph 4(iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.
5.1	Opinion of Luse Gorman Pomerenk & Schick regarding the legality of the securities being registered*
8.1	Form of Opinion of Luse Gorman Pomerenk & Schick as to tax matters*
8.2	Form of Opinion of SNR Denton US LLP as to tax matters*
10.1	Amended and Restated Employment Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Michael P. Daly (Incorporated by reference from the Exhibits to the Form 8-K filed on January 6, 2009.)
10.2	Amended and restated Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Kevin P. Riley (Incorporated by reference from the Exhibits to the Form 8-K filed on January 6, 2009.)
10.3	Amended and Restated Supplemental Executive Retirement Agreement between Berkshire Bank and Michael P. Daly (Incorporated by reference from the Exhibits to Form 10-K filed on March 16, 2009.)
10.4	Amended and Restated Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan (Incorporated herein by reference from the Appendix to the Proxy Statement as filed on April 3, 2008.)
10.5	Form of Berkshire Bank Employee Severance Compensation Plan (Incorporated herein by reference from the Exhibits to Form S-1, Registration Statement and amendments thereto, initially filed on March 10, 2000, Registration No. 333-32146.)
10.6	Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive Plan (Incorporated herein by reference from the Appendix to the Proxy Statement as filed on December 7, 2000)
10.7	Woronoco Bancorp, Inc. 1999 Stock-Based Incentive Plan (Incorporated herein by reference from the Proxy Statement as filed on March 20, 2000 by Woronoco Bancorp, Inc.)
10.8	Woronoco Bancorp, Inc. 2004 Stock Option Plan (Incorporated herein by reference from the Proxy Statement as filed on March 12, 2001 by Woronoco Bancorp, Inc.)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
10.9	Woronoco Bancorp, Inc. 2001 Equity Compensation Plan (Incorporated herein by reference from the Proxy Statement as filed on March 22, 2004 by Woronoco Bancorp, Inc.)
10.10	Factory Point Bancorp, Inc. 1999 Non-Employee Directors Stock Option Plan, as amended and restated (Incorporated herein by reference from the exhibits to the registration statement on Form S-8 as filed on October 10, 2007, registration No. 333-146604.)
10.11	Rome Bancorp, Inc. 1999 Stock Incentive Plan (Incorporated herein by reference from the exhibits to the registration statement on Form S-8 as filed on October 10, 2007, registration No. 333-146604.)
10.12	Factory Point Bancorp, Inc., Inc. 2004 Stock Incentive Plan, as amended and restated (Incorporated herein by reference from the Proxy Statement as filed on March 22, 2004 by Woronoco Bancorp, Inc.)
10.13	Berkshire Hills Bancorp, Inc. Management Incentive Compensation Plan (Incorporated herein by reference from the Exhibits to Form 10-K filed on March 16, 2010)
10.14	Three year change in control agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and David B. Farrell (Incorporated herein by reference from the Exhibits to Form 10-K filed on March 16, 2010)
10.15	Three year change in control agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Richard M. Marotta (Incorporated herein by reference from the Exhibits to Form 10-K filed on March 16, 2010)
21.1	List of Subsidiaries (Incorporated herein by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2009.)
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Exhibits 5.1 and 8.1)
23.2	Consent of SNR Denton US LLP (contained in Exhibit 8.2)
23.3	Consent of Wolf & Company, P.C.
23.4	Consent of Crowe Horwarth LLP
99.1	Form of proxy card of Rome Bancorp, Inc.*
99.2	Consent of Sandler O’Neill & Partners, L.P.*

*	Previously filed.